As filed with the Securities and Exchange Commission on November 18, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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LOTTERY.COM INC.
(Exact Name of Registrant as Specified in Its Charter)

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Delaware	7372	81-1996183
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

20808 State Hwy 71 W, Unit B
Spicewood, Texas 78669
(512) 592-2451
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Kathryn Lever
Chief Legal Officer and Secretary
20808 State Hwy 71 W, Unit B
Spicewood, Texas 78669
Tel: (512) 592-2451
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:
Elliott M. Smith
White & Case LLP
1221 Avenue of the Americas
New York, NY 10036
Tel: (212) 819-8200

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Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(7)
Primary Offering:
Common Stock, par value $0.001 per share(2)	20,125,000	$11.50	(3)	$231,437,500.00	$21,454.26
Common Stock, par value $0.001 per share(4)	10,000,000	$11.52	(5)	$115,200,000.00	$10,679.04
Secondary Offering:
Common Stock, par value $0.001 per share(6)	25,394,798	$11.52	(5)	$292,548,072.96	$27,119.21
Total				$639,185,572.96	$59,252,51

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(1)      Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering an indeterminate number of additional shares of common stock, par value $0.001 per share (the “Common Stock”), that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)      Represents the issuance of up to 20,125,000 shares of Common Stock that may be issued upon exercise of the warrants (the “public warrants”) originally sold as part of the units in the Registrant’s initial public offering (the “IPO”).

(3)      Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(i) under the Securities Act. The price per share is based upon the exercise price per warrant of $11.50 per share of Common Stock.

(4)      Represents the issuance of up to 10,000,000 shares of Common Stock that may be issued from time to time upon achievement of certain stock price thresholds (the “Earnout Shares”).

(5)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of the Common Stock on November 17, 2021, as reported on The Nasdaq Global Market.

(6)      Represents the resale of (i) 24,999,123 shares of Common Stock registered for sale by the Selling Stockholders named in this registration statement, including 6,050,834 Earnout Shares and (ii) 395,675 shares of Common Stock that may be issued upon exercise of the warrants that were issued by AutoLotto, Inc. (“AutoLotto”) and which became warrants to purchase shares of Common Stock in connection with the closing of the business combination (the “AutoLotto warrants” and, together with the public warrants, the “warrants”).

(7)      Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0000927.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the SEC. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

SUBJECT TO COMPLETION, DATED NOVEMBER 18, 2021

PRELIMINARY PROSPECTUS

LOTTERY.COM INC.

Primary Offering of
30,125,000 Shares of Common Stock

Secondary Offering of
25,394,798 Shares of Common Stock

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This prospectus relates to (i) the issuance by us of up to (a) 20,125,000 shares of our common stock, par value $0.001 per share (our “Common Stock”) that are issuable upon the exercise of the public warrants (as defined below) originally sold as part of the units sold in our initial public offering, and (b) 10,000,000 shares of Common Stock that may be issued from time to time upon achievement of certain stock price thresholds (the “Earnout Shares”) and (ii) the offer and sale from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of up to 25,394,798 shares of Common Stock, including 6,050,834 Earnout Shares and 395,675 shares of Common Stock underlying warrants (“AutoLotto warrants”) that were initially issued by AutoLotto, Inc. (“AutoLotto”) and which became warrants to purchase shares of Common Stock in connection with the closing of the business combination (the “AutoLotto warrants” and, together with the public warrants, the “warrants”).

We will not receive any of the proceeds from such sales of the Common Stock. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of Common Stock.

We are registering the shares of Common Stock for resale pursuant to the Selling Stockholders’ registration rights under certain agreements between us and the Selling Stockholders. Our registration of the shares of Common Stock covered by this prospectus does not mean that either we will issue or the Selling Stockholders will offer or sell, as applicable, any of the shares. The Selling Stockholders may offer, sell or distribute all or a portion of the securities registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Stockholders may sell their shares of Common Stock in the section entitled “Plan of Distribution.”

Our Common Stock and public warrants are listed on The Nasdaq Global Market under the symbols “LTRY” and “LTRYW”, respectively. The last reported sales price of our Common Stock on November 17, 2021 was $10.80 per share and the last reported sales price of our public warrants was $2.10 per warrant.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 12 of this prospectus, and under similar headings in any amendment or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus is            , 2021.

No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” “ours,” “Company,” or “Lottery.com” refer to Lottery.com Inc. (f/k/a Trident Acquisitions Corp.) and its subsidiaries.

In this document:

“AutoLotto” means AutoLotto, Inc.

“Board” means the Board of Directors of Lottery.com.

“Business Combination” means the merger of Merger Sub with and into AutoLotto with AutoLotto surviving the merger as a wholly owned subsidiary of TDAC, which was renamed “Lottery.com Inc.”

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of February 21, 2021, by and among TDAC, Merger Sub and AutoLotto.

“Bylaws” means the Amended and Restated Bylaws adopted by Lottery.com.

“Charter” means the Second Amended and Restated Certificate of Incorporation adopted by Lottery.com.

“Closing” means the closing of the Business Combination.

“Closing Date” means October 29, 2021, the closing date of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.001 per share, of Lottery.com.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effective Time” means the time at which the Business Combination became effective.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Shares” means the aggregate of 5,031,250 shares of Common Stock initially held by the Initial Stockholders, 457,387 of which were forfeited back to the Company for no consideration in connection with the Closing.

“GAAP” means United States generally accepted accounting principles.

“Initial Stockholders” means the officers and directors of TDAC, including Vadim Komissarov, Ilya Ponomarev and Marat Rosenberg, and certain other stockholders who acquired shares of TDAC prior to the IPO.

“IPO” refers to the initial public offering of 20,125,000 TDAC Units consummated on June 1, 2018 and includes the full exercise of the underwriters’ overallotment option in connection therewith.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Lottery.com” means Lottery.com Inc. (formerly known as Trident Acquisitions Corp.), a Delaware corporation, following the consummation of the Business Combination.

“Merger Sub” means Trident Merger Sub II Corp., a Delaware corporation and wholly-owned subsidiary of TDAC.

“Nasdaq” means The Nasdaq Global Market.

“public shares” means the shares of Common Stock underlying the TDAC Units sold in the IPO.

“public stockholders” means holders of public shares.

“public warrant” means a warrant to purchase one share of Common Stock at an exercise price of $11.50 that was included in the TDAC Units.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” means holders of shares of AutoLotto common stock immediately prior to the Closing.

“TDAC” means Trident Acquisitions Corp., a Delaware corporation, prior to the consummation of the Business Combination.

“TDAC Units” means the 20,125,000 units sold by TDAC in connection with its IPO, consisting of one public share and one public warrant to purchase one share of Common Stock at an exercise price of $11.50.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including statements about the financial condition, results of operations, earnings outlook and prospects of Lottery.com. Forward-looking statements appear in a number of places in this prospectus, including, without limitation, in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of Lottery.com and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors discussed and identified in public filings made with the SEC by Lottery.com and the following:

•        Our inability to compete with other forms of entertainment for consumers’ discretionary time and income;

•        Our inability to attract and retain users;

•        Our inability to successfully acquire and integrate new operations;

•        Our inability to profitably expand into new markets;

•        changes in applicable laws or regulations;

•        the failure of third-party service providers to perform services and protect intellectual property rights required for the operation of our business;

•        limited liquidity and trading of our securities;

•        geopolitical risk and changes in applicable laws or regulations;

•        the possibility that Lottery.com may be adversely affected by other economic, business, and/or competitive factors;

•        operational risk;

•        the risk that the COVID-19 pandemic, and local, state, and federal responses to addressing the pandemic may have an adverse effect on our business operations, as well as our financial condition and results of operations;

•        other factors detailed under the section entitled “Risk Factors.”

The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of Lottery.com. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to Lottery.com or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Lottery.com undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision.    This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements included elsewhere in this prospectus.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Company,” “Lottery.com,” “we,” “our,” “us” and other similar terms refer to Lottery.com, Inc. and our consolidated subsidiaries.

General

We are transforming how, where and when lottery is played. Our engaging mobile and online technologies and suite of integrated interface functionalities enable players and commercial partners located in the U.S. and internationally to remotely purchase legally sanctioned lottery games. Fans and subscribers look to us for compelling, real-time results on more than 800 lottery games from more than 40 countries. Through our affiliation with WinTogether, a registered 501(c)(3) charitable trust, we are fundamentally changing how non-profit donors are incentivized to action by gamifying charitable giving. In all that we do, our mission remains the same: an uncompromising passion to innovate, grow a new demographic of enthusiasts, deliver responsible and trusted solutions, and promote community and philanthropic initiatives.

The mailing address of our principal executive office is 20808 State Hwy 71 W, Unit B, Spicewood, TX, 78669, and our telephone number is (512) 592-2451.

Background

We were originally formed as a Delaware corporation on March 17, 2016 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. On October 29, 2021 (the “Closing Date”), we consummated a business combination (the “Business Combination”) with AutoLotto, Inc. (“AutoLotto”), pursuant to the terms of the Business Combination Agreement, dated as of February 21, 2021 (the “Business Combination Agreement”), by and among TDAC, Trident Merger Sub II Corp., a wholly-owned subsidiary of TDAC (“Merger Sub”), and AutoLotto. In accordance with the terms of the Business Combination Agreement, on the Closing Date, Merger Sub merged with and into AutoLotto with AutoLotto surviving the merger as a wholly owned subsidiary of the Company (the “Merger”). Following the closing of the Business Combination (the “Closing”) we changed our name from “Trident Acquisitions Corp.” to “Lottery.com Inc.” and continued the listing of our Common Stock and public warrants on The Nasdaq Global Market (“Nasdaq”) under the symbols “LTRY” and “LTRYW,” respectively. Prior to the consummation of the Business Combination, our Common Stock, public warrants and the TDAC Units were listed on The Nasdaq Capital Market under the symbols “TDAC,” “TDACW” and “TDACU,” respectively.

Pursuant to the terms of the Business Combination Agreement, the holders of issued and outstanding shares of AutoLotto immediately prior to the Closing (the “Sellers”) are entitled to receive up to 6,000,000 additional shares of Common Stock (the “Seller Earnout Shares”) and Vadim Komissarov, Ilya Ponomarev and Marat Rosenberg (collectively the “TDAC Founders”) are also entitled to receive up to 4,000,000 additional shares of Common Stock (the “TDAC Founder Earnout Shares” and, together with the Seller Earnout Shares, the “Earnout Shares”), in each case, that may be issuable from time to time after the Closing as set forth below.

If, at any time on or prior to December 31, 2021, (i) the dollar volume-weighted average price of shares of Common Stock equals or exceeds $13.00 per share for 20 of any 30 consecutive trading days commencing after the Closing, or (ii) if we consummate a transaction which results in our stockholders having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $13.00 per share, each Seller shall receive its pro rata portion of 3,000,000 Seller Earnout Shares and each TDAC Founder will receive one-third of 2,000,000 TDAC Founder Earnout Shares. The Seller Earnout Shares then earned and issuable will be issued to each Seller on a pro-rata basis based on the percentage of the aggregate Per Share Merger Consideration (as defined in the Business Combination Agreement) received, or entitled to be received, by such Seller as of immediately following the Closing.

If, at any time on or prior to December 31, 2022, (i) the dollar volume-weighted average price of shares of Common Stock equals or exceeds $16.00 per share for 20 of any 30 consecutive trading days commencing after the Closing, or (ii) if we consummate a transaction which results in our stockholders having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $16.00 per share, each Seller will receive its pro rata portion of 3,000,000 Seller Earnout Shares and each TDAC Founder will receive one-third of 2,000,000 Founder Holders Earnout Shares.

The rights of holders of our Common Stock are governed by our second amended and restated certificate of incorporation (our “Charter”), our amended and restated bylaws (our “Bylaws”) and the Delaware General Corporation Law (the “DGCL”). See the sections entitled “Description of Securities.”

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with those of another public company that is not an emerging growth company or is an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates is $700 million or more as of the end of that fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Risk Factors

Our business is subject to a number of risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this summary. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on our business, cash flows, financial condition and results of operations. Important factors and risks that could cause actual results to differ materially from those in the forward-looking statements include, among others, the following:

Business, Market and Economic Risks

•        Competition within the global entertainment and gaming industries is intense and if we fail to compete effectively, our existing and potential users may be attracted to our competitors or to competing forms of entertainment such as television, movies, online gaming and sports betting, as well as other entertainment and gaming options on mobile devices and web applications. If our offerings do not continue to be popular, we could experience price reductions, reduced margins, loss of market share, and our business, financial condition and results of operations could be harmed.

•        Economic downturns and political and market conditions beyond our control could adversely affect our business, financial condition and results of operations.

•        Reductions in discretionary consumer spending could have an adverse effect on our business, financial condition, and results of operations.

•        Negative events or negative media coverage relating to, or a declining popularity of, the lottery or lottery games in general, or other negative coverage relating to lottery, forms of online gaming or betting, or the gaming industry, may adversely impact our ability to retain or attract users, which could have an adverse impact on our business, financial condition, and results of operations.

•        Our growth will depend on our ability to attract players and retain users, and the loss of our users, failure to attract new users in a cost-effective manner, or failure to effectively manage our growth could adversely affect our business, financial condition, results of operations.

•        Internet search engines drive traffic to our B2C Platform and our new user growth could decline and our business, financial condition, and results of operations would be adversely affected if we fail to appear prominently in search results.

•        We may be unable to continue to use the domain names that we use in our business or prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand, trademarks, or service marks.

•        We face risks related to health epidemics and other widespread outbreaks of contagious disease, which could disrupt our operations and impact our operating results.

•        We are subject to risks related to corporate social responsibility, responsible gaming, reputation and ethical conduct.

General Operational Risks

•        The mobile lottery market is still in relatively early stages of growth, and if such market does not continue to grow, grows slower than we expect, or fails to grow as we forecast, our business, financial condition, and results of operations could be adversely affected.

•        Our business may be materially adversely affected if our existing and future products, technology, services and solutions do not achieve and maintain broad market acceptance, if we are unable to keep pace with or adapt to rapidly changing technology, evolving industry standards and changing regulatory requirements, or if we do not invest in product and systems development and provide services that are attractive to our users and customers.

•        Our results of operations may fluctuate due to seasonality and other factors and, therefore, our periodic operating results will not be guarantees of future performance.

•        We may not be able to capitalize on trends and changes in the gaming and lottery industries, including due to the operational costs involved, the laws and regulations governing these industries, and other factors.

Branding and Reputational Risks

•        Our business depends on a strong brand and reputation, and if we are not able to develop, maintain and enhance our brand and reputation, including as a result of negative publicity, our business and operating results may be harmed.

•        Our marketing efforts to help grow our business may not be effective.

•        If we fail to detect fraud or misappropriation of proprietary information, including by our users, customers and employees, our reputation and brand may suffer, which could negatively impact our business, financial condition and results of operations and can subject us to investigations and litigation.

•        Our growth prospects may suffer if we are unable to develop successful offerings or if we fail to pursue additional offerings. In addition, if we fail to make the right investment decisions in our offerings and technology, we may not attract and retain key users and customers and our revenue, business, financial condition, and results of operations may decline.

•        Any failure to offer high-quality user support may harm our relationships with users and could adversely affect our reputation, brand, business, financial condition and results of operations.

Information Technology Risks

•        We rely on information technology and other systems and services, and any failures, errors, defects or disruptions in our systems or the availability of our services could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects. Our software applications and systems, and the third-party platforms upon which they are made available, could contain undetected errors.

•        Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers, breached due to employee error, malfeasance or other cybersecurity risks or disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, fines and the payment of damages, restrictions on our ability to use data, disruption of our operations and the services we provide to users, damage to our reputation, and a loss of confidence in our products, services and systems, which could adversely affect our business.

•        Because we maintain certain information about our users, we are subject to various privacy laws both in the United States and internationally. Our failure to comply with such laws could expose us to penalties, fines, and litigation, adversely impact our reputation and brand, any of which could adversely affect our business.

•        Our business could be adversely impacted by changes in the Internet and mobile device accessibility of users.

•        We operate in a rapidly evolving industry and if we fail to successfully develop, market or sell new products or adopt new technology platforms, it could materially adversely affect our business, results of operations and financial condition.

•        We may not timely and effectively scale and adapt our existing technology and network infrastructure to ensure that our Platform is accessible, which would adversely affect our business, reputation, financial condition, and results of operations.

•        Our Platform may be vulnerable to risks, both foreseen and unforeseen, arising from the new and untested nature of distributed ledger technology.

Regulatory and Compliance Risks

•        There is no certainty that in the future a jurisdiction will not enact, amend, or reinterpret laws and regulations governing our operations in ways that impair our revenues, cause us to incur additional legal and compliance costs and other operating expenses, or are otherwise not favorable to our existing operations or planned growth, all of which may have a material adverse effect on us or our results of operations, cash flow, or financial condition.

•        If there is a final determination on the applicability of the Wire Act to our operations and it is determined or codified that the Wire Act extends to transmission of lottery games in interstate or foreign commerce, certain of our operations that are not currently restricted by statute or practice to a state’s territorial boundaries may be negatively impacted or eliminated, which may have a material adverse effect on our business, financial conditions, and results of operations.

•        If the Interstate Wagering Amendment is interpreted or applied to prohibit transmissions to foreign countries, it could have a negative impact on our business, financial condition, and results of operations.

•        Our business model and the conduct of our operations may have to vary in each U.S. jurisdiction where we do business to address the unique features of applicable law to ensure we remain in compliance with that jurisdiction’s laws. Our failure to adequately do so may have an adverse impact on our business, financial condition, and results of operations.

•        Rules and regulations governing sweepstakes, promotions and giveaways vary by jurisdiction and country, which could restrict or eliminate our ability to generate revenues on the WinTogether Platform and our ability to increase our brand reputation and recognition by sweepstakes participants, all of which could harm our business, financial condition and results of operations.

•        In some jurisdictions our key executives, certain employees or other individuals related to the business may be subject to licensing or compliance requirements. Failure by such individuals to obtain the necessary licenses or comply with individual regulatory obligations, could cause the business to be non-compliant with its obligations, or imperil its ability to obtain or maintain licenses that may be necessary for the conduct of our business. In some cases, the remedy to such situation may require the removal of a key executive or employee and the mandatory redemption or transfer of such person’s equity securities.

•        A court may find that part or all of the provision included in the Charter pertaining to the redemption right with respect to capital stock held by any stockholders who are deemed “disqualified” or “unsuitable” holders is not enforceable, either in general or as to a particular fact situation.

•        We will continually develop internal compliance programs and requirements in an effort to ensure that we comply with legal requirements imposed in connection with our activities and generally applicable to all publicly traded companies, however, we cannot ensure that they will prevent the violation of one or more laws, which may have an adverse impact on our business, financial condition, and results of operations.

•        We take our corporate responsibility to our users, customers, and the requirements of the regulatory authorities in the jurisdictions in which operate very seriously and are focused on maintaining a safe and responsible gaming environment. Our failure to remain in compliance with underage and responsible gaming requirements or any amendments or additions to such requirements could have a material adverse effect on us, our reputation and brand, or on our business, results of operations, or financial condition.

•        We are subject to governmental laws and requirements of the U.S. and various international jurisdictions in which we operate regarding anti-bribery, anti-corruption, economic and trade sanctions, anti-money laundering and counter-terror financing. Alleged or actual violation of any of these laws or requirements could negatively impact our brand and reputation, our ability to obtain or maintain any governmental licenses, findings of suitability, registrations, permits and approvals, any of which could negatively impact our business, financial condition and results of operations.

•        We are subject to domestic and foreign laws relating to processing certain financial transactions, including payment card transactions, and failure to comply with those laws, even if inadvertent, could have a material adverse effect on our business, financial condition and results of operations.

•        Tax and other regulatory authorities may successfully assert that we have not properly collected or remitted withholding taxes, and as a result may successfully impose additional obligations, fines, penalties or other financial liability on us, any of which could adversely affect our business, financial condition, and results of operations.

Human Capital Risks

•        Continued growth and success will depend on the performance of our current and future employees, including certain key employees. Recruitment and retention of these individuals is vital to growing our business and meeting our business plans. The loss of any of our key executives or other key employees could harm our business.

•        Illegal, improper, or otherwise inappropriate activity of our couriers, whether or not occurring while performing their employment duties, could expose us to liability and adversely affect our business, reputation, brand, financial condition, and results of operations.

Dependence on Third Party Risks

•        Our business model depends upon the continued compatibility between our B2C Platform and the major mobile operating systems and upon third-party platforms for the distribution of our product offerings. If Google Play or the Apple App Store or other mobile download sites prevent users from downloading our apps or if our advertising is blocked or rejected from being delivered to our users, our ability to grow our revenue, profitability and prospects may be adversely affected.

•        We rely on third-party providers for validation services regarding our users, and if such providers fail to perform adequately, provide accurate information or we do not maintain business relationships with them, our business, financial condition and results of operations could be adversely affected.

•        We rely on third-party payment processors to process payments and withdrawals made by our users, and if we cannot manage our relationships with such third parties and other payment-related risks, our business, financial condition and results of operations could be adversely affected.

•        Our technology contains third-party open-source software components, and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to provide our offerings.

•        If we cannot license rights to use third-party technologies on reasonable terms, we may not be able to commercialize new products or services in the future.

•        We rely on relationships with lottery organizations from which we acquire lottery data information for the provision of our Data Services. Loss of existing relationships or failure to expand existing relationships may cause loss of competitive advantage or require us to modify, limit or discontinue certain offerings, which could materially affect our business, financial condition and results of operations.

Geographic Expansion and Acquisition Risks

•        Our business plan includes the evaluation and potential acquisition and integration of businesses or their assets. Our business may suffer if we are unable to successfully undertake the integrations into the Company or otherwise manage the growth associated with such acquisitions, which could adversely affect our operating results and result in charges to earnings, impairing our business, financial condition, and results of operations.

•        Our strategy anticipates substantial growth, and if we fail to adequately scale product offerings and manage our entry into new territories, our business and reputation may be harmed.

•        We may require additional capital to support our growth plans, including in connection with our expansion into new markets and our strategic acquisitions, and such capital may not be available on reasonable terms or at all. This could hamper our growth and adversely affect our business.

•        We may face difficulties as we expand our operations into new markets in which we have limited or no prior operating experience.

International Operations Risks

•        The international scope of our operations may expose us to increased legal and regulatory risks, and our international operations and corporate and financing structure may expose us to potentially adverse tax consequences.

•        Fluctuating foreign currency and exchange rates may negatively impact our business, results of operations and financial position.

Intellectual Property Risks

•        If we are unable to protect our intellectual property and proprietary rights or prevent its unauthorized use by third parties, our ability to compete in the market or our business, financial condition and results of operations may be harmed.

•        The intellectual property rights of others, including claims of third parties that we are infringing on their intellectual property and proprietary rights, may prevent us from developing new products, services and systems, entering new markets or may expose us to significant license fees, liability or costly litigation.

Legal Proceedings Risks

•        We are party to pending litigation and investigations in various jurisdictions and with various plaintiffs and we may be subject to future litigation or investigations in the operation of our business. An adverse outcome in one or more proceedings could adversely affect our business, financial condition and results of operations.

•        Failure to perform under agreements regarding our Platform or our Data Services, affiliate agreements, or other contracts that we are party to may result in litigation, substantial monetary liquidated damages and contract termination, which would materially and adversely affect our business, financial condition and results of operations.

Public Company Operating Risks

•        Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations, both inside and outside of the United States. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.

•        The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses may be greater than we anticipate.

•        As a private company, we have not been required to document and test our internal controls over financial reporting nor has our management been required to certify the effectiveness of our internal controls and our auditors have not been required to opine on the effectiveness of our internal control over financial reporting. Failure to maintain adequate financial, information technology and management processes and controls has resulted in and could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business.

•        The exclusive forum provision in our Charter may have the effect of discouraging lawsuits against our directors and officers.

•        Anti-takeover provisions contained in our Charter and Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Risks Related to our Common Stock

•        There can be no assurance we will be able to comply with the standards required to have our securities listed on Nasdaq.

•        The exercise of registration rights may adversely affect the market price of our Common Stock.

•        Future offerings of debt or offerings or issuances of equity securities by Lottery.com may adversely affect the market price of our Common Stock or otherwise dilute all other stockholders.

THE OFFERING

We are registering the issuance by us of up to (a) 20,125,000 shares of Common Stock that may be issued upon exercise of our public warrants and (b) up to 10,000,000 shares that may be issued from time to time upon achievement of certain stock price thresholds pursuant to the terms of the Business Combination Agreement. We are also registering the resale by the Selling Stockholders of up to 25,394,798 shares of Common Stock, including 6,050,834 Earnout Shares and 395,675 shares of Common Stock that may be issued upon exercise of the AutoLotto warrants. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 12 of this prospectus.

Issuance of Common Stock
Shares of Common Stock to be issued upon exercise of all public warrants and issuance of all Earnout Shares	30,125,000 shares
Shares of Common Stock outstanding prior to the exercise of all public warrants and issuance of the Earnout Shares	50,380,480 shares(1)
Use of proceeds

We will receive up to an aggregate of approximately $231,437,500 from the exercise of all public warrants assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for working capital and general corporate purposes.

Resale of shares of Common Stock
Shares of Common Stock offered by the Selling Stockholders

25,394,798 shares, including 18,948,289 shares of Common Stock currently outstanding, 6,050,834 Earnout Shares that may be issued from time to time, and 395,675 shares of Common Stock that may be issued upon exercise of the AutoLotto warrants.

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders.
Ticker Symbol	Our shares of Common Stock and public warrants are listed on Nasdaq under the symbol “LTRY” and “LTRYW.”
Lock-up restrictions

Certain of our stockholders, including the Selling Stockholders, are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Securities Act Restrictions on Resale of Common Stock.”

____________

(1)      The number of shares of Common Stock outstanding is based on 50,380,480 shares of Common Stock outstanding as of November 18, 2021 and does not include 13,130,368 shares of Common Stock reserved for issuance under the Lottery.com 2021 Incentive Plan (the “Incentive Plan”).

RISK FACTORS

We have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations or reputation. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently believe are not material may also significantly affect our business, financial condition, results of operations or reputation. Our business could be harmed by any of these risks. In assessing these risks, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and related notes.

Risks Related to Our Business

Business, Market & Economic Risks

Competition within the global entertainment and gaming industries is intense and if we fail to compete effectively, our existing and potential users may be attracted to our competitors or to competing forms of entertainment such as television, movies, online gaming, and sports betting, as well as other entertainment and gaming, options on mobile devices and web applications. If our offerings do not continue to be popular, we could experience price reductions, reduced margins, loss of market share, and our business, financial condition, and results of operations could be harmed.

We operate in the global entertainment and gaming industries with our B2C Platform, B2B API, Data Service, and WinTogether offerings (each, as defined below). Our users face a vast array of entertainment choices. Other forms of entertainment, such as television, movies, sporting events, in-person lottery gaming, real money gaming, and sports betting, are more well established and may be perceived by our users to offer greater variety, affordability, interactivity, and enjoyment. We compete with these other forms of entertainment for our users’ discretionary time and income. If we are unable to sustain sufficient interest in our product offerings in comparison to other forms of entertainment, including new and emerging forms of entertainment available on mobile devices and web applications, our business model may not continue to be viable.

The specific industries in which we operate are characterized by dynamic consumer demand and technological advances, and there is intense competition amongst providers to the lottery, online gaming, sports betting, sweepstakes and promotions, and entertainment industry. A number of established, well-financed third-party lottery application companies, online gaming providers, sports betting, and interactive entertainment companies compete with our offerings, and other well-capitalized companies may introduce competitive services. Such competitors may spend more money and time on developing and testing products, services, and systems, undertake more extensive marketing campaigns, adopt more aggressive pricing or promotional policies, or otherwise develop more commercially successful products, services, or systems than ours, which could negatively impact our business. Our competitors may also develop products, features, or services that are similar to our offerings or that achieve greater market acceptance. Such competitors may also undertake more far-reaching and successful product development efforts or marketing campaigns or may adopt more aggressive pricing policies. Furthermore, new competitors may enter the mobile lottery industry, and government lottery operators may introduce forms of iLottery gaming that compete with our services. There has also been, and continues to be, considerable consolidation among competitors in the entertainment, gaming, and lottery industries, and such consolidation, and future consolidation, could result in the formation of larger competitors with increased financial resources and altered cost structures, which may enable them to offer more competitive products, gain a larger market share, expand offerings, and broaden their geographic scope of operations. If we are not able to maintain or improve our market share, or if our offerings do not continue to be popular, or if we are not able to continue to provide competitive products, our business, financial condition, and results of operations could be harmed.

Economic downturns and political and market conditions beyond our control could adversely affect our business, financial condition, and results of operations.

Our financial performance is subject to U.S. and global economic conditions and their impact on levels of spending by users and customers of our Platform (as defined below) and acquirers of our Data Service. Economic recessions have had, and may continue to have, far reaching adverse consequences across many industries, including the global entertainment, lottery, sweepstakes and promotions, and gaming industries, which may adversely affect our business, financial condition, and results of operations. Tepid growth was experienced in the U.S. and globally following the financial crisis in 2008 through 2009, and there appears to be an increasing risk of a recession or inflationary economic impacts due to international trade and monetary policy, the global COVID-19 pandemic, and other economic changes. If the national and international economic recovery slows or stalls, these economies experience another recession, or any of the relevant regional or local economies suffers a downturn, we may experience a material adverse effect on our business, financial condition, or results of operations.

In addition, changes in general market, economic, and political conditions in domestic and foreign economies or financial markets, including fluctuation in stock markets resulting from, among other things, trends in the economy as a whole may reduce users’, customers’, or subscribers’ disposable income and corporate budgets. Any one of these changes could have a material adverse effect on our business, financial condition, or results of operations.

Reductions in discretionary consumer spending could have an adverse effect on our business, financial condition, and results of operations.

Our business is particularly sensitive to reductions from time to time in discretionary consumer spending. Demand for entertainment and leisure activities, including lottery play and entry into sweepstakes, can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond our control. Unfavorable changes in general economic conditions, including recessions, economic slowdowns, sustained high levels of unemployment, and rising prices and inflation, or the perception by consumers of weak or weakening economic conditions, may reduce our users’ disposable income or result in fewer individuals engaging in entertainment and leisure activities, such as purchasing lottery games through remote channels and participating in online sweepstakes. For example, the outbreak of COVID-19, has negatively affected economic conditions regionally as well as globally, and has caused a reduction in consumer spending. The ultimate severity of the COVID-19 viral outbreak is uncertain at this time, and therefore we cannot predict the full impact that it may have on our markets and our operations. However, the effect on our results could be material and adverse. As a result, we cannot ensure that demand for our offerings will remain constant or achieve our anticipated growth.

Adverse developments affecting economies throughout the world, including a general tightening of availability of credit, decreased liquidity in certain financial markets, increased interest rates, foreign exchange fluctuations, increased energy costs, acts of war or terrorism, transportation disruptions, natural disasters, declining consumer confidence, sustained high levels of unemployment, or significant declines in stock markets, natural disasters, as well as concerns regarding pandemics, epidemics, and the spread of contagious diseases, could lead to a further reduction in discretionary spending on entertainment and leisure activities, such as lottery play and participation in sweepstakes. Any significant or prolonged decrease in consumer spending on entertainment or leisure activities could adversely affect the demand for our offerings, reducing our cash flows and revenues, and thereby materially harming our business, financial condition, and results of operations.

Negative events or negative media coverage relating to, or a declining popularity of, the lottery or lottery games in general, or other negative coverage relating to lottery, forms of online gaming or betting, or the gaming industry, may adversely impact our ability to retain or attract users, which could have an adverse impact on our business, financial condition, and results of operations.

Public opinion can significantly influence our business. Unfavorable publicity regarding, for example, us, our technology, our implementation of upgrades and changes to our technology, the quality of our Platform and its interfaces, our product offerings, our other services and systems, actual or threatened litigation or regulatory activity, the actions of third parties with whom we have relationships, or the conduct of the lottery authorities and the products they offer, including declining popularity of a particular lottery game or lottery games in general, could seriously harm our reputation. In addition, a negative shift in the perception of lottery games by the public or by politicians, lobbyists, or others could affect future legislation regarding the mobile purchase of lottery games from third-party providers, including with respect to the regulation or licensure of couriers, or with respect to the legalization of iLottery, either of which may impact our operations. Negative public perception could also lead to new restrictions on or to the prohibition of mobile lottery play in jurisdictions in which we currently operate. Such negative publicity could also adversely affect the size, demographics, engagement, and loyalty of our new players and established user base, and it could result in decreased revenue or slower user growth rates, which could seriously harm our business, financial condition, and results of operations.

Our growth will depend on our ability to attract players and retain users, and the loss of our users, failure to attract new users in a cost-effective manner, or failure to effectively manage our growth could adversely affect our business, financial condition, and results of operations.

Our ability to achieve growth in revenue in the future will depend, in large part, upon our ability to attract new players to our offerings, retain existing users of our offerings, and reactivate users in a cost-effective manner. Achieving growth in our community of users may require us to increasingly engage in sophisticated and costly sales and marketing efforts, which may not make sense in terms of return on investment. We have used and expect to continue to use a variety of free and paid marketing channels, in combination with the promotional activity of in-state and multi-state issued lottery games, to achieve our objectives. In addition, we expect to organically attract players to our B2C Platform through our WinTogether promotions. For paid marketing, we intend to leverage a broad array of advertising channels, which may include a combination of radio and social media platforms, such as Facebook, Instagram, and Twitter, affiliate marketing, paid and organic search engines, and other digital channels, such as mobile display. If the search engines on which we rely modify their algorithms, change their terms around gaming and lottery, or if the prices at which we may purchase listings increase, then our costs could increase, and fewer users may click through to our websites or download our application. If links to our websites or application are not displayed prominently in online search results, if fewer users click through to our websites or application, if our other digital marketing campaigns are not effective, or if the costs of attracting users using any of our current methods significantly increase, then our ability to efficiently attract new users could be reduced, our revenue could decline, and our business, financial condition, and results of operations could be harmed.

In addition, our ability to increase the number of users of our offerings will depend on continued user adoption of playing lottery games remotely via a third-party application. Growth in the mobile and online lottery industry and the level of demand for and market acceptance of our product offerings will be subject to a high degree of uncertainty. We cannot assure that player adoption of our product offerings will continue or exceed current growth rates, or that the industry will achieve more widespread acceptance.

Additionally, as technological or regulatory standards change and we modify our offerings to comply with those standards, we may need users to take certain actions to continue playing, such as performing age verification and location checks or accepting new terms and conditions, including those regarding responsible gaming. Users may stop using our offerings at any time, including if the quality of the user experience or our support capabilities in the event of a user concern, does not meet their expectations or keep pace with the quality of the customer experience generally offered by competitive offerings. This could seriously harm our business, financial condition, and results of operations.

Internet search engines drive traffic to our B2C Platform and our new user growth could decline and our business, financial condition, and results of operations would be adversely affected if we fail to appear prominently in search results.

Our success depends in part on our ability to attract users through unpaid Internet search results on search engines like Google, Yahoo!, and Bing. In 2020, approximately 58% of the web sessions on our websites were driven by organic searches, compared to directly entered URL traffic of 33%. The number of users we attract to our B2C Platform from search engines is due, in large part, to how and where our website ranks in unpaid search results. These rankings can be affected by a number of factors, many of which are not under our direct control and may change frequently. For example, a search engine may change its ranking algorithms, methodologies, or design layouts. As a result, links to our web-based properties may not be prominent enough to drive traffic, and we may not know how or otherwise be in a position to influence the results. In some instances, search engine companies may change these rankings in a way that promotes their own competing products or services or the products or services of one or more of our competitors. Search engines may also adopt a more aggressive auction-pricing system for keywords that would cause us to incur higher advertising costs or reduce our market visibility to prospective players. Our websites have experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future. Any reduction in the number of users directed to our B2C Platform could adversely affect our business, financial condition, and results of operations.

We may be unable to continue to use the domain names that we use in our business or prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand, trademarks, or service marks.

We have registered domain names that we use in, or are related to, our business, most importantly www.lottery.com. We believe our easily identifiable and definitional brand and domain name is one of our competitive strengths. If we lose the ability to use our domain names, especially www.lottery.com, whether due to trademark claims, failure to renew applicable registrations, or any other cause, we may be forced to incur significant expense in order to attempt to purchase rights to the domain name in question, the failure of which would require us to market the relevant offerings under a new domain name, and we may be required to change our brand, which could cause us substantial harm and expense, and could negatively impact our business, financial condition, and results of operations. We may not be able to obtain preferred domain names outside the U.S. due to a variety of reasons. In addition, our competitors and others could attempt to capitalize on our brand recognition by using domain names similar to ours. We may be unable to prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand or our trademarks or service marks. Protecting, maintaining, and enforcing our rights in our domain names may require litigation, which could result in substantial costs and diversion of resources, all of which could, in turn, adversely affect our business, financial condition, and results of operations.

We face risks related to health epidemics and other widespread outbreaks of contagious disease, which could disrupt our operations and impact our operating results.

Significant outbreaks of contagious diseases, and other adverse public health developments, could have a material impact on our business operations and operating results.

The impact of the COVID-19 on our business is ongoing. Although our business has proven resilient during the pandemic (for example, we believe that COVID-19 has contributed to a shift in consumer preference away from purchasing lottery games at traditional brick-and-mortar locations and toward mobile alternatives), it is uncertain whether this trend will continue, as the economic disruption and financial uncertainty caused by COVID-19 may cause a general decline in lottery gaming and gaming in general over time. Any of these consequences or any prolonged deviations from normal daily operations or any delays in obtaining any required governmental licenses, findings of suitability, registrations, permits, and approvals may adversely impact user activity on our Platform, which would negatively impact our business, financial condition, and results of operations. We continue to monitor the global spread of COVID-19, and we have put in place, and will continue to put in place, measures as appropriate and necessary for our ongoing business operations.

We are subject to risks related to corporate social responsibility, responsible gaming, reputation, and ethical conduct.

Many factors influence our reputation and the value of our brands, including the perception held by our users, customers, business partners, investors, regulatory authorities, other key stakeholders, and the communities in which we operate, such as our social responsibility, corporate governance, and responsible gaming practices. We have faced, and will likely continue to face, increased scrutiny related to social, governance and responsible gaming activities, and our reputation and the value of our brands can be materially adversely harmed if we fail to act responsibly in a number of areas, such as diversity and inclusion, workplace conduct, responsible gaming, human rights, philanthropy, and support for local communities. Any harm to our reputation could impact employee engagement and retention, and the willingness of users, customers and partners to do business with us, which could have a materially adverse effect on our business, financial condition, and results of operations.

We believe that our reputation is critical to our role as a leader in the lottery industry, and it will be critical to our success as a publicly traded company. Our management is heavily focused on the integrity of our directors, officers, senior management, employees, other personnel, and third-party suppliers and partners and, in connection with the Closing, our Board adopted a Code of Business Conduct as well as other related policies and procedures. Illegal, unethical or fraudulent activities perpetrated by any of such individuals, users, customers, or partners for personal gain could expose us to potential reputational damage and financial loss, which would negatively impact our business, financial condition, and results of operations.

General Operational Risks

We have incurred net losses in the past with negative cash flows and may not be able to generate and sustain profitability.

We have a history of incurring net losses, and we may not achieve or maintain profitability in the future. While we experienced net gains of approximately $11.15 million and $3.56 million for the three and nine months ended September 30, 2021, we experienced net losses of approximately $1.16 million, $4.15 million, $5.75 million and $10.77 million for the three and nine months ended September 30, 2020 and the years ended December 31, 2020 and December 31, 2019, respectively. As of December 31, 2020, we had an accumulated deficit of approximately $94.91 million. While we have experienced significant growth in revenue in recent periods, we cannot predict when or whether we will reach or maintain profitability.

We also expect our operating expenses to increase in the future as we continue to invest for our future growth, which will negatively affect our results of operations if our total revenue does not increase. We cannot assure you that these investments will result in substantial increases in our total revenue or improvements in our results of operations. In addition to the anticipated costs to grow our business, we also expect to incur significant additional legal, accounting, and other expenses as a newly public company. Any failure to increase our revenue as we invest in our business or to manage our costs could prevent us from achieving or maintaining profitability or positive cash flow.

The mobile lottery market is still in relatively early stages of growth, and if such market does not continue to grow, grows slower than we expect, or fails to grow as we forecast, our business, financial condition, and results of operations could be adversely affected.

The mobile lottery market has grown rapidly since we launched our Platform in 2016, but it is still relatively new, and it is uncertain to what extent market acceptance will continue to grow, if at all. Our success will depend to a substantial extent on the willingness of users to purchase lottery games through mobile applications and web properties. If the public does not perceive these services as beneficial, or chooses not to use them as a result of concerns regarding security, safety, affordability, or for other reasons, whether as a result of incidents on our Platform or on our competitors’ applications or otherwise, or instead adopts alternative solutions that may arise, then the market for our Platform may not further develop, may develop slower than we expect, or may not achieve the growth potential we expect, any of which could adversely affect our business, financial condition, and results of operations.

Our business may be materially adversely affected if our existing and future products, technology, services, and solutions do not achieve and maintain broad market acceptance, if we are unable to keep pace with or adapt to rapidly changing technology, evolving industry standards, and changing regulatory requirements, or if we do not invest in product and systems development and provide services that are attractive to our users and customers.

Our future business and financial success will depend on our ability to continue to anticipate the needs of current and potential users and customers, to achieve and maintain broad market acceptance for our existing and future products, services, and systems, to successfully introduce new and upgraded products, services, and systems, and to successfully implement our current and future geographic expansion plans. To be successful, we must be able to quickly adapt to changes in technology, industry standards, and regulatory requirements by continually enhancing our technology, services, and solutions. Developing new services and upgrades to services, as well as integrating and coordinating current services, imposes burdens on our internal teams, including management, compliance, and product development. These processes are costly, and our efforts to develop, integrate, and enhance our products, services, and systems may not be successful. In addition, successfully launching a new or upgraded product or expanding into a new jurisdiction puts additional strain on our technology and marketing resources. Expanding into new markets and investing resources towards increasing the depth of our coverage within existing markets impose additional burdens on our research, systems development, sales, marketing, and general managerial resources. If we are unable to manage our expansion efforts effectively, in obtaining greater market share or in obtaining widespread adoption of new or upgraded products, services, and systems, we may not be able to offset the expenses associated with the launch and marketing of the new or upgraded products, services, and systems, which could have a material adverse effect on our financial results. If we introduce new or expand existing offerings for our business, we may incur losses or otherwise fail to enter these markets successfully. Our expansion into these markets will place us in competitive and regulatory environments with which we are unfamiliar and involve various risks, including the need to invest significant resources and the possibility that returns on such investments will not be achieved for several years, if at all.

If we are unable to develop new or upgraded offerings or decide to combine, shift focus from, or phase out a service, then our users or customers may choose a competitive offering over ours, our revenues may decline, and our profitability may be reduced. If we incur significant costs in developing new or upgraded systems, products, or services, or combining and coordinating existing them, if we are not successful in marketing and selling these new products or upgrades, or if our users or customers fail to accept these new or combined and coordinating products, then there could be a material adverse effect on our results of operations due to a decrease of our revenues and a reduction of our profitability. If we eliminate or phase out a product and are not able to offer and successfully market and sell an alternative product, our revenue may decrease, which could have a material adverse effect on our results of operations.

Our success depends on our continued improvements to provide products, services, and systems that are attractive to our users and customers. As a result, we must continually invest resources in product development and successfully incorporate and develop new technology. If we are unable to do so or otherwise provide products, services, and systems that users and customers want, then our users or customers may become dissatisfied and use competitors’ services. If we are unable to continue offering innovative products, services, and systems, we may be unable to attract additional users or customers or retain our existing users or customers, which could harm our business, results of operations, and financial condition.

Our results of operations may fluctuate due to seasonality and other factors and, therefore, our periodic operating results will not be guarantees of future performance.

Although lottery games are offered on a year-round basis, there is seasonality in lottery games purchasing that may impact our operations and operations of our customers. The broad geographical mix of our user and customer base also impacts the effect of seasonality, as users and customers in different territories will place differing importance on different lottery games and those games will often have different calendars. For example, some multi-state games can have occasional increasingly high jackpot opportunities, which increase user attention and ticket purchases, which further increases the jackpot. Such events may cause increases in our revenues. By contrast, low jackpot lottery games or periods in which there is little promotional activity connected to lottery games in general may negatively impact the purchase of lottery games. Such fluctuations and uncertainties may negatively impact our cash flows.

We may not be able to capitalize on trends and changes in the gaming and lottery industries, including due to the operational costs involved, the laws and regulations governing these industries, and other factors.

We participate in new and evolving aspects of the mobile gaming and lottery industries. Part of our strategy is to take advantage of the liberalization of regulations covering these industries on a global basis. These industries involve significant risks and uncertainties, including legal, business, and financial risks. The fast-changing environment in these industries can make it difficult to plan strategically and can provide opportunities for competitors to grow their businesses at our expense. Consequently, our future results of operations, cash flows, and financial condition are difficult to predict and may not grow at the rates we expect.

To the extent that we enter into any business that is determined to be internet gaming, any jurisdiction in which our existing business is deemed to be internet gaming, or our customers offer internet gaming, it is important to recognize that the laws relating to internet gaming are evolving. To varying degrees, governments have taken steps to change the regulation of internet wagering through the implementation of new or revised licensing and taxation regimes, including the possible imposition of sanctions on unlicensed providers. We cannot predict the timing, scope or terms of the implementation or revision of any such state, federal or foreign laws or regulations, or the extent to which any such laws and regulations may facilitate or hinder our strategy or be applicable to or impactful on our business, operations and financial condition.

In jurisdictions that authorize internet gaming, we cannot assure that we will be successful in offering our technology, content, and services to internet gaming operators, because we expect to face intense competition from our traditional competitors in the gaming and lottery industries, as well as a number of other domestic and foreign competitors (and, in some cases, the operators themselves), many of which have substantially greater financial resources or experience in this area than we do.

Know-your-customer and geo-location programs and technologies supplied by third parties are an important aspect of certain internet and mobile gaming products, services, and systems, because they can confirm certain information with respect to players and prospective players, such as age, identity, and location. Payment processing programs and technologies, typically provided by third parties, are also a necessary feature of interactive and mobile wagering products, services, and systems. These programs and technologies are costly, and our use of them may have an adverse impact on our results of operations, cash flows, and financial condition. Additionally, we cannot assure that products or services containing these programs and technologies will be available to us on commercially reasonable terms, if at all, or that they will perform accurately or otherwise in accordance with required specifications, all of which may have a negative impact on our business, results of operations, and financial condition.

Branding and Reputational Risks

Our business depends on a strong brand, and if we are not able to develop, maintain, and enhance our brand and reputation, including as a result of negative publicity, our business and operating results may be harmed.

We believe that developing, maintaining, and enhancing our brand and reputation is critical to achieving widespread acceptance of our products, services, and systems, attracting new users and customers, retaining existing users and customers, persuading existing users and customers to adopt additional products, services, and systems, and hiring and retaining our employees.

We believe that the importance of our brand will increase as competition in the markets in which we participate further intensifies. Successful promotion of our brand will depend on a number of factors, including the effectiveness of our marketing efforts, including thought leadership, our ability to provide high-quality, reliable, and cost-effective products, services, and systems, the perceived value of our products, services, and systems, and our ability to provide quality user and customer success and support experience. Brand promotion activities require us to make substantial expenditures. To date, we have made significant investments in the promotion of our brand. The promotion of our brand, however, may not generate user and customer awareness or increase revenue to the extent we anticipate, or at all, and any increase in revenue may not offset the expenses we incur in building and maintaining our brand.

We, our employees, our affiliates, and others with whom we have contractual relationships also use social media to communicate externally. There is risk that this use of social media to communicate about our business may give rise to liability or result in public exposure of personal information of our employees, our users, or others, each of which could affect our revenue, business, results of operations, and financial condition.

We operate in a public-facing industry where negative publicity, whether or not justified, can spread rapidly through, among other things, social media. To the extent that we are unable to respond timely and appropriately to negative publicity, our reputation and brand could be harmed. Moreover, even if we are able to respond in a timely and appropriate manner, we cannot be certain that it will be timely or sufficient to not cause us to suffer reputational and brand damage, which could affect our revenue, business, results of operations, and financial condition.

Our marketing efforts to help grow our business may not be effective.

Promoting awareness of our Platform is important to our ability to grow our business and to attract new users and customers, which can be costly. We believe that much of the growth in the number of users of our B2C Platform is attributable to our paid marketing initiatives, which includes the use of existing marketing credits. Our marketing efforts currently may include a combination of bonus offerings, affiliate marketing programs, social media engagement, radio, video, podcasts, search engine optimization, and keyword search campaigns. Our marketing initiatives may become increasingly expensive and generating a meaningful return on these initiatives may become difficult. Even if we successfully increase revenue as a result of these marketing efforts, it may not offset the additional marketing expenses we incur. If our marketing efforts intended to help grow our business are not effective, we expect that our business, financial condition, and results of operations would be adversely affected.

If we fail to detect fraud or misappropriation of proprietary information, including by our users, customers, and employees, our reputation and brand may suffer, which could negatively impact our business, financial condition, and results of operations and can subject us to investigations and litigation.

We have in the past, and may in the future, incur losses from various types of fraud, which may include the use of stolen or fraudulent payment card data, claims of unauthorized payments by a user and attempted payments by users with insufficient funds, referral fraud by affiliates, fraud with respect to background checks, fraud by employees, including our couriers, and account takeovers of user accounts by bad actors, or phishing. Bad actors use increasingly sophisticated methods to engage in illegal activities involving personal information, such as unauthorized use of another person’s identity, account information, or payment information and unauthorized acquisition or use of payment card details, bank account information, and mobile phone numbers and accounts.

Acts of fraud may involve various tactics, including collusion. Successful exploitation of our technology could have negative effects on our product offerings, services, and user experience and could harm our reputation. Failure to discover such acts or schemes in a timely manner could result in harm to our operations. In addition, negative publicity related to such schemes could have an adverse effect on our brand and reputation, potentially causing a material adverse effect on our business, financial condition, and results of operations. In the event of the occurrence of any such issues with our existing technology or product offerings, substantial engineering and marketing and other resources, and management attention, may be diverted from other projects and requirements to correct these issues, which may delay other projects and the achievement of our strategic objectives.

In addition, any misappropriation of, or access to, users’ or other proprietary information or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, force us to modify our business practices, require us to comply with costly remediation requirements, damage our brand and reputation, and expose us to claims from our users, regulators, employees, and other parties, any of which could have an adverse effect on our business, financial condition, and results of operations.

We may be liable for these acts of fraud. For example, under current payment card industry practices, we may be liable for use of funds on our products with fraudulent payment card data, even if the associated financial institution approved the transaction. Despite measures we have taken to detect and reduce the occurrence of fraudulent or other malicious activity on our offerings, we cannot guarantee that any of our measures will be effective or will scale efficiently with our business. Our failure to adequately detect or prevent fraudulent transactions could harm our reputation or brand, result in litigation or regulatory action that may include fines and penalties, and lead to expenses, all of which could adversely affect our business, financial condition, and results of operations.

Our growth prospects may suffer if we are unable to develop successful offerings or if we fail to pursue additional offerings. In addition, if we fail to make the right investment decisions in our offerings and technology, we may not attract and retain key users and customers and our revenue, business, financial condition, and results of operations may decline.

The industry in which we operate is subject to rapid and frequent changes in standards, technologies, products, and service offerings, as well as in consumer demands and expectations and regulations. We must continuously make decisions regarding which offerings and technology we should invest in to meet user and consumer demand in compliance with evolving industry standards and regulatory requirements, and we must continually introduce and successfully market new and innovative technologies, offerings, and enhancements to remain competitive and effectively stimulate user and customer demand, acceptance, and engagement. Our ability to engage, retain, and increase our user and customer base and to increase our revenue will depend heavily on our ability to successfully create new offerings, both independently and together with third parties. We may introduce significant changes to our existing technology and offerings or develop and introduce new and unproven products, services, and systems, including but not limited to the continued integration of distributed ledger technology in our Platform, any of which we may have little or no prior development or operating experience. The process of developing new offerings and systems is inherently complex and uncertain, and new offerings may not be well received by users, even if well-reviewed and of high quality. If we are unable to develop technology and products, services, and systems that address users’ needs or enhance and improve our existing technology and offerings in a timely manner, it could have a material adverse effect on our business, financial condition, and results of operations.

Although we intend to continue investing in our research and development efforts, if new or enhanced offerings fail to engage our users or customers, we may fail to attract or retain users or customers or to generate sufficient revenue, operating margin, or other value to justify our investments, any of which may seriously harm our business. In addition, management may not properly ascertain or assess the risks of new initiatives, and subsequent events may alter the risks that were evaluated at the time we decided to execute any new initiative. Creating additional offerings can also divert our management’s attention from other business issues and opportunities. Even if our new offerings attain market acceptance, those new offerings could exploit the market share of our existing product offerings or share of our users’ wallets in a manner that could negatively impact such offerings. Furthermore, such expansion of our business increases the complexity of our business and places an additional burden on our management, operations, technical systems, and financial resources, and we may not recover the often-substantial up-front costs of developing and marketing new offerings or recover the opportunity cost of diverting management and financial resources away from other offerings. In the event of continued growth of our operations, products, or in the number of third-party relationships, we may not have adequate resources, operationally, technologically, or otherwise, to support such growth and the quality of our technology, offerings, or our relationships with third parties could suffer. In addition, failure to effectively identify, pursue, and execute new business initiatives, or to efficiently adapt our processes and infrastructure to meet the needs of our innovations, may adversely affect our business, financial condition, and results of operations. Any new offerings may also require our users to utilize new skills to use our offerings. This could create a lag in adoption of new offerings and new user additions related to any new offerings. To date, new offerings and enhancements of our existing technology have not hindered our user growth or engagement, but that may be the result of a large portion of our user base being in a younger demographic and more willing to invest the time to learn to use our products most effectively. To the extent that future users, including those in older demographics, are less willing to invest the time to learn to use our products, and if we are unable to make our products, services, and systems easier to learn to use, our user growth or engagement could be affected, and our business could be harmed. We may develop new products, services and systems that increase user engagement and costs without increasing revenue.

Additionally, we may make bad or unprofitable decisions regarding these investments. If new or existing competitors offer more attractive offerings, we may lose users or users may decrease their spending on our offerings. New player demands, superior competitive offerings, new industry standards, or changes in the regulatory environment could render our existing offerings unattractive, unmarketable, or obsolete and require us to make substantial unanticipated changes to our technology or business model. Our failure to adapt to a rapidly changing market or evolving user and customer demands could harm our business, financial condition, and results of operations.

Any failure to offer high-quality user support may harm our relationships with users and could adversely affect our reputation, brand, business, financial condition, and results of operations.

Our ability to attract and retain qualified support personnel is dependent in part on the ease and reliability of our offerings, including our ability to provide high-quality support. Users on our Platform depend on our support organization to resolve any issues relating to our offerings, such as technical questions around how to use our app and web-based properties or information regarding our Data Services. Our ability to provide effective and timely support is largely dependent on our ability to attract and retain service providers who are qualified to support users and sufficiently knowledgeable regarding our offerings. As we continue to grow our business and improve our offerings, we will face challenges related to providing quality support services at scale. As users in new domestic and international jurisdictions acquire our services, our support organization will face additional challenges, including those associated with delivering support in languages other than English. Furthermore, the COVID-19 pandemic may impact our ability to provide effective and timely support, including as a result of a decrease in the availability of service providers and increase in response time. Any failure to provide efficient user support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, brand, business, financial condition, and results of operations.

Information Technology Risks

We rely on information technology and other systems and services, and any failures, errors, defects, or disruptions in our systems or the availability of our services could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure, and adversely affect our operating results and growth prospects. Our software applications and systems, and the third-party platforms upon which they are made available, could contain undetected errors.

Our technology infrastructure is critical to the performance of our offerings and to user and customer satisfaction. We devote significant resources to network and data security to protect our systems and data and aim to make our operations and our solutions more streamlined, automated, and cost-effective by using advanced technologies, including distributed ledger technology. The application of these technologies in our solutions is still under development. However, our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. We cannot assure you that the measures we take to prevent or hinder cyber-attacks and protect our systems, data, and user and customer information and to prevent outages, data, or information loss, fraud, and to prevent or detect security breaches, including a disaster recovery strategy for server and equipment failure and back-office systems and the use of third parties for certain cybersecurity services, will provide absolute security. We have experienced, and we may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. Such disruptions have not had a material impact on us; however, future disruptions from unauthorized access to, fraudulent manipulation of, or tampering with our computer systems and technological infrastructure, or those of third parties, could result in a wide range of negative outcomes, each of which could materially adversely affect our business, financial condition, results of operations and prospects.

Additionally, our application and web-based products may contain errors, bugs, flaws, or corrupted data, and these defects may only become apparent after their launch. If a particular product offering is unavailable when users or customers attempt to access it or navigation through our offerings is slower than they expect, users may be unable to timely acquire their lottery games and may be less likely to use our Platform again, if at all. Furthermore, programming errors, defects, and data corruption could disrupt our operations, adversely affect the experience of our users or customers, harm our reputation, cause our users to stop utilizing our offerings, divert our resources, and delay market acceptance of our offerings, any of which could result in liability to us or harm our business, financial condition, and results of operations.

If our user and customer base and engagement continue to grow, and the amount and types of offerings continue to grow and evolve, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our users’ and customers’ needs. Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of our offerings. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may only become evident after we have started to fully use the underlying equipment or software, that could further degrade the user or customer experience or increase our costs. As such, we could fail to continue to effectively scale and grow our technical infrastructure to accommodate increased demands. In addition, our business may be subject to interruptions, delays or failures resulting from adverse weather conditions, other natural disasters, power loss, terrorism, cyber-attacks, public health emergencies (such as the COVID-19 virus), or other catastrophic events.

We believe that if our users or customers have a negative experience with our offerings, or if our brand or reputation is negatively affected, users and customers may be less inclined to continue or resume utilizing our products and services or to recommend our offerings to other potential users and customers. As such, a failure or significant interruption in our service could harm our reputation, business, financial condition, and operating results.

Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers, breached due to employee error, malfeasance, or other cybersecurity risks or disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure, or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, fines, and the payment of damages, restrictions on our ability to use data, disruption of our operations and the services we provide to users, damage to our reputation, and a loss of confidence in our products, services, and systems, which could adversely affect our business.

The secure maintenance and transmission of personal identifiable information of our users is a critical element of our operations. Our information technology and other systems that maintain and transmit user information, or those of our customers, service providers, business partners, or employees may be compromised by a malicious third-party penetration of our network security, or that of a third-party service provider or business partner or impacted by intentional or unintentional actions or inactions by our employees, or those of a third-party service provider or business partner. As a result, our users’ information may be lost, disclosed, accessed, or taken without our users’ consent. We have experienced attempts to breach our systems and other similar incidents in the past and anticipate that it may occur in the future. For example, we expect that we will be subject to attempts to gain unauthorized access to or through our information systems, whether by our employees or third parties, including cyber-attacks by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs. To date, attempts to breach our systems have not had a material impact on our business, operations, or financial results, but we cannot provide assurance that they will not have a material impact in the future.

We rely on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information, including payment card information. Advances in computer capabilities, new technological discoveries, or other developments may result in the whole or partial failure of this technology to protect transaction data or other confidential and sensitive information from being breached or compromised. In addition, apps and websites are often attacked through compromised credentials, including those obtained through phishing and credential stuffing. Our security measures, and those of our third-party service providers, may not detect or prevent all attempts to breach our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches, or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by our apps, websites, networks, and systems or that we or such third parties otherwise maintain, including payment card systems, which may subject us to fines or higher transaction fees or limit or terminate our access to certain payment methods. We and such third parties may not anticipate or prevent all types of attacks until after they have already been launched. Further, techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers.

In addition, distributed ledger technology is an emerging technology that offers new capabilities that are not fully proven in use. As with other novel software products, the computer code underpinning the distributed ledger technology used in our Platform may contain errors, or function in unexpected ways and may cause the software to break or function incorrectly.

Furthermore, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by third parties. These risks may increase over time as the complexity and number of technical systems and applications we use also increases. Breaches of our security measures or those of our third-party service providers or cybersecurity incidents could result in unauthorized access to our sites, networks, and systems; unauthorized access to and misappropriation of user information, including users’ personally identifiable information, or other confidential or proprietary information of ourselves or third parties; viruses, worms, spyware, or other malware being served from our sites, networks, or systems; deletion or modification of content or the display of unauthorized content on our sites; interruption, disruption, or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, response to governmental investigations, and media inquiries and coverage; engagement of third-party experts and consultants; or litigation, regulatory action, and other potential liabilities. In the past, we have experienced social engineering, phishing, malware, and similar attacks and threats of denial-of-service attacks, none of which to date has been material to our business; however, such attacks could in the future have a material adverse effect on our operations, business, and financial condition. If any of these breaches of security should occur and be material, our reputation and brand could be damaged, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches, and we could be exposed to a risk of loss, litigation, or regulatory action and possible liability. We cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees, and engage third-party experts and consultants.

In addition, any party who is able to illicitly obtain access to a user’s account could access the user’s transaction data or personal information, resulting in the perception that our systems are insecure. Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data protection, data security, network, and information systems security and other laws and cause significant legal and financial exposure, adverse publicity, negative impact to our brand and reputation, and a loss of confidence in our security measures, which could have a material adverse effect on our business, financial condition, and results of operations. We continue to devote significant resources to protect against security breaches or we may need to in the future to address problems caused by breaches, including notifying affected users in accordance with regulatory requirements and responding to any resulting litigation, which in turn, diverts resources from the growth and expansion of our business.

Because we maintain certain information about our users, we are subject to various privacy laws both in the U.S. and internationally. Our failure to comply with such laws could expose us to penalties, fines, and litigation, and it could adversely impact our reputation and brand, any of which could adversely affect our business.

We are subject to various privacy laws in the U.S. and internationally. In California, for example, the California Consumer Privacy Act (“CCPA”) has created rights for California citizens to request reports of how their information is collected and used, to request copies of their information, and to request, with some limitations, for their information to be deleted. The CCPA also requires companies to give Californians the ability to opt out of the sale of their personal information and creates potential liability for companies that fail to take adequate steps to protect personal information were that failure results in a data breach. Virginia and other states have enacted, or are considering, data privacy laws similar to the CCPA.

In the European Union, the General Data Protection Regulation (“GDPR”) significantly expanded the rules on using personal data and increased the risks of processing personal data. Some of the new requirements include:

•        accountability and transparency requirements, which will require those who control data to demonstrate and record compliance and provide certain detailed information to users regarding the ways in which data is used and processed;

•        enhanced data consent requirements, which includes “explicit” consent with regard to information the regulation classifies as sensitive data;

•        obligations to consider data privacy as new products, services and systems are developed, including ways to limit accessibility of data as well as the amount of information collected, processed, and stored;

•        constraints on using data to profile users;

•        obligations to provide users with personal data in a usable format on request and to erase personal data in certain circumstances; and

•        reporting to data protection authorities of potential breaches without undue delay (72 hours where feasible).

Other international jurisdictions in which the Company operates, or its services are available, have implemented, or are considering implementing, data privacy laws similar to the GDPR. Our policies and procedures for compliance with data privacy laws, may not be implemented correctly or our management, employees or agents may not comply with the new procedures. Failure to comply with data privacy laws may have serious financial consequences. We could face significant sanctions, statutory damages, and damage to our reputation resulting in a material adverse effect on our results of operations, business, or financial condition.

Our business could be adversely impacted by changes in the Internet and mobile device accessibility of users.

Our business depends on users’ access to our Platform via a mobile device or personal computer and the Internet. We may operate in jurisdictions that provide limited data or Internet connectivity, particularly as we expand internationally. Internet access and access to a mobile device or personal computer are frequently provided by companies with significant market power that could take actions that degrade, disrupt, or increase the cost of consumers’ ability to access our Platform. In addition, the Internet infrastructure that we and users of our Platform rely on in any particular geographic area may be unable to support the demands placed upon it and could interfere with the speed and availability of our Platform. Any such failure in Internet or mobile device or computer accessibility, even for a short period of time, could adversely affect our results of business, financial condition, and results of operations.

We operate in a rapidly evolving industry and if we fail to successfully develop, market, or sell new products or adopt new technology platforms, it could materially adversely affect our business, results of operations, and financial condition.

Our Platform and other software products compete in a market characterized by rapid technological advances, evolving standards in software and hardware technology, and frequent new product introductions and enhancements that may render existing products, services, and systems obsolete. Competitors are continuously upgrading their product offerings with new features, functions, and content. In addition, we continuously refine our software and technology platform to address regulatory changes in the markets in which we operate or plan to operate. In order to remain competitive, we will need to continuously modify and enhance our technology platform and service offerings.

We cannot assure you that we will be able to respond to rapid technological or regulatory changes in our industry. In addition, the introduction of new products or updated versions of existing products and the underlying technology that supports such products has inherent risks, including, but not limited to, risks concerning:

•        product quality, including the possibility of software or hardware defects, which could result in claims against us or the inability to sell our products;

•        the accuracy of our estimates of user or customer demand, and the fit of the new products and features with users’ or customers’ needs;

•        the need to educate our sales, marketing and services personnel to work with the new products and features, which may strain our resources and lengthen sales cycles;

•        market acceptance of initial product releases; and

•        competitor product introductions or regulatory changes that render our new products obsolete.

Because we commit substantial resources to developing new offerings and services, if the markets for these new offerings or services do not develop as anticipated, or demand for our products, services and systems in these markets does not materialize or materializes later than we expect, we will have expended substantial resources and capital without realizing sufficient offsetting or resulting revenue, and our business, financial condition, and operating results could be materially adversely affected. Developing, enhancing and localizing software is expensive, and the investment in product development may involve a long payback cycle. Our future plans include significant additional investments in development of our software, hardware, and other proprietary and intellectual property required for our technology. We believe that we must continue to dedicate a significant amount of resources to our development efforts to maintain our competitive position. However, we may not receive significant revenue from these investments for several years, if at all. In addition, as we or our competitors introduce new or enhanced offerings, the demand for our offerings, may decline.

We may not timely and effectively scale and adapt our existing technology and network infrastructure to ensure that our Platform is accessible, which would adversely affect our business, reputation, financial condition, and results of operations.

We expect to continue to make significant investments to maintain and improve the availability of our Platform and to enable rapid releases of new features and services. However, it may become increasingly difficult to maintain and improve the availability of our Platform, especially during peak usage times and as our Platform becomes more complex and our user and customer traffic increases. If our Platform is unavailable when users and customers attempt to access it or it does not respond as quickly as they expect or it experiences capacity constraints due to an overwhelming number of users or customers accessing our Platform simultaneously, users or customers may seek other offerings, and may not return to our Platform as often in the future, or at all. This would adversely affect our ability to attract users and customers and decrease the frequency with which they use our Platform. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed, or continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, reputation, financial condition, and results of operations would be adversely affected.

Our Platform may be vulnerable to risks, both foreseen and unforeseen, arising from the new and untested nature of distributed ledger technology.

Our Platform currently leverages distributed ledger technology by preserving a cryptographic ledger of the user identification, draw identification, ticket identification, and game numbers into an immutable ledger. The distributed ledger is append-only and keeps a complete record of all changes to the provided data that cannot be deleted, modified, or overwritten. Distributed ledger technology is a relatively new, untested and evolving technology. Accordingly, the further development and future viability of this technology is generally uncertain, and practical and ideological challenges, both known and unknown, may prevent its further development or integration into the Platform.

Regulatory and Compliance Risks

There is no certainty that in the future a jurisdiction will not enact, amend, or reinterpret laws and regulations governing our operations in ways that impair our revenues, cause us to incur additional legal and compliance costs and other operating expenses, or are otherwise not favorable to our existing operations or planned growth, all of which may have a material adverse effect on us or our results of operations, cash flow, or financial condition.

Our business is subject to extensive regulation by multiple domestic and foreign governmental authorities and the laws and regulations governing companies conducting sweepstakes and lottery related operations on the Internet and over mobile networks and purchasing of lottery tickets on behalf of others. Such laws and regulations within the U.S. and international jurisdictions are subject to change and the effect of such changes on our ongoing and potential operations cannot be predicted with certainty. Governmental authorities continually evaluate a wide range of issues that impact the mobile and online lottery and gaming industries. Accordingly, there can be no guarantee that in the future a jurisdiction will not enact, amend, or reinterpret laws and regulations governing our operations in ways that impair our revenues, cause us to incur additional legal and compliance costs and other operating expenses, or are otherwise not favorable to our existing operations or planned growth, all of which may have a material adverse effect on us or our results of operations, cash flow, or financial condition.

There have been several proposed state and federal bills to prohibit or restrict interactive or online lottery sales, some of which have been successful. For example, in 2015, the Minnesota legislature passed an amendment to the state’s lottery law prohibiting the sale of scratch lottery tickets over the Internet. In certain jurisdictions, the sale of lottery tickets through couriers is expressly unlawful. For example, it is a Class 1 misdemeanor to operate a lottery ticket courier service within the Commonwealth of Virginia. We cannot assure you that laws restricting the sale of lottery tickets via the Internet, through mobile networks or by courier, or that otherwise materially impact our operations, including those relating to sweepstakes, will not be proposed or passed in the future at either the federal or state level or by international governments. Any proposal or passage of such laws may reduce our revenues or require us to expend a significant amount of our funds and resources and incur additional legal and other expenses, thereby creating a material adverse effect on us or our results of operations, cash flow, or financial condition.

Changes in the executive branches of government at the state and federal level as well as internationally, may affect policies on lotteries and mobile gaming. For example, variations in the interpretation of The Federal Wire Act of 1961 (the “Wire Act”) by the Office of Legal Counsel (the “OLC”) of the Department of Justice (the “DOJ”) has had a material impact on the online gaming and lottery industry within the United States. For more details, see “Regulatory and Compliance Risks — If there is a final determination on the applicability of the Wire Act to our operations and it is determined or codified that the Wire Act extends to transmission of lottery games in interstate or foreign commerce, certain of our operations that are not currently restricted by statute or practice to a state’s territorial boundaries may be negatively impacted or eliminated, which may have a material adverse effect on our business, financial conditions, and results of operations.” We do from time to time retain government affairs specialists in domestic and international jurisdictions to advise elected and appointed officials regarding our perspectives on legislation and regulations related to lottery and other aspects of our business, to monitor such legislation and regulations, and to otherwise provide us with advice regarding our relations with such officials. Such efforts, however, may not be successful in whole or in part and the change of such laws or policies could have a material adverse effect on us or our results of operations, cash flow, or financial condition.

While we believe that we are in compliance with all material domestic and international laws and regulatory requirements applicable to us, we cannot ensure that our activities or the activities of those third parties with whom we do business will not become the subject of regulatory or law enforcement proceedings. Further, lottery regulatory associations, including the Multi-State Lottery Association (“MUSL”), and certain lottery entities both domestically and internationally exercise significant authority regarding the means and manner in which the lottery and its products are marketed and sold as well as the equipment, technology and services deployed by retailers and resellers of such lottery products. While we believe we are in compliance with all such applicable requirements, we cannot ensure that our activities or the activities of those third parties with whom we do business will not become the subject of enforcement proceedings by such authorities or entities. Any such proceeding by regulatory or law enforcement or associations or entities may have a material adverse effect on us or our results of operations, cash flow, or financial condition.

If there is a final determination on the applicability of the Wire Act to our operations and it is determined or codified that the Wire Act extends to transmission of lottery games in interstate or foreign commerce, certain of our operations that are not currently restricted by statute or practice to a state’s territorial boundaries may be negatively impacted or eliminated, which may have a material adverse effect on our business, financial conditions, and results of operations.

The Wire Act provides that anyone engaged in the business of betting or wagering that knowingly uses a wire communication facility for the transmission in interstate or foreign commerce of bets or wagers or information assisting in the placing of bets or wagers on any sporting event or contest, or for the transmission of a wire communication that entitles the recipient to receive money or credit as a result of bets or wagers, or for information assisting in the placing of bets or wagers, may be fined or imprisoned, or both. However, the Wire Act provides that it shall not be construed to prevent the transmission in interstate or foreign commerce of information for use in news reporting of sporting events or contests, or for the transmission of information assisting in the placing of bets or wagers on a sporting event or contest from a state or foreign country where betting on that sporting event or contest is legal into a state or foreign country in which such betting is legal.

Until 2011, there was uncertainty as to whether the Wire Act prohibited the conduct of intrastate lottery transactions via the Internet by U.S. states if such transactions crossed state lines. Essentially, there was a debate with regard to whether a lottery constitutes a “sporting event or contest” as used in the Wire Act. In late 2011, the OLC issued an opinion that concluded the conduct prohibited by the Wire Act was limited to sports gambling (the “2011 DOJ Opinion”). Following the issuance of the 2011 DOJ Opinion, six state lotteries offered internet sales of scratch lottery games to in-state customers, and several other states allowed subscription sales of draw games via the Internet. Notably, in 2017, the Commonwealth of Pennsylvania authorized the Pennsylvania Lottery to distribute lottery products, including scratch ticket games, through numerous channels that included web applications, mobile applications, and social media.

In January 2019, the OLC issued a new opinion that concluded that the restrictions in the Wire Act on the transmission in interstate or foreign commerce of bets and wagers was not limited to sports gambling but applied to all bets and wagers, including those involving state lotteries (the “2019 DOJ Opinion”). Following issuance of the 2019 DOJ Opinion, the DOJ instituted a 90-day safe harbor period for companies to evaluate their operations in light of the new opinion; that 90-day moratorium on enforcement was first extended by 60 days to on or around June 14, 2019. Multiple lawsuits were filed challenging the validity of the 2019 DOJ Opinion.

On June 3, 2019, the federal district court in New Hampshire issued an opinion holding that the Wire Act applies exclusively to sports gambling and setting aside the 2019 DOJ Opinion. The New Hampshire federal district court declined, however, to issue a nationwide injunction in the case. While the DOJ evaluated its options in response to this decision, the forbearance period previously announced was extended from June 14, 2019 to December 31, 2019 or 60 days after entry of final judgment in the New Hampshire litigation, whichever was later. On August 16, 2019, the DOJ appealed the New Hampshire federal district court’s decision to the First Circuit Court of Appeals.

On January 20, 2021, the First Circuit affirmed the District Court’s decision, determining that the Wire Act applies only to interstate wire communications related to sporting events or contests. Finding that the declaratory judgment was an adequate remedy at law, the First Circuit declined to set aside the 2019 DOJ Opinion under the Administrative Procedure Act. In addition to the First Circuit’s decision, the U.S. Circuit Court of Appeals for the Fifth Circuit has previously held the Wire Act prohibitions apply only to sports gambling. Currently, there is no definitive ruling from the U.S. Supreme Court on the issue, and the courts in other U.S. Circuits might take a different position. We are currently analyzing the impact of these decisions on our business.

If the courts in other U.S. Circuits or the U.S. Supreme Court take a different position on the applicability of the Wire Act to our operations, the Wire Act may have a material adverse effect on our business, financial conditions, and results of operations. In particular, should it ultimately be determined or codified that the Wire Act extends to transmission of lottery games in interstate or foreign commerce, certain of our operations that are not currently restricted by statute or practice to a state’s territorial boundaries may be negatively impacted or eliminated. Further, in such event, the DOJ or other federal regulatory authorities may determine that the manner in which we operate our technology is deemed to be interstate or foreign commerce and accordingly a violation of such interpretation of the Wire Act. Either event could have a material adverse effect on us or our results of operations, cash flow, or financial condition.

If the Interstate Wagering Amendment is interpreted or applied to prohibit transmissions to foreign countries, it could have a negative impact on our business, financial condition, and results of operations.

Various federal laws prohibit the transportation of lottery tickets, advertisements, and paraphernalia in interstate or foreign commerce or through the mail, except under certain circumstances. Generally, such laws do not apply to state or charitable lotteries conducted in accordance with the laws of the state in which such lottery is operated. The Interstate Wagering Amendment, enacted in 1994, sought to close a “loophole” in the federal laws allowing the sale of lottery tickets across state lines “via computer transaction with no paper crossing state lines.”

The Interstate Wagering Amendment specifically provides: “Whoever … being engaged in the business of procuring for a person in 1 State such a ticket, chance, share or interest in a lottery, gift, [sic] enterprise or similar scheme conducted by another State (unless that business is permitted under an agreement between the States in question or appropriate authorities of those States), knowingly transmits in interstate or foreign commerce information to be used for the purpose of procuring such a ticket, chance, share, or interest; …” shall have committed an offense under 18 U.S.C. § 1301.

Unless covered by one of the exceptions, therefore, we are prohibited from transporting lottery tickets across state lines or transmitting information to be used for the purpose of procuring a lottery ticket for a lottery conducted by a state to a person in another state. “State” is defined as “a State of the United States, the District of Columbia, the Commonwealth of Puerto Rico, or any territory or possession of the United States.” The definition of “foreign government”, on the other hand, expressly excludes U.S. states and territories. Based on the use of the words “1 State” and “another State” and the omission of the term “foreign country”, we believe the Interstate Wagering Amendment does not prohibit transmission of information for the purpose of procuring tickets for persons in foreign countries.

If the Interstate Wagering Amendment is interpreted or applied to prohibit transmissions to foreign countries, however, it could have a negative impact on our business, financial condition, and results of operations. Additionally, reinterpretation of the Wire Act to prohibit transmissions of information to foreign countries for the purpose of procuring such tickets could also negatively impact our business. For more details, see “Regulatory and Compliance Risks — If there is a final determination on the applicability of the Wire Act to our operations and it is determined or codified that the Wire Act extends to transmission of lottery games in interstate or foreign commerce, certain of our operations that are not currently restricted by statute or practice to a state’s territorial boundaries may be negatively impacted or eliminated, which may have a material adverse effect on our business, financial conditions, and results of operations.”

Our business model and the conduct of our operations may have to vary in each U.S. jurisdiction where we do business to address the unique features of applicable law to ensure we remain in compliance with that jurisdiction’s laws. Our failure to adequately do so may have an adverse impact on our business, financial condition, and results of operations.

Lottery laws vary from U.S. jurisdiction to U.S. jurisdiction. This means that our business model and the conduct of our operations may have to vary in each jurisdiction where we do business to ensure we remain in compliance with applicable laws. For example, some jurisdictions in the U.S. prohibit lottery ticket courier services, while some jurisdictions in the U.S. prohibit charging certain fees to the user, and further still, some jurisdictions in the U.S. require us to be licensed or registered, which will require us to incur certain costs in connection with the licensing or registration process. In each jurisdiction in the U.S., we may be required to structure our business model and conduct our operations to address the unique features of applicable law.

Many of the U.S. jurisdictions in which we currently do business or anticipate doing business require that lottery game tickets to be sold only by licensed retailers and prohibit sale or resale of lottery games at prices in excess of the purchase price designated by the applicable regulatory authority. Because lottery games are typically considered bearer instruments, we can purchase tickets on behalf of our users and customers and charge certain service fees within the limits of the applicable laws in each U.S. jurisdiction. In most cases, with Virginia being a notable exception, the laws do not specifically prohibit users from engaging our services to purchase lottery games on their behalf. However, certain types of fees are prohibited in certain jurisdictions. For example, Pennsylvania prohibits “any fee associated with the acquisition or transportation of lottery tickets or shares” and Illinois law prohibits service charges, handling fees or other costs added to the established price of a ticket. In those states and other states with similar prohibitions, we will need to structure our business model to comply with the law, while still endeavoring to operate profitably.

If a U.S. jurisdiction prohibits our services, imposes onerous licensing or regulatory requirements, or imposes restrictions on the fees we charge, either by enacting new statutes or regulations or by reinterpreting existing statutes and regulations, such restrictions and requirements could have a material adverse effect on our results of operations, cash flow, or financial condition.

Rules and regulations governing sweepstakes, promotions and giveaways vary by jurisdiction and country, which could restrict or eliminate our ability to generate revenues on the WinTogether Platform and our ability to increase our brand reputation and recognition by sweepstakes participants, all of which could harm our business, financial condition and results of operations.

The WinTogether Platform offers sweepstakes that support charitable causes selected by the trustees of WinTogether and incentivizes participants to donate to those chosen causes by entering donors into sweepstakes for the chance to win cash prizes, luxury items, and exceptional experiences.

The awarding of cash, prizes, and experiences requires compliance with the laws and regulations in jurisdictions and countries over sweepstakes, promotions and giveaways, which are complex and constantly changing. Any negative finding of law regarding the characterization of the type of activity conducted carried out on the WinTogether Platform could limit or prevent the Company’s ability to obtain participants from those jurisdictions, which in turn could impact the Company’s ability to scale this source of revenue in the future and increase our brand recognition and reputation by sweepstakes participations. The ability or willingness of charitable causes, payment processors and other third parties necessary to conduct the WinTogether Platform business also may be impacted or limited due to changes in laws or any perceived negative consequences of engaging in the business of sweepstakes, promotions, and giveaways. The foregoing could harm our business, financial condition and results of operations.

In some jurisdictions our key executives, certain employees, or other individuals related to the business may be subject to licensing or compliance requirements. Failure by such individuals to obtain the necessary licenses or comply with individual regulatory obligations, could cause the business to be non-compliant with its obligations, or imperil its ability to obtain or maintain licenses that may be necessary for the conduct of our business. In some cases, the remedy to such situation may require the removal of a key executive or employee and the mandatory redemption or transfer of such person’s equity securities.

We currently hold a license issued by the Texas Lottery Commission to conduct the retail sale of lottery tickets in the State of Texas. We may determine or be required to secure additional licenses from other regulatory authorities with jurisdiction over lottery operations in new markets in which we contemplate expansion, including, without limitation, the States of New York and New Jersey (regulated by the New York State Gaming Commission and the New Jersey Lottery Commission, respectively). Such licensure may impose additional obligations on us and our operations, which may include continuous disclosure to and an investigation by the applicable regulatory authority into the financial stability, integrity and business experience of the Company, its affiliates, and their respective significant stockholders, directors, officers, and key employees. In markets in which we have not previously operated or in newly regulated markets, licensing regimes may impose licensing requirements or conditions with which we have not previously been required to comply, which may include locating technical infrastructure within the relevant territory, establishing real-time data interfaces with the regulatory authority, implementing consumer protection and privacy measures, or additional approvals or certifications of our technology, all of which may present operational challenges and material costs, and any of which may have a material adverse effect on us or our results of operations, cash flow, or financial condition.

To the extent that any stockholder, director, officer or key employee is required to submit to required background checks and provide disclosure and fails to do so, or they or the Company fail to do so to the satisfaction of the relevant regulatory authority, such failure may jeopardize the grant of a license, provide grounds for termination of an existing license, or result in the imposition of penalties. Generally, any person or entity that fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised by a competent authority that they are required to do so may be denied a license or found unsuitable, as applicable, which may result in our being required to sever our relationship with such person or entity. Further, we may be subject to disciplinary action or suffer revocation of licensure if, following notification that a person or entity is disqualified or unsuitable, we: (a) pay them any dividend or interest upon our shares; (b) allow them to exercise, directly or indirectly, any voting right conferred through the shares they hold; (c) pay them remuneration in any form for services rendered or otherwise; or (d) if required, fail to pursue all lawful efforts to terminate their association with the Company or require them to relinquish their shares.

In some jurisdictions, certain stockholders may also be required to file applications or submit to background checks. While such requirements typically apply only to stockholders in excess of certain thresholds (such as five or ten percent of the outstanding shares) or to stockholder who also have an active role in the Company, we cannot ensure that such jurisdictions might not seek licensure of additional stockholders in the future.

While we believe that we are in compliance with all material licensure requirements applicable to our operations, we cannot ensure that our activities will remain in compliance or that we will continue to receive all licenses or license renewals for which we apply. The loss of a license that we currently hold, or failure to receive a license, could have a material adverse effect on us or on our business, financial condition, or results of operations.

Gaming and lottery authorities may revoke or suspend licenses, levy fines against us, or seize certain of our assets if we violate gaming regulations. We cannot ensure that we will be able to obtain or maintain the necessary licenses or approvals or that the licensing process will not result in delays or adversely affect our operations. Disciplinary action against a license holder in one jurisdiction could lead regulators in other jurisdictions to pursue similar action.

We cannot ensure that regulatory or governmental authorities will not seek to restrict our business in their jurisdictions or institute enforcement proceedings against us. We cannot ensure that any instituted enforcement proceedings will be favorably resolved, or that such proceedings will not have a material adverse effect on our ability to retain and renew existing licenses or to obtain new licenses.

A court may find that part or all of the provision included in the Charter pertaining to the redemption right with respect to capital stock held by any stockholders who are deemed to be “disqualified” or “unsuitable” holders is not enforceable, either in general or as to a particular fact situation.

Under the laws of the State of Delaware, our jurisdiction of incorporation, a corporation may provide in its certificate of incorporation for the amount of securities that may be owned by any person or group of persons for the purpose of maintaining any statutory or regulatory advantage or complying with any statutory or regulatory requirements under applicable law. Delaware law provides that ownership limitations with respect to shares of our stock issued prior to the effectiveness of the Charter will be effective against (i) stockholders with respect to shares that were voted in favor of the proposed provision; and (ii) purported transferees of shares that were voted for the proposed provision if (a) the transfer restrictions are conspicuously noted on the certificate(s) representing such shares, or (b) the transferee had actual knowledge of the transfer restrictions (even absent such conspicuous notation). The shares of Common Stock issued after the effectiveness of the Charter were issued with the ownership limitation conspicuously noted on the certificate(s) representing such shares and therefore under Delaware law such newly issued shares will be subject to the transfer restriction. We have also disclosed such restrictions to persons holding our stock in uncertificated form.

We cannot assure you that the provision pertaining to the redemption right with respect to capital stock held by any stockholders who are deemed to be “disqualified” or “unsuitable” holders is enforceable under all circumstances, particularly against stockholders who did not vote in favor of the proposed provision, who do not have notice of the ownership limitations at the time they subsequently acquire their shares, or who acquire shares that were owned, at the time of the vote on the provision, by a stockholder (or stockholders) who did not vote such shares in favor of the proposed provision. Accordingly, we cannot assure you that we would be able to redeem the shares of a stockholder deemed an unsuitable person by applicable regulatory authorities.

We will continually develop internal compliance programs and requirements in an effort to ensure that we comply with legal requirements imposed in connection with our activities and generally applicable to all publicly traded companies, however, we cannot ensure that they will prevent the violation of one or more laws, which may have an adverse impact on our business, financial condition, and results of operations.

We will continually develop internal compliance programs in ongoing efforts to ensure our compliance with legal requirements imposed in connection with our business activities and with legal requirements generally applicable to all publicly traded companies. While we are firmly committed to full compliance with all applicable laws, and believe that we will continue to establish appropriate procedures and policies, we cannot ensure that our compliance program will prevent the violation of one or more laws or regulations, or that a violation by us, an employee, a customer or an affiliate will not result in the imposition of a monetary fine or suspension or revocation of one or more of our governmental licenses, findings of suitability, registrations, permits and approvals, which could have a material adverse effect on us or on our results of operations, cash flow, or financial condition.

While we are confident that we will face additional regulatory requirements as we expand, we cannot predict the effect of future regulatory requirements to which our operations might be subject or the manner in which such requirements might be enforced. The compliance policies and procedures we implement may not always be followed at all times by directors, management, employees, agents, partners and other related parties, whether through neglect or intention. Our policies and procedures may not effectively detect and prevent violations of applicable laws by one or more of our directors, management, employees, agents, partners, customers, affiliates, or other related or third parties. As a result, we could be subject to investigations, criminal and civil penalties, sanctions and/or other enforcement measures that in turn could have a material adverse effect on our results of operations, cash flow, or financial condition.

We take our corporate responsibility to our users, customers, and the requirements of the regulatory authorities in the jurisdictions in which operate very seriously and are focused on maintaining a safe and responsible gaming environment. Our failure to remain in compliance with underage and responsible gaming requirements or any amendments or additions to such requirements could have a material adverse effect on us, our reputation and brand, or on our business, results of operations, or financial condition.

We are committed to compliance with the underage and responsible gaming requirements set forth in the domestic and international statutes and regulations in the jurisdictions in which we do business and, as applicable, that govern our operations. We take our corporate responsibility to our users, customers and the regulators in the jurisdictions in which we operate very seriously and are focused on maintaining a safe and responsible gaming environment. We continue to evaluate and develop our technology to meet the statutory requirements regarding responsible gaming and self-exclusion as well as our own self-imposed objectives regarding corporate social responsibility, as demonstrated by our ongoing compliance objectives and policies.

All of the U.S. jurisdictions and most of the international jurisdictions in which we operate prohibit sales of lottery tickets to persons under 18 years of age. We have instituted know-your-customer requirements to aid our efforts in identifying minors and preventing them from using our services. In many cases, these requirements apply to our lottery retailer partners and may not apply to us. Nevertheless, if we fail to abide by these requirements, our partners may be reluctant to do business with us or the applicable regulatory authorities may amend the requirements to apply specifically to us, to the extent that they do not already do so.

Many jurisdictions, especially international jurisdictions, are imposing more stringent rules with regard to underage and responsible gaming. This trend could continue to spread and both U.S. and international jurisdictions may strengthen underage and responsible gaming requirements. In the event that any jurisdiction in which we operate mandates additional requirements regarding corporate social responsibility, responsible gaming, self-exclusion, or similar mandates, we may be required to undertake additional technological initiatives to remain in compliance. Implementation of any such initiatives may present operational challenges and material costs and divert the attention of management and systems developers and engineers, any of which may have a material adverse effect on us or our results of operations, cash flow, or financial condition. The failure to remain in compliance with underage and responsible gaming requirements or any amendments or additions to such requirements could have a material adverse effect on us or on our business, results of operations, or financial condition.

We are subject to governmental laws and requirements of the U.S. and various international jurisdictions in which we operate regarding anti-bribery, anti-corruption, economic and trade sanctions, anti-money laundering, and counter-terror financing. Alleged or actual violation of any of these laws or requirements could negatively impact our brand and reputation, our ability to obtain or maintain any governmental licenses, findings of suitability, registrations, permits, and approvals, any of which could negatively impact our business, financial condition, and results of operations.

Our business subjects us to the jurisdiction of various governments and regulatory agencies domestically and internationally regarding anti-bribery, anti-corruption, economic and trade sanctions, anti-money laundering, and counter-terror financing.

Our operations and our growth plans, including in connection with our intent to expand into new markets and undertake strategic acquisitions, may bring our officers, directors, employees, and representatives into contact with “foreign officials” responsible for issuing or renewing governmental licenses, findings of suitability, registrations, permits and approvals, or for otherwise enforcing governmental regulations and requirements. In our contact with such foreign officials, we are required to comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include the U.S. Foreign Corrupt Practices Act (“FCPA”), and the U.K. Bribery Act 2010 (“U.K. Bribery Act”), as well as corresponding laws and regulations of the other countries where we do business. The FCPA, the U.K. Bribery Act, and other applicable laws prohibit us and our officers, directors, employees, and business partners acting on our behalf, from corruptly offering, promising, authorizing, or providing anything of value to foreign officials for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and accepting bribes. Our operations, trade practices, investment decisions, and partnering activities may be restricted as a result.

In addition, some of the international locations in which we operate lack a developed legal system and have elevated levels of corruption. Our international operations expose us to the risk of violating, or being accused of violating, anti-corruption laws and regulations. Our failure to successfully comply with these laws and regulations may expose us to brand and reputational harm, as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, and injunctions, as well as impacting our ability to maintain or obtain any governmental licenses, findings of suitability, registrations, permits and approvals. Further, investigations of alleged violations can be result in substantial costs, fines, or penalties and diversion of our resources. We are continuously developing and maintaining requirements to comply with applicable anti-corruption laws and regulations, however, there is no certainty that they will effectively prevent violations for which we may be held responsible, or at all.

We are currently required to comply with U.S. economic and trade sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”). Our Platform may be accessible from a sanctioned country in violation of applicable trade and economic sanctions. As part of our ongoing compliance efforts, we are implementing requirements to ensure that we do not violate these laws and requirements, however, our failure to adequately implement such requirements, fully perform our compliance requirements, or otherwise breach our compliance requirements with OFAC could result in our being subject to penalties, fines or other enforcement actions.

We process, support and execute financial transactions as part of our business and disburse funds on behalf of certain of our users, including receiving payment card information and processing payments for and due to our users. Accordingly, we may be subject to various anti-money laundering and counter-terrorist financing laws and regulations around the world that prohibit, among other things, involvement in transferring the proceeds of criminal or terrorist activities, including, in the United States, the Bank Secrecy Act of 1970, as amended (“BSA”), and certain provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”). We have developed a risk-based anti-money laundering program that we are implementing, however, in the event that we breach any of these laws and regulations that are applicable to us, we could be subject to significant civil fines, penalties, inquiries, audits, investigations, enforcement actions, and criminal and civil liability.

Any failure on our part to implement, maintain or follow the necessary processes and policies to comply with these regulations and requirements, or to adapt our processes and policies to changes in laws regulations would adversely impact our brand and reputation, or our ability to obtain or maintain any governmental licenses, findings of suitability, registrations, permits and approvals, and would negatively impact our business, financial condition and results of operations.

We are subject to domestic and foreign laws relating to processing certain financial transactions, including payment card transactions, and failure to comply with those laws, even if inadvertent, could have a material adverse effect on our business, financial condition, and results of operations.

As a result of our undertaking certain payment transactions on behalf of certain of our users, including receiving payment card information and processing payments, we are subject to or we voluntarily comply with a number of rules, laws and regulations relating to privacy and information security, electronic fund transfers, payment services and convenience fees. If we were found to be in violation of applicable rules, laws and regulations, we could be subject to additional liability, including card association and governmental fines or other sanctions, and we could be forced to otherwise change our business practices in certain jurisdictions, or be required to obtain additional licenses or regulatory approvals.

We have implemented procedures and continue to implement policies and procedures to preserve and protect payment data against loss, corruption, misappropriation caused by systems failures, unauthorized access or misuse. However, to the extent we retain our user’s data, we could be subject to liability claims by users for the misuse of that information, which could negatively impact our ability to utilize certain payment cards, or undertake certain transactions, which could disrupt our business. Failure to comply with these rules and laws may subject us to, among other things, additional costs or changes to our business practices, liability for monetary damages, fines or criminal prosecution, reputation and brand damage, and restrictions on our ability to process and support financial transactions, any of which could have a material adverse effect on our business, financial condition and results of operations.

Tax and other regulatory authorities may successfully assert that we have not properly collected or remitted withholding taxes, and as a result may successfully impose additional obligations, fines, penalties or other financial liability on us, any of which could adversely affect our business, financial condition, and results of operations.

Federal tax rules generally require payers to report payments to unrelated parties to the Internal Revenue Service. In the event of our failure to comply with such reporting obligations, due to failure in the application of our judgement in evaluating our obligations, our effective compliance with our internal process and its execution, or with respect to the process and manner in which we calculate and remit amounts due and owing to taxing authorities timely or at all, could subject us to brand and reputational damage, fines, penalties, and other financial liability, any of which could harm our business, financial condition, and results of operations.

In certain instances, we collect and remit applicable withholding taxes in the claims and redemption process. Regulatory and tax authorities may raise questions about, or challenge or disagree with, this practice, or in the application of our judgement in evaluating our obligations, our effective compliance with our internal process and its execution, or with respect to the process and the manner in which taxes are calculated, remitted and withheld as a result. A successful assertion by one or more regulatory or tax authorities requiring us to alter our practice could result in brand and reputational damage, fines, penalties and other financial liability, or discourage our users and commercial partners from using our Platform, any of which could harm our business, financial condition, and results of operations.

Human Capital Risks

Continued growth and success will depend on the performance of our current and future employees, including certain key employees. Recruitment and retention of these individuals is vital to growing our business and meeting our business plans. The loss of any of our key executives or other key employees could harm our business.

We depend on a limited number of key personnel to manage and operate our business, including our co-founders and president. The leadership of these key personnel has been a critical element of our success and we expect that such leadership will continue to be a critical element of our success in the future. The departure, death or disability of any one of our executive officers or other extended or permanent loss of any of their services, or any negative market or industry perception with respect to any of them or their loss, could have a material adverse effect on our business.

In addition, certain of our other employees have made significant contributions to our growth and success. We believe our success and our ability to compete and grow will depend in large part on the efforts and talents of our employees and on our ability to retain highly skilled personnel. The competition for these types of personnel is intense and we compete with other potential employers for the services of our employees. As a result, we may not succeed in retaining the executives and other key employees that we need. Employees, particularly developers and engineers, are in high demand, and we devote significant resources to identifying, hiring, training, successfully integrating and retaining these employees. We cannot provide assurance that we will be able to attract or retain such highly qualified personnel in the future. In addition, the loss of employees or the inability to hire additional skilled employees as necessary could result in significant disruptions to our business, and the integration of replacement personnel could be time-consuming and expensive and cause additional disruptions to our business.

Additionally, as we grow and develop the infrastructure as a public company, we may find it difficult to maintain our entrepreneurial, innovative and team-based culture. Our retention and recruiting may require significant increases in compensation expense as we transition to a public company, which would adversely affect our results of operation.

If we do not succeed in attracting, hiring, and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively and our business, financial condition and results of operations could be seriously harmed.

Illegal, improper, or otherwise inappropriate activity of our couriers, whether or not occurring while performing their employment duties, could expose us to liability and adversely affect our business, reputation, brand, financial condition, and results of operations.

Illegal, improper, or otherwise inappropriate activities by our couriers, including the activities of individuals who may have previously engaged with, but are not then receiving or providing services offered through, our Platform or individuals who are intentionally impersonating users or couriers or the activities of couriers while purchasing lottery game tickets, may occur, which could adversely affect our reputation, brand, business, financial condition, and results of operations. These activities may include attempted theft, unauthorized use of payment card or financial account information, user identity theft, theft of lottery games, and other misconduct. Such activities may result in injuries or damage for users and third parties, or business interruptions, reputational and brand damage, or other significant liabilities for us.

While we have implemented various measures intended to anticipate, identify, and address the risk of these types of activities, these measures may not adequately address or prevent all illegal, improper, or otherwise inappropriate activity by these parties from occurring and such conduct could expose us to liability, including through litigation, or adversely affect our brand or reputation. At the same time, if the measures we have taken to guard against these illegal, improper, or otherwise inappropriate activities, such as our requirement that all couriers undergo a background check, are too restrictive and inadvertently prevent couriers and users otherwise in good standing from using our Platform, or if we are unable to implement and communicate these measures fairly and transparently or are perceived to have failed to do so, the growth and engagement of the number of couriers and users on our Platform and their use of our Platform could be adversely affected. Any of the foregoing risks could adversely affect our business, financial condition, and results of operations.

Dependence on Third Parties Risks

Our business model depends upon the continued compatibility between our B2C Platform and the major mobile operating systems and upon third-party platforms for the distribution of our product offerings. If Google Play or the Apple App Store or other mobile download sites prevent users from downloading our apps or if our advertising is blocked or rejected from being delivered to our users, our ability to grow our revenue, profitability, and prospects may be adversely affected.

Our users access our B2C Platform product offerings on mobile devices and web applications, and accordingly, our business model depends upon the continued compatibility between our application and the major mobile operating systems. Third parties with whom we do not have any formal relationships control the design of mobile devices and operating systems. These parties frequently introduce new devices, and from time to time they may introduce new operating systems or modify existing ones. Network carriers may also impact the ability to download applications or access specified content on mobile devices.

In addition, we rely upon third-party platforms for distribution of our product offerings. The Google Play store and Apple App Store are global application distribution platforms and the main distribution channels for our application. As such, the promotion, distribution and operation of our application are subject to the respective distribution platforms’ standard terms and policies for application developers, which are very broad and subject to frequent changes and interpretation. Furthermore, the distribution platforms may not enforce their standard terms and policies for application developers consistently and uniformly across all applications and with all publishers.

There is no guarantee that popular mobile devices will start or continue to support or feature our product offerings, or that mobile device users will continue to use our product offerings rather than competing products. We are dependent on the interoperability of our technology with popular mobile operating systems, technologies, networks and standards that we do not control, such as the Android and iOS operating systems, and any changes, bugs, technical or regulatory issues in such systems, our relationships with mobile manufacturers and carriers, or in their terms of service or policies that degrade our offerings’ functionality, reduce or eliminate our ability to distribute our offerings, give preferential treatment to competitive products, limit our ability to deliver high quality offerings, or impose fees or other charges related to delivering our offerings, could adversely affect our product usage and monetization on mobile devices.

Furthermore, we may not successfully cultivate relationships with key industry participants or develop product offerings that operate effectively with these technologies, systems, networks, regulations, or standards. If it becomes more difficult for our users to access and use our offerings on their mobile devices, if our users choose not to access or use our offerings on their mobile devices, or if our users choose to use mobile products that do not offer access to our offerings, our user growth, retention, and engagement could be seriously harmed. In addition, if any of the third-party platforms used for distribution of our product offerings were to limit or disable advertising on their platforms, either because of technological constraints or because the owner of these distribution platforms wished to impair our ability to serve ads on them, our ability to generate revenue could be harmed. Also, technologies may be developed that can block the display of our ads. These changes could materially impact the way we do business, and if we or our advertising partners are unable to quickly and effectively adjust to those changes, there could be an adverse effect on our business, financial condition, and results of operations.

We rely on third-party providers for validation services regarding our users, and if such providers fail to perform adequately, provide accurate information, or we do not maintain business relationships with them, our business, financial condition, and results of operations could be adversely affected.

We currently, and will in the future, rely on third-party providers to assist in some or all of the required validation of the identity, verification of the age, or geo-location of our prospective users, however, there is no guarantee that such third-party systems will perform adequately, or at all, or be effective. To the extent that we rely on third parties for our identity, age, or geolocation systems to ensure that we are in compliance with certain laws and regulations, any service disruption to those systems would prohibit us from operating our offerings, and would adversely affect our business. Additionally, incorrect or misleading geolocation, age, and identity verification data with respect to current or potential users received from third-party service providers may result in us inadvertently allowing access to our offerings to individuals who should not be permitted to access them, or otherwise inadvertently deny access to individuals who should be able to access our offerings, in each case based on inaccurate identity or geographic location determination. Our third-party geolocation services provider relies on its ability to obtain information necessary to determine geolocation from mobile devices, operating systems, and other sources. Changes, disruptions, or temporary or permanent failure to access such sources by our third-party services providers may result in their inability to accurately determine the location of our users. Moreover, our inability to maintain our existing contracts with third-party services providers, or to replace them with equivalent third parties, may result in our inability to access geolocation, age and identity verification data necessary for our day-to-day operations. If any of these risks materializes, we may be subject to disciplinary action, fines, lawsuits, and our business, financial condition, and results of operations could be adversely affected.

We rely on third-party payment processors to process payments and withdrawals made by our users, and if we cannot manage our relationships with such third parties and other payment-related risks, our business, financial condition, and results of operations could be adversely affected.

We rely on a limited number of third-party payment processors to process payments and withdrawals made by our users. If any of our third-party payment processors terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate payment processor, and may not be able to secure similar terms or replace such payment processor in an acceptable time frame. Further, the software and services provided by our third-party payment processors may not meet our expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause us to lose our ability to accept payments or other payment transactions or make timely payments to our users, any of which could make our technology less trustworthy and convenient and adversely affect our ability to attract and retain our users.

Nearly all of our payments are made by credit card, debit card, automated clearing house transaction, or through other third-party payment services, which subjects us to certain regulations and to the risk of fraud. We may in the future offer new payment options to users that may be subject to additional regulations and risks. We are also subject to a number of other laws and regulations relating to the payments we accept from our users and customers, including with respect to money laundering, money transfers, privacy, and information security. If we fail to comply with applicable rules and regulations, we may be subject to civil or criminal penalties, fines and/or higher transaction fees and may lose our ability to accept online payments or other payment card transactions, which could make our offerings less convenient and attractive to our users and customers. If any of these events were to occur, our business, financial condition, and results of operations could be adversely affected.

For example, if we are deemed to be a money transmitter as defined by applicable regulation, we could be subject to certain laws, rules and regulations enforced by multiple authorities and governing bodies in the U.S. and numerous state and local agencies who may define money transmitter differently. Certain states may have a more expansive view of who qualifies as a money transmitter. Additionally, outside of the U.S., we could be subject to additional laws, rules and regulations related to the provision of payments and financial services, and if we expand into new jurisdictions, the foreign regulations and regulators governing our business that we are subject to will expand as well. If we are found to be a money transmitter under any applicable regulation and we are not in compliance with such regulations, we may be subject to fines or other penalties in one or more jurisdictions levied by federal or state or local regulators, including state Attorneys General, as well as those levied by foreign regulators. In addition to fines, penalties for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny.

Additionally, our payment processors require us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules in ways that might restrict or prohibit us from using certain payment methods in providing certain offerings to some users, be costly to implement or difficult to implement. We have agreed to reimburse our payment processors for fines they are assessed by payment card networks if we or our users violate these rules. Any of the foregoing risks could adversely affect our business, financial condition and results of operations.

Our technology contains third-party open-source software components, and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to provide our offerings.

Our technology contains software modules licensed to us by third-party authors under “open source” licenses, including the distributed ledger technology, that we currently use and intend to continue to use in our Platform. Use and distribution of open-source software may entail greater risks than use of third-party commercial software, as open-source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our technology.

Some open-source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open-source software we use or grant other licenses to our intellectual property. If we combine our software with open-source software in a certain manner, we could, under certain open-source licenses, be required to release the source code of our software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software.

Although we monitor our use of open-source software to avoid subjecting our technology to conditions we do not intend, the terms of many open-source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our technology. From time to time, there have been claims challenging the ownership of open-source software against companies that incorporate open-source software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be open-source software. Moreover, we cannot assure you that our processes for controlling our use of open-source software in our technology will be effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our technology, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, financial condition, and results of operations.

If we cannot license rights to use third-party technologies on reasonable terms, we may not be able to commercialize new products or services in the future.

In the future, we may license third-party technology to develop or commercialize new products or offer new services. In return for the use of a third-party’s technology, we may agree to pay the licensor royalties based on sales of our products or services. Royalties are a component of cost of revenue and affect the margins on our products. We may also need to negotiate licenses to use third-party intellectual property. Our business may suffer if we are unable to enter into the necessary licenses on acceptable terms, or at all, if any necessary licenses are subsequently terminated, if the licensors fail to abide by the terms of the license or fail to prevent infringement by third parties, or if the licensed patents or other rights are found to be invalid or unenforceable.

We rely on relationships with lottery organizations from which we acquire lottery data information for the provision of our Data Services. Loss of existing relationships or failure to expand existing relationships may cause loss of competitive advantage or require us to modify, limit or discontinue certain offerings, which could materially affect our business, financial condition and results of operations.

We rely on relationships with lottery organizations from which we acquire rights to collect and supply lottery data that we provide to our users and customers. The future success of our Data Service business may depend, in part, on our ability to obtain, retain and expand relationships with lottery organizations. We have arrangements with lottery organizations for rights to their data. Our arrangements with lottery organizations may not continue to be available to us. In the event that we lose existing arrangements or cannot continue and expand existing arrangements, we may lose our competitive advantage or be required to discontinue or limit our offerings or services. The loss of such arrangements may cause loss of competitive advantage and could materially adversely affect our financial condition, business and results of operations.

Our ability to acquire lottery game in certain jurisdictions depends significantly on our agreement with Master Goblin, and any adverse change in that agreement could adversely affect our business, financial condition and results of operations.

Our ability to acquire lottery games as requested by users in certain jurisdictions, including California, is highly dependent on our services agreement, dated as of March 10, 2020 (as amended, the “Services Agreement”), with Master Goblin Games, LLC (“Master Goblin”), an entity wholly owned by Ryan Dickinson, an officer of the Company. Master Goblin leases one or more retail locations in jurisdictions in the United States in which we operate and operates tabletop games stores and the ancillary business of being a sales agent or retailer licensed by the state lottery commission of such jurisdiction to sell lottery game tickets from such retail location. Master Goblin currently has a retail storefront in California from which it sells tabletop games and lottery games to the public, and retail storefronts in Georgia, Pennsylvania, Oregon, and Colorado, from which it intends to sell tabletop games and lottery games to the public. Pursuant to the Services Agreement, the Company acquires lottery games as requested by users in certain jurisdictions from Master Goblin in such jurisdiction.

The Services Agreement has an initial term of three years and will automatically renew one year terms following the expiration of the initial three year term. The Services Agreement may be terminated by either party by providing written notice in the event the other party is in material breach and such material breach has not been cured within 60 days of providing such notice. Such terminating party must provide written notice of its intent to terminate no less than thirty days prior to the automatic renewal date to prevent the renewal. If the Services Agreement is terminated or substantially amended on terms that are not favorable to the Company, including in the event of the termination of Mr. Dickinson’s roles with the Company, until such time as we make similar alternative arrangements with a licensed sales agent or retailer licensed by the state lottery commission of such jurisdiction to sell lottery game tickets, we would be required to employ and deploy individual messengers to acquire the lottery game tickets that we require, which may have significantly higher risk and costs associated with such employment and deployment, or seek alternative arrangements, which may not be available on similar terms or at all. In the jurisdictions in which it operates, there are very few companies in the market that provide retail services that are similar to those provided by Master Goblin or otherwise appropriate to qualify for or obtain a license from the relevant state lottery commission to sell lottery game tickets and fulfil obligations under an agreement similar to the Services Agreement, and in any event, there is no guaranty that they would timely qualify for such a license from the appropriate state lottery commission or at all. If we fail to quickly locate, negotiate and finalize alternative arrangements, or if we do, but such alternatives do not provide for terms that are as favorable as those currently provided and utilized, we would experience a material reduction in our revenues and, in turn, our business, financial condition and results of operations would be adversely affected.

Geographic Expansion and Acquisition Risks

Our business plan includes the evaluation and potential acquisition and integration of businesses or their assets. Our business may suffer if we are unable to successfully undertake the integrations into the Company or otherwise manage the growth associated with such acquisitions, which could adversely affect our operating results and result in charges to earnings, impairing our business, financial condition, and results of operations.

As part of our business strategy, we have made, and we intend to continue to make, acquisitions as opportunities arise to add new or complementary businesses, products, brands or technologies. From time to time, we may enter into letters of intent, agreements, agreements in principle or memoranda of understanding or similar documents or commitments related to acquisitions of a new or complementary business. In some cases, the costs of such acquisitions may be substantial, including as a result of professional fees and due diligence efforts. There is no assurance that the time and resources expended on pursuing a particular acquisition will result in a completed transaction, or that any completed transaction will ultimately be successful. In addition, we may be unable to identify suitable acquisition or strategic investment opportunities or may be unable to obtain any required financing or governmental licenses, findings of suitability, registrations, permits and approvals, and therefore may be unable to complete such acquisitions or strategic investments on favorable terms, if at all, and in accordance with requirements. We may decide to pursue acquisitions with which our investors may not agree and we cannot assure investors that any acquisition or investment will be successful or otherwise provide a favorable return on investment. In addition, acquisitions and the integration thereof require significant time and resources and place significant demands on our management, as well as on our operational and financial infrastructure. In addition, if we fail to successfully close transactions or integrate new teams, or integrate the products and technologies associated with these acquisitions into our organization, our business could be seriously harmed. Acquisitions may expose us to operational challenges and risks, including:

•        the ability to profitably manage acquired businesses or successfully integrate the acquired businesses’ operations, culture, personnel, financial reporting, accounting and internal controls, technologies, and products into our business;

•        increased indebtedness and the expense of integrating acquired businesses, including significant administrative, operational, economic, geographic, or cultural challenges in managing and integrating the expanded or combined operations;

•        entry into jurisdictions or acquisition of products or technologies with which we have limited or no prior experience, and the potential of increased competition with new or existing competitors as a result of such acquisitions;

•        exposure to compliance, intellectual property or other issues, not uncovered by a limited due diligence review of the target or otherwise;

•        diversion of management’s attention and the over-extension of our operating infrastructure and our management systems, information technology systems, and internal controls and procedures, which may be inadequate to support growth;

•        the ability to fund our capital needs and any cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions, or unforeseen internal difficulties; and

•        the ability to retain or hire qualified personnel required for expanded operations.

Our acquisition strategy may not succeed if we are unable to remain attractive to target companies or expeditiously close transactions. Issuing additional equity to fund an acquisition would cause economic dilution to existing stockholders. If we develop a reputation for being a difficult acquirer or having an unfavorable work environment, or target companies view our equity unfavorably, we may be unable to consummate key acquisition transactions essential to our corporate strategy and our business may be seriously harmed.

Our strategy anticipates substantial growth, and if we fail to adequately scale product offerings and manage our entry into new territories, our business and reputation may be harmed.

Our business strategy contemplates substantial growth in our user and customer base, and a strategy to capture a larger share of a dynamic lottery market and shifting demographic, primarily in the U.S. but internationally as well. Our growth has placed, and is expected to continue to place, a significant strain on our managerial, administrative, operational and financial resources and our infrastructure. Our future success will depend, in part, upon the ability of our senior management to manage growth effectively. This will require us to, among other things:

•        implement additional management information systems;

•        further develop our operating, administrative, legal, compliance, financial and accounting systems and controls;

•        hire additional qualified personnel and develop human capital;

•        comply with additional regulatory regimes, securing licenses, findings of suitability, registrations, permits and approvals; and

•        maintain close coordination among our engineering, operations, legal, compliance, finance, sales and marketing and customer service and support organizations.

Failure to accomplish any of these requirements could adversely affect our ability to deliver our product, service, and systems offerings in a timely fashion, fulfill existing commitments or attract and retain new users and customers.

We may require additional capital to support our growth plans, including in connection with our expansion into new markets and our strategic acquisitions, and such capital may not be available on reasonable terms or at all. This could hamper our growth and adversely affect our business.

We intend to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new technology, services, and systems or enhance our existing offering, improve our operating infrastructure, enhance our information security systems to combat changing cyber threats, or implement more mature corporate and operating processes to support growth, and acquire complementary businesses, personnel and technologies. Our success depends on our ability to retain and acquire users and customers, which may require significant investments and additional capital. Accordingly, we may need to engage in equity or debt financings to secure additional funds. Our ability to obtain additional capital, if and when required, will depend on our business plans, investor demand, our operating performance, markets conditions, our credit rating, and other factors. If we raise additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing stockholders may experience dilution. If we are unable to obtain additional capital when required, or on reasonable terms, our ability to continue to support our business growth or to respond to business opportunities, challenges or unforeseen circumstances could be adversely affected, and our business may be harmed.

We may face difficulties as we expand our operations into new markets in which we have limited or no prior operating experience.

Our capacity for continued growth depends, in part, on our ability to expand our operations into, and compete effectively in, new local markets. It may be difficult for us to understand and accurately predict consumer preferences and spending habits in these new local markets. In addition, each market has unique regulatory dynamics. These include laws and regulations that can directly or indirectly affect our ability to operate. In addition, each market is subject to distinct competitive and operational dynamics. These include our ability to offer more attractive products, services and systems than alternative options and our ability to efficiently attract and retain users and customers, all of which affect our sales, results of operations, and key business metrics. As a result, we may experience fluctuations in our results of operations due to the changing dynamics in the local markets where we operate. If we invest substantial time and resources to expand our operations and are unable to manage these risks effectively, our business, financial condition, and results of operations could be adversely affected.

International Operations Risks

The international scope of our operations may expose us to increased legal and regulatory risks, and our international operations and corporate and financing structure may expose us to potentially adverse tax consequences.

We have international operations and, accordingly, our business is subject to risks resulting from differing legal and regulatory requirements, political, social and economic conditions, and unforeseeable developments in a variety of jurisdictions. Our international operations are subject to the following risks, among others:

•        political instability;

•        international hostilities, military actions, terrorist or cyber-terrorist activities, natural disasters, pandemics, and infrastructure disruptions;

•        differing economic cycles and adverse economic conditions;

•        unexpected changes in regulatory environments and government interference in the economy, including lottery and gaming, data privacy and advertising laws and regulations;

•        changes to economic and anti-money laundering sanctions, laws and regulations;

•        varying tax regimes, including with respect to the imposition of withholding taxes on remittances and other payments by our partnerships or subsidiaries;

•        differing labor regulations;

•        foreign exchange controls and restrictions on repatriation of funds;

•        fluctuations in currency exchange rates;

•        inability to collect payments or seek recourse under or comply with ambiguous or vague commercial or other laws;

•        insufficient protection against product piracy and rights infringement and differing protections for intellectual property rights;

•        varying attitudes towards lottery games and betting by foreign governments;

•        difficulties in attracting and retaining qualified management and employees, or rationalizing our workforce;

•        differing business practices, which may require us to enter into agreements that include non-standard terms; and

•        difficulties in penetrating new markets due to entrenched competitors, lack of recognition of our brands or lack of local acceptance of our products, services and systems.

Our overall success as a global business depends, in part, on our ability to anticipate and effectively manage these risks, and there can be no assurance that we will be able to do so without incurring unexpected costs. If we are not able to manage the risks related to our international operations, our business, financial condition, and results of operations may be materially affected.

We have expanded our presence internationally, and any future actions or escalations that affect trade relations may cause global economic turmoil and potentially have a negative impact on our business. In particular, we may have access to fewer business opportunities and our international operations may be negatively impacted.

As a result of the intended growth of the international scope of our operations and our corporate and financing structure, we may become subject to taxation in, and to the tax laws and regulations of, multiple jurisdictions. Adverse developments in these laws or regulations, or any change in position regarding the application, administration or interpretation of these laws or regulations in any applicable jurisdiction, could have a material adverse effect on our business, financial condition and results of operations. Furthermore, changes in or to the interpretation of the tax laws or tax treaties of the countries in which we operate may adversely affect the manner in which we have structured our business operations and legal entity structure to efficiently realize income or capital gains and mitigate withholding taxes, and may also subject us to tax and return filing obligations in such countries that do not currently apply to us. Such changes may increase our tax burden and/or may cause us to incur additional costs and expenses in compliance with such changes. In addition, the tax authorities in any applicable jurisdiction may disagree with the positions we have taken or intend to take regarding the tax treatment or characterization of any of our transactions, including the tax treatment or characterization of our indebtedness. If any applicable tax authorities were to successfully challenge the tax treatment or characterization of any of our transactions, it could result in the disallowance of deductions, the imposition of withholding taxes, the reallocation of income or other consequences that could have a material adverse effect on our business, financial condition and results of operations.

In addition, the U.S. Congress, the U.K. Government, the Organization for Economic Co-operation and Development (the “OECD”), and other government agencies have had an extended focus on issues related to the taxation of multinational corporations. Further, the introduction of a digital services tax, such as the U.K. digital services tax introduced with effect from April 1, 2020, may increase our tax burden, which could adversely affect our business, financial condition and results of operations. Finally, the international scope of our business operations could subject us to multiple overlapping tax regimes that can make it difficult to determine what our obligations are in particular situations.

Fluctuating foreign currency and exchange rates may negatively impact our business, results of operations, and financial position.

Due to our international operations, a portion of our business is denominated in foreign currencies. As a result, fluctuations in foreign currency and exchange rates may have an impact on our business, results of operations and financial position. Foreign currency exchange rates have fluctuated and may continue to fluctuate. Significant foreign currency exchange rate fluctuations may negatively impact our international revenue, which in turn affects our consolidated revenue. Currencies may be affected by internal factors, general economic conditions and external developments in other countries, all of which can have an adverse impact on a country’s currency. Currently, we are not party to any hedging transactions intended to reduce our exposure to exchange rate fluctuations. We may seek to enter into hedging transactions in the future, but we may be unable to enter into these transactions successfully, on acceptable terms or at all. We cannot predict whether we will incur foreign exchange losses in the future. Further, significant foreign exchange fluctuations resulting in a decline in the respective local currency may decrease the value of our foreign assets, as well as decrease our revenues and earnings from our foreign subsidiaries, which would reduce our profitability and adversely affect our financial position.

Intellectual Property Risks

If we are unable to protect our intellectual property and proprietary rights or prevent its unauthorized use by third parties, our ability to compete in the market or our business, financial condition, and results of operations may be harmed.

We have and will seek to protect our intellectual property to ensure that our competitors do not use such intellectual property. However, intellectual property laws in the U.S. and in other jurisdictions may afford differing and limited protection, may not permit us to gain or maintain a competitive advantage, and may not prevent our competitors from duplicating our products, designing around our proprietary products or technology, or gaining access to our proprietary information and technology, and are costly and time consuming.

We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets. For example, there can be no assurance that consultants, vendors, partners, former employees, or current employees will not breach their obligations regarding non-disclosure and restrictions on use. In addition, anyone could seek to challenge, invalidate, circumvent, or render unenforceable any patent that we seek protection over in the future. We cannot provide assurance that any future patent applications we hold or have rights to will result in an issued patent, or that, if patents are issued, they would necessarily provide meaningful protection against competitors and competitive technologies or adequately protect our then-current technologies. We may not be able to detect the unauthorized use of our intellectual property, prevent breaches of our cybersecurity efforts, or take appropriate steps to enforce our proprietary or intellectual property rights effectively. In addition, certain contractual provisions, including restrictions on use, copying, transfer, and disclosure of software, may be unenforceable under the laws of certain jurisdictions.

Our success may depend in part on our ability to obtain trademark protection for the names or symbols under which we market our products and to obtain copyright protection and patent protection of our technologies and innovations. We may not be able to build and maintain goodwill in our trademarks or obtain trademark or patent protection, and there can be no assurance that any trademark, copyright, or issued patent will provide competitive advantages for us or that our intellectual property will not be successfully challenged or circumvented by competitors.

We intend to enforce our intellectual property rights, and from time to time may initiate claims against third parties that we believe are infringing our intellectual property rights. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management, could fail to obtain the results sought, and could have a material adverse effect on our results of operations, business, and financial condition.

The intellectual property rights of others, including claims of third parties that we are infringing on their intellectual property and proprietary rights, may prevent us from developing new products, services and systems, entering new markets or may expose us to significant license fees, liability, or costly litigation.

Our success depends in part on our ability to continually adapt our business activities, products, services, and systems to incorporate new technologies and to expand into markets that may be created by new technologies. If technologies are protected by the intellectual property rights of others, including our competitors, we may be prevented from introducing products, services or systems based on these technologies or expanding into markets created by these technologies. If the intellectual property rights of others prevent us from taking advantage of innovative technologies, our prospects, results of operations, cash flows, and financial condition may be adversely affected.

We cannot assure that our business activities, products, services, and systems will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. In addition to infringement claims, third parties may allege claims of invalidity or unenforceability against us or against our licensees or manufacturers in connection with their use of our technology. A successful challenge to, or invalidation of, one of our intellectual property interests, a successful claim of infringement by a third party against us, our business activities, products, services and systems, or one of our licensees in connection with the use of our technologies, or an unsuccessful claim of infringement made by us against a third party or its business activities, products, services and systems could adversely affect our business or cause us financial harm. Any such claim and any resulting litigation, should it occur, could:

•        be expensive and time consuming to defend or require us to pay significant amounts in damages;

•        invalidate our proprietary rights;

•        cause us to cease making, licensing or using products, services or systems that incorporate the challenged intellectual property;

•        require us to redesign, reengineer or rebrand our products, services or systems or limit our ability to bring new products, services or systems to the market in the future;

•        require us to enter into costly or burdensome royalty, licensing or settlement agreements in order to obtain the right to undertake a business activity or use a product, process or component;

•        impact the commercial viability of the products, services and systems that are the subject of the claim during the pendency of such claim; and

•        require us by way of injunction to remove products, services, or systems or stop implementing the business practice, or stop selling or offering new products, services.

Legal Proceedings Risks

We are party to pending litigation and investigations in various jurisdictions and with various plaintiffs and we may be subject to future litigation or investigations in the operation of our business. An adverse outcome in one or more proceedings could adversely affect our business, financial condition, and results of operations.

We are and have been party to, and we may in the future increasingly face the risk of, claims, lawsuits, investigations, and other proceedings, including those which may involve competition and anti-trust, anti-money laundering, OFAC, regulatory, lottery or gaming, intellectual property, privacy, consumer protection, accessibility claims, securities, tax, labor and employment, commercial disputes, services and other matters. Litigation to defend us against claims by third parties, or to enforce any rights that we may have against third parties, may be necessary, which could result in substantial costs, fines or penalties and diversion of our resources, causing a material adverse effect on our business, financial condition, and results of operations. For additional information regarding legal proceedings to which we are subject see “Business — Legal & Administrative Proceedings.”

Any litigation to which we are a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or in payments of substantial monetary damages or fines, the posting of bonds requiring significant collateral, letters of credit or similar instruments, or we may decide to settle lawsuits on similarly unfavorable terms. These proceedings could also result in reputational harm and brand damage, criminal sanctions, consent decrees or orders preventing us from offering certain products or requiring a change in our business practices in costly ways or requiring development of non-infringing or otherwise altered products or technologies. Litigation and other claims and regulatory proceedings against us could result in unexpected disciplinary actions, expenses and liabilities, which could have a material adverse effect on our business, financial condition, and results of operations.

Failure to perform under agreements regarding our Platform or our Data Services, affiliate agreements, or other contracts that we are party to may result in litigation, substantial monetary liquidated damages and contract termination, which would materially and adversely affect our business, financial condition and results of operations.

Our business may subject us to contractual penalties and risks of litigation, including due to potential allegations that we have not fully performed under contracts. Agreements with lottery authorities under which lottery tickets are sold as a retail vendor typically permit a lottery authority to terminate the contract at any time for material failure to perform, other specified reasons and, in many cases, for no reason at all. The Company contracts also frequently contain exacting implementation schedules and performance requirements and the failure to meet these schedules and requirements may result in monetary liquidated damages, as well as possible contract termination. Additionally, we are party to agreements that may include monetary liquidated damages provisions in the event of our material default thereunder. Material amounts of liquidated damages could be imposed on us in the future, which could, if imposed, have a material adverse effect on our results of operations, business or financial condition.

Public Company Operating Risks

Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations, both inside and outside of the United States. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.

We operate in rapidly changing and competitive industries and our projections are subject to the risks and assumptions made by management with respect to our industries. Operating results are difficult to forecast because they generally depend on our assessment of the timing of adoption of future legislation and regulations by different states, which are uncertain. Furthermore, if we invest in the development of new products, services or distribution channels that do not achieve significant commercial success, whether because of implementation, competition or otherwise, we may not recover the often substantial “up front” costs of developing and marketing those products and distribution channels or recover the opportunity cost of diverting management and financial resources away from other services, products or distribution channels. Moreover, if we are unable to consummate any or all of the strategic acquisition opportunities we have identified, we may not be able to meet our expected revenue targets.

Additionally, as described above under “— Reductions in discretionary consumer spending could have an adverse effect on our business, financial condition, results of operations”, our business may be affected by reductions in consumer spending from time to time as a result of a number of factors which may be difficult to predict. This may result in decreased revenue levels, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause our operating results in a given quarter to be higher or lower than expected. If actual results differ from our estimates, analysts may react negatively and our stock price could be materially impacted.

The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses may be greater than we anticipate.

As a result of being a public company we will incur significant legal, accounting and other expenses that we did not incur as a private company. We are subject to the reporting requirements of the Exchange Act and are required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of Nasdaq, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. Our management and other personnel devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it difficult and expensive for us to obtain director and officer liability insurance and could also make it more difficult for us to attract and retain qualified members of our Board as compared to when we were a private company. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company.” We may need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation closer to that of other public companies, which would increase our general and administrative expenses and could materially and adversely affect our profitability. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

As a private company, we were not required to document and test our internal controls over financial reporting nor was our management required to certify the effectiveness of our internal controls and our auditors was not required to opine on the effectiveness of our internal control over financial reporting. A prior failure to maintain adequate financial, information technology, and management processes and controls has resulted in and could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business.

As a private company, we were not required to document and test our internal controls over financial reporting nor was our management required to certify the effectiveness of our internal controls and our auditors were not required to opine on the effectiveness of our internal control over financial reporting.

We have identified a material weakness in our internal control over financial reporting as of December 31, 2020, which relates to a deficiency in the design and operation of the financial statement close and reporting controls, including maintaining sufficient written policies and procedures and the need to use appropriate technical expertise when accounting for complex or non-routine transactions. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its financial statements would not be prevented or detected on a timely basis. These deficiencies could result in misstatements to our financial statements that would be material and would not be prevented or detected on a timely basis.

Our management has concluded that this material weakness is due to the fact that, prior to the Business Combination, we were a private company with limited resources. We did not have the necessary business processes and related internal controls, or the appropriate resources or level of experience and technical expertise, that would be required to oversee financial reporting processes or to address the accounting and financial reporting requirements. The material weakness will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. Our management is in the process of developing a remediation plan and we cannot assure you that the measures that we implement will fully address the material weakness and deficiencies in our internal control over financial reporting or that we may conclude that they have been fully remediated. The material weakness remains unremediated as of September 30, 2021.

We are subject to the Sarbanes-Oxley Act of 2002, and specifically to Section 404 thereof, which requires that we include a certification from management on the effectiveness of our internal controls in our annual report on Form 10-K. In addition, once we cease to be an “emerging growth company” as such term is defined in the Jumpstart Our Business Startup Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, our reporting obligations may place a significant strain on our management, operational and financial resources and systems. We may be unable to complete our evaluation testing and any required remediation on a timely basis or at all.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or audited from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, it could result in material misstatements in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition and results of operations may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from Nasdaq, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

The exclusive forum provision in our Charter may have the effect of discouraging lawsuits against our directors and officers.

The Charter requires, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee to us or to our stockholders; (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL, the Charter or our Bylaws; or (iv) any action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine under Delaware law shall be brought, to the fullest extent permitted by law, solely and exclusively in the Court of Chancery in the State of Delaware.

In addition, the Charter requires, unless we consent in writing to the selection of an alternative forum, that the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, this provision in the Charter does not apply to claims seeking to enforce any liability or duty created by the Exchange Act since Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Although we believe this provision benefits us by providing increased consistency in the application of law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.

Anti-takeover provisions contained in our Charter and Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our Charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. The Company is subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may make more difficult the removal of management, may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for our securities. These provisions provide for, among other things:

•        authorized but unissued shares of Common Stock and preferred stock, which may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans and the existence of which could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise (the DGCL does not require stockholder approval for any issuance of authorized shares);

•        stockholder action may not be by written consent (the DGCL provides that unless otherwise provided in the charter, any action of a meeting of stockholders may be taken without a meeting and prior notice by signed written consent of stockholders having the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted);

•        amendment of certain provisions of the organizational documents only by the affirmative vote of at least two-thirds of the voting power of the outstanding capital stock (the DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage);

•        provisions providing for a staggered board of directors and detailing that the number of directors may be fixed and modified only by our Board;

•        advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at annual meetings, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Lottery.com; and

•        the ability of our Board to issue one or more series of preferred stock.

Risks Related to Our Common Stock

An active trading market for our Common Stock may never develop or be sustained, which may make it difficult to sell the shares of Common Stock you purchase.

An active trading market for the Common Stock may not develop or continue or, if developed, may not be sustained, which would make it difficult for you to sell your shares of Common Stock at an attractive price (or at all). The market price of our Common Stock may decline below your purchase price, and you may not be able to sell your shares of Common Stock at or above the price you paid for such shares (or at all).

The market price of our Common Stock could be highly volatile, and you may lose some or all of your investment.

The market price of our Common Stock could be highly volatile and may be subject to wide fluctuations in response to a variety of factors, including the following:

•        the impact of COVID-19 pandemic on our business;

•        the inability maintain the listing of Common Stock on Nasdaq;

•        the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, our ability to grow and manage growth profitably, and retain its key employees;

•        changes in applicable laws or regulations;

•        risks relating to the uncertainty of our projected financial information;

•        risks related to the organic and inorganic growth of our business and the timing of expected business milestones; and

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political, regulatory and market conditions, may negatively affect the market price of our Common Stock, regardless of the Company’s actual operating performance.

Volatility in the Company’s share price could subject the Company to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If the Company faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm its business, results of operations, cash flow, or financial condition.

If securities or industry analysts do not publish research or reports about the Company, or publish negative reports, the Company’s stock price and trading volume could decline.

The trading market for our Common Stock will depend, in part, on the research and reports that securities or industry analysts publish about the Company. The Company does not have any control over these analysts. If the Company’s financial performance fails to meet analyst estimates or one or more of the analysts who cover the Company downgrade its common stock or change their opinion, the Company’s stock price would likely decline. If one or more of these analysts cease coverage of the Company or fail to regularly publish reports on the Company, it could lose visibility in the financial markets, which could cause the Company’s stock price or trading volume to decline.

Because the Company does not anticipate paying any cash dividends in the foreseeable future, capital appreciation, if any, would be your sole source of gain.

The Company currently anticipates that it will retain future earnings for the development, operation and expansion of its business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of the Company’s shares of Common Stock would be your sole source of gain on an investment in such shares for the foreseeable future.

Future offerings of debt or offerings or issuances of equity securities by the Company may adversely affect the market price of our Common Stock or otherwise dilute all other stockholders.

In the future, we may attempt to obtain financing or to further increase the Company’s capital resources by issuing additional shares of Common Stock or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. We also expect to grant equity awards to employees, directors, and consultants under the Company’s stock incentive plans. Future acquisitions could require substantial additional capital in excess of cash from operations. The Company would expect to obtain the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness and/or cash from operations.

Issuing additional shares of Common Stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of the Company’s existing stockholders or reduce the market price of Common Stock or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of the Company’s available assets prior to the holders of Common Stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit the our ability to pay dividends to the holders of the Common Stock. The Company’s decision to issue securities in any future offering will depend on market conditions and other factors beyond the Company’s control, which may adversely affect the amount, timing and nature of the Company’s future offerings.

Certain provisions of our Charter and Bylaws could hinder, delay or prevent a change in control of Lottery.com, which could adversely affect the price of our Common Stock.

Certain provisions of the Charter and the Bylaws could make it more difficult for a third party to acquire Lottery.com without the consent of our Board. These provisions include:

•        authorizing the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of Common Stock;

•        prohibiting stockholder action by written consent, requiring all stockholder actions be taken at a meeting of our stockholders;

•        providing that our Board is expressly authorized to make, alter or repeal the Bylaws;

•        providing that directors may be removed only for cause and then only by a two-thirds vote of the holders of a majority of the voting power of the outstanding shares then entitled to vote in an election of directors, voting together as a single class;

•        providing that vacancies on our Board, including newly-created directorships, may be filled only by a majority vote of directors then in office;

•        prohibiting stockholders from calling special meetings of stockholders;

•        requiring the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares then entitled to vote in an election of directors, voting together as a single class, to amend certain provisions of the Bylaws and certain provisions of the Charter;

•        establishing advance notice requirements for nominations for elections to our Board or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•        establishing a classified board of directors, as a result of which our board of directors will be divided into three classes, with each class serving for staggered three-year terms, which prevents stockholders from electing an entirely new board of directors at an annual meeting.

In addition, these provisions may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management or our Board. Stockholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is favorable to them. These anti-takeover provisions could substantially impede your ability to benefit from a change in control or change our management and Board and, as a result, may adversely affect the market price of Common Stock and your ability to realize any potential change of control premium. See “Description of Securities — Anti-Takeover Effects of our Charter and Bylaws and Certain Provisions of Delaware Law.”

General Risk Factors

The Company may be unable to obtain additional financing to fund the operations and growth of the business.

The Company may require additional financing to fund its operations or growth. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the Company. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than common stock, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect its business. In addition, the Company may seek additional capital due to favorable market conditions or strategic considerations even if it believes that it has sufficient funds for current or future operating plans. There can be no assurance that financing will be available to the Company on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for the Company to operate its business or implement its growth plans, which could negatively impact its results of operations, cash flow, or financial condition.

Use of Proceeds

All of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $231,437,500 from the exercise of the public warrants, assuming the exercise in full of all such warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes, which may include acquisitions and other business opportunities and the repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the warrants.

There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

Market Price of Our Securities

Our Common Stock and public warrants began trading on Nasdaq under the symbols “LTRY” and “LTRYW,” respectively, on November 1, 2021. TDAC’s common stock, warrants, and units were previously listed on the Nasdaq under the symbols “TDAC,” “TDACW,” and “TDACU,” respectively. TDAC’s common stock, warrants, and units each commenced separate public trading on August 27, 2018. The TDAC Units automatically separated into the component securities upon consummation of the Business Combination and, as a result, ceased to trade as a separate security. Prior to the closing of the Business Combination, each unit of TDAC consisted of one share of common stock and one redeemable public warrant of TDAC, whereby each public warrant entitled the holder to purchase shares of common stock at an exercise price of $11.50 per share of common stock.

On November 17, 2021, the closing sale prices of our Common Stock and public warrants on Nasdaq were $10.80 and $2.10, respectively. As of November 18, 2021, there were approximately 280 holders of record of our Common Stock and 1 holder of record of our public warrants. Such numbers do not include beneficial owners holding our securities through nominee names.

Unaudited Pro Forma Condensed Combined Financial Information

Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus. Unless the context otherwise requires, references to “TDAC” refers to Trident Acquisitions Corp. prior to the Closing, “Lottery.com” and “AutoLotto, Inc.” refer to AutoLotto, Inc. prior to the Closing and “Combined Company” refers to Lottery.com Inc. and its consolidated subsidiaries after the Closing.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of TDAC and Lottery.com, adjusted to give effect to the Business Combination and the other events contemplated by the Business Combination Agreement.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical balance sheet of TDAC as of September 30, 2021, and the historical balance sheet of Lottery.com as of September 30, 2021, on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021, combine the historical statements of operations of TDAC for the year ended December 31, 2020 and the nine months ended September 30, 2021, respectively, and the historical statements of operations of Lottery.com for the year ended December 31, 2020 and the nine months ended September 30, 2021, respectively, on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information and accompanying notes have been derived from and should be read in conjunction with:

•        the historical unaudited financial statements of TDAC as of and for the nine months ended September 30, 2021 and the related notes;

•        the historical audited financial statements of TDAC as of and for the year ended December 31, 2020 and the related notes;

•        the historical unaudited financial statements of Lottery.com as of and for the nine months ended September 30, 2021 and the related notes; and

•        the historical audited financial statements of Lottery.com as of and for the year ended December 31, 2020 and the related notes.

The unaudited pro forma condensed combined financial information should also be read together with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other financial information included in this prospectus.

Description of the Business Combination

On February 21, 2021, TDAC, Merger Sub and Lottery.com entered into the Business Combination Agreement pursuant to which, at the Closing, Merger Sub merged with and into Lottery.com, with Lottery.com surviving the Merger. Lottery.com became a wholly owned subsidiary of TDAC and TDAC was renamed “Lottery.com Inc.” Upon the consummation of the Business Combination, the Merger Consideration was distributed as follows (in each case, rounded down to the nearest whole share):

•        each outstanding share of Autolotto, Inc. common stock was cancelled and converted into the right to receive the Per Share Merger Consideration (as defined in the Business Combination Agreement);

•        each outstanding share of Lottery.com preferred stock was converted into Autolotto, Inc. common stock pursuant to the conversion rate for such shares of Autolotto, Inc. preferred stock effective immediately prior to the Closing;

•        At the Effective Time, each AutoLotto option that was outstanding as of immediately prior to the Effective Time was assumed by TDAC, and continues to have, and be subject to, the same terms and conditions (including vesting terms and, to the extent applicable, holding period restrictions) as applied to such AutoLotto option immediately prior to the Effective Time, subject to certain exceptions (each, an “Assumed Option”) with such adjustments to the number of shares underlying and the exercise price of such Assumed Option as provided for under the Business Combination Agreement; and

•        At the Effective Time, by virtue of the Merger and without any action on the part of any person, each AutoLotto warrant that was issued and outstanding immediately prior to the Effective Time and was not terminated pursuant to its terms automatically became a warrant exercisable for shares of Common Stock on the same terms and conditions as applied to the AutoLotto warrants with adjustments to the number of shares underlying the warrant and the exercise price as are set forth in the Business Combination Agreement.

Other Related Events in connection with the Business Combination

Other related events that took place in connection with the Business Combination are summarized below:

•        the contingent issuance of up to 6,000,000 shares of Common Stock of the Combined Company (the “Contingent Consideration”), comprised of two separate tranches of 3,000,000 shares per tranche, to the Sellers for no consideration upon the occurrence of certain triggering events, as described further in the Business Combination Agreement. As these triggering events have not yet been achieved, the Contingent Consideration is treated as contingently issuable in the unaudited pro forma condensed combined financial information. The issuance of the Contingent Consideration would dilute all Common Stock of the Combined Company outstanding at that time.

•        the TDAC Founders will be entitled to receive up to 4,000,000 additional shares of Common Stock that may be issuable from time to time as set forth in the Business Combination Agreement.

Acquisition of Global Gaming

In June 2021, the Company acquired 100% of the equity of Global Gaming Enterprises, Inc., a Delaware corporation (“Global Gaming”), which holds 80% of the equity of Medios Electronicos y de Comunicacion, S.A.P.I de C.V. (“Aganar”) and JuegaLotto, S.A. de C.V. (“JuegaLotto”). The pro forma adjustment for the acquisition of Global Gaming was derived from the historical financial statements of Global Gaming as of and for the year ended December 31, 2020. Since these financials are denominated in Mexican pesos, the December 31, 2020 exchange rate of 19.88 pesos per dollar was used to translate the statement of operations for the year ended December 31, 2020 into US dollars.

Accounting for the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, TDAC will be treated as the acquired company and Lottery.com will be treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Combined Company will represent a continuation of the financial statements of Lottery.com, with the Business Combination treated as the equivalent of Lottery.com issuing stock for the net assets of TDAC, accompanied by a recapitalization. The net assets of TDAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Lottery.com. Lottery.com has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:

•        Lottery.com’s stockholders have a majority of the voting power in the Combined Company;

•        The Board consists of six directors, five of whom were designated by Lottery.com and one of whom was designated by TDAC;

•        Lottery.com’s senior management team comprises the senior management of the Combined Company; and

•        Lottery.com’s operations prior to the Business Combination comprise the ongoing operations of the Combined Company.

The Contingent Consideration is expected to be accounted for as equity classified instruments that are earned upon achieving certain triggering events, which include events that are solely indexed to the Common Stock of the Combined Company.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of the Combined Company upon consummation of the Business Combination in accordance with GAAP.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other events contemplated by the Business Combination Agreement are expected to be used for general corporate purposes. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Combined Company following the consummation of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. TDAC and Lottery.com have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Pursuant to TDAC’s Charter, TDAC’s public stockholders had the opportunity to elect to redeem their shares upon the closing of the Business Combination for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account. As of the Effective Date, stockholders elected to redeem 20,955 shares at a redemption price of $10.94 per share, totaling $229,248.

The following summarizes the pro forma Common Stock of the Combined Company issued and outstanding immediately after the Business Combination:

	Pro Forma Combined
	Number of Shares	% Ownership
Combined Company public shares(1)	11,384,718	22.6%
Combined Company shares issued in Business Combination to Lottery.com stockholders(2)	38,995,762	77.4%
Shares outstanding	50,380,480	100.0%

____________

(1)      Represents TDAC shares outstanding, including shares issued in the IPO, private placements in connection with the IPO and the Founder Shares.

(2)      Excludes potential shares of Common Stock of the Combined Company related to shares reserved for the future issuance of Lottery.com vested options and warrants and Contingent Consideration.

Following the Closing, the Sellers will have the right to receive the Contingent Consideration upon the occurrence of certain triggering events, as described further in the Business Combination Agreement. Because these Contingent Consideration are contingently issuable based upon the price of Common Stock of the Combined Company reaching certain thresholds that have not yet been achieved, the pro forma Common Stock of the Combined Company issued and outstanding immediately after the Business Combination excludes the Contingent Consideration.

The following summarizes the total Common Stock of the Combined Company issued to Lottery.com:

Combined Company shares issued in merger to Lottery.com stockholders	38,995,762
Additional Combined Company shares reserved for the future issuance of Lottery.com vested options and warrants	1,004,238
Merger consideration	40,000,000
Contingent consideration	6,000,000
Total shares potentially issued to Lottery.com	46,000,000

The following unaudited pro forma condensed combined balance sheet as of September 30, 2021 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 are based on the historical financial statements of TDAC and AutoLotto, Inc. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(in thousands)

	As of September 30, 2021		Transaction Accounting Adjustments (Note 2)		As of September 30, 2021
	TDAC (Historical)	Lottery.com (Historical)			Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$65	$1,179	$63,537	(1)	$45,585
			(804)	(3)
			(13,132)	(4)
			(5,031)	(5)
			(229)	(9)
Accounts receivable	—	33,072	—		33,072
Prepaid expenses	28	10,815	—		10,843
Other current assets	—	239	—		239
Investments	—	250	—		250
Prepaid income taxes	12	—	—		12
Total current assets	105	45,555	44,341		90,001
Net fixed assets	—	1,298	—		1,298
Indefinite life assets and goodwill	—	17,938			17,938
Net intangible assets	—	27,821	—		27,821
Marketable securities held in Trust Account	63,537	—	(63,537)	(1)	—
Deferred tax asset	419	—	—		419
Security deposit	1	—	—		1
Total assets	$64,062	$92,612	$(19,196)		$137,478

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accruals	$1,171	$2,987	$(946)	(4)	3,212
Deferred revenue	—	598	—		598
Convertible debt, current portion	—	8,912	(8,912)	(3)	—
Note payable	—	2,078	—		2,078
Accrued interest	—	3,435	(3,435)	(3)	—
Promissory note – related party	5,455	—	—		5,455
Other accrued expenses	—	4,993	—		4,993
Total current liabilities	6,626	23,003	(13,293)		16,336
Convertible debt, net of current portion		31,569	(31,569)	(3)	—
Warrant liabilities	3,112	—	(242)	(8)	2,870
Other long-term liabilities	—	3,600	—		3,600
Deferred underwriters’ discount payable	5,031	—	(5,031)	(5)	—
Total liabilities	14,769	58,172	(50,135)		22,806

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
(in thousands)

	As of September 30, 2021		Transaction Accounting Adjustments (Note 2)		As of September 30, 2021
	TDAC (Historical)	Lottery.com (Historical)			Pro Forma Combined
Commitments and contingencies

Class A common stock subject to possible redemption	63,478	—	(63,478)	(2)	—

Stockholders’ (deficit) equity
Series Seed, A, A-1, and A-2 redeemable convertible preferred stock	—	—	—		—
Common stock	6	6	4	(2)	51
			35	(6)
			(0)	(9)
Additional paid-in capital	1	123,369	63,474	(2)	210,764
			51,434	(3)
			(13,300)	(4)
			(35)	(6)
			(14,192)	(7)
			242	(8)
			(229)	(9)
Accumulated (deficit) equity	(14,192)	(91,578)	(8,322)	(3)	(98,786)
			1,114	(4)
			14,192	(7)
Total stockholders’ (deficit) equity attributed to the Company	(14,185)	31,797	94,417		112,029
Non-controlling interests	—	2,643	—		2,643
Total stockholders’ (deficit) equity	(14,185)	34,440	94,417		114,672
Total liabilities, redeemable convertible preferred stock and stockholders’ (deficit) equity	$64,062	$92,612	$(19,196)		$137,478

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(in thousands, except share and per share data)

	TDAC (Historical)	Lottery.com (Historical)	Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
Revenue	$—	$47,035	$—		$47,035
Cost of goods sold	—	15,925	—		15,925
Gross pofit (loss)	—	31,110	—		31,110

Expenses
Administrative expenses	2,027	17,260	(72)	(1)	19,215
Total expenses	2,027	17,260	(72)		19,215

Operating loss	(2,027)	13,850	72		11,895

Other income (expense)
Interest income	3	—	(3)	(2)	—
Interest expense	—	(9,319)	2,709	(3)	(6,610)
Change in fair value of warrant liability	3,604	—	—		3,604
Other income	—	—	—		—
Other expense	—	(968)	—		(968)
Total other income (expense)	3,607	(10,287)	2,706		(3,974)

Net income before income taxes	1,580	3,563	2,778		7,921
Benefit from income taxes	—	—	—	(4)	—
Net income	$1,580	$3,563	$2,778		$7,921

Weighted average shares outstanding, subject to possible redemption – basic and diluted	4,037,448
Net earnings per share subject to possible redemption – basic and diluted	$0.39
Weighted average shares outstanding, non-redeemable common stock – basic and diluted	7,930,225
Net loss per share, non-redeemable common stock – basic and diluted	$0.20
Net income per shae of common stock
Basic		$0.60			$0.16
Diluted		$0.09			$0.15
Weighted average shares of common stock outstanding:
Basic		5,920,980	44,459,500	(5)	50,380,480
Diluted		40,055,447	13,159,711	(5)	53,215,158

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)

		Lottery.com			Transaction Accounting Adjustments (Note 2)		Pro Forma Combined
	TDAC (Historical)	Lottery.com (Historical)	Mexican Acquisitions (Historical)	Pro Forma Lottery.com
Revenue	$—	$7,460	$2,885	$10,345	$—		$10,345
Cost of goods sold	—	2,953	2,508	5,461	—		5,461
Gross pofit (loss)	—	4,507	377	4,884	—		4,884

Expenses
Administrative expenses	1,386	8,218	384	8,602	—		9,988
Total expenses	1,386	8,218	384	8,602	—		9,988

Operating loss	(1,386)	(3,711)	(7)	(3,718)	—		(5,104)

Other income (expense)
Interest income	349	—	—	—	(349)	(1)	—
Interest expense	—	(1,222)	(15)	(1,237)	1,218	(2)	(8,341)
					(8,322)	(5)
Change in fair value of warrant liability	(2,358)	—	—	—	2,358	(6)	—
Other income	11	—	—	—	—		11
Other expense	—	(879)	(8)	(887)	—		(887)
Total other income (expense)	(1,998)	(2,101)	(23)	(2,124)	(5,095)		(9,217)

Net loss before income taxes	(3,384)	(5,812)	(30)	(5,842)	(5,095)		(14,321)
Benefit from income taxes	217	—	—	—	(217)	(3)	—
Net loss	$(3,167)	$(5,812)	$(30)	$(5,842)	$(5,312)		$(14,321)

Weighted average shares outstanding, subject to possible redemption – basic and diluted	5,207,431
Net loss per share, subject to possible redemption – basic and diluted	$0.05
Weighted average shares outstanding, non-redeemable common stock – basic and diluted	7,272,058
Net loss per share, non-redeemable common stock – basic and diluted	$(0.47)
Weighted average shares outstanding		5,158,607		5,158,607	44,508,475	(4)	49,646,127
Basic and diluted net loss per share		$(1.13)		$(1.13)			$(0.29)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.      Basis of Presentation

The Business Combination will be accounted as a reverse recapitalization in accordance with GAAP. Under this method of accounting, TDAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Combined Company will represent a continuation of the financial statements of Lottery.com, and the Business Combination will be treated as the equivalent of Lottery.com issuing stock for the net assets of TDAC, accompanied by a recapitalization. The net assets of TDAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Lottery.com.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives pro forma effect to the Business Combination and other related events as if they had been consummated on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021, gives pro forma effect to the Business Combination and other related events as if they had been consummated on January 1, 2020.

The unaudited pro forma condensed combined financial information and the accompanying notes have been derived from and should be read in conjunction with:

•        the historical unaudited financial statements of TDAC as of and for the nine months ended September 30, 2021 and the related notes;

•        the historical audited financial statements of TDAC as of and for the year ended December 31, 2020 and the related notes;

•        the historical unaudited financial statements of Lottery.com as of and for the nine months ended September 30, 2021 and the related notes; and

•        the historical audited financial statements of Lottery.com as of and for the year ended December 31, 2020 and the related notes.

The unaudited pro forma condensed combined financial information should also be read together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other financial information included in this prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on information available as of the date of this prospectus and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments that appear herein. Management considers this basis of presentation to be reasonable under the circumstances.

2.      Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:

(1)    Reflects the liquidation and reclassification of cash and investments held in the Trust Account that becomes available for general use by the Combined Company following the Business Combination.

(2)    Reflects the transfer of TDAC’s common stock subject to possible redemptions as of September 30, 2021 to permanent equity. Actual redemptions have been de minimis to date.

(3)    Reflects the conversion of all Lottery.com preferred stock (Series Seed preferred, Series A preferred, Series A-1 preferred and Series A-2 preferred) into Lottery.com common stock pursuant to the conversion rate for such shares of Lottery.com preferred stock effective immediately prior to the Closing.

Reflects the conversion of all Lottery.com convertible debt (except for approximately $471,000 plus accrued interest as of September 30, 2021 of approximately $332,000 to be paid in cash) into Lottery.com common stock pursuant to the conversion rate for such shares of Lottery.com preferred stock effective immediately prior to the Closing.

(4)    Reflects the preliminary estimated payment of direct and incremental transaction costs incurred prior to or concurrent with the Business Combination of approximately $13.3 million (including approximately $168,000, which has already been paid and expensed and excluding the $5.0 million of deferred underwriters’ discount payable), which are to be cash settled upon Closing in accordance with the Business Combination Agreement. Approximately $722,000 of the $13.3 million has been accrued and expensed. Transaction costs includes legal, accounting, financial advisory and other professional fees related to the Business Combination.

(5)    Reflects the payment of the deferred underwriters’ discount payable related to TDAC’s Initial Public Offering.

(6)    Reflects the recapitalization of equity as a result of the exchange ratio.

(7)    Reflects the elimination of TDAC’s accumulated deficit to additional paid-in capital.

(8)    Reflects cancelation of 561,932 promote shares and all private warrants and the private warrant liability.

(9)    Reflects the cash disbursement for the redemption of 20,955 shares of TDAC common stock at a redemption price of $10.94 per share, totaling $229,248.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 are as follows:

(1)    Reflects the elimination of the approximately $72,000 in transaction costs incurred in the period by Lottery.com.

(2)    Reflects an adjustment to eliminate interest income related to the Trust Account.

(3)    Reflects the elimination of interest expense and amortization of discount and beneficial conversion feature associated with the convertible debt which was converted and the small amount that was paid off.

(4)    Reflects reversal of income tax benefits.

(5)    Reflects the increase in the weighted average shares of Common Stock of the Combined Company outstanding due to the issuance of common stock (and redemptions) in connection with the Business Combination, which is described further in Note 3.

(6)    The historical financials do not contain any material non-recurring transaction costs for the nine months ended September 30, 2021, other than (1).

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 are as follows:

(1)    Reflects an adjustment to eliminate interest income related to the Trust Account.

(2)    Reflects the elimination of interest expense and amortization of discount and beneficial conversion feature associated with the convertible debt which was converted and the small amount that was paid off.

(3)    Reflects reversal of income tax benefits.

(4)    Reflects the increase in the weighted average shares of Common Stock of the Combined Company outstanding due to the issuance of common stock (and redemptions) in connection with the Business Combination, which is described further in Note 3.

(5)    Reflects the September 30, 2021 discount and beneficial conversion feature balances on the convertible debt as additional interest expense.

(6)    Reflects the elimination of the change in fair value of warrant liability related to the private warrants.

(7)    The historical financials do not contain any material non-recurring transaction costs for the year ended December 31, 2020.

There were approximately $1,114,000 (approximately $946,000 accrued and approximately $168,000 paid) in transaction costs during the nine months ended September 30, 2021 and $0 in the year ended December 31, 2020.

3.      Earnings per Share

For the twelve months ended December 31, 2020, represents loss per share calculated using the historical weighted average shares of TDAC common stock outstanding, and the issuance of additional shares in connection with the Business Combination and other related events, assuming the shares were outstanding since January 1, 2020. As the Business Combination and other related events are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented. No unexercised stock options and warrants were included in the earnings per share calculation as they would be anti-dilutive.

For the nine months ended September 30, 2021, represents basic and diluted earnings per share calculated using the historical weighted average shares of TDAC common stock outstanding, and the issuance of additional shares in connection with the Business Combination and other related events, assuming the shares were outstanding since January 1, 2021. As the Business Combination and other related events are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net earnings per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented.

Nine Months Ended September 30, 2021
Pro Forma Combined
Pro forma net income	$7,920,584
Weighted average shares outstanding – basic	50,380,480
Weighted average shares outstanding – diluted	53,215,158
Net earnings per share – basic	$0.16
Net earnings per share – diluted	$0.15

Lottery.com public shares	11,384,718
Lottery.com shares issued in merger to AutoLotto	38,995,762
Shares outstanding – basic	50,380,480
Dilutive effect of outstanding options	942,322
Dilutive effect of outstanding warrants	1,892,356
Shares outstanding – diluted	53,215,158

Year Ended December 31, 2020
Pro Forma Combined
Pro forma net loss	$(14,321,000)
Weighted average shares outstanding – basic and diluted	49,646,127
Net loss per share – basic and diluted(1)	$(0.29)

Lottery.com public shares	11,384,718
Lottery.com shares issued in merger to AutoLotto	38,995,762
Shares outstanding	50,380,480

____________

(1)      Outstanding options and warrants are anti-dilutive and are not included in the calculation of diluted net loss per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We are a leading provider of domestic and international lottery products and services. As an independent third-party lottery game service, we offer a platform that we architected, developed, and operate to enable the remote purchase of legally sanctioned lottery games in the United States and abroad (the “Platform”). Our revenue generating activities are focused on (i) offering the Platform via our Lottery.com app and our websites to users located in the United States and international jurisdictions where the sale of lottery games is legal and our services are enabled for the remote purchase of sanctioned lottery games (our “B2C Platform”); (ii) offering an internally developed, created, and operated business-to-business application programming interface (“API”) of the Platform to enable our commercial partners, in permitted United States and international jurisdictions, to purchase certain legally operated lottery games from us and resell them to users located within their respective jurisdictions (“B2B API”); and (iii) delivering global lottery data, such as winning numbers and results, to commercial digital subscribers and subscriptions to data sets of our proprietary, anonymized transaction data pursuant to multi-year contracts (“Data Service”).

We currently derive substantially all of our revenue from service fees paid to us by users of our B2C Platform, revenue share arrangements with commercial partners participating in our B2B API, and subscription fees from users of our Data Service. We intend to pursue growth by implementing new products and features within our B2C Platform services, expanding our B2C offering into new domestic and international jurisdictions, entering into additional agreements with new commercial partners for our B2B API, executing on strategic acquisitions and other synergistic opportunities, including gaining access to complimentary and new technology through such acquisitions, and investing in and developing new technology and enhancing our existing technology in each of our business lines, including distributed ledger technology.

In addition, we also expect to grow our brand and commitment to social awareness through our affiliation with WinTogether. WinTogether is a registered 501(c)(3) charitable trust that supports charitable, educational and scientific causes. Messrs. DiMatteo and Clemenson formed WinTogether and continue to act as trustees. We operate the WinTogether website at http://wintogether.org (the “WinTogether Platform”) on behalf of WinTogether, as well as the sweepstakes offered through the WinTogether Platform, which support charitable causes selected by the trustees of WinTogether. These sweepstakes work to incentivize participants to donate to those chosen causes. Donors to each campaign are automatically entered into the sweepstakes for the chance to win cash prizes, luxury items, and exceptional experiences. In exchange for operating the WinTogether Platform and the sweepstakes on behalf of WinTogether, we receive a fee from the gross donations from each sweepstakes. While the revenue received from the Company’s services relating to the WinTogether Platform are currently nominal, we believe that our operation of the WinTogether website and sweepstakes could be a scalable source of revenue in the future as well as a mechanism to increase our brand reputation and recognition by sweepstake participants, which could result in the acquisition and monetization of new users to our B2C Platform.

Recent Developments

Business Combination

On October 29, 2021, subsequent to quarter end, we consummated our previously announced business combination (the “Business Combination”) with Trident Acquisitions Corp. (“TDAC” and after the Business Combination described herein, the “Company”), pursuant to the terms of that certain Business Combination Agreement, dated as of February 21, 2021 (the “Business Combination Agreement”), by and among TDAC, Trident Merger Sub II Corp., a wholly-owned subsidiary of TDAC (“Merger Sub”) and AutoLotto, Inc. (“AutoLotto”). Pursuant to the terms of the Business Combination Agreement, Merger Sub merged with and into AutoLotto with AutoLotto surviving the merger as a wholly owned subsidiary of TDAC, which was renamed “Lottery.com Inc.” in connection with the Closing. The aggregate value of the consideration paid by TDAC to the holders of AutoLotto common stock in the Business Combination (excluding shares that may be issued to former AutoLotto stockholders (the “Sellers”) as earnout consideration) was approximately $440 million, consisting of approximately 40,000,000 shares of common stock (the “Common Stock”) valued at $11.00 per share. In addition, the Sellers will also be entitled to receive up to 6,000,000 additional shares of Common Stock to the extent that certain share price targets are achieved following the Closing. Additionally, TDAC’s founders will also be entitled to receive up to 4,000,000 additional shares of Common Stock to the extent that certain share price targets are achieved.

COVID-19

The outbreak of COVID-19, which was declared a global pandemic by the World Health Organization in March 2020, has significantly impacted economic conditions worldwide, particularly as federal, state and local governments reacted and instituted lockdown and other restrictive, stay-at-home measures to combat this public health crisis. During 2020, lockdown measures impacted our business because they led to a rise in popularity and viewership of virtual sports, or “esports”, which we believe has created momentum for our sports lottery services. We believe that the increase in esports viewership, and therefore demand for sports lotteries, is likely to continue into 2021. For more information, see “Business — Our Industry”.

In addition, the interruption of physical sports as a result of the COVID-19 pandemic, coupled with a strong cross-promotion of games and esports, catalyzed demand for the mobile and online delivery of lottery games. Even though professional sports leagues have resumed play, other sporting events remain postponed, and it is unknown when they will restart. As a result, the demand for, and revenue from, lottery products and services for in-person, physical sports could continue to be negatively impacted until sports leagues resume play at their pre-pandemic levels. At the same time, as an early entrant in the delivery of digitized representation of lottery games with an established and growing user base in the United States and abroad, we believe that we are well positioned to capitalize on the shift towards esports and the increase of new patrons using online gaming. For example, we experienced a 217% year-over-year increase in the sale of unique lottery games between 2019 and 2020, which we attribute to the shift in consumer purchasing habits to mobile and online purchases due to COVID-19.

As steps taken to mitigate the spread of COVID-19 have necessitated a shift away from a traditional office environment, the Company worked to institute business continuity programs to ensure that employees are safe, that the business continues to function with minimal disruptions to normal work operations while employees work remotely, and that demand for our products and services remains consistent.

We continue to closely monitor the impact of COVID-19 on all aspects of our business and geographies, including its impact on our customers, employees, suppliers, vendors, business partners and distribution channels. Any significant or prolonged decrease in consumer spending on entertainment or leisure activities could have an adverse effect on the demand for the Company’s product offerings, reducing cash flows and revenues, and thereby materially harming the Company’s business, financial condition and results of operations. In addition, a recurrence of COVID-19 cases or an emergence of additional variants or strains could cause other widespread or more severe impacts depending on where infection rates are highest.

International Expansion

In June 2021, we closed the acquisition of Global Gaming Enterprises, Inc., a Delaware corporation (“Global Gaming”), which holds 80% of the equity of each of Electronicos y de Comunicacion, S.A.P.I de C.V. (“Aganar”) and JuegaLotto, S.A. de C.V. (“JuegaLotto”). Aganar operates in the licensed iLottery market in Mexico and is licensed to sell Mexican National Lottery draw games, instant win tickets, and other games of chance online with access to a federally approved online casino and sportsbook gaming license. JeugoLotto is licensed by Mexico authorities to sell international lottery games in Mexico through an authorized gaming portal and is licensed for games of chance in other countries throughout Latin America. Latin America’s estimated lottery market is approximately $9.8 billion across 26 countries. The addressable market in the countries that JuegaLotto and Aganar cover includes

652 million people and potential customers. We believe these acquisitions will provide significant inroads for the Company throughout Mexico and Latin America as we expand our international operations, expand our portfolio of products, and expose our domestic products to new markets.

Key Elements of our Business

Mobile Lottery Game Platform Services

Both our B2C Platform and our B2B API provide users with the ability to purchase legally sanctioned draw lottery games via a mobile device or computer, securely maintain their acquired lottery game, automatically redeem a winning lottery game, as applicable, and receive support, if required, for the redemption and claims process. Our registration and user interfaces are intentionally designed to be easy to use, provide for the creation of an account and purchase of a lottery game with minimum friction and without the creation of a mobile wallet or requirement to pre-load minimum funds and — importantly — to provide instant confirmation of the user’s lottery game numbers, whether selected at random or picked by the user. In consideration of our B2C Platform services, users pay a service fee and, in certain jurisdictions, if acquiring a lottery game from a commercial partner via the B2B API, a mark-up on the purchase price. We generate revenue from that service fee and mark-up.

In the third quarter of 2021, we began the initial phase of our global affiliate marketing plan, which will leverage third party partners across multiple industries and marketing channels to acquire users on our behalf. The initial phase of this plan involved the sale and transfer of marketing credits to a master third party partner for use in providing affiliate marketing packages to other third party partners. Affiliate marketing packages include advertising credits, marketing collateral, development services credits and customer service credits (collectively, “Affiliate Marketing Credits”). Subsequently, in the next phase of this plan such third party partners will be able to use Affiliate Marketing Credits in the promotion and distribution of our products on their platforms. We believe that we may generate additional revenue through this plan in the future by these third party partners purchasing more Affiliate Marketing Credits.

Data Services

Our application and websites offer comprehensive multi-jurisdiction lottery result information, without the requirement to create an account. Additionally, our Data Service delivers daily results of domestic and international lottery games from more than 40 countries to over 400 digital publishers and media organizations, pulled from real time primary source data. Subscribers to this service pay a subscription for access and, at times, an additional per record fee. We consider this to be a complimentary, relatively high margin and high cash flow operation that we anticipate continuing to grow.

The Company additionally enters into multi-year contracts pursuant to which it sells proprietary, anonymized transaction data pursuant to multi-year agreements and in accordance with our Terms of Service in consideration of a fee.

The WinTogether Platform

Unlike lottery games and other games of chance, participation in sweepstakes is permissible in every state within the United States and most international jurisdictions and sweepstakes offered on the WinTogether Platform are open to participants within the United States and internationally. When a participant donates to a campaign cause on the WinTogether Platform, they are automatically entered to win a prize; provided, however, in accordance with the sweepstakes requirements of most jurisdictions and the terms of service for each sweepstakes, no purchase or donation is required for entry into sweepstakes offered on the WinTogether Platform.

The Company is the operator and administrator of all sweepstakes on the WinTogether Platform. In consideration of the Company’s operation of the WinTogether Platform and administration of the sweepstakes, the Company receives a percentage of the gross donations to a campaign, from which the Company pays certain dividends and all administration costs. We expect that participation in sweepstakes offered on the WinTogether Platform will continue to grow as we and WinTogether’s trustees continue to develop its offerings. In addition to the benefit of the philanthropic opportunities generated by the WinTogether Platform, we view its operation as a scalable source of revenue as well as a mechanism to increase the Company’s brand reputation and recognition.

Synergistic Growth

In addition to organic growth of our B2C Platform by users in existing jurisdictions and expansion into new jurisdictions, the execution of agreements with commercial partners for our B2B API for its offering in new jurisdictions, the marketing of our Platform through affiliate marketing agreements, and our operation of the WinTogether Platform, we additionally believe in the pursuit of synergistic growth, as evidenced by our recent acquisition of 80% of Aganar and JuegaLotto, which we believe will provide significant opportunity in the Mexican and Latin American markets, and our recently announced agreement to acquire the “Sports.com” domain as part of the Company’s plan to enter sports betting.

Performance Measures

In managing our business and assessing financial performance, we supplement the information provided by our financial statements with other operating metrics. We utilize these metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate projections and make strategic decisions. The primary operating metrics we use are:

•        transactions per user;

•        tickets per transaction;

•        gross revenue per transaction;

•        gross profit per transaction; and

•        gross margin per transaction.

These metrics enable us to evaluate pricing, cost and customer profitability. We believe it is useful to provide investors with the same financial information that we use internally to make comparisons of our historical operating results, identify trends in our underlying operating results and evaluate our business.

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2021	2020	2020	2019
Transactions Per User	12.44	11.23	14.36	15.09	16.23	5.67
Tickets Per Transaction	3.84	3.51	4.06	3.33	3.63	3.70
Revenue Per Transaction	$9.52	$8.20	$9.83	$8.42	$8.81	$8.68
Gross Profit Per Transaction	$1.69	$0.93	$1.56	$1.05	$1.34	$0.25
Gross Margin per Transaction	17.73%	11.35%	15.86%	12.52%	15.17%	2.93%

Transactions Per User

Transactions per user is the average number of individual transactions per user in a given period. Individual transactions is defined as the placement of an order by a user on our platform. We utilize this measure to determine the overall performance of our products on a per user basis. When considered with the other operating metrics, transactions per user provides insight into user stickiness and buying patterns and is a useful tool to identify our most active users, which enables us to deploy more targeted marketing and other strategic initiatives. This metric also gives us the ability to categorize users based on their performance and determine where to expend marketing and/or operational resources. Transactions per user may be subject to variables that are outside of our control, for instance the size and popularity of a particular lottery game.

Tickets Per Transaction

Tickets per transaction is the average number of lottery game tickets purchased by a user per transaction. We utilize this measure to analyze the impact of product performance with our customers on the number of tickets sold in one transaction. We believe this metric is useful for our investors because it gives insight into the buying habits of our users. Similar to transactions per user, tickets per transaction may be subject to variables that are outside of our control, for instance the size and popularity of a particular lottery game.

Gross Revenue Per Transaction

Gross revenue per transaction is the average gross amount of revenue per transaction. We utilize this measure to determine how our top line revenue is performing on a per transaction basis, which helps us to identify and evaluate pricing trends. We believe this metric is useful for our investors because it provides insight into our revenue growth potential on a per transaction basis.

Gross Profit Per Transaction

Gross profit per transaction is our average gross profit per transaction, calculated as gross revenue less the cost of the lottery game ticket and any processing fees, per transaction. We believe this metric to be useful to evaluate and analyze our costs and fee structure across product offerings and user cohorts. We believe this metric is useful for our investors because it provides insight into our profit growth potential on a per transaction basis.

Gross Margin Per Transaction

Gross margin per transaction is calculated by dividing gross profit per transaction by gross revenue per transaction. We consider this metric to be a measure of overall performance that provides useful information about the profitability of our business.

Components of Our Results of Operations

Our Revenue

Revenue from B2C Platform.    Our revenue is the retail value of the acquired lottery game and the service fee charged to the user, which we impose on each lottery game purchased from our B2C Platform. The amount of the service fee is based upon several factors, including the retail value of the lottery game purchased by a user, the number of lottery games purchased by a user, and whether such user is located within the United States or internationally. Currently, in the U.S., the minimum service fee is $0.50 for the purchase of a $1 lottery game and $1 for the purchase of a $2 lottery game; the service fee for additional lottery games purchased in the same transaction is 6% of the face value of all lottery games purchased. For example, the service fee for the purchase of five $2 tickets is $1.60, being the $1 base service fee, plus 6% of the aggregate value of the face value of all lottery games purchased. In 2020, our domestic B2C Platform users purchased an average of 3.4 lottery games per transaction at an average service fee of $0.33 per lottery game. In 2020, we had an average gross profit per domestic B2C Platform user of approximately $17.20, with a customer acquisition cost of $4.01 per new user; between 2019 and 2020, we had a year-over-year retention rate of domestic users of 69%, which results in a lifetime user value, on average, of $55.30.

Internationally, we impose a mark-up on the cost to be imposed on the sale of each lottery game together with a service fee to be charged to the user. In 2020, our international B2C Platform users purchased an average of 2.1 lottery games per transaction at an average service fee of $2.27 per lottery game. We typically charge a higher service fee on lottery games in our international jurisdictions, and as a result, in 2020, the gross profit on these sales was 90% higher as compared to domestic sales. In 2020, our average gross profit per international user of our B2C Platform was $32.60, with a customer acquisition cost of $4.26. The year-over-year retention rate was slightly lower internationally, at 66%, resulting in a user lifetime value of $94.50. Although revenues from our international jurisdictions currently only comprised 3% of our total revenues in 2020, we are focused on the growth of this business organically and through the pursuit of strategic acquisitions and other synergistic opportunities.

In 2020, we delivered 1,291,870 lottery games to users of our B2C Platform worldwide, and our B2C Platform hosted 29,190 daily average users, including 11,092 daily average repeat users and gross revenues generated from our B2C Platform accounted for 38% of our total gross revenues.

Revenue from B2B Platform.    Together with our third-party commercial partner, we agree on the amount of the mark-up on the cost to be imposed on the sale of each lottery game purchased through the B2B API, if any, together with a service fee to be charged to the user; we receive up to 50% of the net revenues from such mark-up and service fee pursuant to our commercial agreement with each commercial partner. In the U.S., our commercial partners do not charge a mark-up; the average service fee charged by a commercial partner in 2020 was $0.41 and the Company’s average gross revenue per such lottery game sale was $2.31. Internationally, the average markup imposed by a commercial partner in 2020 was $0.97 and the Company’s average gross revenue per lottery game sale was $2.87. We currently do not charge our commercial partners a fee for the use of the B2B API.

In the third quarter of 2021, we began the initial phase of our global affiliate marketing plan, which will leverage third party partners across multiple industries and marketing channels to acquire users on our behalf. The initial phase of this plan involved the sale and transfer of marketing credits to a master third party partner for use in providing affiliate marketing packages to other third party partners. Affiliate marketing packages include advertising credits, marketing collateral, development services credits and customer service credits (collectively, “Affiliate Marketing Credits”). Subsequently, in the next phase of this plan such third party partners will be able to use Affiliate Marketing Credits in the promotion and distribution of our products on their platforms. We believe that we may generate additional revenue through this plan in the future by these third party partners purchasing more Affiliate Marketing Credits.

In 2020, we had agreements to acquire and sell lottery games through the B2B API with three international third-party commercial partners, including a French betting solution and one U.S. third-party commercial partner, which operates a proprietary mobile wallet for use at traditionally coin-operated machines, such as arcade games, vending machines, and laundry machines, which enabled our offerings on its mobile application. Collectively, these agreements provided us with access to over 420,000 unique points of sale for users to acquire lottery games from via our B2B API.

In 2020, we delivered over 413,184 lottery games to end users of our B2B API, worldwide. In 2019, the first year the Company offered the B2B API, revenues generated from out B2B API accounted for only 0.75% of the Company’s total gross revenues; in 2020, gross revenues generated from our B2B API accounted for more than 31% of our total gross revenues and represented an increase in B2B API gross revenue of more than 142 times.

Data Services.    Commercial acquirers of our Data Service pay a subscription for access to the Data Service and, for acquisition of certain large data sets, an additional per record fee. The Company additionally enters into multi-year contracts pursuant to which it sells proprietary, anonymized transaction data pursuant to multi-year agreements and in accordance with our Terms of Service in consideration of a fee.

In 2020 and 2019, Data Services contributed 40.2% and 36.7%, respectively, to our overall revenue. Between 2019 and 2020, Data Service’s growth was approximately 541%. We consider it to be a relatively high margin and high cash flow operation that we anticipate continuing to grow.

Our Operating Costs and Expenses

Personnel Costs.    Personnel costs include salaries, payroll taxes, health insurance, worker’s compensation and other benefits for management and office personnel.

Professional Fees.    Professional fees include fees paid for legal and financial advisors, accountants and other professionals related to the Business Combination and other transactions.

General and Administration.    General and administrative expenses include marketing and advertising, expenses, office and facilities lease payments, travel expenses, bank fees, software dues and subscriptions, expensed R&D costs and other fees and expenses.

Depreciation and Amortization.    Depreciation and amortization expenses include depreciation and amortization expenses on real property and other assets.

Results of Operations

Three Months Ended September 30, 2021 Compared to Three Months Ended September 30, 2020

The following table summarizes our results of operations for the three months ended September 30, 2021 and September 30, 2020, respectively.

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
	(unaudited)
Revenue	$32,248,036	$1,602,916	$30,645,120	1911.8%
Cost of revenue	11,920,721	722,363	11,198,358	1550.2%
Gross profit	20,327,315	880,554	19,446,761	2208.5%

Operating expenses:
Personnel costs	1,614,063	974,139	639,924	65.7%
Professional fees	976,679	182,502	794,177	435.2%
General and administration	1,085,431	163,691	921,740	563.1%
Depreciation and amortization	1,530,026	355,671	1,174,355	330.2%
Total operating expenses	5,206,199	1,676,004	3,530,195	210.6%
Income (loss) from operations	15,121,116	(795,450)	15,916,566	(2,001.0)%

Other expenses
Interest expense	3,789,316	296,517	3,492,799	1177.9%
Other expense	178,952	68,218	110,734	162.3%
Total other expenses, net	3,968,268	364,735	3,603,533	988.0%

Net income (loss)	$11,152,848	$(1,160,185)	$12,313,033	(1,061.3)%

Revenues.

Revenue.    Revenue increased $30.65 million, or 1911.8%, to $32.25 million for the three months ended September 30, 2021, from $1.6 million for the three months ended September 30, 2020. The increase in revenue was driven by a $30 million sale of affiliate marketing credits during the three months ended September 30, 2021.

Cost of Revenue.    Cost of revenue increased $11.2 million, or 1550.2%, to $11.9 million for the three months ended September 30, 2021, from $0.72 million for the three months ended September 30, 2020. The increase in the cost of revenue primarily resulted from the $10 million cost of the aforementioned sale of affiliate marketing credits. Cost of revenue includes product costs, commission expense to affiliates and commercial partners, and merchant processing fees, with the largest change in the quarter coming from the affiliate marketing credit expense.

Gross Profit.    Gross profit increased $19.4 million, or 2,208%, to $20.3 million for the three months ended September 30, 2021, from $0.88 million for the three months ended September 30, 2020. Gross profit as a percent of revenue increased for the three months ending September 30, 2021 to 63% compared to 55% for the three months ending September 30, 2020, as a result of the affiliate marketing credit sale referenced above which had a 66.7% gross margin.

Operating Costs and Expenses.

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
Operating expenses
Personnel costs	$1,614,063	$974,139	$639,924	65.7%
Professional fees	976,679	182,502	794,177	433.8%
Sales & marketing	168,274	31,979	136,295	563.1%
General and Administration	917,157	131,712	785,445	402.1%
Depreciation and amortization	1,530,026	355,671	1,174,355	330.2%
Total operating expenses	$5,206,199	$1,676,004	3,530,195	210.6%

Personnel Costs.    Personnel costs increased by $0.64 million, or 65.7%, for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020. This increase was primarily attributable to an increase in headcount in 2021.

Professional Fees.    Professional fees increased by $0.79 million, or 433.8%, for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020. This increase was primarily attributable to an increase in legal, accounting, and other affiliated professional services largely attributed to the Business Combination in 2021.

Sales and Marketing.    Sales and marketing expense increased by $0.14 million, or 563.1%, for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020. This increase was primarily the result of the Company’s increased spending in pursuit of brand awareness, advertising, and public relations opportunities.

Other General Administration.    Other general administration expense increased by $0.79 million, or 406.2%, for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020. This increase can be attributed to increased spending on international travel in 2021 as compared to 2020 as well as increased spending on software subscriptions and expenses incurred by Global Gaming, which was not a part of the Company in 2020.

Depreciation and Amortization.    Depreciation and amortization expense increased by $1.19 million, or 335.8%, for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020. This increase was the result of a newly acquired domain name in February of 2021 as well as an additional investment in a software agreement during the second quarter of 2021.

Other Expense, Net.

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
Other expenses	—
Interest expense	$3,789,316	$296,517	$3,492,799	1177.9%
Other expense	178,952	68,218	110,733	162.3%
Total other expenses, net	$3,968,267	$364,735	$3,603,532	988.0%

Interest Expense.    Interest expense increased by $3.49 million, or 1177.9%, for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020. The increase was primarily attributable to the issuance of Series B convertible promissory notes in the fourth quarter of 2020 and the first quarter of 2021 as well as new notes issued in the third quarter of 2021.

Other Expense.    Other expense increased by $0.11 million, or 162.3%, for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020. This increase is related to revenue share agreements the Company has with certain third parties and resulted from increased revenue in the three months ending September 30, 2021. This increase was partially offset by $0.49 forgiveness of a PPP loan.

Net Income (Loss).

Net income for the three months ended September 30, 2021 was $11.15 million and net loss was $1.16 million for the same period in 2020, which represents an increase of $12.31 million, or 1061.3%. The increase was primarily driven by the $30 million sale of affiliate marketing credits, and a $0.49 million PPP loan forgiveness, which increase was offset by expenses from the Business Combination and subsequent public relations and marketing efforts.

Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020

The following table summarizes our results of operations for the nine months ended September 30, 2021 and September 30, 2020, respectively.

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(unaudited)
Revenue	$47,035,327	$4,197,314	$42,838,013	1020.6%
Cost of revenue	15,925,072	1,770,885	14,154,187	799.3%
Gross profit	31,110,255	2,426,429	28,683,826	1182.1%

Operating expenses:
Personnel costs	4,138,240	2,975,464	1,162,776	39.1%
Professional fees	5,174,378	638,878	4,535,500	709.9%
General and administration	4,355,760	593,380	3,762,380	634.1%
Depreciation and amortization	2,904,000	1,065,490	1,838,510	172.6%
Total operating expenses	16,572,378	5,273,211	11,299,167	214.3%
Income (loss) from operations	14,537,877	(2,846,782)	17,384,659	(610.7)%

Other expenses
Interest expense	9,318,638	881,553	8,437,085	957.1%
Other expense	1,656,540	416,858	1,239,682	297.4%
Total other expenses, net	10,975,178	1,298,411	9,676,767	745.3%

Net income (loss)	$3,562,699	$(4,145,193)	$7,707,892	(185.9)%

Revenues.

Revenue.    Revenue increased $42.84 million, or 1020.6%, to $47.04 million for the nine months ended September 30, 2021, from $4.20 million for the nine months ended September 30, 2020. The increase in revenue was driven by several factors including a $30 million sale of affiliate marketing credits during the three months ended September 30, 2021; a new revenue contract for development of a promotional offering which generated $3 million in revenue during the second quarter of 2021, and $7 million of deferred revenue from a December 2020 third-party transaction that was recognized for the nine months ended September 30, 2021, as compared to the prior period.

The increase in revenue for the nine months ended September 30, 2021 as compared with the prior year period was also largely due to an increase in lottery game sales volume as a result of large multi-state lottery game jackpots in early 2021, as well as increased average service fees per transaction. In October 2020, we changed the service fees that we charge with respect to the quantity of lottery ticket purchases by our users. This change resulted in a moderate increase in average revenue per transaction from $8.42 in the nine months ended September 30, 2020 to $9.83 in the nine months ended September 30, 2021.

Cost of Revenue.    Cost of revenue increased $14.15 million, or 799.3%, to $15.93 million for the nine months ended September 30, 2021, from $1.77 million for the nine months ended September 30, 2020. The increase in the cost of revenue resulted from the $30 million sale of affiliate marketing credits at a cost of $10 million in addition to the increase in lottery game sales in the nine months ended September 30, 2021 as compared to the prior period. Cost of revenue includes product costs, commission expense to affiliates and commercial partners, and merchant processing fees.

Gross Profit.    Gross profit increased $28.68 million, or 1,182%, to $31.11 million for the nine months ended September 30, 2021, from $2.43 million for the nine months ended September 30, 2020. Gross profit as a percent of revenue increased for the nine months ending September 30, 2021 to 66% compared to 58% for the nine months ending September 30, 2020. This increase was primarily the result of higher margin data sales and the affiliate marketing credit sale.

Operating Costs and Expenses.

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
Operating expenses
Personnel costs	$4,138,240	$2,975,464	$1,162,776	39.1%
Professional fees	5,174,378	638,878	4,535,500	709.9%
Sales & marketing	2,762,992	121,128	2,641,864	2181.0%
General and Administration	1,592,768	472,252	1,120,516	237.3%
Depreciation and amortization	2,904,000	1,065,490	1,838,510	172.6%
Total operating expenses	$16,572,378	$5,273,211	$11,299,167	214.3%

Personnel Costs.    Personnel costs increased by $1.16 million, or 39.1%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020. This increase was primarily attributable to an increase in headcount in 2021.

Professional Fees.    Professional fees increased by $4.54 million, or 709.9%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020. This increase was primarily attributable to an increase in legal, accounting, and other affiliated professional services largely attributed to the Business Combination.

Sales and Marketing.    Sales and marketing expense increased by $2.64 million, or 2,181%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020. This increase was primarily the result of the Company’s increased spending in pursuit of brand awareness, advertising, and public relations opportunities. Additionally, the Company utilized $1.9 million of prepaid affiliate marketing credits in the nine months ending September 30, 2021.

Other General Administration.    Other general administration expense increased by $1.12 million, or 237.3%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020. This increase was primarily the result of increased software subscription costs due to increased business activity, increased operating expense from Global Gaming and an increase in international travel during the third quarter of 2021.

Depreciation and Amortization.    Depreciation and amortization expense increased by $1.84 million, or 172.6%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020. This increase was the result of the acquisition of a new domain name in February of 2021 as well as an additional investment in a software agreement during the nine months ending September 30, 2021.

Other Expense, Net.

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
Other expenses
Interest expense	$9,318,638	$881,553	$8,437,085	957.1%
Other expense	1,656,540	416,858	1,239,683	297.4%
Total other expenses, net	$10,975,178	$1,298,411	$9,676,767	745.3%

Interest Expense.    Interest expense increased by $8.44 million, or 957.1%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020. This increase was primarily attributable to the issuance of Series B convertible promissory notes in the fourth quarter of 2020, the first quarter of 2021 and the third quarter of 2021.

Other Expense.    Other expense increased by $1.24 million, or 297.4%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020. Other expense increased primarily due to a loss on the forgiveness of a loan owed to the Company of $0.69 million. Additionally, royalty payments that the Company pays pursuant to revenue sharing agreements with certain third parties resulted in an increase of $1.10 million. These increases in expenses were offset by the forgiveness of a PPP loan in the amount of $0.49 million during the period.

Net Income (Loss).

Net income for the nine months ended September 30, 2021 was $3.56 million and net loss was $4.15 million in 2020, which represents an increase of $7.71 million, or 185.9%. The increase was primarily driven by the $30 million sale of affiliate marketing credits and the $0.49 million PPP loan forgiveness which was offset by fees associated with various professional services in connection with the Business Combination, and amortization from the issuance of the convertible promissory notes in the fourth quarter of 2020 and the nine months ended September 30, 2021.

Year Ended December 31, 2020 Compared to Year Ended December 31, 2019

The following table summarizes our results of operations for the years ended December 31, 2020 and December 31, 2019, respectively.

	Year Ended December 31,
	2020	2019	$ Change	% Change
Revenue	$7,459,514	$1,887,386	$5,572,128	295.2%
Cost of revenue	2,952,415	846,209	2,106,206	248.9%
Gross profit	$4,507,099	$1,041,177	$3,465,922	332.9%

Operating expenses:
Personnel costs	4,477,955	3,613,151	864,804	23.9%
Professional fees	1,121,218	1,141,057	(19,839)	(1.7)%
General and administration	1,084,784	4,974,806	(3,890,022)	(78.2)%
Depreciation and amortization	1,533,994	1,499,274	34,720	2.3%
Total operating expenses	8,217,951	11,228,288	3,010,337	26.8%
Loss from operations	(3,710,852)	(10,187,111)	6,476,259	(63.6)%

Other expenses
Interest expense	1,221,928	619,617	602,311	97.2%
Other expense	879,083	29,058	850,025	2925.3%
Total other expenses, net	2,101,011	648,675	1,452,336	223.9%
Net loss before income tax	$(5,811,863)	$(10,835,786)	$5,023,923	(46.4)%
Income tax expense	800	800	—	0.0%
Net loss after income tax	$(5,812,663)	$(10,836,586)	$5,023,923	(46.4)%

Revenues.

Revenue.    Revenue for the year ended December 31, 2020 was $7.46 million, an increase of $5.57 million, or 295.2%, compared to revenue of $1.89 million for the year ended December 31, 2019. The increase in revenue was driven by increased lottery game sales as a result of the availability of large multi-state lottery game jackpots in the fourth quarter of 2020. Additionally, several large transactions involving the subscription to lottery data occurred in 2020 resulting in $3.64 million of revenue in 2020.

Cost of Revenue.    Cost of revenue for the year ended December 31, 2020 was $2.95 million, an increase of $2.11 million, or 249%, compared to $0.85 million of cost of revenue for the year ended December 31, 2019. The increase in the cost of revenue was directly proportional to the increase in lottery game sale revenue from 2019 to 2020. Cost of revenue includes product costs, commission expense to affiliates and commercial partners, and merchant processing fees.

Gross Profit.    Gross profit for the year ended December 31, 2020 was $4.51 million, compared to $1.04 million for the year ended December 31, 2019, an increase of $3.47 million, or 333%. This is due to the increased portion of revenue being driven by Data Services and not lottery game sales.

	Year Ended December 31,
	2020	2019	$ Change	% Change
Operating expenses
Personnel costs	$4,477,955	$3,613,151	$862,804	23.9%
Professional fees	1,121,218	1,141,057	(19,839)	(1.7)%
Sales & marketing	313,442	4,414,696	(4,101,254)	(92.9)%
Other general administration	771,342	560,110	211,232	37.7%
Depreciation and amortization	1,533,994	1,499,274	34,720	2.3%
Total operating expenses	$8,217,951	$11,228,288	$(3,010,337)	(26.8)%

Operating Costs and Expenses.

Operating expenses for the year ended December 31, 2020 were $8.22 million, a decrease of $3.01 million, or 27%, compared to $11.23 million for the year ended December 31, 2019. The primary decrease is driven by the use of affiliate marketing credits in 2019, which was not continued in 2020.

Personnel Costs.    Personal costs increased by $0.86 million, or 24%, from $3.61 million for the year ended December 31, 2019, to $4.48 million for the year ended December 31, 2020. The increase is due to increases in headcount as the cash position for the Company improved from 2019 and to support the growth of the Company’s business operations.

Professional Fees.    Professional fees decreased by $20 thousand, or 2%, from $1.14 million for the year ended December 31, 2019, to $1.12 million for the year ended December 31, 2020.

Sales and Marketing.    Sales and marketing expenses for the year ended December 31, 2020 was $0.31 million, compared to $4.41 million for the year ended December 31, 2019, a decrease of $4.10 million, or 93%. The Company utilized $3.89 million of affiliate marketing credits from iHeart Radio in 2019, which credits were received by the Company in consideration of the issuance of the Company’s equity, in addition to $0.45 million of Gatehouse media credits used, which credits were received by the Company in consideration of the issuance of the Company’s stock warrants. No iHeart Radio credits were used by the Company in 2020.

Other General Administration.    Other general administrative expenses increased $0.21 million, or 38%, from $0.56 million for the year ended December 31, 2019 to $0.77 million for the year ended December 31, 2020. Fees related to the establishment of the Trust Account and increased business activity and headcount within the Company drove this increase.

Depreciation and Amortization.    Depreciation and amortization increased $0.03 million, or 2%, from $1.5 million for the year ended December 31, 2019 to $1.53 million for the year ended December 31, 2020. The increase was driven by assets purchased through 2019 and 2020 resulting in additional depreciation and amortization.

Other Expense, Net.

	Year Ended December 31,
	2020	2019	$ Change	% Change
Other Expenses (Income)
Interest Expense	$1,221,928	$619,617	$602,311	97.2%
Other Expense	879,083	29,058	850,025	2925.3%
Total Other Expenses (Net)	$2,101,011	$648,675	$1,452,336	223.9%

Interest Expense.    Interest expense increased by $0.60 million, or 97.2%, for the year ended December 31, 2020, as compared to the year ended December 31, 2019. This increase relates to issuance of additional convertible debt.

Other Expense.    Other expense increased by $0.85 million, or 2,925% for the year ended December 31, 2020 as compared to the year ended December 31, 2019. This increase relates to donations made in the year ending December 31, 2020, including relating to the UNICEF sweepstakes, as well as an increase in revenue-based royalty expenses.

Liquidity and Capital Resources

Our primary need for liquidity is to fund working capital requirements of our business, growth, capital expenditures and for general corporate purposes. Our primary source of liquidity is funds generated by financing activities. Our ability to fund our operations and to undertake anticipated growth activities and make planned capital expenditures depends on our future operating performance and cash flows, which are subject to prevailing economic conditions and financial, business and other factors, some of which are beyond our control.

As of September 30, 2021, we had $1.179 million of cash and cash equivalents and $22.3 million of working capital (current assets minus current liabilities), compared with $10.78 million of cash and negative $0.48 million of working capital as of December 31, 2020. The increase of $2.68 million in our working capital was primarily due to the $30 million prepaid advertising sale which is currently a receivable.

We expect that our cash on hand and cash provided by operations will allow us to meet our capital requirements and operational needs for the next twelve months. As of September 30, 2021, there were no regulatory capital requirements applicable to our industry.

We expect to deploy capital to fund our growth through implementing new products and features within our B2C Platform services, expanding our B2C offering into new domestic and international jurisdictions, entering into additional agreements with new commercial partners for our B2B API, executing on strategic acquisitions and other synergistic opportunities, investing in and developing new technology and enhancing our existing technology in each of our business lines, including distributed ledger technology.

Further expansion of our business to new states and international jurisdictions will likely require additional capital, which we may seek through the issuance of equity or debt securities. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in new product launches and related marketing initiatives or to scale back our existing operations, which could have an adverse impact on our business and financial prospects. See “Risk Factors — We may require additional capital to support our growth plans, including in connection with our expansion into new markets and our strategic acquisitions, and such capital may not be available on reasonable terms or at all. This could hamper our growth and adversely affect our business.” Upon the Closing of the Business Combination, we received net proceeds of approximately $42.8 million in cash.

Convertible Debt Obligations

We have historically funded our operations through the issuance of convertible promissory notes.

From August to October 2017, the Company entered into seven Convertible Promissory Note Agreements with unaffiliated investors for an aggregate amount of $821,500. The notes bear interest at 10% per year, were unsecured, and were due and payable on June 30, 2019. The Company and the noteholders executed amendments in February 2021 to extend to maturity date to December 21, 2021. As of September 30, 2021 and December 31, 2020, the balance of these notes was $821,500.

From November 2019 through September 30, 2021, we issued approximately $48.2 million in aggregate principal amount of Series B convertible promissory notes. The notes bear interest at 8% per year, were unsecured, and were due and payable on dates ranging from December 2020 to December 2022. For those promissory notes that would have matured on or before December 31, 2020, the parties extended the maturity date to December 21, 2021 through amendments executed in February 2021. The amendments also allowed for automatic conversion to equity as a result of the Business Combination. Each of the aforementioned promissory notes automatically converted into shares of Common Stock or was terminated pursuant to its terms, as applicable, in connection with the Closing.

Immediately prior to the Closing, approximately $60.0 million of convertible debt was converted into equity of AutoLotto. Upon the Closing, we had no convertible debt outstanding.

Cash Flows

Net cash used in operating activities was $7.3 million for the nine months ended September 30, 2021 compared to net cash used by operating activities of $1.5 million for the nine months ended September 30, 2020. Factors affecting changes in operating cash flows are increased expenses for professional fees personnel costs, and sales and marketing activities. Net cash used in investing activities during the nine months ended September 30, 2021 were $14.1 million, compared to $0.02 million for the prior year. The increase was primarily the result of the acquisition of a domain name as well as the acquisition of Global Gaming completed in June 30, 2021. Net cash provided by financing activities was $11.9 million for the nine months ended September 30, 2021, compared to $1.48 million for the nine months ended September 30, 2020. The increase was primarily due to the issuance of convertible debt.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Changes in or Adoption of Accounting Practices

The following U.S. GAAP standards have been recently issued by the FASB. We are in the process of assessing the impact of these new standards on future consolidated financial statements. Pronouncements that are not applicable or where it has been determined do not have a significant impact to the Company have been excluded herein.

ASC 606, Revenue from Contracts with Customers

Between May 2014 and December 2016, the FASB issued several ASU’s on ASC 606, which updates superseded nearly all previous revenue recognition guidance under U.S. GAAP. The core principle is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. A five-step process has been defined to achieve this core principle, and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. The standards are effective for annual periods beginning after December 15, 2017 using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standards in each prior reporting period with the option to elect certain practical expedients; or (ii) a retrospective approach with the cumulative effect of initially adopting the standards recognized at the date of adoption (which includes additional footnote disclosures). The Company adopted these standards effective on January 1, 2018, and management concluded the adoption of this standard did not result in any financial statement impacts or changes to revenue recognition policies or processes as revenue is primarily derived from arrangements in which the transfer of control coincides with the fulfilment of performance obligations.

Critical Accounting Policies

Our financial statements were prepared in conformity with U.S. GAAP. Certain of our accounting policies require that management apply significant judgments and estimates in defining the appropriate assumptions integral to financial estimates. Judgments are based on historical experience and other factors that we believe to be reasonable under the circumstances, such as terms of contracts, industry trends and information available from outside sources, as appropriate. However, by their nature, judgments are subject to an inherent degree of uncertainty, and therefore actual results could differ from our estimates. We have applied significant estimates and assumptions related to the following:

Revenue and Cost Recognition

Revenue

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”), amending revenue recognition guidance and requiring a more structured approach to measuring and recognizing revenue as well as provide more detailed disclosures to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amended guidance is effective for accounting periods commencing on or after January 1, 2018.

We have applied ASC 606 to all revenue contracts. The core principle of ASC 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenues are generally recognized upon the transfer of control of promised products provided to our users, customers and subscribers, reflecting the amount of consideration we expect to receive for those products. We enter contracts that can include various products, which are generally capable of being distinct and accounted for as separate performance obligations. Revenue is recognized net of any taxes collected from users, commercial partners and subscribers, which are subsequently remitted to governmental authorities. The revenue recognition policy is consistent for sales generated directly with users and sales generated indirectly through affiliates, other solution partners, and our commercial partners.

Revenues are recognized upon the application of the following steps:

1.      Identification of a contract or contracts with a user, customer or subscriber;

2.      Identification of performance obligation(s) in the contract;

3.      Determination of the transaction price;

4.      Allocation of the transaction price to the performance obligations in the contract; and

5.      Recognition of revenue when, or as, the performance obligation is satisfied.

Contracts with users and customers for lottery game sales are at the point of sale and may include transfer of multiple products to a user or a customer and generally do not require future obligations. In these situations, the Company generally considers each transferred product as a separate performance obligation. The Company also has contracts with subscribers for the continued delivery of lottery and anonymized transaction set related data over a defined period of time. In accounting for these contracts, the Company generally considers each set of data as a separate performance obligation and recognizes revenue on their delivery ratably over the service period of the agreement. The Company’s products are sold without a right of return or refund; the Company’s terms of service and contracts generally include specific language that disclaims any warranties.

In addition, the Company’s performance obligation in agreements with certain third parties is to transfer previously acquired Affiliate Marketing Credits. The payment for these credits by the third parties is priced on a per-contract basis. The performance obligation in these agreements is to provide title rights of the previously acquired credits to the third party. This transfer is point-in-time when the revenue is recognized, and there are no variable considerations related to this performance obligation.

Income Taxes

For both financial accounting and tax reporting purposes, the Company reports income and expenses based on the accrual method of accounting.

For federal and state income tax purposes, the Company reports income or loss from their investments in limited liability companies on the consolidated income tax returns. As such, all taxable income and available tax credits are passed from the limited liability companies to the individual members. It is the responsibility of the individual members to report the taxable income and tax credits, and to pay any resulting income taxes. Therefore, in relation to the income and losses incurred by the limited liability companies, they have been consolidated in the Company’s tax return and provision based upon its relative ownership.

Income taxes are accounted for in accordance with ASC 740, “Income Taxes” (“ASC 740”), using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefit will not be realized.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (i) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position; and (ii) for those tax positions that meet the more likely than not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company’s policy is to recognize interest and penalties related to the underpayment of income taxes as a component of income tax expense or benefit. To date, there have been no interest or penalties charged in relation to the unrecognized tax benefits.

Generally, the taxing authorities can audit the previous three years of tax returns and in certain situations audit additional years. For federal tax purposes, the Company’s 2018 through 2020 tax years generally remain open for examination by the tax authorities under the normal three-year statute of limitations. For state tax purposes, the Company’s 2018 through 2020 tax years remain open for examination by the tax authorities under the normal four-year statute of limitations.

Business combination

In a business combination, substantially all identifiable assets, liabilities and contingent liabilities acquired are recorded at the date of acquisition at their respective fair values. One of the most significant areas of judgment and estimation relates to the determination of the fair value of these assets and liabilities, including the fair value of contingent consideration, if applicable. If any intangible assets are identified, depending on the type of intangible asset and the complexity of determining its fair value, an independent external valuation expert may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. These valuations are linked closely to the assumptions made by our management regarding the future performance of the assets concerned and any changes in the discount rate applied.

Fair value of financial assets and financial liabilities

Fair value of financial assets and financial liabilities recorded in the consolidated statements of financial position, which cannot be derived from active markets, are determined using a variety of techniques including the use of valuation models. The inputs to these models are derived from observable market data where possible, but where observable market data is not available, judgment is required to establish fair values. Judgment includes, but is not limited to, consideration of model inputs such as volatility, estimated life and discount rates.

Fair value of stock options and warrants

We use the Black-Scholes option-pricing model to calculate the fair value of stock options and warrants. Use of this method requires management to make assumptions and estimates about the expected life of options and warrants, anticipated forfeitures, the risk-free rate, and the volatility of our share price. In making these assumptions and estimates, management relies on historical market data.

Estimated useful lives, depreciation of property, plant and equipment, and amortization of intangible assets

Depreciation of property, plant and equipment and amortization of intangible assets is dependent upon estimates of useful lives based on management’s judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that consider factors such as economic and market conditions and the useful lives of assets.

Goodwill and intangible assets

Goodwill and indefinite life intangible asset impairment testing require us to make estimates in the impairment testing model. On an annual basis, we test whether goodwill and indefinite life intangible assets are impaired. Impairment is influenced by judgment in defining a cash-generating unit (“CGU”) and determining the indicators of impairment, and estimates used to measure impairment losses. The recoverable amount is the greater of value in use and fair value less costs to sell. The recoverable value of goodwill, indefinite and definite long-lived assets is determined using discounted future cash flow models, which incorporate assumptions regarding projected future cash flows and capital investment, growth rates and discount rates.

Deferred Tax Asset and Valuation Allowance

Deferred tax assets, including those arising from tax loss carry-forwards, requires management to assess the likelihood that we will generate sufficient taxable earnings in future periods in order to utilize recognized deferred tax assets. Assumptions about the generation of future taxable profits depend on management’s estimates of future cash flows. In addition, future changes in tax laws could limit our ability to obtain tax deductions in future periods. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the net deferred tax assets recorded at the reporting date could be impacted.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Lottery.com is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and have elected to take advantage of the benefits of this extended transition period. We expect to remain an emerging growth company at least through the end of the 2021 fiscal year and we expect to continue to take advantage of the benefits of the extended transition period. This may make it difficult or impossible to compare the financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions for emerging growth companies because of the potential differences in accounting standards used.

Business

The following discussion reflects the business of AutoLotto, as currently embodied by Lottery.com. Unless the context otherwise requires, all references in this section to the “Company”, “we,” “us” and “our” generally refer to Lottery.com in the present tense or Lottery.com from and after the Business Combination.

Our Company

Overview

We were originally formed as a Delaware corporation on March 17, 2016 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. On October 29, 2021, we consummated the Business Combination with AutoLotto. Following the closing of the Business Combination (the “Closing”) we changed our name from “Trident Acquisitions Corp.” to “Lottery.com Inc.” and the business of AutoLotto became our business. Tony DiMatteo and Matt Clemenson, the co-founders of AutoLotto, continue to lead our Company as Chief Executive Officer and Chief Commercial Officer, respectively.

We are a leading provider of domestic and international lottery products and services. As an independent third-party lottery game service, we offer a platform that we architected, developed, and operate to enable the remote purchase of legally sanctioned lottery games in the U.S. and abroad (the “Platform”). Our revenue generating activities are focused on (i) offering the Platform via our Lottery.com app and our websites to users located in the U.S. and international jurisdictions where the sale of lottery games is legal and our services are enabled for the remote purchase of sanctioned lottery games (our “B2C Platform”); (ii) offering an internally developed, created, and operated business-to-business application programming interface (“API”) of the Platform to enable our commercial partners, in permitted U.S. and international jurisdictions, to purchase certain legally operated lottery games from us and to resell them to users located within their respective jurisdictions (“B2B API”); and (iii) delivering global lottery data, such as winning numbers and results, and subscriptions to data sets of our proprietary, anonymized transaction data pursuant to multi-year contracts to commercial digital subscribers (“Data Service”).

We currently derive substantially all of our revenue from service fees paid to us by users of our B2C Platform, revenue share arrangements with commercial partners participating in our B2B API, and subscription fees from users of our Data Service. We intend to pursue growth by implementing new products and features within our B2C Platform services, expanding our B2C Platform offering into new domestic and international jurisdictions, entering into additional agreements with new commercial partners for our B2B API, executing on strategic acquisitions and other synergistic opportunities, including gaining access to complementary and new technology through such acquisitions, and investing in and developing new technology, and enhancing our existing technology in each of our business lines, including distributed ledger technology. We also expect to grow our brand and commitment to social awareness through our affiliation with WinTogether, a registered 501(c)(3) charitable trust (“WinTogether”).

As a provider of lottery products and services we are required to comply, and our business is subject to, regulation in each jurisdiction in which we offer our B2C Platform, or a commercial partner offers users access to lottery games through the B2B API. In addition, we must also comply with the requirements of federal and other domestic and foreign regulatory bodies and governmental authorities in jurisdictions in which we operate or with authority over our business. For example, currently, in the U.S., users of our B2C Platform are required to be physically located, at the time of purchase, in the state or jurisdiction of the lottery authority offering the lottery game that they purchase on our Platform. We verify their location through geofencing technology integrated into our Platform. A user physically located in one U.S. jurisdiction may not purchase a lottery game sold by a lottery authority in another jurisdiction. Internationally, we operate our B2C Platform in jurisdictions in which such service is lawful through commercial agreements with operators who have obtained approvals from the relevant government regulators, if and as required, and users may only access lottery games if they are physically located in the jurisdiction of the commercial partner at the time of purchase, as verified by geofencing technology. Our business is additionally subject to multiple other domestic and international laws, including those relating to the transmission of information, privacy, security, data retention, and other consumer focused laws, and, as such, may be impacted by changes in or changes in the interpretation of such laws. For more information, see “— Regulation and Compliance.”

B2C Platform

Our B2C Platform operates independently from any lottery authority, operator, or other provider of lottery games and enables users to purchase draw lottery games remotely from a mobile device or computer. Our B2C Platform is available to users in 12 U.S. jurisdictions and multiple international jurisdictions.

To use our B2C Platform, a user must first create an account and respond to several compliance questions to confirm that they are eligible to play. The requirements are intentionally designed to be a low friction experience for the user. Once they complete the registration process, a user can begin playing the draw lottery games offered in their jurisdiction, including choosing the number of plays, and whether to select their own numbers or to play randomly selected draw numbers. Following the completion of payment, the purchase is immediately confirmed, and the user receives a digital representation of their draw lottery game in their app or web-based account, including confirmation of their draw numbers. The confirmation is not delayed by the Company’s subsequent acquisition of the physical lottery game from the lottery authority. At this point, the Company fulfills the purchase of the physical lottery game ticket by either employing couriers to directly acquire the draw lottery game ticket from brick-and-mortar retailers for delivery to the Company, or by utilizing electronic lottery terminals licensed by the Company (or by its affiliates or retail partners, as applicable) from the relevant lottery authority pursuant to official retail lottery licenses issued by such lottery authorities. As described in further detail below, in either event, prior to the applicable draw, the physical lottery game ticket is always held securely by the Company on the user’s behalf.

If a user elects to play randomly selected draw numbers, such draw numbers are immediately assigned by the Company and not by the lottery authority, to ensure that the user receives immediate confirmation of their actual lottery game, without the delay that would otherwise be necessitated if the random draw numbers were assigned by the lottery authority. To generate these numbers, the Company deploys a pseudo random number generator (“pRNG”), being an algorithm that uses mathematical formulas to produce sequences of random numbers. The Company relies on the Cryptographic Module Validation Program to validate the cryptographic modules of its pRNG. The Cryptographic Module Validation Program is a joint effort between the National Institute of Standards and Technology under the Department of Commerce and the Canadian Centre for Cyber Security, a branch of the Communications Security Establishment, to promote the use of validated cryptographic modules and to validate cryptographic modules to Federal Information Processing Standard 140-2 and 140-3, as tested by third party laboratories. The use of the validated pRNG ensures that the randomly selected draw numbers are truly random.

Whether selected by the user or at random, the user’s draw lottery game numbers are securely retained in the Platform and queued for fulfillment by the Company with the lottery authority via the electronic lottery terminals or deployment of couriers. The original draw lottery game tickets are generally considered “bearer instruments” under relevant law, meaning that the individual that holds, or “bears”, the lottery game ticket, or “instrument”, is deemed the owner, as there is no other process to prove or designate ownership, and accordingly, their safe keeping on behalf of the user is of the upmost importance. The Company secures the original draw lottery game tickets in the Company’s physical, restricted entry safes; the original draw lottery game tickets do not leave the jurisdiction of original sale and are physically delivered to a user only for the claims and redemption process. We monitor all lottery games that our users play and automatically notify a user by push notification and/or email if they are a winner.

For a user who wins a prize less than $600, we instantly deposit the prize amount into the user’s account and subsequently redeem the winning lottery game ticket. In accordance with Federal tax reporting requirements, for a user who wins a prize of $600 or more, we ensure that the appropriate Federal tax reporting tax requirements are fulfilled and, as required, assist the user with the claims and redemption process. We charge a service fee on all lottery games purchased on our B2C Platform but do not take a commission from our user’s prizes.

The Company currently holds a retail lottery license issued by the Texas Lottery Commission.

For more information, see “Our Services — B2C Platform.”

B2B API

Our B2B API provides a secure distribution interface through which our authorized third-party omni-channel and multi-product commercial partners acquire access through our Platform to certain legally operated lottery games by integrating our B2B API into their existing back-office functionality and user facing websites and applications to enable our commercial partners to purchase such draw lottery games from the Company for resale to users within their permitted jurisdictions. Our B2B API is enabled in the U.S. and internationally.

Each time a commercial partner, on behalf of a user, requests a play from the Company via the B2B API, such commercial user acquires the rights to the number of requested plays, and is provided with either pre-selected numbers as requested by the commercial partner’s user, or is randomly assigned numbers by the pRNG that is communicated via the B2B API to the commercial partner. In either event, the commercial partner automatically receives a digital representation of the purchased draw lottery games, including draw numbers, without delay for the subsequent acquisition of the physical lottery game by the Company.

The Company fulfills the acquisition of the draw lottery games by utilizing the electronic lottery terminals installed in the Company’s, or its affiliate’s, and retail partner’s locations under the authority of the applicable lottery authority pursuant to official retail licenses from such lottery authorities. The original lottery game tickets are securely stored by the Company in physical, restricted entry safes. The original lottery game ticket does not leave the jurisdiction of original sale and is only physically delivered to a winning user if and when such user is required to be physically present for the claims and redemption process. Neither we nor our commercial partners ever take a commission from our users’ prizes. Our commercial partners charge a service fee and, in international jurisdictions, a mark-up, on their purchase price of the lottery game to their users. We receive a share of our commercial partners’ revenue on each lottery game purchased.

For more information, see “Our Services — B2B API.”

Data Service

We deliver global lottery data to digital publishers and media organizations that subscribe to our Data Service, with coverage of over 800 games in over 40 countries. We charge a subscription fee and, in some instances, per-record fees, to use our Data Service. We additionally rely on this information to make winning lottery numbers and results for all U.S. in-state and multi-state games available through our websites, apps, and APIs. We additionally enter into commercial agreements pursuant to which in consideration of pre-paid fees we provide data sets of our proprietary, anonymized transaction pursuant to multi-year contracts and in accordance with the requirements of our Terms of Service.

For more information, see “Our Services — Data Service.”

The WinTogether Platform

We are affiliated with WinTogether, which supports charitable, educational, and scientific causes. We operate http://wintogether.org (the “WinTogether Platform”) on behalf of WinTogether, which offers sweepstakes that support charitable causes selected by the trustees of WinTogether and incentivizes participants to donate to those chosen causes by entering donors into sweepstakes for the chance to win cash prizes, luxury items, and exceptional experiences. In exchange for operating the WinTogether Platform and the sweepstakes on behalf of WinTogether, we receive a fee from the gross donations from each sweepstakes. While the revenue received from the Company’s services relating to the WinTogether Platform are currently nominal, we believe that this may be a scalable source of revenue in the future, as well as a mechanism to increase our brand reputation and recognition by sweepstake participants, which could result in the acquisition and monetization of new users to our B2C Platform.

For more information, see “Our Services — WinTogether.”

Our Industry

Lottery Market Size

According to Technavio, the global lottery game market was valued at $356 billion in worldwide gross sales in 2020 and is forecasted to grow by 54% to more than $550 billion in worldwide gross sales in 2025.

Lottery Market Segmentation

The global lottery game market is generally divided into three main categories of products (i) draw, or terminal-based, games; (ii) instant win, or “scratcher”, games; and (iii) sports lottery games. In addition to the three main categories, the regulatory authorities that license lottery games may also offer other forms of games of chance and casino-style games.

Draw Games

Draw, or terminal-based, games are the oldest and most common forms of lottery games. Some of the popular domestic and international draw games include Mega Millions®, Powerball®, Il Gioco del Lotto®, elGordo®, Euro Jackpot®, and €uro-Millions®. In the U.S., prices for such draw games typically begin at $1 per game and additional options, including bonus plays, extra draws, and second chance draws, are generally available for an additional cost.

When a user plays a draw game, they acquire a set of numbers, letters, symbols, or a combination thereof; the goal is to match those numbers, letters, and symbols to those drawn by the lottery authority on a specified date and time. Depending on the rules of the draw game, the numbers, letters, and symbols may be designated by the user or selected by a random number generator. Draw games are sold by officially licensed retailers with valid agreements with the applicable lottery authority and transacted through electronic terminals installed by such lottery authority for the purpose of selling the lottery game and printing the lottery game ticket, validating sold lottery game tickets, and performing other administrative functions.

Draw games have historically been purchased in person directly from traditional licensed brick-and-mortar retail locations, such as convenience stores, tabletop games retailers, or gas stations. According to Technavio, purchases from these retailers contributed over 93.7% to the overall draw game lottery market in 2019, and 93.3% in 2020. These retailers process the transaction via the electronic terminals and provide the player with bearer documentation evidencing their purchase. Alternatively, in jurisdictions in which online lottery game sales — or “iLottery” — is legal, the player may alternatively complete the entire transaction remotely from their mobile device or computer. For more information, see “Global Market Trends.”

According to industry forecasts by Technavio, sales of draw lottery games comprised 54.5% of the overall global lottery market in 2020 and are anticipated to grow at approximately 9.0% CAGR between 2020 and 2025, forecasting an increase of approximately 54% in worldwide legal gross sales, from $194 billion in worldwide legal gross sales in 2020 to nearly $300 billion in worldwide legal gross sales in 2025. In the U.S., draw lottery games are offered in all 46 states and 3 territories in which lottery games are legal.

Instant Win Games

Instant win, or “scratch”, lottery games are designed to be quick and easy to play. These games have the numbers, letters, symbols, or a combination thereof concealed on a scratch card. To play, the player removes or scratches off the covering to instantly reveal their winning status. Games are often thematically linked to popular interests, such as sporting events, specific board games, or other specialized interests or activities. Popular titles include Crossword Connect®, Deuces Wild®, and Monopoly Millionaire’s Club®. In the U.S., prices for scratch lottery games typically range from $1 to as much as $50 per scratch card. Scratch lottery games are sold by licensed retail outlets and are additionally available for online play in jurisdictions that authorize iLottery. Online scratch lottery games typically have all of the elements of a physical scratch lottery game, but in digitized form, and often with additional visual and entertainment elements.

The market for this game-type has experienced growth attributed to the relatively low retail price of scratch lottery games and the opportunity to instantly win prizes. Sales of scratch lottery games comprised 26.6% of the overall global lottery market in 2020; according to industry forecasts by Technavio, the scratch lottery games market is expected to increase approximately 58%, from $95 billion in worldwide legal gross sales in 2020 to $150 billion in worldwide legal gross sales in 2025. In the U.S., scratch games are offered in all but two jurisdictions — North Dakota and Wyoming — in which lottery games are legal.

The Company is not currently engaged in the deployment of scratch lottery games.

Sports Lotteries

Sports lotteries are a variant of pari-mutuel betting, in which users pay a fixed price to select a sporting event’s outcome and the users with the most accurate prediction of such outcome win prizes.

Sales of sports lottery games comprised 18.9% of the overall global lottery market in 2020; according to industry forecasts by Technavio, the sports lotteries market is expected to increase approximately 51%, from $67 billion in worldwide legal gross sales in 2020 to $101 billion in worldwide legal gross sales in 2025.

Additionally, the growing popularity of virtual sports — or “esports” — is believed to be creating momentum for sports lottery games and will be a key growth factor for sports lotteries. Esports tournaments are organized professional or semi-professional multiuser video game league or tournament competitions for a goal or prize, such as a championship title or prize money.

According to industry forecasts, in 2021, the global esports audience is expected to grow 8.7% year-on-year to reach 474 million viewers and continue to grow, with a CAGR of 7.7% to 577.2 million in 2024, after having surpassed the half-a-billion mark in 2022. While lockdown measures imposed by COVID-19 led to many new esports viewers last year — and it is believed will continue to do so into 2021 — audience numbers were most affected by growth markets across the Middle East and Africa, the Asia-Pacific Region (which includes East Asia, South Asia, Southeast Asia, and Oceana), and South America. The interruption of physical sports due to the COVID 19 pandemic, as well as continued strong cross-promotion between games and esports, also catalyzed demand. According to industry forecasts by Newzoo International B.V., the global esports market was estimated to be $947 million in 2020 and is projected to grow 14.5% year-over-year to $1.1 billion in 2021, which is anticipated, in turn, to create momentum for sports lotteries.

The Company is not currently engaged in the deployment of sports lottery games. In February 2021, the Company entered into an agreement to acquire the rights to https://sports.com, which acquisition is subject to final payment of the purchase price in accordance with the terms of the agreement to acquire such rights. We are exploring opportunities for the intended strategic entry into the distribution of sports lottery games and related legal sports gaming verticals. The Company announced this acquisition in April 2021.

Geographic Distribution

Legalized lottery products are operated by national, state, provincial, or municipal governmental authorities and their licensees in more than 100 other countries under separate, regulated regimes. In North America, in-state and multi-state sanctioned lottery products are offered in 46 U.S. states and 3 U.S. jurisdictions, including the District of Columbia, Puerto Rico, and the U.S. Virgin Islands, as well as every Canadian province and Mexico.

Lotteries have varying degrees of governmental and regulatory acceptance across the globe, with certain countries, states, provinces, territories or even municipalities prohibiting lotteries, and other jurisdictions endorsing all or only certain forms of lotteries at the national or state, provincial, territorial, or municipal level. According to Technavio, in 2020, the Asia-Pacific region comprised 37.1% market share of all lottery sales, Europe comprised 31.9%, the Middle East and Africa region comprised 3.4%, South America comprised 2.3%, and North America comprised more than 25% market share of all lottery sales. Lottery sales include sales include of all forms of lottery games, including draw, scratch, and sports lottery games, as well as revenues from the sale, lease or license of lottery systems, terminals, or vending machines.

In the U.S., the Multi-State Lottery Association (“MUSL”) is a non-profit association owned and operated by its U.S. state and territory member lottery associations that, amongst other activities, assists its members in the development and issuance of multi-jurisdictional draw and scratch lottery games, including Powerball®, MegaMillions® and Monopoly Millionaires’ Club®. MUSL games are multi-jurisdictional — or “multi-state” — meaning one type lottery game may be offered for play in multiple jurisdictions, subject to the applicable laws and regulations of each such jurisdiction, as opposed to in-state games, which are games developed for play by a state lottery authority for its jurisdiction.

Global Market Trends

Many national, state, provincial, territorial, and municipal governments rely on revenues from the sale of lottery games for a significant source of public program funding, including recreational programs, educational programs, and environmental efforts. When under revenue pressure due to factors that may include increased expenses, decreased access to general revenues, and other impacts to annual budgets and tax revenues, including events such as the impact of the COVID-19 pandemic, these entities often look to revenue from gaming, including lottery game sales, as a continued and potentially increased revenue opportunity for governmental authorities.

Traditionally, lottery games have only been sold by government licensees at brick-and-mortar facilities, such as convenience stores, grocery stores, and small retailers, which restricted players’ ability to purchase lottery games to those times when they were physically within the retailer’s licensed location, and accordingly potentially restricted a player’s opportunities to play and the governmental authority’s lottery derived revenues. However, in recent years, 12 jurisdictions in the U.S. have legalized iLottery, which is a product in which there is state legislative and regulatory approval for the account funding, acquisition, and play of lottery games to be managed online, without requirement to physically be in or near a brick-and-mortar retail seller of lottery games.

Currently, iLottery is legal in Georgia, Illinois, Kentucky, Michigan, New Hampshire, North Carolina, North Dakota, Pennsylvania, Rhode Island, Virginia, and the District of Columbia. Access to in-state and multi-state draw games are available in all of these jurisdictions. Online versions of instant win, or “scratcher”, tickets are available in eight of these jurisdictions. In New York, iLottery is available, but only through subscriptions in which a player must subscribe for automatic purchase of games on a recurring basis for multiple weeks of play.

According to Eilers & Krejcik Gaming, in the fourth quarter of 2020, iLottery gross sales in the U.S. increased more than 123% year-on-year, or an additional $629 million, to $1.14 billion, due to continued support from the unique environment created by the COVID-19 pandemic, in which available entertainment options were restricted, people were reluctant or unable to make in-person purchases, and federal finance support drove higher disposable income. In addition, in the 2020, iLottery sales increased 114% year-on-year to $4.0 billion, representing approximately 4% of total U.S. lottery game sales and approximately 11% of lottery game wagers among participating iLottery states.

In jurisdictions in the U.S. in which iLottery is legal, a player is required to undergo account verification requirements and to transfer funds from their payment provider or linked bank account to their account, and then can only play the games that are available. There is typically a minimum amount of funds that must be transferred to the player’s account, regardless of the amount that the player wishes to play. The player must have an account with each lottery authority to play in that lottery authority’s jurisdiction. Winning players may be notified by either an email or a push notification or both and generally receive redemption of prizes less than $600 directly to their accounts, in accordance with Federal reporting requirements.

Our Services

B2C Platform

Our Platform, which deploys distributed ledger technology to ensure data security, provides registered B2C Platform users with the ability to purchase in-state and multi-state lottery draw games directly via a mobile device or computer, to securely maintain their acquired lottery game ticket, to obtain comprehensive multi-jurisdiction lottery result information, and to automatically redeem a winning lottery game of less than $600. The mobile application is offered for mobile devices that operate under iOS and Android and can be downloaded for free from the Apple App Store and Google Play stores, respectively, and other mobile download sites. Since 2019, we have published 20 material updates of our mobile applications to provide new functionality and upgraded performance. In addition, we offer our http://play.lottery.com site to users located within authorized and enabled U.S. and international jurisdictions for the remote purchase of lottery games in permitted jurisdictions, and additionally maintain our http://lottery.com site to support a variety of general functions and information delivery.

We offer our B2C Platform to users located in California, Colorado, Georgia, Michigan, Minnesota, New Hampshire, Ohio, Oregon, Pennsylvania, Texas, Washington, and the District of Columbia. We anticipate being able to offer this service in Arkansas, Florida, Iowa, Kansas, North Carolina, North Dakota and Vermont by the end of the fourth quarter of 2021, subject to regulatory approval in certain jurisdictions in which it is required. Additionally, our B2C Platform is available to users in international jurisdictions.

To register on our B2C Platform and purchase a lottery game, a user must create an account, be the greater of 18 years old or the age of majority in the jurisdiction in which they are situated, and be physically located within such jurisdiction, as verified by internally and externally deployed geofencing technology. Individuals that are not physically located within one of the jurisdictions where our services are offered, as verified by geofencing technology, are not permitted to register to purchase a lottery game. In the U.S., a user may only purchase tickets offered by the lottery authority of the jurisdiction in which such user is situated.

Our registration and user interfaces are intentionally designed to be easy to use, and provide for the creation of an account and purchase of a lottery game with minimum friction and without the creation of a mobile wallet or requirement to pre-load minimum funds. Purchases may be completed on our B2C Platform in the U.S. by use of major credit cards, linked financial institution accounts, other enabled payment providers, or credits from past winnings, and internationally by use of certain major credit cards or credits from past winnings.

In accordance with the terms of our Responsible Gaming Policy, users are limited to purchasing up to 50 lottery games per game. For more information, see “Responsible and Underage Gaming.”

Once a user of our B2C Platform has created an account and completed several required, simple compliance requirements, they select the draw lottery game they would like to play, whether they would select their own numbers or play randomly selected draw numbers, the number of games they would like to play, and complete the payment processing requirements, following which the acquisition is immediately confirmed and the user receives a digital representation of their draw lottery game, including their draw numbers, in their app or web-based account, without delay for the Company’s acquisition of the physical lottery game. If a user elects to play randomly selected draw numbers, such draw numbers are immediately assigned by the Company’s pRNG.

The user’s random or pre-selected lottery game numbers are retained in the System and queued for fulfillment by the Company. The Company fulfills the acquisition of draw lottery games by either employing couriers that directly acquire the draw lottery games from brick-and-mortar retailers, or by leveraging the electronic lottery terminals installed under the authority of the applicable lottery authority pursuant to a retail license received by the Company, its affiliate, or commercial partner, which process lottery game sales in bulk, daily, for the Company.

The original draw lottery game tickets are considered bearer instruments and, accordingly, their safe keeping is of the upmost importance. The Company stores and safeguards original draw lottery game tickets in physical, restricted entry safes; they do not leave the jurisdiction of their original sale and are only physically delivered to a user, if required, for the claims and redemption process. Unlike purchases from traditional brick-and-mortar lottery retailers, in which lottery game tickets are susceptible to being lost, damaged, stolen or — as a bearer instrument — claimed by a person other than the purchaser, lottery games purchased through our B2C Platform are securely maintained and linked to the user using rigorous technical requirements. The importance of this safekeeping cannot be understated. A recent winner of a $26 million dollar California Lottery prize advised that she destroyed the winning draw lottery game ticket in the laundry; according to California Lottery officials, if someone loses a ticket, they must provide evidence of ownership, such as a photograph or digital representation of the front and back of the ticket, otherwise their claim will fail. Our Platform, with its secure maintenance of the original lottery ticket, which safeguards against destruction, loss or theft, is designed to prevent events such as this.

We monitor all lottery games that our users play and automatically notify a user by push notification and email if they are a winner. The Company monitors all draws and notifies users via the app or their web-based account of winning tickets. In the event a user wins a prize in an amount that is less than $600, the Company will distribute a payout of the prize amount to the user’s account immediately following public announcement of the draw, which funds may then be deployed by the user to purchase additional lottery games or be transferred by the user from their account to their linked financial institution. The Company then redeems the winning game from the lottery authority on the user’s behalf. In the event that a user wins a prize of $600 or more, the Company will assist such user with the claims and redemption process directly from the lottery authority. Under federal U.S. law, lottery prizes of $600 or more are subject to certain federal and applicable tax withholdings as reported on a Form W-2G, regardless, and the residency of the prize winner must be reported on federal and applicable state income tax returns, which is the basis for the prizes over this threshold being collected directly from the lottery authority.

The Company does not take any portion of a user’s winnings. Our revenue is the retail value of the acquired lottery game and the service fee charged to the user, which we impose on each lottery game purchased from our B2C Platform. The amount of the service fee is based upon several factors, including the retail value of the lottery game purchased by a user, the number of lottery games purchased by a user, and whether such user is located within the U.S. or internationally.

Currently, in the U.S., the minimum service fee is $0.50 for the purchase of a $1 lottery game and $1 for the purchase of a $2 lottery game; the service fee for additional lottery games purchased in the same transaction is 6% of the face value of all lottery games purchased. For example, the service fee for the purchase of five $2 tickets is $1.60, being the $1 base service fee, plus 6% of the aggregate value of the face value of all lottery games purchased. In 2020, our domestic B2C Platform users purchased an average of 3.4 lottery games per transaction at an average service fee of $0.33 per lottery game. In 2020, we had an average gross profit per domestic B2C Platform user of approximately $17.20, with a customer acquisition cost of $4.01 per new user. Between 2019 and 2020, we had a year-over-year retention rate of domestic users of 69%, which results in a lifetime user value, on average, of $55.30.

Internationally, we impose a mark-up on the cost to be imposed on the sale of each lottery game together with a service fee to be charged to the user. In 2020, our international B2C Platform users purchased an average of 2.1 lottery games per transaction at an average service fee of $2.27 per lottery game. We typically charge a higher service fee on lottery games in our international jurisdictions, and, as a result, in 2020, the gross profit on these sales was 90% higher as compared to domestic sales. In 2020, our average gross profit per international user of our B2C Platform was $32.60, with a customer acquisition cost of $4.26. The year-over-year retention rate was slightly lower internationally, at 66%, resulting in a user lifetime value of $94.50. Although revenues from our international jurisdictions currently only comprised 3% of our total revenues in 2020, we are focused on the growth of this business organically and through the pursuit of strategic acquisitions and other synergistic opportunities.

In 2020, we delivered 1,291,870 lottery games to users of our B2C Platform worldwide, our B2C Platform hosted 29,190 daily average users, including 11,092 daily average repeat users, and gross revenues generated from our B2C Platform accounted for 38% of our total gross revenues.

B2B API

In 2019, we made our Platform available to third-party commercial partners through our B2B API, which provides a secure distribution interface between the Company and authorized, regulated, third-party commercial partners for the acquisition of authorized lottery games from the Company and resale of such lottery draw games within their regulated and authorized jurisdictions. Our B2B API is enabled in the U.S. and internationally.

Through this indirect distribution model, third-party omni-channel and multi-product regulated commercial partners sell authorized lottery games in permitted jurisdictions by inclusion of the B2B API on their existing back-office functionality and user facing websites and applications, which enables their acquisition from the Company and subsequent resale to users of authorized lottery games. Acquisition of lottery games is fulfilled directly via the B2B API. The commercial partner is responsible for purchaser verification, payment processing, and delivery of the digital representation of the draw lottery game to the end-user, and we are responsible for lottery game ticket fulfillment, certain regulatory and compliance functions, and the claims and redemption process. The bearer instruments evidencing lottery games sold through the B2B API are securely stored by the Company in restricted access safes and do not leave the jurisdiction of their original sale. They are not delivered to the commercial partner and if delivery to the user is required, such user is required to travel to the jurisdiction of issuance for possession.

Neither the Company nor our commercial partners take a portion of a user’s winnings. Together with our third-party commercial partner, we agree on the amount of the mark-up on the cost to be imposed on the sale of each lottery game purchased through the B2B API, if any, together with a service fee to be charged to the user. We receive up to 50% of the net revenues from such mark-up and service fee pursuant to our commercial agreement with each commercial partner. In the U.S., our commercial partners do not charge a mark-up; the average service fee charged by a commercial partner in 2020 was $0.41 and the Company’s average gross revenue of such lottery game sale was $2.31. Internationally, the average markup imposed by a commercial partner in 2020 was $0.97 and the Company’s average gross revenue was $2.87. We currently do not charge our commercial partners a fee for the use of the B2B API.

In the third quarter of 2021, we began the initial phase of our global affiliate marketing plan, which will leverage third party partners across multiple industries and marketing channels to acquire users on our behalf. The initial phase of this plan involved the sale and transfer of marketing credits to a master third party partner for use in providing affiliate marketing packages to other third party partners. Affiliate marketing packages include advertising credits, marketing collateral, development services credits and customer service credits (collectively, “Affiliate Marketing Credits”). Subsequently, in the next phase of this plan such third party partners will be able to use Affiliate Marketing Credits in the promotion and distribution of our products on their platforms. We believe that we may generate additional revenue through this plan in the future by these third party partners purchasing more Affiliate Marketing Credits.

In 2020, we had agreements to acquire and sell lottery games through the B2B API with three international third-party commercial partners, including a French betting solution, and one U.S. third-party commercial partner, which operates a proprietary mobile wallet for use at traditionally coin-operated machines, such as arcade games, vending machines, and laundry machines, which enabled our offerings on its mobile application. Collectively, these agreements provided us with access to over 420,000 unique points of sale for users to acquire lottery games from via our B2B API.

In 2020, we delivered over 413,184 lottery games to end users of our B2B API, worldwide. In 2019, the first year that the Company offered the B2B API, revenues generated from out B2B API accounted for only 0.75% of the Company’s total gross revenues. In 2020, gross revenues generated from our B2B API accounted for more than 31% of our total gross revenues and represented an increase in B2B API gross revenue of more than 142 times.

Data Services

In 2018, we acquired TinBu, LLC (“TinBu”), a digital publisher and provider of lottery data results, jackpots, results, and other data, as a wholly-owned subsidiary. Through TinBu, our Data Service delivers daily results of over 800 domestic and international lottery games from more than 40 countries, including the U.S., Canada, and the United Kingdom, to over 400 digital publishers and media organizations.

Our technology pulls real time primary source data, and, in some instances, we acquire data from dedicated data feeds from the lottery authorities. Our data is constantly monitored to ensure accuracy and timely delivery. We are not required to obtain licenses or approvals from the lottery authorities to pull this primary source data or to acquire the data from such dedicated feeds. Commercial acquirers of our Data Service pay a subscription for access to the Data Service and, for acquisition of certain large data sets, an additional per record fee.

The Company additionally enters into multi-year contracts pursuant to which it sells proprietary, anonymized transaction data pursuant to multi-year agreements and in accordance with our Terms of Service in consideration of a fee.

In 2019 and 2020, Data Services contributed 36.7% and 40.2%, respectively, to our overall revenue. Between 2019 and 2020, Data Service’s growth was approximately 541%. We consider it to be a relatively high margin and high cash flow operation that we anticipate continuing to grow. We do not calculate net revenues for Data Services.

The WinTogether Platform

We are affiliated with WinTogether, a registered 501(c)(3) charitable organization formed in April 2020, to support charitable, educational, and scientific causes. Our founders formed WinTogether and our Chief Executive Officer and President continue to act as Trustees. We operate the WinTogether Platform on behalf of WinTogether, which offers sweepstakes that support charitable causes selected by the trustees of WinTogether and incentivizes participants to donate to those causes by entering those who donate into a sweepstakes for a chance to win cash prizes, luxury items, and exceptional experiences. When a participant donates to a campaign cause on the WinTogether Platform, they are automatically entered to win a prize; the number of entries a participant receives is based on the value of their donation; provided, however, in accordance with the sweepstakes requirements of most jurisdictions and the terms of service for each sweepstakes, no purchase or donation is required for entry into the sweepstakes offered on the WinTogether Platform.

Unlike lottery games and other games of chance, participation in sweepstakes is permissible in every state within the U.S. and most international jurisdictions. Sweepstakes offered on the WinTogether Platform are open to participants within the U.S. and internationally, unless void in a jurisdiction or local law prohibits the offering or entry into a sweepstakes.

In one of our earliest campaigns offered on the WinTogether Platform, which concluded in March 2021, WinTogether raised $78,961 gross proceeds for the benefit of the Arbor Day Foundation’s Time for Trees® initiative. The winner of that sweepstakes won a Tesla® CyberTruck®.

The Company is the operator and administrator of all sweepstakes on the WinTogether Platform. In consideration of the Company’s operation of the WinTogether Platform and administration of the sweepstakes, the Company receives a percentage of the gross donations to a campaign, from which the Company pays a dividend to certain holders of the Company’s Notes (as defined below) on behalf of LDC Crypto (as further described below), all administration costs associated, including those of third-party service providers, and the balance of the gross donations from each campaign are donated to the named charitable cause. In the most recent sweepstakes, the Arbor Day Foundation’s Time for Trees® initiative received 60% of gross donations.

Prior to July 2018, the Company issued a series of convertible promissory notes (the “Notes”), which had several conversion rights upon the occurrence of certain events, one of which was an “initial coin offering” by the Company or one of its wholly owned subsidiaries that resulted in net proceeds of $20,000,000 or more (the “Notes Conversion Threshold”). In July 2018, LDC Crypto Universal Public Company Limited (“LDC Crypto”), an indirectly wholly-owned subsidiary of the Company, by a combination of the conversion of the outstanding Notes and new subscriptions, issued revenue participation interests (the “Digital Securities”) in an initial offering with net proceeds in excess of the Note Conversion Threshold on an exempt private placement basis in the U.S. to U.S. persons in reliance of Rule 506 of Regulation D and outside the U.S. to non-U.S. persons in reliance of Rule 903 of Regulation S. The Digital Securities were issued pursuant to a private placement memorandum (the “PPM”), a subscription agreement and related documents and were issued as “smart contracts”, ERC20-based standard digital assets. Under the PPM, LDC Crypto offered up to 285,000,000 Digital Securities to be sold at multiple closings. Each Digital Security entitles its holder the right to receive as a dividend its pro rata share of 7% of the net revenues from each campaign, paid on a periodic basis by the Company on behalf of LDC Crypto.

We expect that participation in sweepstakes offered on the WinTogether Platform will continue to grow as we and WinTogether’s Trustees continue to develop WinTogether’s offerings. In addition to the benefit of the philanthropic opportunities generated by the WinTogether Platform, and notwithstanding that the revenues for our services relating to WinTogether are currently immaterial, we view WinTogether’s operation as a scalable source of revenue, as well as a mechanism to increase our brand reputation and recognition by visitors to the WinTogether Platform, as it includes a link to our mobile app and website, which may result in the acquisition and monetization of new users to the B2C Platform.

Competitive Strengths

We believe our definitional brand name, early entry in the growing iLottery industry, strength of our distribution ecosystem, and experienced management team collectively contribute to our success as a leading provider of products and services for the domestic and international lottery industry and strengthens our differentiation from our competitors.

Definitional Brand Name

We believe that the simplicity and definitional nature of our “Lottery.com” domain and brand name provides us with a memorable, distinctive and easily identifiable brand by our users. In 2020, approximately 6.5 million unique visitors to our web-based properties, such as http://play.lottery.com, generated 10,488,583 web sessions. These web sessions were driven 58% from organic search compared to directly entered URL traffic of 33%. In 2020, our iOS and Android apps were downloaded approximately 87,445 times and updated by current users over 952,200 times.

Early Entrant in Growing Mobile and Online Industry

We have offered our services via our Platform since 2016. We are one of the early market entrants in the mobile and online delivery of lottery games, which we believe offers us a significant advantage over many of our competitors, including state operated iLottery and third-party lottery game delivery services, and that this experience provides us with a developed understanding of consumer objectives, an existing connection to shifting demographics, and the ability to capitalize on the growth of lottery gaming in multiple jurisdictions.

We believe that consumers are demanding an improved and more entertaining experience from their lottery game products, which we believe our mobile delivery affords over iLottery offerings, through its engaging and modern digital experience, simplicity of design, speed of access, and utility. Additionally, as users travel from one permitted jurisdiction to another in which we offer our services, they can continue to use our same app or online functionality, rather than having to download a new app or online functionality in each state for iGaming, if offered, which would typically require them to pre-fund the mobile wallet of each app.

We also believe that the demographics of the traditional brick-and-mortar lottery game market are aging and have developed a maturing customer base. Online and mobile sales, however, tap into a new demographic of typically younger users more inclined to engage through these channels because of their deep adoption of mobile devices, which offers the opportunity to expand the total lottery game market by reaching into new and underserved markets. This transition may have been amplified by the accelerated user traffic to online channels resulting from the COVID-19 pandemic. In 2019, we sold 410,263 unique lottery games; in 2020, we sold 1,307,461 unique lottery games, representing a 217% year-over-year increase, which we attribute to in part to the shift in consumer purchasing habits to mobile and online purchases due to the COVID-19 pandemic. As an early entrant in the delivery of digitized representation of lottery games with an established and growing user base in both the U.S. and abroad, the Company believes it is well positioned to capitalize on this shift in consumer preference from in-store to digital purchases.

We closely monitor and track amendments, additions, and impositions of regulations in all jurisdictions regarding the authorization of lottery and work to maintain effective relationships and dialogues with applicable legislative and regulatory authorities, including Governors and Attorneys General, in each jurisdiction. We use this information in the development of our strategic expansion and growth framework and model, but additionally, and importantly, to create strong working relationships with the regulatory authorities in the jurisdictions in which we do business, to ensure transparent regulatory compliance and promote each jurisdiction’s objective for economic benefit through the sale of lottery games.

Strong Distribution Ecosystem

In addition to the organic growth of users of our B2C Platform and purchasers of lottery games from third-party commercial partners on our B2B API, we believe we have opportunities to increase our distribution ecosystem and create non-organic growth through existing and new affiliate marketing partners, which direct users to our B2C Platform in consideration of a percentage of the gross profits derived from users acquired as a direct result of such affiliates’ marketing efforts over a contractually determined period. We do not pay additional fees to such affiliates.

We have entered into affiliate marketing agreements with prominent media organizations and digital publishers, pursuant to which each organization and publisher monetizes its existing customer base and technology by marketing our business in consideration of payment of a percentage of gross profits. We intend to enter into similar agreements with other media organizations, digital publishers, and online content creators.

Experienced Management Team

Our management team includes leaders and pioneers in consumer, lottery, and gaming industries.

Tony DiMatteo and Matt Clemenson, our Co-Founders and Chief Executive Officer and Chief Commercial Officer, respectively, together have been at the forefront of developing innovative online products and blockchain solutions and establishing strategic partnerships with market participants throughout their careers, including developing technology solutions at Hotwire, Inc. and LesConcierges, Inc.

Our management team additionally includes Ryan Dickinson, acting Chief Financial Officer, President & Chief Operating Officer, and Katie Lever, Chief Legal Officer. Each member of our leadership team draws from more than 15 years of prior experience in technology, gaming, or internet-related industries in both consumer and business-to-business product development, including leadership roles with AccuWeather, Scientific Games Corporation, Bally Technologies, The Walt Disney Company, and Vivendi Universal Games. We believe our team is well-positioned to continue to deliver competitive and unique technology, while executing on a substantial expansion in domestic and international markets. For more information, see “ Management.”

Our Growth Strategy

Our strategic objectives include increasing penetration within our existing domestic jurisdictions, expanding our operations into new domestic jurisdictions, growing our international footprint, pursuing strategic acquisitions and other synergistic opportunities, introducing new revenue generating products, and enhancing our technology infrastructure.

Increase B2C Platform Penetration in Existing Domestic Jurisdictions

By the end of 2020, the Company offered its services in 11 jurisdictions in the U.S. and directly or indirectly sold more than $3 million in lottery games in these jurisdictions in that year. In 2020, the Company’s domestic revenues generated from its B2C Platform and B2B API in these jurisdictions represented less than 0.1% of total sales of lottery games in the U.S. Even if the Company were not to undertake its planned expansion of offerings into six additional states by the fourth quarter of 2021, continued penetration into its existing domestic jurisdictions through a combination of organic growth and marketing activities represents significant growth opportunity for the Company.

Expand B2C Platform Operations into New Domestic Jurisdictions

In the U.S., only Alabama, Hawaii, Nevada, and Utah, do not have any form of legalized lottery. There is legalized lottery in the other 48 states and jurisdictions within the U.S., including the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

By the end of the fourth quarter of 2021, we plan on completing a launch of our B2C Platform in Arkansas, Florida, Iowa, Kansas, North Carolina, North Dakota and Vermont, subject to regulatory approval in those jurisdictions in which it is required. These markets are targeted based on a combination of factors including total addressable market, regulatory environment, and ease of market entry. By the end of 2023, we intend to offer our B2C Platform in a total of 32 jurisdictions within the U.S. The balance of the jurisdictions may pose greater or prohibitive market entry challenges.

Once we launch our B2C Platform in a new domestic jurisdiction, we intend to promptly expand our marketing initiatives in that jurisdiction, which we believe is one of the most cost effective and efficient ways to increase non-organic growth. Generally, we are prohibited from directly marketing our services in those jurisdictions in which lottery is illegal or our services are prohibited, and in those jurisdictions in which both lottery and our services are legal and permitted, we focus our marketing expense on those jurisdictions in which we are currently operating or immediately intend to operate in.

Grow B2C Platform Operations in International Markets

We believe that revenue from international B2C Platform users will be instrumental to our continued success and growth. Generally, sales of lottery games in international markets are less constrained by regulation and oversight by regulatory authorities within those jurisdictions than in similar situations within the U.S.

We currently sell certain in-state and multi-state draw lottery games issued by the Texas State Lottery to users of our B2C Platform in various countries worldwide. In the future, subject to certain regulatory factors, we may sell in-state lottery games issued by other U.S. lottery authorities to international users from our B2C Platform. Subject to regulatory requirement, we intend to sell lottery games from other international markets and proprietary lottery game products from our B2C Platform to international users; accordingly, we believe that our pursuit of strategic acquisitions and the products that we intend to develop will be particularly important to our international market. See: “Pursue Strategic Acquisitions and Other Synergistic Opportunities” and “— Introducing New Revenue Generating Products.”

Pursue Strategic Acquisitions and Other Synergistic Opportunities

In order to reinforce our position as a leading provider of products and services for the domestic and international lottery industry, while developing opportunities in other synergistic growth oriented operations, we intend to selectively pursue strategic opportunities with businesses whose user bases, content, products, and distribution channels are competitive or complementary to our existing domestic and international B2C Platform, B2B API, and Data Services operations, as well as strategic opportunities with businesses that provide differentiating offerings to these operations, which we anticipate may include sports betting and real money games of chance.

For example, in June 2021, we acquired 100 of the equity of Global Gaming Enterprises, Inc., a Delaware corporation (“Global Gaming”), which holds 80% of the equity of each of Medios Electronicos y de Comunicacion, S.A.P.I de C.V. (“Aganar”) and JuegaLotto, S.A. de C.V. (“JuegaLotto”). JuegaLotto is federally licensed by the Mexico regulatory authorities with jurisdiction over the ability to sell international lottery games in Mexico through an authorized federal gaming portal and is licensed for games of chance in other countries throughout Latin America. Aganar has been operating in the licensed iLottery market in Mexico since 2007 and is licensed to sell Mexican National Lottery draw games, instant win tickets, and other games of chance online with access to a federally approved online casino and sportsbook gaming license and additionally issues a proprietary scratch lottery game in Mexico under the brand name Capalli.

We believe Mexico and Latin America are an important strategic market for us. Latin America’s estimated lottery game market is approximately $9.8 billion across 26 countries; the TAM in Latin America’s countries includes 652 million people. We believe that the acquisition of Global Gaming and the ownership of the majority of the equity of Aganar and JuegaLotto will position us to penetrate and capitalize on this large market and, as a result, the Company will have the opportunity to offer our B2C Platform to users located within the borders of Mexico, including in-state and multi-state games. Additionally, the Company will be able to offer certain Mexican lottery games to users outside of Mexico through both our B2C Platform and our B2B API, and leverage Aganar internal expertise in the creation and distribution of private label lottery games. We believe that the resulting synergies will increase our daily average users, repeat users, and positively impact our gross margins and net revenues.

We believe there are additional opportunities to acquire complementary and synergistic businesses that are less able to adequately achieve reasonable scale on their own as a result of internal deficiencies, including technological implementation, management expertise, or funding requirements. Many businesses that we have identified as potential acquisition candidates operate in jurisdictions with sizable TAM, such as Europe, and we believe they will favorably view the opportunity to execute a business combination with us due to factors that include our definitional brand name, growing domestic and international presence, and technological offerings.

Introducing New Revenue Generating Products

We believe our ability to retain our existing and attract new users, affiliates, partners, and data subscribers, and to expand our operations in existing and new jurisdictions depends, in part, on our continued ability to create new revenue generating products, such as offering a fee-based subscription service of exclusive products, providing the opportunity to acquire fractional shares of lottery games, and launching our own, proprietary lottery game products.

For example, we anticipate that users of our B2C Platform will support a fee-based subscription service that offers subscribers access to participate in exclusive lottery game pools, premium lottery prediction data, and other select features and functionality for a fixed monthly price. We have conceptualized this product offering and intend to develop this subscription service for launch by the end of the first quarter of 2022.

We believe that offering users a fractional share product will be a significant revenue generating opportunity for the Company in many international jurisdictions in which users have less disposable income as compared to users within the U.S. Unlike a lottery pool, which is generally a familiar concept and in which multiple lottery game tickets are acquired to provide the opportunity and the winnings of all such tickets are shared by the pool participants, fractional share participants provide for multiple participants to participate in a lottery game by purchasing a share — or fraction — of one ticket at a propionate fraction of the price and participating in, a proportionate fraction of any prize. This provides an opportunity for those who may not want to expend the full purchase price of a lottery game to participate at less expense. Given the lower up-front cost and lower risk of loss, we expect that this will attract additional users who may not wish to commit the discretionary income to acquire a single lottery game. We intend to introduce this opportunity on our B2C Platform in four international jurisdictions by the end of the first quarter of 2022.

We also believe that there is a considerable opportunity to offer our own, proprietary lottery game products in those international jurisdictions that permit non-governmental authorities to issue lottery games and other games of chance.

Develop Technology and Functionality

Our Platform utilizes technology that we architected and developed to enable it to handle high levels of user traffic and transaction volume. Our Platform was designed to ensure expediency, security, and reliability in processing lottery game sales, the retail requirements of the B2C Platform, the administrative and back-office functionality required by the B2B API, and the claims and redemption process. We are, however, continually assessing our technological offerings and will continue to commit our resources to the improvement of the scope and functionality of our Platform, its applications, and our information technology infrastructure.

We believe that development of our technology and functionality will allow us to more fully monitor our existing B2C Platform, B2B API Platform, and Data Services operations, analyze user preferences and purchase behavior to determine enhanced functionality requirements, and concurrently ensure the strength and reliability of our transactional security systems, which, together, will improve our Platform’s service, increase loyalty and experience, and facilitate sales growth and increased revenues. We are committed to maintaining a strong security system and providing reliable and uncompromising services and information, and we are developing a new Platform to allow for greater flexibility, functionality, and security.

We view distributed ledger technology as an important future functionality of the lottery industry and currently deploy distributed ledger technology in our Platform to encode the data transfer system and ensure transactional security. A distributed ledger can be described as a ledger of any transaction or contract maintained in decentralized form across different locations and people, eliminating the need for a central authority to keep a check against manipulation. In this manner, a central authority is not needed to authorize or validate any transactions. All information on the ledger is securely and accurately stored using a cryptographic hash and can only be accessed using keys and cryptographic signatures. Once the information is stored, it becomes an immutable database, which the rules of the network govern and cannot be altered retroactively, which means that the data entered is irreversible.

Distributed ledger technology is, by design, inherently resistant to cyber-attack because all distributed copies must be attacked simultaneously for an attack to be successful, and, for the same reason, these records are, by design, resistant to malicious changes by a single party. Distributed ledger technology is also very efficient and reduces operational inefficiencies because of the inherent speed that a transaction takes to complete.

We believe that a decentralized application for the distribution of lottery games that is verified through the distributed ledger technology and inherently not subject to alteration will improve the security of and enhance the trust in our Platform, products, and services, which is why we have leveraged this technology in the Platform.

Our Platform currently leverages distributed ledger technology by preserving a cryptographic ledger of the user identification, draw identification, ticket identification, and game numbers into an immutable ledger. The distributed ledger is append-only and keeps a complete record of all changes to the provided data that cannot be deleted, modified, or overwritten. There are no APIs or other methods to alter any committed data in place. Each transaction writes one or more blocks to the distributed ledger in a transaction. Each block contains entry objects representing the transaction data along with certain other information, which are then sequenced and hash-chained to guarantee data integrity. Distributed Ledger blocks are sequenced and chained together with cryptographic hashing techniques, which enables transactional data integrity using a cryptographic verification method.

We intend to further leverage distributed ledger technology in our future offerings, which may include (i) deploying critical user mechanics, such as user identify, geolocation, and administration of promotional draws on blockchain technology; (ii) developing a next-generation Platform that deploys distributed ledger technology specifically to address challenges with online games of chance and sports betting; and (iii) increasing acceptance of alternative forms of permitted payment methods, which will enable a broader base of users to the B2C Platform. Notwithstanding our best efforts to continue to evaluate distributed ledger technology and the opportunity to deploy it in our technological developments, these efforts may have limited or no success.

User Support Operations

We value our B2C Platform users and have a dedicated Customer Happiness Team that provides high-quality user support services, including service consulting, and complaint processing. We also have a service team dedicated to the claims and redemption process, which monitors the winning results of all lottery products that we offer and initiates the prize collection process as soon as a user wins a prize. We give users detailed instructions and are available to answer inquiries throughout the process, which we believe is especially helpful to first-time prize winners. Our functionality includes an identity verification process to ensure prizes are distributed to the correct users while protecting their anonymity, which is particularly important for high prize value winners. Since our inception, there have not been any legal claims brought against us by users in connection with lottery prize distribution.

Sales, Marketing and Branding

Our sales and marketing team conducts various traditional and online marketing programs and promotional activities, including in-game events and announcements, online and traditional advertising, sign-up promotions, and offline promotions that capitalize on our brand name and reputation.

Additionally, we currently have several agreements in place with affiliate marketing partners that direct users to our B2C Platform in consideration of a percentage of the gross profit derived from such acquired users for a determined period. In the third quarter of 2021, we began the initial phase of our global affiliate marketing plan, which will leverage third party partners across multiple industries and marketing channels to acquire users on our behalf. The initial phase of this plan involved the sale and transfer of marketing credits to a master third party partner for use in providing affiliate marketing packages to other third party partners. Subsequently, in the next phase of this plan such third party partners will be able to use Affiliate Marketing Credits in the promotion and distribution of our products on their platforms. We believe that we may generate additional revenue through this plan in the future by these third party partners purchasing more Affiliate Marketing Credits.

In addition to continuing our current activities, we intend to intensify our current marketing campaigns with existing major media channels and relevant sponsorships and to enter into new agreements with the intent of strengthening our brand name recognition in those jurisdictions in which our services are permitted, which may result in an increase of our current domestic customer acquisition cost of $4.01 per new user.

Competition

In our view, our competitive advantage is our prominent brand name and URL, our proprietary technology, and the synergies we gain from our collective operations of our B2C Platform, B2B API, and Data Services. Additionally, because of the significant TAM and low penetration of companies optimizing the digitized delivery of lottery games, all industry competitors have significant room for growth without driving increases in the market’s user acquisition costs. It is our belief that for at least the near future, competition for new users will remain low between us and our direct competitors, including those jurisdictions that now or in the future offer iLottery, because of the significant potential growth in this segment, potential shift in opportunity from existing players, and new players’ change in purchasing habits from purchasing lottery games in brick-and-mortar outlets to mobile and online delivery functionality.

B2C Platform

We believe that the main competitors to our B2C Platform are JackPocket, Inc., Lotto Direct Limited doing business as TheLotter, Shoutz, Inc. operating as LotteryHUB, and MidoLotto operated by Lottery Now Inc. These online lottery platforms allow users to buy lottery games at their convenience and with a proscribed geographic reach, which we believe is further driving demand for the service.

Increased marketing efforts by us and our competitors is driving the growing overall popularity of lottery games and contributing to the overall growth of the market. We, and our competitors, are using social media platforms such as Facebook, Instagram, and Twitter to connect with users to market, create awareness, and increase penetration.

B2B API

We believe that the primary competitor to our B2B API is NeoGames S.A.’s neoplay®, which offers an open API of interactive instant games from any game provider.

Data Services

We believe that our main competitors in our Data Services operations are Gaming Solutions International and Numadata.

The WinTogether Platform

The primary competitors to WinTogether are Omaze, Inc. and Prizeo US, LLC. We believe that because our B2C Platform offerings generate significant user traffic to our mobile application and website, we are able to capitalize on this traffic and capture new participants who would not otherwise have knowledge of WinTogether and its objectives but for their use of our B2C Platform.

Regulation and Compliance

We are subject to a variety of laws in the U.S. and abroad that affect our business, including state, territorial, and federal laws regarding lotteries, gaming, sweepstakes, consumer protection, electronic marketing, data protection and privacy, competition, taxation, intellectual property, export, and national security, all of which are continuously evolving. The scope and interpretation of the laws that are or may be applicable to us are often evolving or new and uncertain and may conflict with each other, particularly those governing our international operations.

Lottery and gaming laws are generally based upon declarations of public policy designed to protect consumers from fraud and other misdeeds and the viability and integrity of the games, while raising revenues for the particular country, state, or other authorizing jurisdiction. To accomplish these goals, stringent laws and regulations may be established to ensure that participants in the industry meet certain standards of character and responsibility, which may require participants to:

•        ensure that games are conducted fairly and honestly;

•        establish procedures designed to prevent cheating and fraudulent practices;

•        establish and maintain anti-money laundering practices and procedures;

•        establish and maintain responsible accounting practices and procedures;

•        ensure that lottery games are sold only at the price established by the applicable lottery regulator;

•        report prizes awarded and withhold certain amounts for taxes and other specified liabilities;

•        file periodic reports with regulators;

•        establish programs to promote responsible gaming and comply with other social responsibility practices; and

•        enforce minimum age requirements.

State and federal laws in the U.S. govern and, in some cases, limit our business practices. For example, the Interstate Wagering Amendment to 18 U.S.C. § 1301 limits our ability to purchase lottery games for a user located in one state from a lottery authority located in another state, except under certain limited circumstances, such as where the lottery authorities in the respective states allow the sales. Therefore, for our users located within the in the U.S., we only purchase lottery games for users geolocated to be physically situated within the U.S. state or jurisdiction where the lottery game they are purchasing is being conducted, unless an exception were to be authorized by the applicable lottery authorities. For more information, see “Risk Factors — If the Interstate Wagering Amendment is interpreted or applied to prohibit transmissions to foreign countries, it could have a negative impact on our business, financial condition, and results of operations.”

In addition, the Wire Act provides that anyone engaged in the business of betting or wagering that knowingly uses a wire communication facility for the transmission in interstate or foreign commerce of bets or wagers or information assisting in the placing of bets or wagers on any sporting event or contest, or for the transmission of a wire communication that entitles the recipient to receive money or credit as a result of bets or wagers, or for information assisting in the placing of bets or wagers, may be fined or imprisoned, or both. The Wire Act provides, however, that it shall not be construed to prevent the transmission in interstate or foreign commerce of information for use in news reporting of sporting events or contests, or for the transmission of information assisting in the placing of bets or wagers on a sporting event or contest from a state or foreign country where betting on that sporting event or contest is legal into a state or foreign country in which such betting is legal. In late 2011, the Office of Legal Counsel (“OLC”) in the United States Department of Justice (“DOJ”) issued an opinion that concluded the conduct prohibited by the Wire

Act was limited to sports gambling; however, in January 2019, the OLC issued a new opinion that concluded that the restrictions in the Wire Act on the transmission in interstate or foreign commerce of bets and wagers was not limited to sports gambling but applied to all bets and wagers, including those involving state lotteries. Reinterpretation of the federal Wire Act by the OLC threatened certain online lottery sales, leading to litigation in which the First Circuit Court of Appeals determined that the Wire Act applies only to interstate wire communications related to sporting events or contests and not lottery games. In addition to the First Circuit’s decision, the U.S. Circuit Court of Appeals for the Fifth Circuit has previously held the Wire Act prohibitions apply only to sports gambling. The Company is still analyzing the impact of these decisions on its business. For more information, see “Risk Factors — If there is a final determination on the applicability of the Wire Act to our operations and it is determined or codified that the Wire Act extends to transmission of lottery games in interstate or foreign commerce, certain of our operations that are not currently restricted by statute or practice to a state’s territorial boundaries may be negatively impacted or eliminated, which may have a material adverse effect on our business, financial conditions, and results of operations.”

In Minnesota, the sale of scratch iLottery tickets is prohibited. In Virginia, lottery courier services are prohibited by law. Some states limit the charges that we can impose and collect. We only purchase lottery games on behalf of our users and customers where our services are permitted and in accordance with applicable laws. The scope and interpretation of the laws that are or may be applicable to our services and the fees we charge are subject to interpretation and may change.

Our compliance with local, territorial and federal laws is based on our interpretation of existing state and federal laws regarding lottery services such as ours. We have obtained legal advice and notified certain lottery authorities in U.S. jurisdictions where we do business of the services that we offer, but in most cases, we have not received definitive determinations of the laws applicable to our services. There is a risk that existing or future laws in the states and jurisdictions in which we operate may be interpreted in a manner that is not consistent with our business model. Future laws that permit certain lottery services may be accompanied by restrictions or taxes that make it impractical or less feasible to operate in certain jurisdictions.

Other laws and regulations may be adopted or construed to apply to us that could restrict our business model, including privacy, taxation, marketing, anti-money laundering, anti-corruption, copyright, currency exchange, export, and antitrust laws, as well as those governing public companies.

The growth of electronic commerce may prompt calls for stronger consumer protection laws that may impose additional burdens on companies such as ours conducting business through the Internet and mobile devices. It is likely that scrutiny and regulation of our industry may increase and we will be required to devote additional resources to compliance with applicable regulations. While we believe that we are currently in compliance in all material respects with all applicable laws and regulatory requirements, we cannot assure that our activities or our users’ activities will not become the subject of any regulatory or law enforcement investigation, proceeding, or other governmental action or that any such investigation, proceeding, or action, as the case may be, would not have a materially adverse impact on us or our business, financial condition or results of operations.

For more information, see “Risk Factors — Our business model and the conduct of our operations may have to vary in each U.S. jurisdiction where we do business to address the unique features of applicable law to ensure we remain in compliance with that jurisdiction’s laws. Our failure to adequately do so may have an adverse impact on our business, financial condition, and results of operations.”

Licensing

We currently hold a license issued by the Texas Lottery Commission to conduct the retail sale of lottery tickets in the State of Texas. We may determine or be required to secure additional licenses from other regulatory authorities with jurisdictions over our operations in new markets in which we contemplate expansion including, without limitation, the States of New York and New Jersey. Such licensure may impose additional obligations on us and our operations, which may include continuous disclosure to and investigation by the applicable regulatory authority into the financial stability, integrity, and business experience of our company, its affiliates, and their respective significant stockholders, directors, officers, and key employees. In markets in which we have not previously operated or in newly regulated markets, licensing regimes may impose licensing requirements or conditions with which we have not previously been required to comply, which may include locating technical infrastructure within the relevant territory, establishing real-time data interfaces with the regulatory authority, implementing consumer protection and privacy measures, or additional approvals or certifications of our technology, all of which may present operational challenges and material costs. Certain stockholders may be required to be licensed.

To the extent that any stockholder, director, officer, or key employee is required to submit to required background checks and provide disclosure, and such individual fails to do so or they or the Company does not successfully do so, this may jeopardize the grant of a license, provide grounds for termination of an existing license, or result in the imposition of penalties. Generally, any person or entity who fails or refuses to apply for a governmental license, finding of suitability, registration, permit, or approvals within the prescribed period after being advised by a competent authority that they are required to do so may be denied or found unsuitable, as applicable, which may result in our determining or being require to sever our relationship with such person or entity. Further, we may be subject to disciplinary action or suffer revocation of licensure if, following notification that a person or entity is disqualified or unsuitable, we (a) pay them any dividend or interest upon our shares; (b) allow them to exercise, directly or indirectly, any voting right conferred through the shares they hold; (c) pay them remuneration in any form for services rendered or otherwise; or (d) if required, fail to pursue all lawful efforts to require them to relinquish their shares.

Data Protection and Privacy

Because we handle, collect, store, receive, transmit, and otherwise process certain personal information of our users, customers, and employees, we are also subject to federal, state, and international laws related to the privacy and protection of such data. Regulations such as the General Data Protection Regulation of the European Union and the California Consumer Privacy Act could affect our business, and the potential impact is still being determined.

Responsible and Underage Gaming

We are committed to compliance with the underage and responsible gambling requirements set forth in the domestic and international statutes and regulations governing our operations. We take our corporate responsibility to our players and the regulators with authority over our business very seriously, and we are focused on maintaining a safe and responsible gaming environment. We continue to evaluate and develop our technology to meet the statutory requirements regarding responsible gaming and self-exclusion, as well as our own self-imposed objectives regarding corporate social responsibility.

All of the U.S. jurisdictions and most of the international jurisdictions in which we operate prohibit sales of lottery tickets to persons under 18 years of age. We have instituted know-your-customer requirements to aid our efforts in identifying minors and preventing them from using our services.

Many jurisdictions, especially international jurisdictions, are imposing more stringent rules with regard to underage and responsible gambling. This trend could continue to spread, and both U.S. and international jurisdictions may strengthen underage and responsible gambling requirements.

Compliance

We are in the process of developing a comprehensive internal compliance program, which will ensure compliance with legal requirements imposed in connection with our activities and with legal requirements generally applicable to all publicly traded companies. While we are firmly committed to full compliance with all applicable laws, we cannot ensure that our compliance program will prevent the violation of one or more laws or regulations, or that a violation by us, an employee, a customer or other third-party will not result in enforcement action, the imposition of a monetary fine or suspension or revocation of one or more of our licenses, which could have a material adverse effect on us or on our results of operations, cash flow, or financial condition.

Because we do business in international jurisdictions, our operations are subject to anti-corruption laws and regulations, such as the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 and other anti-corruption laws that may apply where we operate. As we continue to expand globally, we are likely to be subject to additional laws and restrictions, which increases the risk that we will inadvertently violate one of those laws or restrictions.

Employees

We had a total of 20 and 12 full time and 5 and no part time employees as of December 31, 2020 and 2019, respectively, all of whom are located within the U.S. We do not have any labor contracts.

Our ability to maintain a trained management team and other employees is critical to the success of our business. We are committed to attracting, developing, and retaining a diverse team of employees, whose varied backgrounds and experience will further our innovative and creative environment. We value an internal culture of philanthropy, diversity, and innovation, which we believe creates a strong and committed that furthers our Company’s strategic objectives.

As we continue our organizational growth, we are in the process of developing learning functionality to ensure our employees’ skills, abilities and attributes continue to develop with our business’ requirements and human resources and compliance best practices.

Intellectual Property

We rely on a combination of trademark, copyright, and trade secret protection laws in the U.S. and other jurisdictions, as well as confidentiality procedures and contractual provisions, to protect our intellectual property and our brand.

The Company has been using the LOTTERY.COM trademark since 2017, and the registration of the Company’s LOTTERY.COM logo is pending with the U.S. Patent and Trademark Office. The Company is also using and/or has common-law trademark rights in the trademarks AUTOLOTTO, SPORTS.COM, TAP TAP TICKET, and WINTOGETHER. We will continue to evaluate the filing of trademark applications in the United States and internationally, as appropriate.

While the Company currently does not own any patent applications or issued patents, we will continue to evaluate our technology to determine whether it is appropriate to file patent applications in the U.S. or internationally.

We seek to protect our intellectual property rights by implementing policies that require our employees and independent contractors involved in development of intellectual property to enter into agreements acknowledging that all intellectual property generated or conceived by them on our behalf are our property and assigning to us any rights that they may claim or otherwise have in those works or property, to the extent allowable under applicable law.

Notwithstanding our best efforts to protect our technology and proprietary rights through registrations, licenses, and contracts, unauthorized parties may still seek to use our intellectual property and technology without rights thereto. We may also face allegations that we have infringed the intellectual property rights of third parties, including our competitors and non-practicing entities.

Facilities

Our principal business location is in Spicewood, Texas, which is subject to a written lease agreement with an unrelated third party. We have no other offices. Our business operations are all primarily operated out of our Spicewood, Texas location; however, our employees, including our executive management team, currently perform their job responsibilities remotely.

In certain jurisdictions, our related party, Master Goblin Games, LLC (“Master Goblin”), leases retail locations in a jurisdiction for the operation of a tabletop games store and ancillary business of being a sales agent or retailer licensed by the state lottery commission of such jurisdiction to sell lottery game tickets from such retail location. Pursuant to a Services Agreement, as amended, entered into in March 2020 (the “Services Agreement”) the Company acquires lottery games as requested by users in certain jurisdictions from Master Goblin in such jurisdiction. The Service Agreement is non-exclusive and is a convenience to the Company’s operations. The Company does and may use any number of retail partners to facilitate such acquisitions. In consideration of Master Goblin’s activities, pursuant to the Service Agreement, the Company has agreed to payment, reimbursement and indemnity of Master Goblin against certain initial and as-incurred expenses and obligations incurred with certain of its activities in each jurisdiction to a contractually capped limits, subject to offset by any of Master Goblin’s positive net income attributable on a per location basis. The Company purchases lottery games from Master Goblin without a mark-up or administrative fee.

Master Goblin has a retail storefront in California from which it sells tabletop games and lottery games to the public, and retail storefronts in Georgia, Pennsylvania, Oregon, and Colorado, from which it intends to sell tabletop games and lottery games to the public.

Pursuant to the Services Agreement, Master Goblin is authorized and approved by us to incur up to $100,000 in initial expenses per location as actually required for the commencement of operations at each location, including, without limitation, tenant improvements, furniture, inventory, fixtures and equipment, security and lease deposits, and licensing and filing fees. Similarly, pursuant to the Services Agreement, during each month of operation, Master Goblin is authorized to submit to us for reimbursement on-going expenses of up to $5,000 per location for actually incurred lease expenses. The initial expenses are submitted to us by Master Goblin upon Master Goblin securing a lease and leases are only secured by Master Goblin in any location upon our request. Such initial expenses are recorded by us as lease obligations. On-going expenses are submitted to us by Master Goblin on a monthly basis, subject to offset, and are recorded by us as an expense. To the extent Master Goblin has a positive net income in any month, exclusive of the sale of lottery games, such net income reduces or eliminates such reimbursable expenses. For further details about the risks associated with our relationship with Master Goblin, please see the section entitled “Risk Factors — Risks Related to Our Business — Dependence on Third Parties Risks — Our ability to acquire lottery game in certain jurisdictions depends significantly on our agreement with Master Goblin, and any adverse change in that agreement could adversely affect our business, financial condition and results of operations.”

Legal and Administrative Proceedings

We are currently not a party to any material legal or administrative proceedings other than ordinary routine litigation incidental to our business and we are not aware of any pending or threatened material legal or administrative proceedings against us other than ordinary routine matters incidental to our business. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

Available Information

We will make available free of charge (other than an investor’s own Internet access charges) through our Internet website (http://lottery.com/investor-relations) our reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, including our annual report, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (“SEC”). In addition, the SEC maintains an Internet site, http://www.sec.gov that includes reports, proxy and information statements and other information about issuers that file electronically with the SEC. More information about the Company may be found at http://lottery.com, http://play.lottery.com, and http://wintogether.org. We are not including the information contained on our websites as part of or incorporating it by reference into, this prospectus.

Management

Board of Directors and Management

The following persons serve as the Company’s executive officers and directors

Name	Age	Position
Executive Officers
Lawrence Anthony DiMatteo III(3)	42	Chief Executive Officer and Chairperson of the Board
Matthew Clemenson(2)	38	Chief Commercial Officer and Director
Ryan Dickinson	42	Acting Chief Financial Officer, Chief Operating Officer, President & Treasurer
Kathryn Lever	52	Chief Legal Officer & Secretary

Non-Employee Directors
Lisa Borders(3)	64	Director
Steven M. Cohen(1)	58	Director
Joseph Kaminkow(1)	63	Director
Richard Kivel(2)	55	Director

____________

(1)      Class I director, with a term expiring at the annual meeting of stockholders to be held in 2022.

(2)      Class II director, with a term expiring at the annual meeting of stockholders to be held in 2023.

(3)      Class III director, with a term expiring at the annual meeting of stockholders to be held in 2024.

Lawrence Anthony DiMatteo III.    Mr. DiMatteo is our Chief Executive Officer and Chairperson of our Board. Mr. DiMatteo is the co-founder of AutoLotto and has served as its Chief Executive Officer since 2015. In his role as Chief Executive Officer, Mr. DiMatteo is responsible for global initiatives, as well as the development and execution of our global strategy. From 2013 until 2015, Mr. DiMatteo was the co-founder and Chief Executive Officer of Glimpsable, a mobile photography-sharing app and social networking platform designed to gather and share users’ photos from group events. In 2009, Mr. DiMatteo founded Monreal Enterprises, LLC, an information technology services firm catering to the venture capitalist sector and was its Chief Executive officer until 2015.

Matthew Clemenson.    Mr. Clemenson is our Chief Commercial Officer and also serves as a member of our Board. Mr. Clemenson has served as AutoLotto’s Chief Commercial Officer since 2019. He is a co-founder of AutoLotto and served as its President from 2015 to 2019. In his role as Chief Commercial Officer, Mr. Clemenson steers our international business development, and manages strategic planning. From 2011 until 2015, Mr. Clemenson served as the Co-Chief Executive Officer and Chief Technology Officer of LesConcierges Inc., a global concierge service and solutions provider, whitelabeling concierge services to some of the world’s best known brands. From 2007 until 2011, he held several technology management roles at the combined Expedia and Hotwire organization, with responsibility for technology initiatives spanning thousands of servers and more than 20 data centers.

Ryan Dickinson.    Mr. Dickinson is our acting Chief Financial Officer, Chief Operating Officer, President and Treasurer. Mr. Dickinson joined AutoLotto in June 2018 as Executive Vice President of Product until October 2018, when he was appointed to President and Chief Operating Officer. Prior to joining Lottery.com, Mr. Dickinson served in leadership positions at AccuWeather, Inc., including as Product Manager of Mobile Apps from June 2015 until January 2016, as Director of Consumer Products from January 2016 until December 2017, and as Senior Director of Product Management from January 2018 until June 2018. During his time at AccuWeather, Mr. Dickinson was responsible for, among other things, leading teams in research and development initiatives, as well as managing and developing roadmaps for mobile apps and products. From April 2006 until June 2015, Mr. Dickinson worked at MultiAd Services, Inc., a marketing and advertising service provider, where he served as Manager of Web Development, Vice President of Technology, and Senior Vice President of the Product Division.

Kathryn Lever.    Ms. Lever is our Chief Legal Officer and Secretary. Ms. Lever joined AutoLotto in April 2021 as its first Chief Legal Officer, where she worked to navigate ours expansion as a public company and leads the charge on legal, compliance, risk management, and regulatory requirements. Prior to joining Lottery.com, Ms. Lever served as General Counsel to some of the gaming industry’s largest global suppliers and luxury resorts, most recently from June 2018 to May 2020, as Chief Legal Counsel to Drew Las Vegas, a planned $4 billion integrated resort and casino on the Las Vegas Strip and as the first operating Executive Vice President and General Counsel at Baha Mar, a

Bahamas-based integrated luxury resort casino from January 2017 until June 2018. Previously, Ms. Lever served as Executive Vice President and General Counsel of Scientific Games Corporation (Nasdaq: SGMS), and its acquired entities Bally Technologies, Inc. (NYSE: BYI) and SHFL entertainment, Inc. (Nasdaq: SHFL) from May 2011 until November 2015. Ms. Lever has over 25 years of legal experience and over 20 years of demonstrated successes in the gaming industry, notably managing and integrating Scientific Games’ $1.3 billion and $5.1 billion acquisitions, respectively, of SHFL entertainment, Inc. and Bally Technologies, Inc. between May 2013 and November 2014, and the 2005 initial public offering of Global Cash Access, Inc. (now Everi Holdings) (NYSE: EVRI). Ms. Lever has served as a board member of Global Gaming Woman since 2016, and as a board member and the chair of the audit committee of Bank of George since April 2019. She holds an LL.B. from the University of Windsor and is licensed to practice law in the State of Nevada and the Province of British Columbia.

Lisa Borders.    Lisa Borders joined our Board in October 2021. Ms. Borders has more than more than 30 years of experience in corporate and philanthropic leadership as well as public service. Since 2019, she has served as Chief Executive Officer of LMB Group, LLC, a management consultancy firm that she founded. From 2018 to 2019, she was the inaugural President and Chief Executive Officer of TIME’S UP, an organization advocating for safe, fair and dignified work for all women. From 2016 to 2018, Ms. Borders was President of the WNBA, where she was Chief Executive to team owners and worked to accelerate the league’s growth. From 2013 to 2016, she served as Vice President of Global Community Affairs at The Coca-Cola Company (NYSE: KO) and chaired The Coca-Cola Foundation. She also served as President of the Grady Health Foundation from 2008 to 2013 as well as Vice Mayor and President of the City Council in Atlanta, Georgia from 2004 to 2010.

Ms. Borders currently serves on multiple boards including as an independent director of Six Circles Trust, part of J.P. Morgan Private Investments, Inc. since 2018, as a global board member of Operation Hope since 2020, and as an advisory board member of #SeeHER since 2017. She earned a Masters in Health Administration from the University of Colorado and a B.A. from Duke University, where she currently serves as a member of the Board of Trustees.

Steven M. Cohen.    Mr. Cohen joined our Board in October 2021. Mr. Cohen has more than 25 years of experience as a lawyer in private practice and in public service. Since 2020, Mr. Cohen is a self-employed consultant providing strategic legal, government affairs and communication advice. Since 2017, Mr. Cohen has also served as co-chair of the Gateway Development Commission and was Chairman of Empire State Development from 2020 until 2021. From 2013 until 2020, he was the General Counsel and Chief Administrative Officer of MacAndrews & Forbes Incorporated, a diversified investment holding company. Prior to that position and throughout his career, Mr. Cohen held positions in the public sector. He worked for the New York State Governor, first as Counselor and Chief of Staff from 2007 to 2010, and then as Secretary during 2011. From 1991 until 1998, he was an Assistant U.S. Attorney for the Southern District of New York and the Chief of the Violent Gangs Unit. In the public sector, Mr. Cohen was a partner at Cooley LLP from 1998 until 2006 and at Zuckerman Spaeder LLP from 2011 until 2014. Since 2020, Mr. Cohen has served as a director of Whole Earth Brands, and from 2015 until 2019, served as a director of vTv Therapeutics. He earned his B.A. at New York University and his J.D. from the University of Pennsylvania Carey Law School.

Joseph Kaminkow.    Mr. Kaminkow joined our Board in October 2021. Mr. Kaminkow has nearly 35 years of experience in game design. Since 2013, Mr. Kaminkow has served as Chief Innovation Officer at Aristocrat Technologies Australia Pty Ltd. (“Aristocrat”), a leading gaming provider and games publisher that designs, manufactures and markets gaming machines and software. Since 2018, Mr. Kaminkow has also served as the Special Advisor to the Chief Product Officer at Aristocrat. In 2012, Mr. Kaminkow became Chief Game Designer at Zynga Inc. (“Zynga”), a publicly held developer of the world’s most popular social online games. As of 2019, he also serves as Senior Vice President, Casino at Zynga. From 2010 until 2012, he was the Chief Executive Officer of Spooky Cool Labs, a social casino game creator. He also served as Senior Vice President of Gaming Design from 1986 until 1993 at Data East, LLC, as well as at SEGA from 1994 until 1999. From 1999 until 2011, Mr. Kaminkow was Senior Vice-President of Game Design at International Game Technology PLC (NYSE: IGT), a publicly held slot machine manufacturer. Mr. Kaminkow has served on the board of directors of 26 Capital Acquisition Corp., and has been a member of the board of directors of Tastemakers LLC since 2020. Mr. Kaminkow earned a B.A. from Curry College.

Richard Kivel.    Mr. Kivel joined our Board in October 2021. Since 2017, he has served as the Managing Director of GrayBella Capital LLC, a Pan-European venture capital firm investing in growth-stage technology companies. In addition, since 2018, Mr. Kivel has served as Chairman of the Board of BC Platforms. From 2014 until 2016, Mr. Kivel served as Advisor and acting Chief Operating Officer of Ixcela, Inc. Between 2013 until 2015, he was Executive Chairman of the Board of ViS Research Inc., leading to a successful acquisition by IMS Health. In addition, Mr. Kivel was a Board Director and Chairman of the nominating committee of Rexahn Pharmaceuticals, Inc. (NYSE: RNN) from 2010 until 2013. Mr. Kivel’s executive management experience also includes a Senior Management position at Bridgewater Associates, the world’s largest hedge fund, and two Chief Executive Officer positions: Theragenetics, Ltd. from 2006 until 2009, and MolecularWare, Inc. from 2001 until 2004. Both companies were successfully acquired. He has served various roles at the Massachusetts Institute of Technology, including as the Chairman and President of the MIT Enterprise Forum, Board member of the MIT Alumni Association, and lecturer. He is also a Trustee of Bankinter Innovation Foundation, a technology think-tank based in Madrid. Mr. Kivel received his Master of Science in Business Management from Boston College and his Bachelor of Arts from American International College.

Limitation of Liability and Indemnification of Directors and Executive Officers

Lottery.com has entered into indemnification agreements with each of our directors and executive officers, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part. The indemnification agreements requires Lottery.com to indemnify its directors and executive officers to the fullest extent permitted by Delaware law.

For more details regarding the related party transactions between the Company and its other executive officers and directors, see the sections entitled “Certain Relationships and Related Party Transactions.”

Election of Officers

Each executive officer serves at the discretion of our Board and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors and executive officers.

Board Composition

Our Board consists of six directors. Each of our current directors will continue to serve as a director until the election and qualification of their successor or until his or her earlier death, resignation or removal. The authorized number of directors may be changed by resolution of our Board. Vacancies on our Board can be filled by resolution of our Board.

Our Board is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term:

•        our Class I directors are Steven Cohen and Joseph Kaminkow, and their terms will expire at the first annual meeting of stockholders following the Closing;

•        our Class II directors are Matthew Clemenson and Richard Kivel, and their terms will expire at the second annual meeting of stockholders following the Closing; and

•        our Class III directors are Lawrence Anthony DiMatteo and Lisa Borders, and their terms will expire at the third annual meeting of stockholders following the Closing.

As a result of the staggered board, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms. At any meeting of stockholders at which directors are to be elected, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. The directors first elected to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2022; the directors first elected to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2023; and the directors first elected to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2024, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of our stockholders, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. Subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, directors may be elected by the stockholders only at an annual meeting of stockholders.

Our Board is chaired by Lawrence Anthony DiMatteo III, the current Chief Executive Officer of Lottery.com. Our Board believes that combining the positions of Chief Executive Officer and Chairperson helps to ensure that our Board and management act with a common purpose. In addition, our Board believes that a combined Chief Executive Officer and Chairperson is better positioned to act as a bridge between management and our Board, facilitating the regular flow of information. Our Board also believes that it is advantageous to have a chairperson with significant history with and extensive knowledge of our business, as is the case with Mr. DiMatteo.

Independence of our Board of Directors

Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our Board has determined that the Board meets independence standards under the applicable rules and regulations of the SEC and the listing standards of Nasdaq. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the sections titled “Certain Relationships and Related Party Transactions”

Board Committees

Our Board has three standing committees: an audit committee; a compensation committee and a nominating and corporate governance committee. Each of the committees reports to the Board as it deems appropriate and as the Board may request. The expected composition, duties and responsibilities of these committees are set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

The audit committee provides assistance to our Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management.

The rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. The members of our audit committee are Steven Cohen, Lisa Borders and Richard Kivel. Steven Cohen serves as chair of the audit committee. The composition of our audit committee meets the requirements for independence of audit committee members under current applicable SEC and Nasdaq rules. Each of the members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. In addition, each of Steven Cohen and Richard Kivel qualifies as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.

Our Board has adopted a written charter for the audit committee, which is available on our website. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

Compensation Committee

The compensation committee determines our general compensation policies and the compensation provided to our officers. The compensation committee also makes recommendations to our Board regarding director compensation. In addition, the compensation committee reviews and determines security-based compensation for our directors, officers, employees and consultants and administers our equity incentive plans. Our compensation committee also oversees our corporate compensation programs.

The members of our compensation committee are Richard Kivel, Lisa Borders and Joseph Kaminkow. Richard Kivel serves as chair of the compensation committee. Each member of our compensation committee is independent, as defined under the Nasdaq listing rules, and also satisfies Nasdaq’s additional independence standards for compensation committee members. Each member of our compensation committee is a non-employee director (within the meaning of Rule 16b-3 under the Exchange Act).

Our Board has adopted a written charter for the compensation committee, which is available on our website. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance and reporting and making recommendations to the Board concerning corporate governance matters.

The members of our nominating and corporate governance committee are Lisa Borders, Steven Cohen and Richard Kivel. Lisa Borders serves as chair of the nominating and corporate governance committee. Each of the members of our nominating and corporate governance committee is independent as defined under the Nasdaq listing rules.

Our Board adopted a new written charter for the nominating and corporate governance committee, which is available on our website. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

Role of Our Board of Directors in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also has the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of our internal controls over financial reporting. Our nominating and corporate governance committee is responsible for periodically evaluating our company’s corporate governance policies and systems in light of the governance risks that our company faces and the adequacy of our company’s policies and procedures designed to address such risks. Our compensation committee assesses and monitors whether any of our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

Our Board adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The Code of Conduct is available on our website. Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on our website to the extent required by applicable rules and exchange requirements. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

Compensation of Directors and Officers

Employment Agreements

Lottery.com entered into employment agreements with certain of its executive officers that govern certain terms and conditions of such executive officers’ employment. The employment agreements with Lawrence Anthony DiMatteo III, Matt Clemenson, and Ryan Dickinson, which were entered into on February 21, 2021, are described above under “Executive Compensation — Compensation Arrangements for 2021.”

Overview of Anticipated Executive Compensation Program

Decisions with respect to the compensation of our executive officers, including our named executive officers, will be made by the compensation committee of our Board. The following discussion is based on the present expectations as to the compensation of our named executive officers and directors. The actual compensation of our named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion. Such compensation will also generally be governed by our executive officers’ employment agreements, as in effect from time to time, including as described above.

We anticipate that compensation for our executive officers will have the following components: base salary, cash bonus opportunities, equity compensation, employee benefits, executive perquisites and severance benefits. Base salaries, employee benefits, executive perquisites and severance benefits will be designed to attract and retain senior management talent. We will also use annual cash bonuses and equity awards to promote performance-based pay that aligns the interests of our named executive officers with the long-term interests of our equity-owners and to enhance executive retention.

Annual Bonuses

We expect that we will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.

Stock-Based Awards

We expect to use stock-based awards in future years to promote our interest by providing these executives with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning the executives’ interests with those of our equity holders.

Other Compensation

We expect to continue to offer various employee benefit plans that we currently offer by (or similar plans). We may also provide our named executive officers with perquisites and personal benefits that are not generally available to all employees.

Director Compensation

Our non-employee directors receive varying levels of compensation for their services as directors and members of committees of our Board. We anticipate determining director compensation in accordance with industry practice and standards.

Limitation on Liability and Indemnification of Directors and Officers

Our Charter limits a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Bylaws provide that the Company will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, the Company will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, require the Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

The Company plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Charter, Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Executive Compensation

This section discusses the material components of the fiscal year 2020 executive compensation programs for the executive officers of Lottery.com who were “named executive officers” for 2020. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the existing and currently planned programs summarized or referred to in this discussion.

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which, in general, require compensation disclosure for our principal executive officer and its two other most highly compensated executive officers, referred to herein as our named executive officers (the “NEOs”).

Introduction

The primary objectives of our executive compensation programs are to attract and retain talented executives to effectively manage and lead our Company. Our named executive officers for 2020 are:

•        Anthony DiMatteo, our Chief Executive Officer;

•        Matthew Clemenson, our Chief Commercial Officer; and

•        Ryan Dickinson, our President and Chief Operating Officer.

Summary Compensation Table

The following table provides summary information concerning compensation of our named executive officers for services rendered to us during 2020.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Total ($)
Anthony DiMatteo	2020	250,000	—	—	—	—	—	250,000
Chief Executive Officer
Matthew Clemenson	2020	250,000	—	—	—	—	—	250,000
Chief Commercial Officer
Ryan Dickinson	2020	250,000	—	—	—	—	—	250,000
Chief Operating Officer & President

____________

(1)      Amounts reflect the named executive officer’s base salary earned during the fiscal year presented.

Outstanding Equity Awards at December 31, 2020

There were no outstanding equity awards granted to and held by our named executive officers as of December 31, 2020.

Retirement Benefits, and Termination and Change in Control Provisions at December 31, 2020

During fiscal 2020, there were no pension or retirement benefits pursuant to any existing plan provided or contributed to by the Company or any of its subsidiaries. In addition, during fiscal 2020, there were no termination and change in control provisions in effect for our named executive officers. See “Compensation Arrangements for 2021” for fiscal 2021 compensation arrangements.

Director Compensation

All of our directors during fiscal 2020 were named executive officers of the Company and did not receive any additional compensation for serving on the Board or any committees thereof. After the Business Combination, the Board approved a non-employee director compensation program.

Compensation Arrangements for 2021

We entered into employment agreements (the “Executive Employment Agreements”) with each of Mr. DiMatteo, Mr. Clemenson, and Mr. Dickinson on February 21, 2021, effective as of the first business day immediately following the Closing Date (the “Start Date”); Mr. Dickinson and the Company executed an amendment to his Executive Employment Agreement. Each of the Executive Employment Agreements provides for an initial base salary of $500,000 and an employment term that expires on the fifth anniversary of the Start Date (the “Initial Term”). The Initial Term is automatically extended thereafter from year to year, unless terminated in accordance with the terms of the agreement (with any extension beyond the Initial Term referred to as a “Renewal Term”). The Executive Employment Agreements may be terminated by either party at any time and for any reason upon 60 days’ notice, subject to the severance obligations described below.

The Executive Employment Agreements provide that each executive is eligible to receive an annual bonus, determined by the Company on a discretionary basis in an amount up to 50% of annual base salary, provided that the executive is employed on the bonus payment date.

If the employment of any executive is terminated without Cause (as defined in the Executive Employment Agreements) or the executive resigns from his employment for Good Reason (as defined in the Executive Employment Agreements), the executive shall, subject to the execution of a separation and general release agreement, be entitled to receive a lump sum severance payment (the “Severance Payment”) and full acceleration of outstanding unvested equity or equity-based awards (with any target performance conditions deemed fully satisfied). The Severance Payment is in an amount equal to (x) if such termination occurs during the Initial Term, (1) then-current base salary for the greater of (A) twelve (12) months and (B) the number of days from the last day of employment through the last day of the Initial Term, (2) any unpaid annual bonus for any performance year prior to the year during which termination occurs, and (3) the target annual bonus for the performance year during which termination occurs, and (y) if such termination occurs during any Renewal Term, (1) then-current Base Salary for twelve (12) months, (2) any unpaid annual bonus for any performance year prior to the year during which termination of employment occurs, and (3) the target annual bonus for the performance year during which such executive’s termination occurs.

The Executive Employment Agreements also provide that, if the executive’s employment is terminated due to death or disability, the executive will also be entitled to receive (i) the Severance Payment and (ii) the full acceleration and vesting of all unvested equity or equity-based awards.

Pursuant to the Executive Employment Agreements, each executive is also subject to confidentiality and assignment of intellectual property provisions and certain restrictive covenants, including non-disparagement and twelve months post-employment non-competition and non-solicitation of employees and customer provisions.

In addition to the employment agreement, prior to the Closing, the Company intends to make a grant of approximately 855,000 shares of restricted stock to Mr. Dickinson. Subject to the terms of the applicable restricted stock award agreement, the restricted stock would vest 6 months following the Closing, subject to Mr. Dickinson’s continued employment through the six 6 month anniversary of the Closing.

Description of Securities

The following summary of the material terms of the capital stock of Lottery.com (formerly Trident Acquisitions Corp.) is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Charter, our Bylaws and the warrant-related documents described herein, each of which are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and certain provisions of Delaware law. We urge you to read each of our Charter, our Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities. Unless the context requires otherwise, all references to “we”, “us,” “our,” the “Company” and “Lottery.com” in this section refer solely to Lottery.com (formerly Trident Acquisitions Corp.) and not to our subsidiaries.

Authorized and Outstanding Stock

Our Charter authorizes the issuance of an aggregate of 501,000,000 shares of capital stock, consisting of 500,000,000 shares of Common Stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share. As of November 18, 2021, we had 50,380,480 shares of Common Stock and no shares of preferred stock issued and outstanding.

The shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Unless our Board determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of Common Stock do not have cumulative voting rights in the election of directors. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Common Stock will be entitled to receive pro rata our remaining assets available for distribution.

No shares of Common Stock will be subject to redemption (except as described below under “Redemption Rights with Respect to Capital Stock held by Disqualified Holders and Their Affiliates”) or have pre-emptive rights to purchase additional shares of capital stock. Holders of Common Stock do not have subscription, redemption or conversion rights. Our Common Stock will not be subject to further calls or assessment by the Company. There will be no sinking fund provisions applicable to our Common Stock. The rights, powers, preferences and privileges of holders of Common Stock are subject to those of the holders of any shares of the Company’s preferred stock the Company may authorize and issue in the future.

When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting will be decided by a majority vote of the holders of shares of capital stock present or represented at the meeting and voting affirmatively or negatively on such matter. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast will be sufficient to elect such directors.

Preferred Stock

Our Charter authorizes our Board to establish one or more series of preferred stock. Unless required by law or by Nasdaq, the authorized shares of preferred stock will be available for issuance without further action by you. Our Board is authorized to fix from time to time before issuance the number of preferred shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof. The authority of our Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

•        the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

•        the voting powers, if any, and whether such voting powers are full or limited in such series;

•        the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

•        whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

•        the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of our assets;

•        the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

•        the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

•        the provisions, if any, of a sinking fund applicable to such series; and

•        any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by our Board and stated or expressed in the resolution or resolutions providing for the issuance of such preferred stock (collectively, a “Preferred Stock Designation”).

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our Common Stock might believe to be in their best interests or in which the holders of Common Stock might receive a premium for their shares of Common Stock over its market price. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our Common Stock by restricting dividends on the Common Stock, diluting the voting power of our Common Stock or subordinating the liquidation rights of Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Common Stock. We have no current plans to issue any series of preferred stock.

Public Warrants

The warrants issued in connection with our IPO (the “public warrants”) entitle the holder of each public warrant to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment. As of November 18, 2021, there are currently 20,125,000 public warrants issued and outstanding. Each public warrant will become exercisable 30 days after the Closing Date, or November 28, 2021, and will expire five years from the Closing Date, or October 29, 2026, or earlier upon redemption.

No public warrants will be exercisable for cash unless there is an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the public warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the public warrants is not effective within 120 days from the Closing, holders of public warrants may, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement, exercise the public warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The public warrants are subject to the terms of the Warrant Agreement (as defined below). Under the terms of the Warrant Agreement, a current prospectus relating to the shares of Common Stock issuable upon exercise of the public warrants is required to be maintained until the expiration of the public warrants. However, there can be no assurance that this will be the case and, if a current prospectus relating to the shares of Common Stock issuable upon exercise of the public warrants is not maintained, holders will be unable to exercise their public warrants for cash and any such warrant exercise is not required to be settled. If the prospectus relating to the shares of Common Stock issuable upon the exercise of the public warrants is not current or if the Common Stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the public warrants reside, there is no requirement to net cash settle or cash settle the public warrant exercise, the public warrants may have no value, the market for the public warrants may be limited and the public warrants may expire worthless.

The outstanding public warrants may be called for redemption, in whole and not in part, at a price of $0.01 per public warrant:

•        at any time after the public warrants become exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each public warrant holder,

•        if, and only if, the reported last sale price of the shares of Common Stock equals or exceeds $16.00 per shares, for any 20 trading days within a 30-day trading period commencing after the public warrants become exercisable and ending on the third business day prior to the notice of redemption to public warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such public warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the public warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a public warrant will have no further rights except to receive the redemption price for such holder’s public warrant upon surrender of such public warrant.

The redemption criteria for the public warrants have been established at a price which is intended to provide public warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the public warrant exercise price so that if the share price declines as a result of a redemption call, the redemption will not cause the share price to drop below the exercise price of the public warrants.

If the public warrants are called for redemption as described above, management will have the option to require all holders that wish to exercise public warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the public warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the public warrants, multiplied by the difference between the exercise price of the public warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants. Whether we will exercise our option to require all holders to exercise their public warrants on a “cashless basis” will depend on a variety of factors including the price of the Common Stock at the time the public warrants are called for redemption, ongoing cash needs at such time and concerns regarding dilutive share issuances.

The Warrants have been issued in registered form under a warrant agreement (as amended, the “Warrant Agreement”) between Continental Stock Transfer & Trust Company, as warrant agent, and Trident Acquisitions Corp. The Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of Common Stock issuable upon exercise of the public warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the public warrants will not be adjusted for issuances of shares of Common Stock at a price below the applicable exercise price.

The public warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check, for the number of Warrants being exercised. The public warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the public warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrant holders may elect to be subject to a restriction on the exercise of their public warrants such that an electing public warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the shares of Common Stock outstanding.

The shares of Common Stock issuable upon exercise of the public warrants have been registered pursuant to the registration statement of which this prospectus forms a part.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by our Board. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities.

The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of our Board. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our Board may consider relevant.

Subject to the rights of the holders of any series of preferred stock, holders of our Common Stock will be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Company when, as and if declared thereon by our Board from time to time out of our assets or funds legally available therefor.

Annual Stockholder Meetings

Our Bylaws provide that annual stockholder meeting will be held wholly or partially by means of remote communication or at such place, within or without the State of Delaware, on such date and at such time as may be determined by our Board and as will be designated in the notice of the annual meeting.

Anti-Takeover Effects of Our Charter and Bylaws and Certain Provisions of Delaware Law

Our Charter and Bylaws contain and the DGCL contains provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of our Common Stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which currently apply and will continue to apply if and so long as our Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Our Board may generally issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Classified Board of Directors

Our directors are classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II, and Class III. The directors first elected to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2022; the directors first elected to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2023; and the directors first elected to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2024, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of our stockholders held, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. Subject to the rights, if any, of the holders of any future series of preferred stock to elect additional directors under circumstances specified in a Preferred Stock Designation, directors may be elected by the stockholders only at an annual meeting of stockholders.

Removal of Directors; Vacancies

Subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a Preferred Stock Designation and other than a TDAC Designated Director (as defined in the Investor Rights Agreement), who may be removed for any reason following the expiration of the Director Designation Period (as defined in the Investor Rights Agreement) with the approval of a majority of the directors of the Company (other than the TDAC Designated Directors), our Charter provides that directors may be removed from office only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of Common Stock.

Subject to (a) the rights, if any, of the holders of any future series of preferred stock to elect additional directors under circumstances specified in a Preferred Stock Designation and (b) the Investor Rights Agreement, newly created directorships resulting from any increase in the number of directors and any vacancies on our Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor has been elected and qualified. No decrease in the number of directors constituting the board of directors may shorten the term of any incumbent director.

Special Stockholder Meetings

Subject to the rights of the holders of any future series of preferred stock, special meetings of stockholders may be called only by our Board, the chairperson of our Board or the Chief Executive Officer. At any annual meeting or special meeting of stockholders, only such business will be conducted or considered as has been brought before such meeting in the manner provided in our Bylaws.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of our Board. In order for any matter to be properly brought before a meeting, a stockholder has to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice relating to any nomination or other business to be brought before an annual meeting must be delivered to the Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Notwithstanding the foregoing, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

The Bylaws also specify requirements as to the form and content of a stockholder’s notice.

These notice provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Lottery.com.

Consent of Stockholders in Lieu of Meeting

Subject to the rights of the holders of any series of preferred stock, any action required or permitted to be taken by the stockholders may be taken only at a duly called annual or special meeting of stockholders and may not be taken without a meeting by means of any consent in writing of such stockholder.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with our merger or consolidation. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Amendment of the Current Charter

Our Charter provides that we reserve the right at any time from time to time to amend, alter, change or repeal any provision contained in the Charter. Notwithstanding any inconsistent provision of the Charter or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of preferred stock required by law; the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with certain provisions, as noted in the Charter.

Amendment of the Bylaws

Our Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws. The stockholders may make, repeal, alter, amend or rescind, in whole or in part, the Bylaws; provided, however, that notwithstanding any other provisions of our Charter, our Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of our capital stock or any particular class or series thereof required by our Charter, our Bylaws or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for our stockholders to alter, amend or repeal, in whole or in part, any provision of our Bylaws or to adopt any provision inconsistent therewith.

Exclusive Forum Selection

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or our Charter or Bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the foregoing is filed in a court other than the Chancery Court (a “Foreign Action”) by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court to enforce this Section 1 of this Article VIII; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director for any breach of the director’s duty of loyalty to the Company or its stockholders, or if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our Charter provides that the Company must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. The Company also is expressly authorized maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Charter may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Redemption Rights with Respect to Capital Stock Held by Disqualified Holders and Their Affiliates

Our Charter provides that any shares of capital stock, bonds, notes, convertible debentures, options, warrants or other instruments that represent a share of equity of the Company, a debt owed by the Company or the right to acquire any of the foregoing (for purposes of this section, the “Securities”), owned or controlled by a person who (i) fails or refuses to participate in good faith in an investigative process of, or submit documents, give notices or make filings requested or required by, any regulatory authority, (ii) is denied or disqualified by any regulatory authority from receiving or holding any regulatory approval, (iii) is determined by a regulatory authority or by the Board, based on advice of counsel or verifiable information received from any regulatory authority, to be disqualified or unsuitable to own or control any Securities or to be associated or affiliated in any capacity with the Company, its affiliates, or the business and activities of the Company and its affiliates in any applicable jurisdiction, (iv) causes the Company or any of its affiliates to lose or to be threatened with the loss of any regulatory approval, or (v) is deemed likely by the Board, based on advice of counsel or verifiable information received from any regulatory authority, by virtue of such person’s ownership or control of Securities or association or affiliation with the Company or its affiliates, to jeopardize, impede, impair or adversely affect the ability of the Company’s or any of its affiliates to obtain, maintain, hold, use or retain any regulatory approval or to cause or result in the suspension, disapproval, termination, non-renewal or loss of any regulatory approval (each of such persons or an affiliate of such person, a “Disqualified Holder”) shall be subject to redemption by the Company (as described in the Charter) as and to the extent required by a regulatory authority or deemed necessary or advisable by the Company’s Board in its sole and absolute discretion.

If a gaming authority requires the Company, or our Board deems it necessary or advisable, to cause any such Securities be subject to redemption, we will deliver a redemption notice (as described in the Charter) to the Disqualified Holder or its affiliate(s) (as applicable) and shall purchase the number and type of Securities specified in the redemption notice for the redemption price determined in accordance with the Charter and set forth in the redemption notice.

Commencing on the date that a regulatory authority serves notice of a determination of disqualification or unsuitability of a holder of Securities, or our Board otherwise determines that a person is a Disqualified Holder, and until the Securities owned or controlled by such person are owned or controlled by a person who is not a Disqualified Holder, the Disqualified Holder and any affiliates of such Disqualified Holder shall not be entitled to: (i) exercise, directly or indirectly any voting rights conferred by such Securities or otherwise participate in the management of the business or affairs of the Company or our affiliates, (ii) receive any dividends or share of distribution of profits or cash or any other property of, or payments upon dissolution of, Lottery.com or its affiliates, other than payment for the redemption of the Securities, or (iii) receive any remuneration in any form from the Company or any of our affiliates, for services rendered or otherwise.

No redemption of Securities shall be effectuated pursuant to the Charter without the receipt of the regulatory approvals required therefor. From and after the redemption date, the Securities shall no longer be deemed outstanding, such Disqualified Holder shall cease to be a stockholder with respect to such Securities and all rights of such Disqualified Holder (other than the right to receive the redemption price) shall cease.

Securities Act Restrictions on Resale of Common Stock

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned our restricted common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned our restricted common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of Common Stock then outstanding; or

•        the average weekly reported trading volume of Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about our company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Initial Stockholders will not be able to sell their shares of Common Stock pursuant to Rule 144 without registration until one year after November 4, 2021.

As a result of the consummation of the Business Combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Lock-up Restrictions

Subject to certain exceptions specified in our Charter, holders of shares of Common Stock issued as consideration in connection with the Business Combination may not transfer such shares for 180 days following the Closing. Our Board may, in its sole discretion, determine to waive, amend, or repeal the foregoing lockup restriction.

In addition, the Initial Stockholders previously entered into a stock escrow agreement, dated May 29, 2018 (the “Stock Escrow Agreement”), by and among TDAC, the Initial Stockholders and Continental Stock Transfer & Trust Company in connection with the IPO, pursuant to which the Initial Stockholders agreed to certain selling restrictions and hedging restrictions applicable to the Common Stock held by them. Pursuant to the Stock Escrow Agreement, all of the Founder Shares held by the Initial Stockholders were placed into escrow with Continental Stock Transfer & Trust Company, as escrow agent and, among other things, the Initial Stockholders agreed not to transfer, assign or sell any of such shares (except to certain permitted transferees), and such shares will not be released from escrow, (i) with respect to 50% of the Founder Shares, until the earlier of (a) six months after the Closing Date and (b) the date on which the closing price of the Common Stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period following the Closing and, (ii) with respect to the remaining 50% of the Founder Shares, until six months after the Closing; provided further, however, that if, within six months of the Closing, we consummate a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, all of the Founder Shares may be released from escrow upon written notice from the Board, Chief Executive Officer or other authorized officer to the escrow agent.

Beneficial Ownership of Securities

The following table sets forth information regarding the beneficial ownership of our shares of Common Stock by:

•        each person who is known to be the beneficial owner of more than 5% of Common Stock;

•        each person who is an executive officer or director of Lottery.com; and

•        all executive officers and directors of Lottery.com as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Common Stock is based on 50,380,480 shares of Common Stock issued and outstanding.

Unless otherwise indicated, we believe that each person named in the table below has sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of shares of Common Stock	%
Lawrence Anthony DiMatteo III(2)	6,664,484	13.2
Matthew Clemenson(2)	6,664,487	13.2
Ryan Dickinson	2,339,286	4.6
Kathryn Lever(3)	468,335	*
Lisa Borders	—	—
Steven Cohen	—	—
Joseph Kaminkow	—	—
Richard Kivel	—	—
All directors and executive officers as a group (eight individuals)	16,136,592	32.0

____________

*        less than 1%

(1)      The business address of each of these stockholders is c/o Lottery.com, 20808 State Hwy 71 W, Unit B, Spicewood, TX, 78669.

(2)      Excludes up to 1,025,417 Earnout Shares that may be earned from time to time upon achievement of certain stock price thresholds in accordance with the terms of the Business Combination Agreement.

(3)      Represents shares of restricted Common Stock, of which 234,168 is subject to time-based vesting and 234,167 is subject to performance-based vesting based on the achievement of specified stock price goals prior to the one year anniversary of the Closing (provided that if the performance vesting goals are not met, the award remains eligible to vest based on the same schedule as the time-vesting portion of the award). As of the date hereof, 79,616 of the performance-based vesting shares have vested.

Selling Stockholders

This prospectus relates to the resale by the Selling Stockholders of up to 25,394,798 shares of Common Stock. The Selling Stockholders may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the Common Stock other than through a public sale. We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of Common Stock. In addition, the Selling Stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that all of the Earnout Shares have been issued in accordance with the terms of the Business Combination Agreement and the Selling Stockholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

The following table sets forth, as of November 18, 2021 (or such other date as such information was provided to us by the applicable Selling Stockholders), the name and address of the Selling Stockholders, the number of shares of Common Stock beneficially owned, the number of shares of Common Stock that the Selling Stockholders may offer pursuant to this prospectus and the number of shares of Common Stock beneficially owned by the Selling Stockholders after the sale of the securities offered hereby.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering	Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After Offering	Percent Owned After Offering
Lawrence Anthony DiMatteo III(1)	7,689,901	7,689,901	—	—
Matthew Clemenson(2)	7,689,904	7,689,904	—	—
Patimat Akhmedova(3)	181,818	181,818	—	—
Timur Alasania(3)	13,636	13,636	—	—
Atidan Ventures LLC(3)	27,273	27,273	—	—
BGV Investments Limited(3)	1,836,364	1,836,364	—	—
Jared Ryan Bland(3)	220,000	220,000	—	—
Brandleader OU(3)	47,273	47,273	—	—
Channingwick Limited(3)	909,091	909,091	—	—
Eastpower OU(3)	208,279	208,279	—	—
Fabiner LTD(3)	13,636	13,636	—	—
Fivestar OU(3)	309,091	309,091	—	—
Floco Ventures LLC(3)	181,818	181,818	—	—
Thomas Gallagher(3)	3,000	3,000	—	—
Glocal Holdings Ltd(3)	100,000	100,000	—	—
KN Consulting, Inc.(3)	122,727	122,727	—	—
Vadim Komissarov(3)(4)	1,424,192	1,424,192	—	—
Lake Street Fund LP(3)	100,000	100,000	—	—
Mount Wilson Global Fund LP(3)	27,272	27,272	—	—

Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering	Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After Offering	Percent Owned After Offering
MR Titan LLC(3)	125,000	125,000	—	—
Multilux OU(3)	372,727	372,727	—	—
Shlomo Ben Nasser(3)	30,000	30,000	—	—
Dmitry Nekrasov(3)	40,909	40,909	—	—
Noretor OU(3)	90,909	90,909	—	—
Marat Rosenberg(3)(5)	1,515,024	1,515,024	—	—
Suncroft Company S.A.(3)	53,045	53,045	—	—
Viktoriia Tushishvili(3)	10,218	10,218	—	—
Elksii Tymofeiv(3)	3,000	3,000	—	—
Edward S. Verona(3)	45,455	45,455	—	—
Victoria Invest LLC(3)	90,909	90,909	—	—
Viktoria Finance OU(3)	181,818	181,818	—	—
Michael Wilson(3)	1,500	1,500	—	—
Ilya Ponomarev(3)(6)	1,333,334	1,333,334
Other Selling Stockholders (two stockholders)(7)	395,675	395,675	—	—

____________

(1)      Consists of (i) 6,664,484 shares of Common Stock currently owned by Lawrence Anthony DiMatteo III, our Chief Executive Officer and Chairperson of our Board, and (ii) up to 1,025,417 Earnout Shares that may be issued to Mr. DiMatteo from time to time upon achievement of certain stock price thresholds in accordance with the terms of the Business Combination Agreement. Mr. DiMatteo’s business address is c/o Lottery.com, 20808 State Hwy 71 W, Unit B, Spicewood, TX, 78669.

(2)      Consists of (i) 6,664,487 shares of Common Stock currently owned by Matthew Clemenson, our Chief Commercial Officer and a member of our Board, and (ii) up to 1,025,417 Earnout Shares that may be issued to Mr. Clemenson from time to time upon achievement of certain stock price thresholds in accordance with the terms of the Business Combination Agreement. Mr. Clemenson’s business address is c/o Lottery.com, 20808 State Hwy 71 W, Unit B, Spicewood, TX, 78669.

(3)      The business address of this Selling Stockholder is c/o Trident Acquisitions Corp., One Liberty Plaza, 165 Broadway, 23rd Floor, New York, NY 10006.

(4)      Consists of 90,859 shares of Common Stock currently owned by this Selling Stockholder and up to 1,333,333 Earnout Shares that may be issued to such Selling Stockholder from time to time upon achievement of certain stock price thresholds in accordance with the terms of the Business Combination Agreement.

(5)      Consists of 181,691 shares of Common Stock currently owned by this Selling Stockholder and up to 1,333,333 Earnout Shares that may be issued to such Selling Stockholder from time to time upon achievement of certain stock price thresholds in accordance with the terms of the Business Combination Agreement.

(6)      Consists of up to 1,333,334 Earnout Shares that may be issued to the Selling Stockholder from time to time upon achievement of certain stock price thresholds.

(7)      Each of such persons beneficially own, in the aggregate, approximately 1% of the Common Stock outstanding prior to this offering.

Certain Relationships and Related Party Transactions

Investor Rights Agreement

Simultaneously with the Closing, we entered into an investor rights agreement (the “Investor Rights Agreement”) with the Initial Stockholders and certain stockholders of AutoLotto (collectively, the “Stockholder Parties”). Pursuant to the Investor Rights Agreement, such parties agreed to vote or cause to be voted all shares owned by them or take such other necessary action to ensure that (i) our Board was made up of at least five directors at Closing, (ii) one director nominated by the Initial Stockholders (the “Initial Stockholders Director”) and the remaining directors nominated by the AutoLotto stockholders (the “AutoLotto Directors”) would be elected to our initial Board, with the Initial Stockholders Director designated as a Class II director, and (iii) following the nomination of our initial Board, neither the Initial Stockholders nor the AutoLotto Stockholders shall have ongoing nomination rights, except that in the event that a vacancy is created on our Board at any time by the death, disability, resignation or removal of the Initial Stockholders Director or any AutoLotto Director during their initial term, then (x) the AutoLotto Stockholders, with respect to a vacancy created by the death, disability, resignation or removal of an AutoLotto Director, or (y) the Initial Stockholders, with respect to a vacancy created by the death, disability, resignation or removal of an Initial Stockholders Director, will be entitled to designate an individual to fill the vacancy. In addition, the Investor Rights Agreement provides that we will register for resale under the Securities Act, certain shares of Common Stock and other equity securities that are held by the parties thereto from time to time as well as other customary registration rights for the parties thereto.

Indemnification Agreements with Directors and Officers

In connection with the Closing, we entered into indemnification agreements with each of our directors and officers. The indemnification agreements provide for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from such officer or directors’ service to or on our behalf, as officers or directors to the maximum extent permitted by applicable law. Subject to certain limitations, our Bylaws also requires us to advance expenses incurred by our directors and officers.

Related Party Transactions Policy

We have adopted a formal written policy that sets forth the policies and procedures for the review and approval or ratification of related party transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related party had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related party. The policy provides for the review and approval of any such transactions with related persons, and requires, among other things, that:

•        The audit committee shall review the material facts of all related person transactions.

•        In reviewing any related person transaction, the committee will take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to Lottery.com than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

•        In connection with its review of any related person transaction, Lottery.com shall provide the committee with all material information regarding such related person transaction, the interest of the related person and any potential disclosure obligations of Lottery.com in connection with such related person transaction.

•        If a related person transaction will be ongoing, the committee may establish guidelines for our management to follow in its ongoing dealings with the related person.

All of the transactions described in this section occurred prior to the adoption of this policy.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of our Common Stock and warrants (collectively referred to as our securities) to U.S. Holders and Non-U.S. Holders (as defined below).

This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the ownership and disposition of our securities. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, U.S. state and local, or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of our securities. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of matters discussed herein; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold our securities as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•        banks or other financial institutions, underwriters, or insurance companies;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        real estate investment trusts and regulated investment companies;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•        expatriates or former long-term residents of the United States;

•        subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•        dealers or traders in securities, commodities or currencies;

•        grantor trusts;

•        persons subject to the alternative minimum tax;

•        U.S. persons whose “functional currency” is not the U.S. dollar;

•        persons who received our securities through the issuance of restricted stock under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•        persons who own (directly or through attribution) 5% or more (by vote or value) of our stock; or

•        holders holding our securities as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction; or

•        controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii).

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of our securities that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of our securities that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partner and the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the ownership and disposition of our securities.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF OUR SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. PROSPECTIVE HOLDERS OF OUR SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Holders

The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of our securities to U.S. Holders.

Distributions on Common Stock

The gross amount of any distribution on Common Stock that is made out of our current and accumulated profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will qualify for the dividends received deduction if the requisite holding period is satisfied. Dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividends. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

To the extent that the amount of any distribution made by us on the Common Stock exceeds our current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted basis of the U.S. Holder’s Common Stock, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of Our Securities.”

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Common Stock for which the warrant may be exercised or to the exercise price of the warrant on the occurrence of certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. U.S. holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the warrants), including as a result of a distribution of cash or other property to the holders of shares of our Common Stock which is taxable to such holders of such shares as a distribution. Any constructive distribution received by a U.S. holder would be subject to tax in the same manner as if such U.S. holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment. Generally, a U.S. Holder’s adjusted tax basis in its warrants would be increased to the extent any such constructive distribution is treated as a dividend.

Sale, Exchange, Redemption or Other Taxable Disposition of Our Securities

A U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of our securities in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such our securities. Any gain or loss recognized by a U.S. Holder on a taxable disposition of our securities will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in our securities exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains recognized by non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of our securities will generally be treated as U.S. source gain or loss.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a share of Common Stock on the exercise of a warrant for cash. A U.S. Holder’s tax basis in a share of Common Stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for a share of Common Stock received upon exercise of the warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the warrants and will not include the period during which the U.S. Holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the Common Stock received would equal the holder’s basis in the warrant exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the Common Stock would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Common Stock would include the holding period of the warrant exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder would recognize gain or loss with respect to the portion of the exercised warrants treated as surrendered to pay the exercise price of the warrants (the “surrendered warrants”). The U.S. Holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Common Stock that would have been received with respect to the surrendered warrants in a regular exercise of the warrants and (ii) the sum of the U.S. Holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. Holder’s tax basis in the Common Stock received would equal the U.S. Holder’s tax basis in the warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. Holder’s holding period for the Common Stock would commence on the date following the date of exercise (or possibly the date of exercise) of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of warrants.

Non-U.S. Holders

U.S. Federal Income Tax Consequences of Ownership and Disposition of Our Securities

Distributions on Common Stock

Distributions of cash or property (including a constructive distribution) to a Non-U.S. Holder in respect of Common Stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of Our Securities.”

Dividends paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS FormW-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS FormW-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the shares of Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Sale, Exchange, Redemption or Other Taxable Disposition of Our Securities

Subject to the discussion of backup withholding and FATCA below, any gain realized by a Non-U.S. Holder on the taxable disposition of our securities generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and either (A) shares of Common Stock are not considered to be regularly traded on an established securities market or (B) shares of Common Stock are considered to be regularly traded on an established securities market, and such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of Common Stock. There can be no assurance that shares of Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, a non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of our securities generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such our securities from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will generally be classified as a “U.S. real property holding corporation” if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we would be treated as a United States real property holding corporation in any future year.

Exercise or Lapse of a warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a warrant or the lapse of a warrant held by a Non-U.S. Holder generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under “— Sale, Exchange, Redemption or Other Taxable Disposition of Our Securities,” above for a Non-U.S. Holder’s gain on the sale or other disposition of our securities.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each holder the amount of cash dividends and certain other distributions it pays to such holder on such holder’s our securities and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of our securities to or through the U.S. office (and in certain cases, the foreign office) of a broker. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its our securities and adjustments to that tax basis and whether any gain or loss with respect to such securities is long-term or short-term also may be required to be reported to the IRS.

Moreover, backup withholding of U.S. federal income tax at a rate of 24% generally will apply to cash distributions made on our securities to, and the proceeds from sales and other dispositions of such securities by, a U.S. Holder (other than an exempt recipient) who:

•        fails to provide an accurate taxpayer identification number;

•        is notified by the IRS that backup withholding is required; or

•        in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including our securities) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including our securities), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Plan of Distribution

The Selling Stockholders, which as used here includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•        a combination of any such methods of sale; and

•        any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act by amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our shares of Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell our shares of Common Stock short and deliver these securities to close out their short positions, or loan or pledge the shares of Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.

Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, the shares of Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the shares of Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

Legal Matters

White & Case LLP has passed upon the validity of our Common Stock offered by this prospectus and certain other legal matters related to this prospectus.

Experts

The consolidated financial statements of AutoLotto, Inc. at December 31, 2020 and 2019 and for the years then ended, included in this prospectus, have been audited by Armanino LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the shares of Common Stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at https://www.lottery.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS

AUTOLOTTO, INC.

AutoLotto, Inc. Condensed Consolidated Balance Sheets
	As of September 30, 2021	As of December 31, 2020

	(unaudited)
Assets
Cash	$1,179,467	$3,825,511
Restricted cash	—	6,950,000
Accounts receivable	33,072,278	26,195
Prepaid expenses	10,815,458	22,013,110
Other current assets	238,627	788,033
Total current assets	45,305,830	33,602,849
Investments	250,000	250,000
Goodwill	17,937,691	12,997,048
Intangible assets, net	27,820,753	3,211,250
Property and equipment, net	1,297,885	670,952
Total assets	$92,612,159	$50,732,099

Liabilities
Trade payables	$2,986,762	$2,176,621
Deferred revenue	598,214	7,763,593
Convertible debt, net – current	8,912,163	8,882,665
Notes payable – current	4,077,982	12,207,180
Accrued interest	3,435,111	721,717
Accrued and other expenses	4,992,522	2,335,350
Total current liabilities	25,002,754	34,087,126
Convertible debt, net – non current	31,569,218	10,000
Other long term liabilities	1,600,000	—
Total liabilities	58,171,972	34,097,126

Commitments and contingencies – see Note 11

Stockholders’ Equity
Controlling Interest
Common stock	5,912	5,159
Par value $.001, 8,610,000 shares authorized, 5,910,980 and 5,158,607 issued and outstanding as of September 30, 2021 and December 31, 2020 respectively
Preferred stock – series seed	63	63
Par value $.0001, 633,000 shares authorized, 633,000 issued and outstanding as of September 30, 2021 and December 31, 2020 respectively
Preferred stock – series A	122	122
Par value $.0001, 1,220,000 shares authorized, 1,220,000 issued and outstanding as of September 30, 2021 and December 31, 2020 respectively
Preferred stock – series A1	22	22
Par value $.0001, 225,000 shares authorized, 223,749 issued and outstanding as of September 30, 2021 and December 31, 2020 respectively
Preferred stock – series A2	30	30
Par value $.0001, 305,000 shares authorized, 302,668 issued and outstanding as of September 30, 2021 and December 31, 2020 respectively
Additional paid-in capital	123,368,737	111,770,147
Accumulated deficit	(91,577,868)	(95,140,570)
Total AutoLotto Inc. stockholder’s equity	31,797,018	16,634,973
Noncontrolling Interest	2,643,169	—
Total Stockholders’ Equity	34,440,187	16,634,973
Total Liabilities & Stockholders’ Equity	$92,612,159	$50,732,099

The accompanying notes are an integral part of these condensed consolidated financial statements.

AutoLotto, Inc. Condensed Consolidated Statements of Operations Three Months Ended September 30, 2021 and 2020 and Nine Months Ended September 30, 2021 and 2020
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Revenue	$32,248,036	$1,602,916	$47,035,327	$4,197,314
Cost of revenue	11,920,721	722,363	15,925,072	1,770,885
Gross profit	20,327,315	880,554	31,110,255	2,426,429

Operating expenses:
Personnel costs	1,614,063	974,139	4,138,240	2,975,464
Professional fees	976,679	182,502	5,174,378	638,878
General and administration	1,085,431	163,691	4,355,760	593,380
Depreciation and amortization	1,530,026	355,671	2,904,000	1,065,490
Total operating expenses	5,206,199	1,676,004	16,572,378	5,273,211
Income (loss) from operations	15,121,116	(795,450)	14,537,877	(2,846,782)

Other expenses
Interest expense	3,789,316	296,517	9,318,638	881,553
Other expense	178,952	68,218	1,656,540	416,858
Total other expenses, net	3,968,268	364,735	10,975,178	1,298,411

Net income (loss)	$11,152,848	$(1,160,185)	$3,562,699	$(4,145,193)

Net income (loss) per common share
Basic	$1.89	$(0.22)	$0.64	$(0.80)
Diluted	$0.24	$(0.22)	$0.08	$(0.80)

Weighted average common shares outstanding
Basic	5,900,980	5,158,607	5,534,794	5,158,607
Diluted	45,956,427	5,158,607	45,590,241	5,158,607

The accompanying notes are an integral part of these condensed consolidated financial statements.

AutoLotto, Inc. Condensed Consolidated Statements of Changes in Stockholders’ Equity
	Common Stock		Preferred Stock – Series Seed		Preferred Stock – Series A		Preferred Stock – Series A1		Preferred Stock – Series A2		Paid-in Capital – Common	Paid-in Capital – Preferred	Accumulated Deficit	Total AutoLotto Inc. Stockholders’ Equity	Non controlling Interest	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	5,158,607	$5,159	633,000	$63	1,220,000	$122	223,749	$22	302,668	$30	$9,103,865	$102,666,282	$(95,140,570)	$16,634,973	$—	$16,634,973

Issuance of common stock upon stock option exercise	5,000	5	—	—	—	—	—	—	—	—	895	—	—	900	—	900
Conversion of convertible debt	465,171	465	—	—	—	—	—	—	—	—	934,535	—	—	935,000	—	935,000
Beneficial conversion feature	—	—	—	—	—	—	—	—	—	—	—	9,149,683	—	9,149,683	—	9,149,683
Issuance of digital securities	—	—	—	—	—	—	—	—	—	—	—	108,331	—	108,331	—	108,331
Stock based compensation	—	—	—	—	—	—	—	—	—	—	2,160	—	—	2,160	—	2,160
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(5,456,033)	(5,456,033)	—	(5,456,033)

Balance as of March 31, 2021	5,628,778	$5,629	633,000	$63	1,220,000	$122	223,749	$22	302,668	$30	$10,041,454	$111,924,296	$(100,596,604)	$21,375,013	$—	$21,375,013

Issuance of common stock upon stock option exercise	33,500	34	—	—	—	—	—	—	—	—	5,997	—	—	6,030	—	6,030
Issuance of common stock in business acquisition	228,702	229	—	—	—	—	—	—	—	—	459,462	—	—	459,691	—	459,691
Stock based compensation	—	—	—	—	—	—	—	—	—	—	2,160	—	—	2,160	—	2,160
Minority interest in acquisition	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,643,169	2,643,169
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(2,134,113)	(2,134,113)	—	(2,134,113)

Balance as of June 30, 2021	5,890,980	$5,891	633,000	$63	1,220,000	$122	223,749	$22	302,668	$30	$10,509,073	$111,924,296	$(102,730,717)	$19,708,780	$2,643,169	$22,351,949

Issuance of common stock upon stock option exercise	20,000	20	—	—	—	—	—	—	—	—	40,180	—	—	40,200	—	40,200
Beneficial conversion feature	—	—	—	—	—	—	—	—	—	—	—	893,028	—	893,028	—	893,028
Stock based compensation	—	—	—	—	—	—	—	—	—	—	2,160	—	—	2,160	—	2,160
Minority interest in acquisition	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Net income (loss)	—	—	—	—	—	—	—	—	—	—	—	—	11,152,848	11,152,848	—	11,152,848

Balance as of September 30, 2021	5,910,980	$5,911	633,000	$63	1,220,000	$122	223,749	$22	302,668	$30	$10,551,413	$112,817,324	$(91,577,869)	$31,797,017	$2,643,169	$34,440,186

AutoLotto, Inc. Condensed Consolidated Statements of Changes in Stockholders’ Equity — (Continued)
	Common Stock		Preferred Stock – Series Seed		Preferred Stock – Series A		Preferred Stock – Series A1		Preferred Stock – Series A2		Paid-in Capital – Common	Paid-in Capital – Preferred	Accumulated Deficit	Total AutoLotto Inc. Stockholders’ Equity	Non controlling Interest	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2019	5,158,607	$5,159	633,000	$63	1,220,000	$122	223,749	$22	302,668	$30	$9,087,766	$100,610,949	$(89,327,905)	$20,376,206	$—	$20,376,206

Issuance of digital securities	—	—	—	—	—	—	—	—	—	—	—	162,498	—	162,498	—	162,498
Stock based compensation	—	—	—	—	—	—	—	—	—	—	4,905	—	—	4,905	—	4,905
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(949,252)	(949,252)	—	(949,252)

Balance as of March 31, 2020	5,158,607	$5,159	633,000	$63	1,220,000	$122	223,749	$22	302,668	$30	$9,092,671	$100,773,447	$(90,277,156)	$19,594,357	$—	$19,594,357

Issuance of digital securities	—	—	—	—	—	—	—	—	—	—	—	162,498	—	162,498	—	162,498
Stock based compensation	—	—	—	—	—	—	—	—	—	—	4,904	—	—	4,904	—	4,904
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(2,035,757)	(2,035,757)	—	(2,035,757)

Balance as of June 30, 2020	5,158,607	$5,159	633,000	$63	1,220,000	$122	223,749	$22	302,668	$30	$9,097,576	$100,935,945	$(92,312,913)	$17,726,003	$—	$17,726,003

Issuance of digital securities	—	—	—	—	—	—	—	—	—	—	—	162,498	—	162,498	—	162,498
Stock based compensation	—	—	—	—	—	—	—	—	—	—	4,063	—	—	4,063	—	4,063
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(1,160,185)	(1,160,185)	—	(1,160,185)

Balance as of September 30, 2020	5,158,607	$5,159	633,000	$63	1,220,000	$122	223,749	$22	302,668	$30	$9,101,639	$101,098,443	$(93,473,098)	$16,732,379	$—	$16,732,379

The accompanying notes are an integral part of these condensed consolidated financial statements.

AutoLotto, Inc. Condensed Consolidated Statements of Cash Flows
	Nine Months Ended September 30,
	2021	2020
	(unaudited)
Cash flow from operating activities
Net income (loss)	$3,562,699	$(4,145,193)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,904,000	1,065,490
Amortization of debt discount	2,296,746	126,096
Amortization of beneficial conversion feature	4,191,530	494,639
Stock based compensation expense	6,479	13,872
Forgiveness of PPP Loan	(493,225)	—
Loss on extinguishment of debt	71,174	—
Issuance of debt to pay expenses	1,003,983	—

Changes in assets & liabilities:
Accounts receivable	(33,046,083)	1,625
Prepaid expenses	11,202,143	103,253
Other current assets	561,321	(23,975)
Trade payables	808,670	(391,352)
Deferred revenue	(7,165,379)	578,759
Accrued interest	2,758,009	260,818
Accrued and other expenses	3,979,552	399,445
Net cash used in operating activities	(7,358,379)	(1,516,522)

Cash flow from investing activities
Purchases of property and equipment	(1,097,993)	(21,915)
Purchases of intangible assets	(3,000,000)	—
Cash paid for acquisitions, net of cash acquired	(10,012,540)	—
Net cash used in investing activities	(14,110,533)	(21,915)

Cash flow from financing activities
Issuance of digital securities	108,332	487,494
Proceeds from exercise of options	47,130	—
Proceeds from issuance of convertible debt	13,483,500	365,000
Proceeds from government loan	—	643,125
Proceeds from issuance of notes payable	—	27,699
Principal payments on notes payable	(1,766,093)	(44,148)
Net cash provided by financing activities	11,872,869	1,479,170
Net change in net cash and restricted cash	(9,596,044)	(59,266)
Cash at beginning of period	10,775,511	158,492
Cash at end of period	$1,179,467	$99,226

SUPPLEMENTAL DISCLOSURES:
Interest paid in cash	$40,916	$—
Non cash investing and financing activities
Conversion of convertible debt into common stock	$935,000	$—
Capitalization of interest from loan extinguishment	$44,614
Purchase of intangible assets through the issuance of convertible debt	$15,450,000	$—
Issuance of convertible debt in exchange for outstanding liabilities	$2,108,983	$—
Issuance of convertible debt in exchange for notes payable	$4,531,250
Common stock issued as part of acquisition	$459,691	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

AutoLotto, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Information as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 is unaudited)

1.      Nature of Operations

Description of Business

AutoLotto, Inc. (dba Lottery.com) (“AutoLotto” or “the Company”) was incorporated in the State of Delaware as a C-Corp on February 2, 2015. In February 2018, the Company moved its headquarters from San Francisco, California to Spicewood, Texas.

The Company is a leading provider of domestic and international lottery products and services. As an independent third-party lottery game service, the Company offers a platform that it developed and operates to enable the remote purchase of legally sanctioned lottery games in the U.S. and abroad (the “Platform”). The Company’s revenue generating activities are focused on (i) offering the Platform via the Lottery.com app and our websites to users located in the U.S. and international jurisdictions where the sale of lottery games is legal and our services are enabled for the remote purchase of legally sanctioned lottery games (our “B2C Platform”); (ii) offering an internally developed, created and operated business-to-business application programming interface (“API”) of the Platform to enable commercial partners in permitted U.S. and international jurisdictions to purchase certain legally operated lottery games from the Company and resell them to users located within their respective jurisdictions (“B2B API”); and (iii) delivering global lottery data, such as winning numbers and results, to commercial digital subscribers and provide access to other proprietary, anonymized transaction data pursuant to multi-year contracts (“Data Service”).

As a provider of lottery products and services, the Company is required to comply, and its business is subject to, regulation in each jurisdiction in which the Company offers the B2C Platform, or a commercial partner offers users access to lottery games through the B2B API. In addition, it must also comply with the requirements of federal and other domestic and foreign regulatory bodies and governmental authorities in jurisdictions in which the Company operates or with authority over its business. The Company’s business is additionally subject to multiple other domestic and international laws, including those relating to the transmission of information, privacy, security, data retention, and other consumer focused laws, and, as such, may be impacted by changes in the interpretation of such laws.

On June 30, 2021, the Company acquired interest in Medios Electronicos y de Comunicacion, S.A.P.I de C.V. (“Aganar”) and JuegaLotto, S.A. de C.V. (“JuegaLotto”). Aganar has been operating in the licensed iLottery market in Mexico since 2007 as an online retailer of Mexican National Lottery draw games, instant digital scratch-off games and other games of chance. JuegaLotto is licensed by the Mexican federal regulatory authorities to sell international lottery games in Mexico.

On October 29, 2021 (the “Closing Date”), Trident Acquisitions Corp. (“TDAC”) consummated the previously announced business combination (the “Closing”) pursuant to the terms of the Business Combination Agreement, dated as of February 21, 2021 (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), by and among TDAC, Trident Merger Sub II Corp., a wholly-owned subsidiary of TDAC (“Merger Sub”), and the Company. Pursuant to the terms of the Business Combination Agreement, Merger Sub merged with and into the Company with the Company surviving the merger as a wholly owned subsidiary of TDAC, which was renamed “Lottery.com Inc.” immediately prior to the Closing.

2.      Significant Accounting Policies

Basis of Presentation and Principle of Consolidation

The accompanying unaudited condensed financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete financial statements. The accompanying unaudited condensed consolidated

AutoLotto, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Information as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 is unaudited)

2.      Significant Accounting Policies (cont.)

financial statements as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 and the related interim information contained within the notes to the financial statements are unaudited. The unaudited interim financial statements have been prepared on the same basis as the audited consolidated financial statements and in the opinion of management, reflect all normal recurring adjustments necessary for a fair statement of the Company’s financial position as of September 30, 2021 and the results of operations and cash flows for the nine months ended September 30, 2021 and 2020. The results of operations for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ended December 31, 2021 or for other future interim periods or years. The unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements as of and for the year ended December 31, 2020 set forth elsewhere in TDAC’s Form S-4 as amended and filed with the U.S. Securities and Exchange Commission.

Non-controlling Interests

Non-controlling interests represent the proportionate ownership of Aganar and JuegaLotto, held by minority members and reflect their capital investments as well as their proportionate interest in subsidiary losses and other changes in members’ equity, including translation adjustments.

Use of Estimates

The preparation of the financial statements requires management to make estimates and assumptions to determine the reported amounts of assets, liabilities, revenue and expenses. Although management believes these estimates are reasonable, actual results could differ from these estimates. The Company evaluates its estimates on an ongoing basis and prepares its estimates on historical experience and other assumptions the Company believes to be reasonable under the circumstances.

Reclassifications

Certain balances have been reclassified in the accompanying consolidated financial statements to conform to the current year presentation. These reclassifications had no effect on the balances of current or total assets and prior year’s net loss or accumulated deficit.

Going Concern

The Company has experienced operating losses and negative operating cash flows for the years ended December 31, 2020 and 2019. As of the date of the issuance date of these financial statements, our existing cash resources, net proceeds from the Business Combination, and cash to be generated from future operations, are anticipated to be sufficient to fund the Company’s operating activities, including our anticipated operating, debt and capital expense requirements, for at least 12 months after November 15, 2021.

Cash and Restricted Cash

As of September 30, 2021 and December 31, 2020, cash comprised of cash deposits, and deposits with some banks exceeded federally insured limits with the majority of cash held in one financial institution. Management believes all financial institutions holding its cash are of high credit quality and does not believe the Company is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company had no marketable securities as of September 30, 2021 and December 31, 2020.

AutoLotto, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Information as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 is unaudited)

2.      Significant Accounting Policies (cont.)

As of December 31, 2020, restricted cash included $6,950,000 escrow deposit related to the Company’s future performance obligations to provide data access to a third party under a Master Service Agreement dated December 12, 2020. As of September 30, 2021, the restricted cash balance was $0 as the Company met all requirements in the agreement.

Accounts Receivable

The Company through its various merchant providers pre-authorizes forms of payment prior to the sale of digital representation of lottery games to minimize exposure to losses related to uncollected payments and does not extend credit to the user of the B2C Platform or the commercial partner of the B2B API, being its customers, in the normal course of business. The Company estimates its bad debt exposure each period and records a bad debt provision for accounts receivable it believes it may not collect in full. The Company did not record any allowance for uncollectible receivables as of September 30, 2021 and December 31, 2020. The Company has not incurred bad debt expense historically.

Prepaid Expenses

Prepaid expenses consist of payments made on contractual obligations for services to be consumed in future periods. The Company entered into an agreement with a third party to provide advertising services and issued equity instruments as compensation for the advertising services. The Company expenses the service as it is performed. The value of the services provided were used to value these contracts. The current portion of prepaid expenses is included in current assets on the consolidated balance sheet.

Investments

On August 2, 2018, AutoLotto purchased 186,666 shares of Class A-1 common stock of a third party business development partner representing 4% of the total outstanding shares of the company. As this investment resulted in less than 20% ownership, it was accounted for using the cost basis method.

Property and equipment, net

Property and equipment are stated at cost. Depreciation and amortization are generally computed using the straight-line method over estimated useful lives ranging from three to five years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset. Routine maintenance and repair costs are expensed as incurred. The costs of major additions, replacements and improvements are capitalized. Gains and losses realized on the sale or disposal of property and equipment are recognized or charged to other expense in the consolidated statement of operations.

Depreciation of property and equipment is computed using the straight-line method over the following estimated useful lives:
Computers and equipment	3 years
Furniture and fixtures	5 years
Software	3 years

Leases

Right-of-use assets (“ROU assets”) represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Variable lease payments are not included in the calculation of the right-of-use

AutoLotto, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Information as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 is unaudited)

2.      Significant Accounting Policies (cont.)

asset and lease liability due to uncertainty of the payment amount and are recorded as lease expense in the period incurred. As most of the leases do not provide an implicit rate, the Company used its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. Otherwise, the implicit rate was used when readily determinable. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Under the available practical expedient, the Company accounts for the lease and non-lease components as a single lease component for all classes of underlying assets as both a lessee and lessor. Further, management elected a short-term lease exception policy on all classes of underlying assets, permitting the Company to not apply the recognition requirements of this standard to short-term leases (i.e. leases with terms of 12 months or less).

Goodwill and Other Intangibles

Goodwill represents the excess of the cost of assets acquired over the fair value of the net assets at the date of acquisition. Intangible assets represent the fair value of separately recognizable intangible assets acquired in connection with the Company’s business combinations. The Company evaluates its goodwill and other intangibles for impairment on an annual basis or whenever events or circumstances indicate that an impairment may have occurred in accordance with the provisions of ASC 350, “Goodwill and Other Intangible Assets”. The Company reviewed for impairment and determined that no impairment indicators exist as of September 30, 2021 and December 31, 2020. See Footnote 5 for further discussion.

Revenue Recognition

Under the new standard, Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606)”, the Company recognizes revenues when the following criteria are met: (i) persuasive evidence of a contract with a customer exists; (ii) identifiable performance obligations under the contract exist; (iii) the transaction price is determinable for each performance obligation; (iv) the transaction price is allocated to each performance obligation; and (v) when the performance obligations are satisfied. Revenues are recognized when control of the promised goods or services is transferred to the customers in an amount that reflects the consideration expected to be entitled to in exchange for those goods or services.

Lottery game revenue

Items that fall under this revenue classification include:

Lottery game sales

The Company’s performance obligations of delivering lottery games are satisfied at the time in which the digital representation of the lottery game is delivered to the user of the B2C Platform or the commercial partner of the B2B API, therefore, are recognized at a point in time. The Company receives consideration for lottery game sales at the time of delivery to the customer, being the user or commercial partner, as applicable. There is no variable consideration related to lottery game sales. As each individual lottery game delivered represents a distinct performance obligation and consideration for each game sale is fixed, representing the standalone selling price, there is no allocation of consideration necessary.

AutoLotto, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Information as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 is unaudited)

2.      Significant Accounting Policies (cont.)

Other associated revenue

Items that fall under this revenue classification include:

Data licensing

The Company’s performance obligations in agreements with certain customers is to provide a license of intellectual property related to the Company’s compiled customer data. Customers pay a combination of a license issue fee paid up front and sales-based royalties. The transaction price is deemed to be the license issue fee stated in the contract. The licenses offered by the Company can be in the form of both functional and symbolic licenses. Those licenses designated as functional licenses are those with significant standalone functionality and provides customers with the right to use the Company’s intellectual property. This allows the Company to recognize revenue on the license issue fee at a point in time at the beginning of the contract, which is when the customer begins to have use of the license. Those licenses designated as symbolic provide the customer with the right to use the Company’s data on an ongoing basis with continued updates through the term of the agreement in the form of newly gathered data being made available to the customer. Variable consideration related to sales-based royalties is recognized only when (or as) the later of the following events occur: (i) the subsequent sale or usage occurs; or (ii) the performance obligation to which some or all of the sales-based or usage-based royalty has been allocated has been satisfied (or partially satisfied). For current performance obligations, the Company has included zero variable consideration in the transaction price as this represents the most likely amount as of the current reporting period.

Other licensing revenue

The Company’s performance obligations in agreements with certain customers is to provide a license of intellectual property related to the use of the Company’s tradename for marketing purposes by partners of the Company. Customers pay a license fee up front. The transaction price is deemed to be the license issue fee stated in the contract. The license offered by the Company represents a symbolic license which provides the customer with the right to use the Company’s intellectual property on an ongoing basis with continued support throughout the term of the contract in the form of ongoing maintenance of the underlying intellectual property. There is no variable consideration related to these performance obligations.

Affiliate marketing credit revenue

The Company’s performance obligation in agreements with certain third parties is to transfer previously acquired affiliate marketing credits (“credits”). The payment for these credits by the third parties is priced on a per-contract basis. The performance obligation in these agreements is to provide title rights of the previously acquired credits to the third party. This transfer is point-in-time when the revenue is recognized, and there are no variable considerations related to this performance obligation.

Arrangements with multiple performance obligations

The Company’s contracts with customers may include multiple performance obligations. For such arrangements, management allocates revenue to each performance obligation based on its relative standalone selling price. Management generally determines standalone selling prices based on the prices charged to customers.

Deferred Revenue

The Company records deferred revenue when cash payments are received or due in advance of any performance, including amounts which are refundable.

AutoLotto, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Information as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 is unaudited)

2.      Significant Accounting Policies (cont.)

Payment terms vary by the type and location of the customer and the products or services offered. The term between invoicing and when payment is due is not significant. For certain products or services and customer types, management requires payment before the products or services are delivered to the customer.

Contract Assets

Given the nature of the Company’s services and contracts, it has no contract assets.

Taxes

Taxes assessed by a governmental authority that are both imposed on and concurrent with specific revenue-producing transactions, that are collected by us from a customer, are excluded from revenue.

Cost of Revenue

Cost of revenue consists primarily of variable costs, comprising (i) the cost of procurement of lottery games, minus winnings to users, additional expenses related to the sale of lottery games, including, commissions, affiliate fees and revenue shares; and (ii) payment processing fees on user fees, including, chargebacks imposed on the Company. Other non-variable costs included in cost of revenue include affiliate marketing credits acquired on a per-contract basis.

Stock Based Compensation

Effective October 1, 2019, the Company adopted ASU 2018-07, Compensation — “Stock Compensation (Topic 718): Improvements to Nonemployee Share-based Payment Accounting” (“ASC 718”), which addresses aspects of the accounting for nonemployee share-based payment transactions and accounts for share-based awards to employees in accordance with ASC 718, Stock Compensation. Under this guidance, stock compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the estimated service period (generally the vesting period) on the straight-line attribute method.

Recent Accounting Pronouncements

ASU No. 2020-09 (Topic 470), Debt

Amendments to SEC paragraphs pursuant to SEC release NO. 33-10762 amends terms related to Debt Guarantors and Issuers of Guaranteed Securities Registered or to be Registered with the SEC. The Company is currently evaluating the timing of adoption and impact of the updated guidance on its financial statements.

3.      Business Combination

On June 30, 2021, the Company completed its acquisition of 100 percent of equity of Global Gaming Enterprises, Inc., a Delaware corporation (“Global Gaming”), which holds 80% of the equity of each of Medios Electronicos y de Comunicacion, S.A.P.I de C.V. (“Aganar”) and JuegaLotto, S.A. de C.V. (“JuegaLotto”). JuegaLotto is federally licensed by the Mexico regulatory authorities with jurisdiction over the ability to sell international lottery games in Mexico through an authorized federal gaming portal and is licensed for games of chance in other countries throughout Latin America. Aganar has been operating in the licensed iLottery market in Mexico since 2007 and is licensed to sell Mexican National Lottery draw games, instant win tickets, and other games of chance online with access to a federally approved online casino and sportsbook gaming license and additionally issues a proprietary scratch lottery game in Mexico under the brand name Capalli. The opening balance of

AutoLotto, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Information as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 is unaudited)

3.      Business Combination (cont.)

the acquirees have been included in our consolidated balance sheet since the date of the acquisition. Since the acquirees’ financial statements were denominated in Mexican pesos, the exchange rate of 22.0848 pesos per dollar was used to translate the balances.

The net purchase price was allocated to the assets and liabilities acquired as per the table below. Goodwill represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. The fair values of the acquired intangible assets were determined using Level 3 inputs which were not observable in the market.

The total purchase price of $10,989,691, consisting cash of $10,530,000 and 228,702 shares of common stock of Lottery.com at $2.01 per share. The total consideration transferred was approximately $10,055,214, reflecting the purchase price, net of cash on hand at Global Gaming and the principal amount of certain loans acquired. The purchase price is for an 80% ownership interest and is therefore grossed up to $13,215,843 as to reflect the 20% minority interest in the acquirees. The purchase price was allocated to the identified tangible and intangible assets acquired based on their estimated fair values at the acquisition date as follows:
Cash	$517,460
Accounts receivable, net	34,134
Prepaids	5,024
Property and equipment, net	2,440
Other assets, net	65,349
Intangible assets	8,590,000
Goodwill	4,940,643
Total assets	$14,155,051

Accounts payable and other liabilities	$(387,484)
Customer deposits	(134,707)
Related party loan	(417,017)
Total liabilities	$(939,208)

Total net assets of Acquirees	$13,215,843

Goodwill recognized in connection with the acquisition is primarily attributed to an anticipated growing lottery market in Mexico that are expected to be achieved from the integration of these Mexican entities. None of the goodwill is expected to be deductible for income tax purposes.

Following are details of the purchase price allocated to the intangible assets acquired.
Category	Fair Value
Customer Relationships	$410,000
Gaming Licenses	$4,020,000
Trade Names and Trademarks	$2,540,000
Technology	$1,620,000
Total Intangibles	$8,590,000

AutoLotto, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Information as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 is unaudited)

3.      Business Combination (cont.)

The following unaudited pro forma condensed consolidated results of operations for the three and nine months ended September 30, 2021 have been prepared as if the acquisition of Global Gaming had occurred on January 1, 2021 and includes adjustments for amortization of intangibles and the addition to basic and diluted weighted average number of shares outstanding. For the three months ending September 30, 2021, Global Gaming’s financial results are included in the number for Lottery.com
	For the three months ended September 30, 2021		For the nine months ended September 30, 2021
	Lottery.com (As presented above)	Proforma Lottery.com	Lottery.com (As presented above)	Global Gaming Acquisition (Historical)	Proforma Lottery.com
Total revenues	$32,248	$32,248	$47,035	$1,962	$48,998
Net income (loss)	11,153	11,153	3,563	(86)	3,477
Net income (loss) attributable to common shareholders	$11,153	$11,153	$3,563	$(86)	$3,477

Net income (loss) per common share
Basic	$1.89	$1.89	$0.64		$0.63
Diluted	$0.24	$0.24	$0.08		$0.08

Weighted average common shares outstanding
Basic	5,900,980	5,900,980	5,534,794		5,534,794
Diluted	45,956,427	45,956,427	45,590,241		45,590,241

4.      Property and Equipment, net

Property and equipment, net as of September 30, 2021 and December 31, 2020, consisted of the following:
	As of September 30, 2021	As of December 31, 2020

Computers and equipment	$99,342	$85,004
Furniture and fixtures	22,767	14,301
Software	2,980,100	1,903,121
Property and equipment	3,102,209	2,002,426
Accumulated depreciation	(1,804,324)	(1,331,474)
Property and equipment, net	$1,297,885	$670,952

Depreciation expense was $250,875 and $157,588 for the three months ended September 30, 2021 and 2020, respectively. Depreciation expense was $473,500 and $471,132 for the nine months ended September 30, 2021 and 2020, respectively.

AutoLotto, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Information as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 is unaudited)

5.      Intangible assets, net

TinBu Acquisition

The following intangible assets, net relate to the acquisition of TinBu LLC (“TinBu”):

Customer Relationships

Customer relationships represent the valuation of acquired customer accounts. The cost is amortized on the straight-line method over its estimated useful life of six years.
	As of September 30, 2021	As of December 31, 2020

Cost basis	$940,000	$940,000
Less: accumulated amortization	(483,056)	(365,556)
	$456,944	$574,444

Amortization expense for the three months ended September 30, 2021 and 2020 was $39,167 and $39,167, respectively. Amortization expense for the nine months ended September 30, 2021 and 2020 was $117,500 and $117,500, respectively.

Estimated amortization expense for the three months remaining in 2021 will be $39,167 and each of the ensuing years through December 31, 2024 will be $156,667 (except for 2024, which will be $104,443).

Trade Name

Trade name consists of the valuation of the Company’s trademarks and brand identity. The trade name is being amortized on the straight-line method over its respective term of six years.
	As of September 30, 2021	As of December 31, 2020

Cost basis	$10,000	$10,000
Less: accumulated amortization	(5,139)	(3,889)
	$4,861	$6,111

Amortization expense for the three months ended September 30, 2021 and 2020 was $417 and $417, respectively. Amortization expense for the nine months ended September 30, 2021 and 2020 was $1,250 and $1,250, respectively.

Estimated amortization expense for the three months remaining in 2021 will be $417 and each of the ensuing years through December 31, 2024 will be $1,667 (except for 2024, which will be $1,110).

Technology

Technology represents the valuation of acquired technology. The cost is amortized on the straight-line method over its estimated useful life of six years.
	As of September 30, 2021	As of December 31, 2020

Cost basis	$1,430,000	$1,430,000
Less: accumulated amortization	(734,861)	(556,111)
	$695,139	$873,889

AutoLotto, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Information as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 is unaudited)

5.      Intangible assets, net (cont.)

Amortization expense for the three months ended September 30, 2021 and 2020 was $59,583 and $59,583, respectively. Amortization expense for the nine months ended September 30, 2021 and 2020 was $178,750 and $178,750, respectively.

Estimated amortization expense for the three months remaining in 2021 will be $59,583 and each of the ensuing years through December 31, 2024 will be $238,333 (except for 2024, which will be $158,890).

Software Agreements

The Company entered into a software agreement with a third party. As part of the agreement, the Company paid $2,000,000 for unlimited access to the software of the third party. The cost of this software agreement is amortized on the straight-line method over its estimated useful life of six years.
	As of September 30, 2021	As of December 31, 2020

Cost basis	$2,000,000	$2,000,000
Less: accumulated amortization	(1,194,444)	(944,444)
	$805,556	$1,055,556

Amortization expense for the three months ended September 30, 2021 and 2020 was $83,333 and $83,333, respectively. Amortization expense for the nine months ended September 30, 2021 and 2020 was $250,000 and $250,000, respectively.

Estimated amortization expense for the three months remaining in 2021 will be $83,333 and each of the ensuing years through December 31, 2024 will be $333,333 (except for 2024, which will be $83,333).

On March 9, 2018, the Company and Playsino Inc. executed a Merger Agreement (the “Playsino Agreement”), which included a provision that, in the event of the Playsino Agreement’s termination, the Company would receive a non-exclusive license to certain programs, databases and operating systems owned by Playsino, Inc. without further action required by either the Company or Playsino, Inc. On February 15, 2021, the Company terminated the majority of the Playsino Agreement, to pursue a business combination with Trident. The surviving provision was the non-exclusive license for which the Company issued Playsino, Inc. a Series B notes in the principal amount to $12.45 million. The Company’s non-exclusive license to certain programs, databases and operating systems became effective as of the date of the termination of the Playsino Agreement, being February 15, 2021, on which both parties were able to agree on the value for the non-exclusive license. The non-exclusive license is treated as an intangible asset under ASC 350 “Intangibles — Goodwill and Other”. The useful life of the intangible asset is five years. The cost of the intangible asset is amortized on the straight-line method over its estimated useful life. As of the date of this filing, the Company’s management assessed that were no triggering events or circumstances that indicated that the asset carrying value would be impaired. Management will continue to evaluate for impairment periodically in accordance with ASC 360-10 “Overall — Recoverability of Carrying Amounts — Assets to Be Held and Used”.
As of September 30, 2021

Cost basis	$12,450,000
Less: accumulated amortization	(1,245,000)
$11,205,000

AutoLotto, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Information as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 is unaudited)

5.      Intangible assets, net (cont.)

Amortization expense for the three and nine months ended September 30, 2021 was $622,500 and $1,245,000, respectively.

Estimated amortization expense for the three months remaining in 2021 will be $622,500 and each of the ensuing years through December 31, 2026 will be $2,490,000 (except for 2026, which will be $622,500).

Sports.com Domain Acquisition

In February 2021, the Company purchased the domain name sports.com. The total purchase price for the unlimited use of the domain name was $6,000,000 which was partially paid in cash for $3,000,000 and the balance was settled by issuing Series B convertible debt of $3,000,000 (see Note 6). The cost is amortized n the straight-line method over its estimated useful life of fifteen years.
As of September 30, 2021

Cost basis	$6,000,000
Less: accumulated amortization	(233,333)
$5,766,667

Amortization expense for the three and nine months ended September 30, 2021 was $100,000 and $233,333, respectively.

Estimated amortization expense for the three months remaining in 2021 will be $100,000 and each of the ensuing years through December 31, 2036 will be $400,000 (except for 2036, which will be $66,666).

Lottery.com Domain Acquisition

In March 2017, the Company purchased the domain name lottery.com. The total purchase price was $935,000 for the domain name. The cost is amortized on the straight-line method over its estimated useful life of fifteen years.
	As of September 30, 2021	As of December 31, 2020

Cost basis	$935,000	$935,000
Less: accumulated amortization	(280,500)	(233,750)
	$654,500	$701,250

Amortization expense for the three months ended September 30, 2021 and 2020 was $15,583 and $15,583, respectively. Amortization expense for the nine months ended September 30, 2021 and 2020 was $46,750 and $46,750, respectively.

Estimated amortization expense for the three months remaining in 2021 will be $15,583 and each of the ensuing years through December 31, 2032, will be $62,333 (except for 2032, which will be $15,588).

AutoLotto, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Information as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 is unaudited)

5.      Intangible assets, net (cont.)

Aganar and JuegaLotto Acquisition

The following intangible assets, net relate to the acquisition of Aganar and JuegaLotto:

Customer Relationships

Customer relationships represent the valuation of acquired customer accounts. The asset will be amortized on the straight-line method over its estimated useful life of six years.
As of September 30, 2021

Cost basis	$410,000
Less: accumulated amortization	(17,083)
$392,917

Amortization expense for the three and nine months ended September 30, 2021 was $17,083.

Estimated amortization expense for the three months remaining in 2021 will be $17,083 and each of the ensuing years through December 31, 2027 will be $68,333 (except for 2027, which will be $34,167).

Trade Name

Trade name consists of the valuation of the Company’s trademarks and brand identity. The trade name is being amortized on the straight-line method over its respective term of six years.
As of September 30, 2021

Cost basis	$2,540,000
Less: accumulated amortization	(105,833)
$2,434,167

Amortization expense for the three and nine months ended September 30, 2021 was $105,833.

Estimated amortization expense for the three months remaining in 2021 will be $105,833 and each of the ensuing years through December 31, 2027 will be $423,333 (except for 2027, which will be $211,667).

Technology

Technology represents the valuation of acquired technology. The asset will be amortized on the straight-line method over its estimated useful life of six years.
As of September 30, 2021

Cost basis	$1,620,000
Less: accumulated amortization	(67,500)
$1,552,500

Amortization expense for the three and nine months ended September 30, 2021 was $67,500.

Estimated amortization expense for the three months remaining in 2021 will be $67,500 and each of the ensuing years through December 31, 2027 will be $270,000 (except for 2027, which will be $135,000).

AutoLotto, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Information as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 is unaudited)

5.      Intangible assets, net (cont.)

Gaming Licenses

Gaming licenses represent the valuation of licenses allowing the entities to operate in certain jurisdictions. The asset will be amortized on the straight-line method over its estimated useful life of six years.
As of September 30, 2021

Cost basis	$4,020,000
Less: accumulated amortization	(167,500)
$3,852,500

Amortization expense for the three and nine months ended September 30, 2021 was $167,500.

Estimated amortization expense for the three months remaining in 2021 will be $167,500 and each of the ensuing years through December 31, 2027 will be $670,000 (except for 2027, which will be $335,000).

6.      Notes Payable and Convertible Debt

Secured Convertible Note

In connection with the Lottery.com domain purchase, the Company issued a secured convertible promissory note (“Secured Convertible Note”) with a fair value of $935,000 that matured in March 2021. The Company used the fair value of the Secured Convertible Note to value the debt instrument issued. In March 2021, the Secured Convertible Note was fully converted into 465,170 shares of the Company’s common stock (see Note 7), which were issued as of September 30, 2021.

Series A Notes

From August to October 2017, the Company entered into seven Convertible Promissory Note Agreements with unaffiliated investors for an aggregate amount of $821,500. The notes bear interest at 10% per year, are unsecured, and were due and payable on June 30, 2019. The parties have verbally agreed to extend the maturity of the notes to December 31, 2021. As of September 30, 2021 and December 31, 2020, the balance amount due on these notes was $821,500. The Company cannot prepay the loan without consent from the noteholders. As of September 30, 2021, there have been no Qualified Financing events that trigger conversion.

Series B Notes

From November 2018 to December 2020, the Company entered into multiple Convertible Promissory Note agreements with unaffiliated investors for an aggregate amount of $8,592,828. The notes bear interest at 8% per year, are unsecured, and were due and payable on dates ranging from December 2020 to December 2021. For those notes maturing on or before December 31, 2020, the parties entered into amendments in February 2021 to extend the maturity of the notes to December 21, 2021. The Company cannot prepay the loan without consent from the noteholders. As of September 30, 2021, there have been no Qualified Financing events that trigger conversion.

During the three months ended March 31, 2021, the Company entered into multiple Convertible Promissory Note agreements with unaffiliated investors for an aggregate amount of $36,598,733. The notes bear interest at 8% per year, are unsecured, and are due and payable on dates ranging from December 2021 to December 2022. The Company cannot prepay the loan without consent from the noteholders. As of September 30, 2021, the Series B Convertible Notes had a balance of $48,032,280. During the three months ended September 30, 2021, the company issued additional Series B convertible notes for the aggregate amount of $2,992,500.

AutoLotto, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Information as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 is unaudited)

6.      Notes Payable and Convertible Debt (cont.)

During the three months ended September 30, 2021, the Company entered into amendments with six of the Series B promissory noteholders to increase the principal value of the notes. The additional principal associated with the amendments totaled $527,500. The amendments were accounted for as a debt extinguishment, whereby the old debt was derecognized and the new debt was recorded at fair value. The Company recorded loss on extinguishment of $71,812 as a result of the amendment which is mapped in “Other expenses” on the consolidated statements of operations.

As of September 30, 2021 and December 31, 2020, the outstanding balances of the Series A and B notes was as follows;
	As of September 30, 2021	As of December 31, 2020

Total face value of series A convertible notes payable	$821,500	$821,500
Total face value of series B convertible notes payable	47,982,280	8,607,802
Total face value of secured convertible prommisory note	—	935,000
Total face value of convertible notes payable	48,803,780	10,364,302
Less: unamortized beneficial conversion feature	(7,020,725)	(1,240,716)
Less: unamortized debt discount	(1,301,674)	(230,921)
Total convertible notes payable, net	40,481,381	8,892,665
Less: current portion of convertible notes payable	(8,912,163)	(8,882,665)
Convertible notes payable, net of current portion	$31,569,218	$10,000

Maturities of the Series A and B notes are as follows:
	Series A Amount	Series B Amount	Total Amount
Years ending December 31,
2021 (three months remaining)	821,500	9,198,547	10,020,047
2022	—	38,783,733	38,783,733
	$821,500	$47,982,280	$48,803,780

PPP Loan

On May 1, 2020, the Company entered into a Promissory Note with Cross River Bank, which provides for a loan in the aggregate amount of $493,225, pursuant to the Paycheck Protection Program, (“PPP”). The PPP, established under Division A, Title I of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) enacted on March 27, 2020, provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities (“Qualified Expenses”), and maintains its payroll levels. On August 24, 2021, the PPP loan and accrued interest was forgiven by the U.S. Small Business Administration (“SBA”) in full. The Company recorded the full amount related to the forgiveness of the PPP loan as a gain on extinguishment of debt during our third quarter of fiscal year 2021.

Short term loans

On June 29, 2020, the Company entered into a Promissory Note with the U.S. Small Business Administration (“SBA”) for $150,000. The loan has a thirty-year term and bears interest at a rate of 3.75% per annum. Monthly principal and interest payments are deferred for twelve months after the date of disbursement. The loan may be prepaid at any time prior to maturity with no prepayment penalties. The Promissory Note contains events of default and other provisions customary for a loan of this type. As of September 30, 2021 and December 31, 2020, the balance of the loan was $150,000.

AutoLotto, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Information as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 is unaudited)

6.      Notes Payable and Convertible Debt (cont.)

In August 2020, the Company entered into three separate note payable agreements with three individuals for an aggregate amount of $37,199. The notes bear interest at a variable rate, are unsecured, and the parties have verbally agreed the notes will be due upon a qualifying financing event. As of September 30, 2021 and December 31, 2020, the balance of the loans totaled $2,976 and $17,700, respectively.

Notes payable

On August 28, 2018. in connection with the purchase of the entire membership interest of TinBu, the Company entered into several notes payable for $12,674,635 with the sellers of the TinBu and a broker involved in the transaction. The notes have an interest rate of 0%, and they mature on January 25, 2022. As of September 30, 2021 and December 31, 2020, the balance of the notes was $5,496,393 and $11,067,643, respectively.

7.      Stockholders’ Equity

Common Stock

As of September 30, 2021 and December 31, 2020, 5,910,980 shares and 5,158,607 shares, respectively, were outstanding. During the nine months ended September 30, 2021, the Company issued 20,000 common shares upon the exercise of stock options and 465,170 common shares as the secured convertible note matured (see Note 6). There were no stock option exercises during the nine months ended September 30, 2020.

Common Stock Warrants

All 190,749 outstanding shares are fully vested and have a weighted average remaining life of 4.1 years. The Company did not incur any expense for the three months ended September 30, 2021 and 2020 and the nine months ended September 30, 2021 and 2020.

Beneficial Conversion Feature — Convertible Debt

As detailed in Note 6– Notes Payable and Convertible Debt, the Company has issued two series of convertible debt. Both issuances resulted in the recognition of the beneficial conversion features contained within both of the instruments. The Company recognized the proceeds allocable to the beneficial conversion feature as additional paid in capital and a corresponding debt discount. This additional paid in capital is reflected in the accompanying unaudited condensed consolidated Statements of Changes in Stockholders’ Equity.

8.      Stock Based Compensation Expense

The following table shows stock option activity for the nine months ended September 30, 2021:
	Shares Available for Grant	Outstanding Stock Awards	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
Balance, December 31, 2020	12,444	437,556	$0.90	5.5
Exercised	—	(58,500)	(0.81)
Forfeited/Cancelled	56,250	(56,250)	(0.18)
Balance, September 30, 2021	68,694	322,806	$1.17	4.9	$310,686

Exercisable, September 30, 2021	—	337,598	$1.09	5.0	$310,686

AutoLotto, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Information as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 is unaudited)

8.      Stock Based Compensation Expense (cont.)

The intrinsic value for the options exercised for the nine months ended September 30, 2021 was approximately $70,000.

Stock based compensation expense related to the employee options was $2,160 and $3,657 for the three months ended September 30, 2021 and 2020, respectively. Stock based compensation expense related to the employee options was $9,007 and $10,982 for the nine months ended September 30, 2021 and 2020, respectively. Stock based compensation expense related to the non-employee options was $0 and $1,671 for the three months ended September 30, 2021 and 2020, respectively. Stock based compensation expense related to the non-employee options was $0 and $6,682 for the nine months ended September 30, 2021 and 2020, respectively. No income tax benefit has been recognized related to the stock based compensation expense, and no tax benefits have been realized from the exercised stock options. As of September 30, 2021, unrecognized stock based compensation associated with stock options amounted to $3,598. These costs are expected to be recognized over a weighted-average period of 0.42 years for the stock options awards.

9.      Income (Loss) Per Share

The following table sets forth the computation of basic and diluted net income (loss) per share:
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
Net gain (loss) attributable to common stockholders	$11,152,848	$(1,160,185)	$3,562,699	$(4,145,193)

Weighted average common shares outstanding
Basic	5,900,980	5,158,607	5,534,794	5,158,607
Diluted	45,956,427	5,158,607	45,590,241	5,158,607

Net income (loss) per common share
Basic	$1.89	$(0.22)	$0.64	$(0.80)
Diluted	$0.24	$(0.22)	$0.08	$(0.80)

As of September 30, 2021, the Company included 152,600 stock options, 19,468,450 convertible preferred shares, 33,881,102 common shares issuable upon the conversion of debt, and 110,765 warrants, all of which were included in the calculation of diluted net income (loss) per share.

As of September 30, 2020, the Company excluded 339,306 stock options and 190,749 warrants from the computation of diluted net income (loss) per share since the intrinsic value of these instruments was zero with the effect being anti-dilutive.

10.    Income Taxes

The Company did not record any income tax expense or benefit for the three and nine months ended September 30, 2021 or 2020. Management increased the valuation allowance and reduced the net deferred tax assets to zero. The assessment of the realization of the deferred tax assets has not changed, and, as a result, management continues to maintain a full valuation allowance for the net deferred assets as of September 30, 2021 and 2020.

As of September 30, 2021, the Company did not have any unrecognized tax benefits. There were no significant changes to the calculation since December 31, 2020.

AutoLotto, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Information as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 is unaudited)

11.    Commitments and Contingencies

Digital Securities

In 2018, the Company commenced a sale offering and issuance (the “LDC Offering”) of 285 million revenue participation interests (the “Digital Securities”) of the net raffle revenue of LDC Crypto Universal Public Company Limited (“LDC”). The Digital Securities do not have any voting rights, redemption rights, or liquidation rights, nor are they tied in any way to other equity securities of LDC or the Company nor do they otherwise hold any rights that a holder of equity securities of LDC or the Company may have or that a holder of traditional equity securities or capital stock may have. Rather, each of the holders of the Digital Securities has a pro rata right to receive 7% of the net raffle revenue. If the net raffle revenue is zero for a given period, holders of the Digital Securities are not eligible to receive any cash distributions from any raffle sweepstakes of LDC for such period. For the three months ended September 30, 2021, the Company did not incur any obligation to pay and distribute as no net raffle revenue was generated. For the nine months ended September 30, 2021, the Company incurred an obligation and satisfied its obligation to pay an aggregate amount of approximately $5,705 to holders of the outstanding Digital Securities. For the three and nine months ended September 30, 2020, the Company incurred obligations and satisfied obligations to pay $1,458 and $17,937, respectively, to holders of the outstanding Digital Securities.

Leases

The Company leases office space in Spicewood, Texas which expires January 21, 2022. For the three months ended September 30, 2021 and 2020, the Company’s total rent expense was approximately $75,056 and $13,732, respectively. For the nine months ended September 30, 2021 and 2020, the Company’s total rent expense was approximately $121,512 and $34,291, respectively.

As of September 30, 2021, future minimum rent payments due under non-cancellable leases with initial maturities greater than one year are as follows:
Years ending December 31,	Amount
2021 (remaining 3 months)	33,448
2022	117,659
2023	82,435
2024	30,404
$263,945

12.    Related Party Transactions

The Company has entered into transactions with related parties. The Company regularly reviews these transactions; however, the Company’s results of operations may have been different if these transactions were conducted with nonrelated parties.

During the year ended December 31, 2020, the Company entered into borrowing arrangements with the individual founders to provide operating cash flow for the Company. As of September 30, 2021, the Company recorded payables associated with these borrowings in the amount of $13,000.

During the years ended December 31, 2020 and 2019, the Company entered into a services agreement with Master Goblin Games, LLC (“Master Goblin Games”), an entity owned by an officer of the Company, to facilitate the establishment of receipt of retail lottery licenses in certain jurisdictions. As of September 30, 2021, the Company had no outstanding related party payables.

AutoLotto, Inc.
Notes to the Condensed Consolidated Financial Statements (Unaudited)
(Information as of September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 is unaudited)

13.    Revenue Disaggregation

Revenue disaggregation consists of the following:
	Nine Months Ended September 30,
	2021	2020
	(unaudited)
Lottery Game Revenue	$6,372,896	$2,461,667
Other Associated Revenue	40,662,431	1,735,647
Total Revenue	$47,035,327	$4,197,314

14.    Subsequent Events

Management has evaluated subsequent events through November 15, 2021, which is the date the financial statements were available to be issued.

On February 22, 2021, the Company entered into a definitive agreement for a business combination with Trident Acquisitions Corp that resulted in the Company becoming a publicly listed Company. Prior to the execution of the definitive agreement, the Series B Convertible Debt conversion agreements were revised to include restructuring of Series B Convertible Debt conversion actions to be in effect immediately prior to the consummation of a transaction with Trident Acquisitions Corp. Immediately prior to the consummation of the transaction and without any further action by the noteholder, the outstanding principal amount of the notes and any unpaid accrued interest automatically converted in whole into shares of common stock of the Company.

As described in Note 1, the Company consummated the previously announced Business Combination with TDAC on October 29, 2021.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders’ of

AutoLotto, Inc.

Spicewood, Texas

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of AutoLotto, Inc. (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/Armanino llp
Bellevue, Washington

June 30, 2021, except for Note 7, 11, 12 and 13, as to which the date is September 17, 2021.

We have served as the Company’s auditor since 2021.

AutoLotto, Inc. Consolidated Balance Sheets December 31, 2020 and 2019
	As of December 31,
	2020	2019
Assets
Cash	$3,825,511	$158,492
Restricted cash	6,950,000	—
Accounts receivable	26,195	46,922
Prepaid expenses	22,013,110	22,308,882
Other current assets	788,033	753,225
Total current assets	33,602,849	23,267,521
Investments	250,000	250,000
Goodwill	12,997,048	12,997,048
Intangible assets, net	3,211,250	4,003,583
Property and equipment, net	670,952	1,290,699
Total assets	$50,732,099	$41,808,852

Liabilities
Trade payables	$2,176,621	$2,614,297
Deferred revenue	7,763,593	116,288
Convertible debt, net – current	8,882,665	—
Notes payable – current	12,207,180	12,186,642
Accrued interest	721,717	327,435
Accrued and other expenses	2,335,350	2,088,988
Total current liabilities	34,087,126	17,333,650
Convertible debt, net – non current	10,000	4,098,996
Total liabilities	34,097,126	21,432,646

Commitments and contingencies – see Note 10

Stockholders’ Equity
Common stock	5,159	5,159
Par value $.001, 8,610,000 shares authorized, 5,158,607 issued and outstanding as of December 31, 2020 and 2019 respectively
Preferred stock – series seed	63	63
Par value $.0001, 633,000 shares authorized, 633,000 issued and outstanding as of December 31, 2020 and 2019 respectively
Preferred stock – series A	122	122
Par value $.0001, 1,220,000 shares authorized, 1,220,000 issued and outstanding as of December 31, 2020 and 2019 respectively
Preferred stock – series A1	22	22
Par value $.0001, 225,000 shares authorized, 223,749 issued and outstanding as of December 31, 2020 and 2019 respectively
Preferred stock – series A2	30	30
Par value $.0001, 305,000 shares authorized, 302,668 issued and outstanding as of December 31, 2020 and 2019 respectively
Additional paid-in capital	111,770,147	109,698,715
Accumulated deficit	(95,140,570)	(89,327,905)
Total Stockholders’ Equity	16,634,973	20,376,206
Total Liabilities & Stockholders’ Equity	$50,732,099	$41,808,852

The accompanying notes are an integral part of these consolidated financial statements.

AutoLotto, Inc. Consolidated Statements of Operations Years Ended December 31, 2020 and 2019
	Year Ended December 31,
	2020	2019
Revenue	$7,459,514	$1,887,386
Cost of revenue	2,952,415	846,209
Gross profit	4,507,099	1,041,177

Operating expenses:
Personnel costs	4,477,955	3,613,151
Professional fees	1,121,218	1,141,057
General and administration	1,084,784	4,974,806
Depreciation and amortization	1,533,994	1,499,274
Total operating expenses	8,217,951	11,228,288
Loss from operations	(3,710,852)	(10,187,111)

Other expenses
Interest expense	1,221,928	619,617
Other expense	879,083	29,058
Total other expenses, net	2,101,011	648,675
Net loss before income tax	$(5,811,863)	$(10,835,786)
Provision for income taxes	800	800
Net loss	$(5,812,663)	$(10,836,586)
Basic and diluted loss per common share	$(1.13)	$(2.10)
Weighted average common shares outstanding	5,158,607	5,158,607

The accompanying notes are an integral part of these consolidated financial statements.

AutoLotto, Inc. Consolidated Statements of Changes in Stockholders’ Equity Years Ended December 31, 2020 and 2019
	Common Stock		Preferred Stock - Series Seed		Preferred Stock – Series A		Preferred Stock – Series A1		Preferred Stock – Series A2		Paid-in Capital - Common	Paid-in Capital - Preferred	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2018	5,158,607	$5,159	633,000	$63	1,220,000	$122	223,749	$22	302,668	$30	$9,065,240	$97,001,492	$(78,491,319)	$27,580,810
Beneficial conversion feature	—	—	—	—	—	—	—	—	—	—	—	717,866	—	717,866
Issuance of digital securities	—	—	—	—	—	—	—	—	—	—	—	2,891,591	—	2,891,591
Stock based compensation	—	—	—	—	—	—	—	—	—	—	22,526	—	—	22,526
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(10,836,586)	(10,836,586)
Balance as of December 31, 2019	5,158,607	$5,159	633,000	$63	1,220,000	$122	223,749	$22	302,668	$30	$9,087,766	$100,610,949	$(89,327,905)	$20,376,206
Beneficial conversion feature	—	—	—	—	—	—	—	—	—	—	—	1,405,341	—	$1,405,341
Issuance of digital securities	—	—	—	—	—	—	—	—	—	—	—	649,992	—	649,992
Stock based compensation	—	—	—	—	—	—	—	—	—	—	16,099	—	—	16,099
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(5,812,663)	(5,812,663)
Balance as of December 31, 2020	5,158,607	$5,159	633,000	$63	1,220,000	$122	223,749	$22	302,668	$30	$9,103,865	$102,666,282	$(95,140,570)	$16,634,973

The accompanying notes are an integral part of these consolidated financial statements.

AutoLotto, Inc. Consolidated Statements of Cash Flows Years Ended December 31, 2020 and 2019
	Year Ended December 31,
	2020	2019
Cash flow from operating activities
Net loss	$(5,812,663)	$(10,836,586)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,533,994	1,499,274
Amortization of debt discount	827,647	399,963
Stock based compensation expense	16,099	22,526

Changes in assets & liabilities:
Prepaid expenses	295,772	4,218,029
Other current assets	(38,167)	(172,695)
Trade payables	(341,251)	(123,329)
Deferred revenue	7,647,305	208,253
Accrued interest	394,282	361,525
Accrued and other expenses	174,023	91,195
Net cash provided by (used in) operating activities	4,697,041	(4,331,845)

Cash flow from investing activities
Purchases of property and equipment	(21,915)	(1,000,000)
Net cash used in investing activities	(21,915)	(1,000,000)

Cash flow from financing activities
Issuance of digital securities	649,992	2,891,590
Proceeds from issuance of convertible debt	5,271,363	2,626,440
Proceeds from issuance of notes payable	910,824	—
Principal payments on notes payable	(890,287)	(289,080)
Net cash provided by financing activities	5,941,893	5,228,950
Net change in net cash and restricted cash	10,617,019	(102,895)
Cash at beginning of period	158,492	261,387
Cash at end of period	$10,775,511	$158,492

The accompanying notes are an integral part of these consolidated financial statements.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

1.      Nature of Operations

Description of Business

AutoLotto, Inc. (dba Lottery.com) (“AutoLotto” or “the Company”) was incorporated in the State of Delaware as a C-Corp on February 2, 2015. In February 2018, the Company moved its headquarters from San Francisco, California to Spicewood, Texas.

The Company is a leading provider of domestic and international lottery products and services. As an independent third-party lottery game service, the Company offers a platform that it developed and operates to enable the remote purchase of legally sanctioned lottery games in the U.S. and abroad (the “Platform”). The Company’s revenue generating activities are focused on (i) offering the Platform via the Lottery.com app and our websites to users located in the U.S. and international jurisdictions where the sale of lottery games is legal and our services are enabled for the remote purchase of legally sanctioned lottery games (our “B2C Platform”); (ii) offering an internally developed, created and operated business-to-business application programming interface (“API”) of the Platform to enable commercial partners in permitted U.S. and international jurisdictions to purchase certain legally operated lottery games from the Company and resell them to users located within their respective jurisdictions (“B2B API”); and (iii) delivering global lottery data, such as winning numbers and results, to commercial digital subscribers and provide access to other proprietary, anonymized transaction data pursuant to multi-year contracts (“Data Service”).

The Company currently derives substantially all of its revenue from service fees paid by users of the B2C Platform, revenue share arrangements with commercial partners participating in the B2B API, and subscription fees from users of the Data Service. The Company intend to pursue growth through new products and features offered within the B2C Platform, expanding the B2C offering into new domestic and international jurisdictions, entering into additional agreements with new commercial partners for the B2B API, executing on strategic acquisitions and other synergistic opportunities, including gaining access to complimentary and new technology through such acquisitions, and investing in and developing new technology and enhancing the existing technology in each of the business lines, including implementation of distributed ledger technology. Although the Company is in active negotiations with multiple potential target companies, it did not close any such acquisitions as of the date of these financial statements (other than as described herein). The Company also expects to grow its brand and commitment to social awareness through its affiliation with WinTogether, a registered 501(c)(3) charitable trust (“WinTogether”).

As a provider of lottery products and services the Company is required to comply, and its business is subject to, regulation in each jurisdiction in which the Company offers the B2C Platform, or a commercial partner offers users access to lottery games through the B2B API. In addition, it must also comply with the requirements of federal and other domestic and foreign regulatory bodies and governmental authorities in jurisdictions in which the Company operates or with authority over its business. For example, currently, in the U.S., users of the B2C Platform are required to be physically located, at the time of purchase, in the state or jurisdiction of the lottery authority offering the lottery game they purchase on the Platform. The Company verifies their location through geofencing technology integrated into the Platform. A user physically located in one U.S. jurisdiction may not purchase a lottery game sold by a lottery authority in another jurisdiction. Internationally, the Company operates the B2C Platform in jurisdictions in which such service is lawful through commercial agreements with operators who have obtained approvals from the relevant government regulators if and as required, and users may only access lottery games if they are physically located in the jurisdiction of the commercial partner at the time of purchase, as verified by geofencing technology. The Company’s business is additionally subject to multiple other domestic and international laws, including those relating to the transmission of information, privacy, security, data retention, and other consumer focused laws, and, as such, may be impacted by changes in or changes in the interpretation of such laws.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

2.      Significant Accounting Policies

Basis of Presentation and Principle of Consolidation

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) and reflect the accounts and operations of the Company and its majority or wholly owned subsidiaries, beginning with the date of their respective acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the financial statements requires management to make estimates and assumptions to determine the reported amounts of assets, liabilities, revenue and expenses. Although management believes these estimates are reasonable, actual results could differ from these estimates. The Company evaluates its estimates on an ongoing basis and prepares its estimates on historical experience and other assumptions the Company believes to be reasonable under the circumstances.

Business Combinations

The Company has applied the provisions of FASB Accounting Standards Codification (“ASC”) 805, “Business Combinations” (“ASC 805”), in accounting for business combinations. The Company uses the acquisition method of accounting for business combinations. The Company’s acquisition of TinBu, LLC (“TinBu”) is discussed further in Footnote 3.

Going Concern

The Company has experienced operating losses and negative operating cash flows for the years ended December 31, 2020 and 2019. As of the date of the issuance date of these financial statements, our existing cash resources, net proceeds from the Business Combination, and cash to be generated from future operations, are anticipated to be sufficient to fund the Company’s operating activities, including our anticipated operating, debt and capital expense requirements, for at least 12 months after June 30, 2021.

Cash and Restricted Cash

As of December 31, 2020 and 2019, cash was comprised of cash deposits. As of December 31, 2020, deposits with some banks exceeded federally insured limits with the majority of cash held in one financial institution. As of December 31, 2019, the Company held cash in one financial institution but at levels below federally insured limits. Management believes all financial institutions holding its cash are of high credit quality and does not believe the Company is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company had no marketable securities as of December 31, 2020 and 2019.

Restricted cash as of December 31, 2020 included a $8,950,000 escrow deposit related to the Company’s future performance obligations to provide data access to a third party under a Master Service Agreement dated December 12, 2020. $2,000,000 out of the total amount of restricted cash was $8,950,000 was released and available for use based on the delivery of year-to-date 2020 sample data in December 2020. The remaining $6,950,000 will be released and available for use based on certain milestones as agreed with the third party.

Accounts Receivable

The Company through its various merchant providers pre-authorizes forms of payment prior to the sale of digital representation of lottery games to minimize exposure to losses related to uncollected payments and does not extend credit to the user of the B2C Platform or the commercial partner of the B2B API, being its customers,

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

2.      Significant Accounting Policies (cont.)

in the normal course of business. The Company estimates its bad debt exposure each period and records a bad debt provision for accounts receivable it believes it may not collect in full. The Company did not record any allowance for uncollectible receivables as of December 31, 2020 and 2019. The Company has not incurred bad debt expense historically.

Prepaid Expenses

Prepaid expenses consist of payments made for services to be consumed in future periods. The Company entered into an agreement with a third party to provide advertising services and issued equity instruments as compensation for the advertising services. The Company used the value of services received to value the equity instruments issued and amortizes as expenses as the services are received. The current portion of prepaid expenses is included in current assets on the consolidated balance sheet.

Investments

On August 2, 2018, AutoLotto purchased 186,666 shares of Class A-1 common stock of a third party business development partner representing 4% of the total outstanding shares of the third party company. As this investment resulted in less than 20% ownership, it was accounted for using the cost basis method.

Property and equipment, net

Property and equipment are stated at cost. Depreciation and amortization are generally computed using the straight-line method over estimated useful lives ranging from three to five years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset. Routine maintenance and repair costs are expensed as incurred. The costs of major additions, replacements and improvements are capitalized. Gains and losses realized on the sale or disposal of property and equipment are recognized or charged to other expense in the consolidated statement of operations.

Depreciation of property and equipment is computed using the straight-line method over the following estimated useful lives:
Computers and equipment	3 years
Furniture and fixtures	5 years
Software	3 years

Goodwill and Other Intangibles

Goodwill represents the excess of the cost of assets acquired over the fair value of the net assets at the date of acquisition. Intangible assets represent the fair value of separately recognizable intangible assets acquired in connection with the Company’s business combinations. The Company evaluates its goodwill and other intangibles for impairment on an annual basis or whenever events or circumstances indicate that an impairment may have occurred in accordance with the provisions of ASC 350, “Goodwill and Other Intangible Assets”. The Company performed its annual impairment test and determined that no impairment exists with respect to its goodwill as of December 31, 2020 and 2019. See Footnote 5 for further discussion.

Revenue Recognition

Under the new standard, Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606)”,

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

2.      Significant Accounting Policies (cont.)

Lottery game sales

The Company’s performance obligations of delivering lottery games are satisfied at the time in which the digital representation of the lottery game is delivered to the user of the B2C Platform or the commercial partner of the B2B API, therefore, are recognized at a point in time. The Company receives consideration for lottery game sales at the time of delivery to the customer, being the user or commercial partner, as applicable. There is no variable consideration related to lottery game sales.

Each individual lottery game delivered by the Company to the end user represents a distinct performance obligation and the consideration charged by the Company to each end user for each lottery game sale is fixed, representing the standalone selling price. At all times, the relationship between the user or customer is solely with the Company and it is the Company’s sole responsibility and risk to deliver the lottery game and to ensure the availability of the lottery game for redemption, as required.

The Company’s performance obligations of delivering lottery games commences at the point in time in which the user of the B2C Platform or a customer of the B2B API, as applicable, delivers the consideration for a lottery game to the Company following which the Company delivers the digital representation of the lottery game to such user or customer and thereafter procures the lottery game ticket from the seller of such lottery game ticket. There is no variable consideration related to lottery game sales and no allocation of consideration necessary.

In accordance with Accounting Standards Codification (“ASC”) 606, the Company evaluates the presentation of revenue on a gross versus net basis dependent on if the Company is a principal or agent. In making this evaluation, some of the factors that are considered include whether the Company has control over the specified good or services before they are transferred to the customer. The Company also assesses if it is primarily responsible for fulfilling the promise to provide the goods or services, has inventory risk, and has discretion in establishing the price. For all of the Company’s transactions, management concluded that gross presentation is appropriate, as the Company is primarily responsible for providing the performance obligation directly to the customers and assumes fulfilment risk of all lottery game sales as it retains physical possession of lottery game sales tickets from time of sale until the point of redemption. The Company also retains inventory risk an all lottery game sales tickets as they would be responsible for any potential winnings related to lost or unredeemable tickets at the time of redemption. Finally, while states has the authority to establish lottery game sales prices, the Company can add service fees to ticket prices evidencing its ability to establish the ultimate price of the lottery tickets being sold.

Data licensing

The Company’s performance obligations in agreements with certain customers is to provide a license of intellectual property related to the Company’s compiled customer data. Customers pay a combination of a license issue fee paid up front and sales-based royalties. The transaction price is deemed to be the license issue fee stated in the contract. The licenses offered by the Company can be in the form of both functional and symbolic licenses. Those licenses designated as functional licenses are those with significant standalone functionality and provides customers with the right to use the Company’s intellectual property. This allows the Company to recognize revenue on the license issue fee at a point in time at the beginning of the contract, which is when the customer begins to have use of the license. Those licenses designated as symbolic provide the customer with the right to use the Company’s data on an ongoing basis with continued updates through the term of the agreement in the form of newly gathered data being made available to the customer. For symbolic licenses, the Company therefore recognizes revenue rateably over the term of the contracts. Variable consideration related to sales-based royalties is recognized only when (or as) the later of the following events occur: (i) the subsequent sale or usage occurs; or (ii) the performance obligation to which some or all of the sales-based or usage-based royalty has been allocated has been satisfied (or partially satisfied). For current performance obligations, the Company has included zero variable consideration in the transaction price as this represents the most likely amount as of the current reporting period.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

2.      Significant Accounting Policies (cont.)

Other licensing revenue

The Company’s performance obligations in contracts with certain customers is to provide a license of intellectual property related to the use of the Company’s trade name for marketing purposes by partners of the Company. Customers pay a license fee up front. The transaction price is deemed to be the license issue fee stated in the contract. The license offered by the Company represents a symbolic license which provides the customer with the right to use the Company’s intellectual property on an ongoing basis with continued support throughout the term of the contract in the form of ongoing maintenance of the underlying intellectual property. The Company recognizes revenue rateably over the term of the contract. There are no variable considerations related to these performance obligations.

Arrangements with Multiple Performance Obligations

The Company’s contracts with customers may include multiple performance obligations. For such arrangements, management allocates revenue to each performance obligation based on its relative standalone selling price. Management generally determines standalone selling prices based on the prices charged to customers.

Deferred Revenues

The Company records deferred revenues when cash payments are received or due in advance of any performance, including amounts which are refundable.

Payment terms vary by the type and location of the customer and the products or services offered. The term between invoicing and when payment is due is not significant. For certain products or services and customer types, management requires payment before the products or services are delivered to the customer.

Contract Assets

Given the nature of the Company’s services and contracts, it has no contract assets.

Taxes

Taxes assessed by a governmental authority that are both imposed on and concurrent with specific revenue-producing transactions, that are collected by us from a customer, are excluded from revenue.

Cost of Revenue

Cost of revenue consists primarily of variable costs, comprising (i) the cost of procurement of lottery games, minus winnings to users, additional expenses related to the sale of lottery games, including, commissions, affiliate fees and revenue shares; and (ii) payment processing fees on user fees, including, chargebacks imposed on the Company.

Stock Based Compensation

Effective October 1, 2019, the Company adopted ASU 2018-07, Compensation — “Stock Compensation (Topic 718): Improvements to Nonemployee Share-based Payment Accounting” (“ASC 718”), which addresses aspects of the accounting for nonemployee share-based payment transactions and accounts for share-based awards to employees in accordance with ASC718, Stock Compensation. Under this guidance, stock compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the estimated service period (generally the vesting period) on the straight-line attribute method.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

2.      Significant Accounting Policies (cont.)

Advertising Costs

Advertising costs are charged to operations when incurred. Advertising costs for the years ended December 31, 2020 and 2019 were approximately $66,000 and $96,000, respectively.

Income Taxes

For both financial accounting and tax reporting purposes, the Company reports income and expenses based on the accrual method of accounting.

For federal and state income tax purposes, the Company reports income or loss from their investments in limited liability companies on the consolidated income tax returns. As such, all taxable income and available tax credits are passed from the limited liability companies to the individual members. It is the responsibility of the individual members to report the taxable income and tax credits, and to pay any resulting income taxes. Therefore, in relation to the income and losses incurred by the limited liability companies, they have been consolidated in the Company’s tax return and provision based upon its relative ownership.

Income taxes are accounted for in accordance with ASC 740, “Income Taxes” (“ASC 740”), using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefit will not be realized.

The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (i) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position; and (ii) for those tax positions that meet the more likely than not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company’s policy is to recognize interest and penalties related to the underpayment of income taxes as a component of income tax expense or benefit. To date, there have been no interest or penalties charged in relation to the unrecognized tax benefits.

Generally, the taxing authorities can audit the previous three years of tax returns and in certain situations audit additional years. For federal tax purposes, the Company’s 2018 through 2020 tax years generally remain open for examination by the tax authorities under the normal three-year statute of limitations. For state tax purposes, the Company’s 2018 through 2020 tax years remain open for examination by the tax authorities under the normal four-year statute of limitations.

Fair Value of Financial Instruments

The Company determines the fair value of its financial instruments in accordance with the provisions of ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), which establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

•        Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities

•        Level 2 — Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

2.      Significant Accounting Policies (cont.)

•        Level 3 — Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect our own estimates of assumptions that market participants would use in pricing the asset or liability.

Determination of fair value and the resulting hierarchy requires the use of observable market data whenever available.

The classification of an asset or liability in the hierarchy is based upon the lowest level of input that is significant to the measurement of fair value.

Fair value of stock options and warrants

Management uses the Black-Scholes option-pricing model to calculate the fair value of stock options and warrants. Use of this method requires management to make assumptions and estimates about the expected life of options and warrants, anticipated forfeitures, the risk-free rate, and the volatility of the Company’s share price. In making these assumptions and estimates, management relies on historical market data.

Recent Accounting Pronouncements

ASU 2014-09, Revenue from Contracts with Customers (Topic 606) “Revenue Recognition” (“ASC 606”)

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) “Revenue Recognition” (“ASC 606”). ASC 606 requires entities to recognize revenue when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services.

On January 1, 2019, the Company adopted ASC 606 using the modified retrospective method applied to those contracts which were not completed as of January 1, 2019. Results for all reporting periods are presented under Topic 606. We did not have a cumulative impact as of January 1, 2019 due to the adoption of ASC 606.

ASU No. 2016-02 (Topic 842), Leases

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842) (“ASC 842”). ASC 842 requires lessees to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Under ASC 842, a lessee is required to recognize assets and liabilities for leases with terms of more than 12 months.

Topic ASC 842 also provides a package of transition practical expedients that allows an entity to not reassess (i) whether any expired or existing contracts contain a lease; (ii) the lease classification of any expired or existing lease; and (iii) initial direct costs for any existing lease. The Company adopted ASC 842, effective January 1, 2019 and elected the package of transition practical expedients. The Company also elected additional transitional practical expedients that allow an entity to not reassess land easements not previously addressed under ASC 840 and to not recognize on the balance sheet leases with terms of less than 12 months. The Company is using the modified retrospective method without the recasting of comparative periods’ financial information. As a result of adopting the new standard, on January 1, 2019, the Company determined that the leases did not have a significant impact upon adoption of ASC 842.

ASU No. 2020-09 (Topic 470), Debt

Amendments to SEC paragraphs pursuant to SEC release NO. 33-10762 amends terms related to Debt Guarantors and Issuers of Guaranteed Securities Registered or to be Registered with the SEC. The Company is currently evaluating the timing of adoption and impact of the updated guidance on its financial statements.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

3.      Business Combination

On August 28, 2018, the Company entered into a Purchase Agreement to purchase all of membership interest of TinBu. In 2018, the Company acquired TinBu, a digital publisher and provider of lottery data results, jackpots, results, and other data, as a wholly owned subsidiary. Through TinBu, our Data Service delivers daily results of over 820 domestic and international lottery games from more than 40 countries, including the United States, Canada, and the United Kingdom, to over 400 digital publishers and media organizations.

Our technology pulls real time primary source data, and, in some instances, we additionally acquire data from dedicated data feeds from the lottery authorities; our data is constantly monitored to ensure accuracy and timely delivery. We are not required to obtain licenses or approvals from the lottery authorities to pull this primary source data or acquire the data from such dedicated feeds. Commercial acquirers of our Data Service pay a subscription for access to the Data Service and, for acquisition of certain large data sets, an additional per record fee.

The Company has determined that the acquisition was a business combination under ASC 805 whereby the assets acquired and the liabilities assumed are recorded at their fair values with any excess of the aggregate consideration over the fair values of the identifiable net assets allocated to goodwill. Operating results have been included in these consolidated financial statements from the date of the acquisition. Any goodwill recognized is attributed based on reporting units.

The purchase consideration was as follows:

Cash	$12,474,635
Notes payable	$200,000
Options to purchase Digital Security	3,176,214
Total purchase consideration	$15,590,849

According to the purchase agreement dated on August 28, 2018, the purchase consideration consisted of cash consideration of $6,500,000 and options to purchase up to 4,000,000 digital securities at $0.05 per digital securities. The Purchase Agreement specified two members as the majority members and the remaining members as the minority members. Cash consideration was not immediately transferred at the acquisition date. Instead, a payment schedule was specified on the purchase agreements. Options to purchase securities were awarded to each member at the acquisition date. The broker fees for this transaction of $260,000 cash and 160,000 digital security options (valued at approximately $380,000 as calculated below) were expensed immediately.

On January 25, 2019, the payments to the majority members of TinBu were amended to be a final consideration to the majority members of TinBu. According to the modification agreement, the final consideration to the majority members of TinBu was changed from approximately $4,120,000 and 2,535,665 digital security options to approximately $10,295,000 cash consideration and no digital securities options. The cash consideration of $10,000,000 was not transferred immediately at the time the modification agreement was entered. The modification agreement on January 25, 2019 did not change the purchase consideration to the minority member of TinBu and the broker. After the modification, the total consideration comprised of the following:

Total consideration to majority members per modification agreement	$10,295,088
Cash consideration to minority members per purchase agreement	2,119,547
Implied value of digital securities options for minority members	3,176,214
Total purchase price	$15,590,849

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

3.      Business Combination (cont.)

The implied value of the digital securities options for minority members was calculated based on the difference in cash consideration to majority members from the original agreement versus the modified agreement of approximately $6,175,000 divided by the difference in digital securities options of 2,535,665, or $2.44 per digital securities option.

The modification agreement specified the payment methods for the final consideration, including payments from investments and certain sales. In conjunction with the modification agreement, promissory notes of $200,000 were entered with the majority members of TinBu. Given the modification agreement was entered within 6 months after the purchase agreement, the Company considered the guidance about measurement period. The promissory notes have a conversion feature that upon a qualified financing or a change of control, the notes would be converted to shares of senior preferred stock. The Company does not expect the conversion feature from promissory notes to preferred stock would have a significant value. Thus, the face values of the promissory notes are included in the purchase price.

The purchase price was allocated to the identified tangible and intangible assets acquired based on their estimated fair values at the acquisition date as follows:

Cash	$128,434
Accounts receivable	26,407
Prepaids and other assets	62,856
Property and equipment, net	492
Rent deposit	3,860
Intangible assets	2,380,000
Goodwill	12,997,048
Total assets	$15,599,097

Accounts payable and other liabilities	$8,248
Net assets acquired	$15,590,849

4.      Property and Equipment, net

Property and equipment, net as of December 31, 2020 and 2019 consisted of the following:
	As of December 31,
	2020	2019
Computers and equipment	$85,004	$63,090
Furniture and fixtures	14,301	14,301
Software	1,903,121	1,903,121
Property and equipment	2,002,426	1,980,512
Accumulated depreciation	(1,331,474)	(689,813)
Property and equipment, net	$670,952	$1,290,699

Depreciation expense was $641,661 and $623,607 for the years ended December 31, 2020 and 2019, respectively.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

5.      Intangible Assets, net

TinBu Acquisition

The following intangible assets relate to the acquisition of TinBu:

Customer Relationships

Customer relationships represent the valuation of acquired customer accounts. The cost is amortized on the straight-line method over its estimated useful life of six years.

	As of December 31,
	2020	2019
Cost basis	$940,000	$940,000
Less: accumulated amortization	(365,556)	(208,889)
	$574,444	$731,111

Amortization expense for the years ended December 31, 2020 and 2019 was $156,667 and $156,667, respectively. Estimated amortization expense for each of the ensuing years through December 31, 2024 will be $156,667 (except for 2024, which will be $104,443).

Trade Name

Trade name consists of the valuation of the Company’s trademarks and brand identity. The trade name is being amortized on the straight-line method over its respective term of six years.

	As of December 31,
	2020	2019
Cost basis	$10,000	$10,000
Less: accumulated amortization	(3,889)	(2,222)
	$6,111	$7,778

Amortization expense for the years ended December 31, 2020 and 2019 was $1,667 and $1,667, respectively. Estimated amortization expense for each of the ensuing years through December 31, 2024 will be $1,667 (except for 2024, which will be $1,110).

Technology

Technology represents the valuation of acquired technology. The cost is amortized on the straight-line method over its estimated useful life of six years.

	As of December 31,
	2020	2019
Cost basis	$1,430,000	$1,430,000
Less: accumulated amortization	(556,111)	(317,778)
	$873,889	$1,112,222

Amortization expense for the years ended December 31, 2020 and 2019 was $238,333 and $238,333, respectively. Estimated amortization expense for each of the ensuing years through December 31, 2024 will be $238,333 (except for 2024, which will be $158,890).

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

5.      Intangible Assets, net (cont.)

Software Agreement

The Company entered into a software agreement with a third party. As part of the agreement, the Company paid $2,000,000 for unlimited access to the software of the third party. The cost is amortized on the straight-line method over its estimated useful life of six years.
	As of December 31,
	2020	2019
Cost basis	$2,000,000	$2,000,000
Less: accumulated amortization	(916,667)	(583,333)
	$1,083,333	$1,416,667

Amortization expense for the years ended December 31, 2020 and 2019 was $333,333 and $333,333, respectively. Estimated amortization expense for each of the ensuing years through December 31, 2024 will be $333,333 (except for 2024, which will be $83,334).

Lottery.com Domain Acquisition

In March 2017, the Company purchased the domain name lottery.com. The total purchase price was $935,000 for the domain name. The cost is amortized on the straight-line method over its estimated useful life of fifteen years.
	As of December 31,
	2020	2019
Cost basis	$935,000	$935,000
Less: accumulated amortization	(233,750)	(171,417)
	$701,250	$763,583

Amortization expense for the years ended December 31, 2020 and 2019 was $62,333 and 62,333, respectively. Estimated amortization expense for each of the ensuing years through December 31, 2032 will be $62,333 (except for 2032, which will be $15,588).

6.      Notes Payable and Convertible Debt

Secured Convertible Note

As part of the Lottery.com domain purchase, the Company issued a secured convertible promissory note with the fair value of $935,000, zero percent interest and matures March 2021. The note has an automatic conversion at the time of maturity or if 50% of the note is prepaid in cash. The prepayment feature is only at the determination of the Company and not of the holder. The full value of the note is convertible into 465,170 shares of the Company’s common stock.

If the Company consummates a change of control while the Note remains outstanding, the Company is obligated to convert the note into the shares of common stock. A change of control is defined as (i) a consolidation or merger; (ii) any transaction or series of related transaction in which the Company transfers more than 50% of the Company’s voting power; or (iii) the sale or transfer of substantially all the Company’s assets, or exclusive license of all material intellectual property.

Series A Notes

From August to October 2017, the Company entered into seven Convertible Promissory Note Agreements with unaffiliated investors for an aggregate amount of $821,500. The notes bear interest at 10% per year, are unsecured, and were due and payable on June 30, 2019. The parties have verbally agreed to extend the maturity of the notes pending qualified financing. As of December 31, 2020 and 2019 the balance of these notes was $821,500. The Company cannot prepay the loan without consent from the noteholders.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

6.      Notes Payable and Convertible Debt (cont.)

The notes contain a mandatory conversion provision should the Company experience a qualified financing event. Per the terms of the notes, a qualified financing event is considered to take place if the Company issues and sells shares of its equity securities to investors on or before the Maturity Date in an equity financing with total proceeds of more than $20 million, excluding the conversion of the Series A Notes or other convertible securities issued for capital raising purposes. In this event, the notes’ conversion price will be equal to the lesser of (i) the price paid per share for Equity Securities by the Investors in the Qualified Financing multiplied by a discount factor of 0.8 — 0.95, depending on the date of closing of the qualified financing; or (ii) the quotient resulting from dividing $500 million by the number of outstanding shares of common stock of the Company immediately prior to the Qualified Financing. The terms of the note do not allow voluntary conversion by the noteholders. As of December 31, 2020 there have been no Qualified Financing events.

If the Company consummates a change of control while the Note remains outstanding, the Company is obligated to repay principal and interest outstanding to the Holder in cash. A change of control is defined as (i) a consolidation or merger; (ii) any transaction or series of related transaction in which the Company transfers more than 50% of the Company’s voting power; or (iii) the sale or transfer of substantially all the Company’s assets, or exclusive license of all material intellectual property.

In accounting for the beneficial conversion feature, the Company allocated the proceeds of the note between the note and equity based on the value of the beneficial conversion feature. The proceeds allocable to the beneficial conversion feature were recognized as additional paid in capital and a corresponding debt discount.

In 2017, the Company issued Series A convertible promissory notes with varying face values that aggregate a total of $821,500. All of the convertible notes were issued with an interest rate of 10% and maturity date of June 30, 2021. As of December 31, 2020 and 2019 the outstanding balances of the Series A notes was $821,500.

Series B Notes

From November 2018 to December 2020, the Company entered into multiple Convertible Promissory Note Agreements with unaffiliated investors for an aggregate amount of $8,592,828. The notes bear interest at 8% per year, are unsecured, and were due and payable on dates ranging from December 2020 to December 2021. For any convertible promissory notes that had an original maturity on or before December 31, 2020, the parties executed an amendment in February 2021 that updated the maturity date to December 21, 2021. Included in the amendment, was the additional automatic conversion to equity upon completion of the business combination with Trident Acquisition Corp. As of December 31, 2020 and 2019 the balance of these notes was $8,592,828. The Company cannot prepay the loan without consent from the noteholders.

The notes contain a mandatory conversion provision should the Company experience a qualified financing event. Per the terms of the notes, a qualified financing event is considered to take place if the Company issues and sells shares of its equity securities to investors on or before the Maturity Date in an equity financing with total proceeds of more than $20 million, excluding the conversion of the Series A Notes or other convertible securities issued for capital raising purposes. In this event, the notes’ conversion price will be equal to the lesser of (i) the price paid per share for Equity Securities by the Investors in the Qualified Financing multiplied by a discount factor of 0.75, depending on the date of closing of the qualified financing; or (ii) the quotient resulting from dividing $150 million by the number of outstanding shares of common stock of the Company immediately prior to the Qualified Financing. The terms of the note do not allow voluntary conversion by the noteholders. As of December 31, 2020 there have been no Qualified Financing events.

If the Company consummates a change of control while the Note remains outstanding, the Company is obligated to repay principal and interest outstanding to the Holder in cash. A change of control is defined as (i) a consolidation or merger; (ii) any transaction or series of related transaction in which the Company transfers more than 50% of the Company’s voting power; or (iii) the sale or transfer of substantially all the Company’s assets, or exclusive license of all material intellectual property.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

6.      Notes Payable and Convertible Debt (cont.)

In accounting for the beneficial conversion feature, the Company allocated the proceeds of the note between the note and equity based on the value of the beneficial conversion feature. The proceeds allocable to the beneficial conversion feature were recognized as additional paid in capital and a corresponding debt discount.

As of December 31, 2018, the Company had issued a Series B convertible promissory note with a face value of $100,000. For the years ended December 31, 2020 and 2019, respectively the Company issued additional Series B convertible promissory notes with the accumulative face value of $5,621,363 and $2,886,439, respectively. All of the convertible notes were issued with an interest rate of 8% and maturity date of December 31, 2021 with the exception of one note for $10,000 has a maturity of December 31, 2022.

As of December 31, 2020 and 2019, the outstanding balances of the Series A and B notes was as follows;
	As of December 31,
	2020	2019
Total face value of series A convertible notes payable	$821,500	$821,500
Total face value of series B convertible notes payable	8,607,802	2,986,439
Total face value of secured convertible promissory note	935,000	935,000
Total face value of convertible notes payable	10,364,302	4,742,939
Less: unamortized beneficial conversion feature	(1,240,716)	(494,892)
Less: unamortized debt discount	(230,921)	(149,051)
Total convertible notes payable, net	8,892,665	4,098,996
Less: current portion of convertible notes payable	(8,882,665)	—
Convertible notes payable, net of current portion	$10,000	$4,098,996

Maturities of the Series A and B notes are as follows:
	Series A Amount	Series B Amount	Secured Amount	Total Amount
Years ending December 31,
2021	821,500	8,597,802	935,000	10,354,302
2022	—	10,000	—	10,000
	$821,500	$8,607,802	$935,000	$10,364,302

PPP Loan

On May 1, 2020, the Company entered into a Promissory Note with Cross River Bank, which provided for a loan in the aggregate amount of $493,225, pursuant to the Paycheck Protection Program, (“PPP”). The PPP, established under Division A, Title I of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) enacted on March 27, 2020, provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after eight weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities (“Qualified Expenses”), and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period. The unforgiven portion of the PPP loan is payable over two years at an interest rate of 1%, with a deferral of payments for the first six months.

The Company used the proceeds for purposes consistent with the PPP and believes that its use of the loan proceeds met the conditions for forgiveness of the PPP loan. The Company accounted for the PPP Loan as a loan under ASC 470 Debt.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

6.      Notes Payable and Convertible Debt (cont.)

Short term loans

On June 29, 2020, the Company entered into a Promissory Note with the U.S. Small Business Administration (“SBA”) for $150,000. The loan has a thirty-year term and bears interest at a rate of 3.75% per annum. Monthly principal and interest payments are deferred for twelve months after the date of disbursement. The loan may be prepaid at any time prior to maturity with no prepayment penalties. The Promissory Note contains events of default and other provisions customary for a loan of this type. As of December 31, 2020 the balance of the loan was $150,000. There was no outstanding balance as of December 31, 2019.

In August 2020, the Company entered into three separate note payable agreements with three individuals for an aggregate amount of $37,199. The notes bear interest at a variable rate, are unsecured, and the parties have verbally agreed the notes will be due upon a qualifying financing event. As of December 31, 2020 the balance of the loans totaled $17,700. There was no outstanding balance as of December 31, 2019.

Notes payable

On August 28, 2018. in connection with the purchase of the entire membership interest of TinBu, the Company entered into several notes payable for $12,674,635 with the sellers of the TinBu and a broker involved in the transaction. The notes have an interest rate of 0% which mature on January 25, 2022. As of December 31, 2020 and 2019, the balance due on the note was $11,067,643 and $11,943,767, respectively.

7.      Stockholders’ Equity

Common Stock

The company has authorized 8,610,000 common shares of stock, par value $0.0001 per share.

Voting

At all stockholder meetings and written actions, holders of Common Stock are entitled to one vote per share of Common Stock; provided, however, unless required by law, such holders cannot vote on any amendment to the Company’s certificate of incorporation that relates solely to the terms of Preferred Stock. There is no cumulative voting.

Election of Directors

Holders of Series A Preferred Stock are entitled to elect 1 director and holders of Common Stock are entitled to elect 2 directors. A director may be removed without cause only by the vote of the holders of the shares of class or series of stock entitled to elect such director.

Adjustment for Certain Dividends and Distributions

If, after the Series A Original Issue Date (as defined in the Company’s amended and restated certificate of incorporation), the Company determines holders of Common Stock are entitled to receive a dividend or other distribution in additional shares of Common Stock, the Preferred Stock Conversion Price (as defined in the Company’s amended and restated certificate of incorporation) will be decreased by multiplying the Conversion Price by a fraction in which (a) the numerator is the total shares of Common Stock issued and outstanding; and (b) the denominator is the total number shares of Common Stock issued and outstanding plus the number of shares of Common Stock issuable in payment of such dividend or distribution; however, (y) if such dividend or distribution is not fully paid or made on the record date, the Conversion Price will be recomputed and adjusted as of the time of payment; and (x) no adjustment will be made if holders of Preferred Stock simultaneously receive the dividend or distribution of shares of Common Stock on an as-converted basis.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

7.      Stockholders’ Equity (cont.)

Adjustments for Other Dividends and Distributions

If the Company determine holders of Common Stock are entitled to receive a dividend or other distribution in Company securities or in other property, and other than by distribution of shares of Common Stock, and accordingly the foregoing provisions do not apply, holders of Common Stock and Preferred Stock, on an as-converted basis, shall simultaneously receive such dividend or other distribution.

In 2019 and 2020 the Company did not declare or pay any dividends.

Preferred Stock (All Series)

The holders of Preferred Stock have certain rights, preferences, privileges, and restrictions, which are fully included and described in the Company’s amended and restated certificate of incorporation. The significant terms of the Preferred Stock are as follows:

Dividends

Dividends are payable when, as, and if declared by the Company’s Board of Directors, acting in its sole discretion. Other than with respect to dividends payable on shares of Common Stock payable in shares of Company Stock, dividends are not payable on any other class or series of capital stock of the Company unless the holders of the Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock first or simultaneously receive a dividend on each outstanding share of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock in an amount calculated in accordance with the provisions of the Company’s amended and restated certificate of incorporation. After payment of dividends to the holders of the Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock described above, other than with respect to dividends payable on shares of Common Stock payable in shares of Company Stock, dividends are not payable on any other class or series of capital stock of the Company unless the holders of the Series Seed Preferred Stock first or simultaneously receive a dividend on each outstanding share of Series Seed Preferred Stock in an amount calculated in accordance with the provisions of the Company’s amended and restated certificate of incorporation. The Company has not declared or paid dividends in 2019 or 2020.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, as such term is defined in the Company’s amended and restated certificate of incorporation, before any payment is made to holders of Common Stock, payment shall be made from the assets of the Company available for distribution to its stockholders, on a pari passu basis, to the holders of the Preferred Stock in an amount per share equal to 1.5x the Series A Original Issue Price, Series A-1 Original Issue Price, Series A-2 Original Issue Price, or Series Seed Original Issue Price (as such terms are defined in the amended and restated certificate of incorporation), as applicable, plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Company, or a Deemed Liquidation Event, the assets of the Company available for distribution to its stockholders are insufficient to pay the holders of shares of Preferred Stock in the full amounts that they are entitled to, they shall share rateably, on a pari passu basis, in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

After the payment of all preferential amounts required to be paid to the holders of the Preferred Stock:

•        in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to its stockholders are distributed, pro rata, among the holders of the Preferred Stock, on an as-converted basis, and the holders of the Common Stock, or

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

7.      Stockholders’ Equity (cont.)

•        in the event of a Qualifying Financing, as such term is defined in the Company’s amended and restated certificate of incorporation, the remaining assets of the Company available for distribution to its stockholders are distributed, pro rata, among the holders of Common Stock alone.

Voting

The holders of the Preferred Stock are entitled to cast the number of votes equal to the number of whole shares of Common Stock on an as-converted basis as of the applicable record date at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting). The holders of Preferred Stock vote together with the holders of Common Stock as a single class, unless provided otherwise by law or the Company’s amended and restate certificate of incorporation. The holders of the Series A Preferred Stock voting together as a separate class are entitled to elect 1 director of the Company and the holders of the Common Stock voting together as a separate class are entitled to elect 2 directors of the Company

Conversion

Each share of Preferred Stock is convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder, into such number of fully paid and nonassessable shares of Common Stock determined by dividing:

•        the Series A Original Issue Price by the Series A Conversion Price (as defined in the amended and restated certificate of incorporation) in effect at the time of conversion (which is initially equal to $13.97337); provided, however, such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment;

•        the Series A-1 Original Issue Price by the Series A-1 Conversion Price (as defined in the amended and restated certificate of incorporation) in effect at the time of conversion (which is initially equal to $7.68535); provided, however, such initial Series A-1 Conversion Price, and the rate at which shares of Series A-1 Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment; and

•        dividing the Series A-2 Original Issue Price by the Series A-2 Conversion Price (as defined in the amended and restated certificate of incorporation) in effect at the time of conversion (which is initially equal to $0.33039582); provided, however, such initial Series A-2 Conversion Price, and the rate at which shares of Series A-2 Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment.

•        the Series Seed Original Issue Price by the Series Seed Conversion Price (as defined in the amended and restated certificate of incorporation) in effect at the time of conversion (which is initially equal to $0.95); provided, however, such initial Series Seed Conversion Price, and the rate at which shares of Series Seed Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

All preferred stock will mandatorily convert upon the earliest to occur of (a) the closing of the sale of shares of Common Stock to the public at a price of at least 3x times the Series A Original Issue Price per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $30,000,000 of net proceeds to the Company; or (b) the date and time, or the occurrence of an event, specified by vote or written consent of (i) the holders of at least 50% of the then outstanding shares of Preferred Stock voting on an as-converted to Common Stock basis, and (ii) the holders of at least 50% of the then outstanding shares of Series A Preferred Stock, (y) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (z) such shares may not be reissued by the Company.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

7.      Stockholders’ Equity (cont.)

Redemption

The Preferred Stock is not redeemable.

A summary of the convertible preferred stock shares authorized, issued, and outstanding as of December 31, 2020 is as follows:
	Original Issue Price per Share	Shares Designated	Shares Outstanding	Liquidation Value
Seed	$0.95	633,000	633,000	$601,350
Series A	$13.97	1,220,000	1,220,000	$17,047,548
Series A1	$7.69	225,000	223,749	$1,719,601
Series A2	$0.33	305,000	302,668	$100,000
		2,383,000	2,379,417	$19,468,499

Digital Securities

In 2018, the Company commenced a sale offering and issuance (the “LDC Offering”) of 285 million revenue participation interests (the “Digital Securities”) of the Net Raffle Revenue of LDC Crypto Universal Public Company Limited (“LDC”). The Digital Securities do not have any voting rights, redemption rights, or liquidation rights, nor are they tied in any way to other equity securities of LDC or the Company nor do they otherwise hold any rights that a holder of equity securities of LDC or the Company may have or that a holder of traditional equity securities or capital stock may have. The Company may repurchase Digital Securities at a future date but has no obligation to do so. From August 2018 to December 2020, the Company issued approximately (i) 51,520,000 Digital Securities for approximately $55,717,000; and (ii) options to purchase an additional 1,464,340 Digital Securities for $0.05 per Digital Security. For the years ended December 31, 2020 and 2019, respectively, the Company recognized an additional, approximate value of between $650,000 and $2,892,000 from issuance of additional Digital Securities. The Digital Securities in the aggregate receive an allocation of 7% of the Net Raffle Revenue of LDC, as such term is defined and calculated in the applicable private placement memorandum, which is then distributed periodically on a pro rata basis to each Digital Security holder based on the Digital Securities then outstanding. As these Digital Securities are directly linked to the raffle sweepstakes business of LDC but are not otherwise tied to any other assets or equity instruments of LDC or the Company, the Company presents these Digital Securities and related Net Raffle Revenue as additional paid in capital on the Balance Sheet as permitted under Topic 505 Equity (“ASC 505”). See Footnote 10.

Common Stock Warrants

From July 2015 to January 2018, the Company entered into warrant agreements to issue an aggregate of 190,749 shares of Common Stock to several third parties at prices ranging from $0.18 — $2.01 per share. All stock warrants are treated as equity instruments. As of December 31, 2020 and 2019, the warrants are fully vested and exercisable with a weighted average remaining life of 4.8 years.

The fair value of the warrants granted during the years ended December 31, 2020 and 2019 were established using the Black Scholes option pricing model utilizing the following assumptions:
	As of December 31,
	2020	2019
Dividend yield	0.0%	0.0%
Risk-free interest rate	1.0%	1.0%
Expected term	5 years	5 years
Volatility	52.6%	52.6%

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

7.      Stockholders’ Equity (cont.)

The Company did not incur any expense for the years ended December 31, 2020 and 2019, respectively.

Beneficial Conversion Feature — Convertible Debt

As detailed in Note 6 — Notes Payable, the Company issued two series of convertible debt which resulted in the recognition of the beneficial conversion features contained within both of the instruments. The Company recognized the proceeds allocable to the beneficial conversion feature as additional paid-in capital and a corresponding debt discount which is reflected in the accompanying audited consolidated Statements of Equity. The Company recognized beneficial conversion feature of $1,405,341 and $717,866 for the years ended December 31, 2020 and 2019, respectively.

8.      Stock Based Compensation

2015 Option Plan

Under the 2015 Plan, incentive stock options may be granted at a price not less than fair market value of the common stock (110% of fair value to holders of 10% or more of voting stock). If the Common Stock is at the time of grant listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange, as such price is officially quoted in the composite tape of transactions on such exchange and published in The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists. If the Common Stock is at the time neither listed on any Stock Exchange, then the Fair Market Value shall be determined by the Board of Directors or the Committee acting in its capacity as administrator of the Plan after taking into account such factors as the Plan Administrator shall deem appropriate. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed Four Hundred Fifty Thousand (450,000). Options are exercisable over periods not to exceed 10 years (five years for incentive stock options granted to holders of 10% or more of voting stock) from the date of grant. Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more instalments over the Participant’s period of Service or upon attainment of specified performance objectives. The Plan Administrator may not impose a vesting schedule upon any option grant or the shares of Common Stock subject to that option which is more restrictive than twenty percent (20%) per year vesting, with the initial vesting to occur not later than one (1) year after the option grant date. However, such limitation shall not be applicable to any option grants made to individuals who are officers of the Corporation, non-employee Board members or independent consultants.

Employee Stock Based Compensation

The fair value of the options granted to employees during the years ended December 31, 2020 and 2019 were established using the Black Scholes option pricing model utilizing the following assumptions:
	As of December 31,
	2020	2019
Dividend yield	0.0%	0.0%
Risk-free interest rate	2.8%	2.8%
Expected term	6 years	6 years
Volatility	38.1%	38.1%

The expected term of the options is based on the average period the stock options are expected to remain outstanding calculated as the midpoint of the options’ vesting term, and contractual expiration period, as the Company did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behaviour. The expected stock price volatility assumptions

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

8.      Stock Based Compensation (cont.)

for the Company’s stock options during the years ended December 31, 2020 and 2019 were determined by examining the historical volatilities for industry peers, as the Company did not have any trading history for its common stock. The risk-free interest rate assumption is based on U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts.

Non-employee Stock Based Compensation

The fair value of the options granted to non-employees during the years ended December 31, 2020 and 2019 were established using the Black Scholes option pricing model utilizing the following assumptions:
	As of December 31,
	2020	2019
Dividend yield	0.0%	0.0%
Risk-free interest rate	2.8%	2.8%
Expected term	10 years	10 years
Volatility	49.6%	49.6%

The following table shows stock option activity for the years ended December 31, 2020 and 2019:
	Shares Available for Grant	Outstanding Stock Awards	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life (years)
Balance, January 1, 2019	13,194	436,806	$0.85	7.4
Forfeited	35,000	(35,000)	$(1.62)
Balance, December 31, 2019	48,194	401,806	$0.85	6.4
Forfeited	6,250	(6,250)	$(2.01)
Balance, December 31, 2020	54,444	395,556	$0.83	5.4
Exercisable, December 31, 2020	—	331,285	$1.15	5.5

Stock based compensation expense related to the employee options was $9,417 and $10,083 for the years ended December 31, 2020 and 2019, respectively. Stock based compensation expense related to the non-employee options was $6,682 and $12,444 for the years ended December 31, 2020 and 2019, respectively. No income tax benefit has been recognized related to the stock based compensation expense and no tax benefits have been realized from the exercised stock options. As of December 31, 2020, unrecognized stock-based compensation associated with stock options amounted to $10,078. These costs are expected to be recognized over a weighted-average period of 1.17 years for the stock options awards.

9.      Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share:
	For the Years Ended December 31,
	2020	2019
Net loss attributable to common stockholders	$(5,812,663)	$(10,836,586)
Basic and dilutive weighted average outstanding shares of common stock	5,158,607	5,158,607
Basic and diluted net loss per share of common stock	$(1.13)	$(2.10)

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

9.      Loss Per Share (cont.)

As of December 31, 2020, the Company excluded 395,556 of stock options and 190,749 of warrants from the computation of diluted net loss per share since the intrinsic value of these instruments was zero with the effect being anti-dilutive. As of December 31, 2019, the Company excluded 401,806 of stock options and 190,749 of warrants from the computation of diluted net (loss) per share since the intrinsic value of these instruments was zero with the effect being anti-dilutive.

10.    Income Taxes

Income tax expense (benefit) was as follows:
	2020	2019
Current Expense
Federal	—	—
State	—	—
Deferred Expense
Federal	(634,276)	(1,912,012)
State	—	—
Change in Valuation Allowance	634,276	1,912,012
Total	—	—

Effective tax rates applied to income before income taxes as follows:
	2020	2019
Taxes at Statutory Rate (21%)	(993,725)	(2,074,756)
Change in Valuation Allowance	634,276	1,921,012
Permanent Differences	359,450	153,728
Other	—	17
Income Taxes	—	—

Year-end deferred tax assets and liabilities were due to the following:
	2020	2019
Deferred Tax Assets
R&D Tax Credit	19,540	19,540
Fixed Assets	217,288	95,151
Charitable Contribution C/F	105,000	—
Net Operating Losses	12,916,634	12,509,493
Total	13,258,462	12,624,184

Deferred Tax Liabilities
Fixed Assets	—	—
Total	—	—

Valuation Allowance	(13,258,462)	(12,624,184)

Net Deferred Tax Asset	—	—

Realization of deferred tax assets associated with the net operating loss carry forwards is dependent upon generating sufficient taxable income prior to their expiration. A valuation allowance to reflect management’s estimate of the temporary deductible differences that may expire prior to their utilization has been recorded at year-end.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

10.    Income Taxes (cont.)

As of December 31, 2020, the Company had federal net operating loss carry forwards of approximately $61.5 million which expire at various dates from 2035 to indefinite expiration pursuant to the Coronavirus Aid, Relief, and Economic Security Act (CARES Act). Specifically, $37.8 million of the net operating loss carry forward is subject to indefinite carry forward under the CARES Act. The net operating loss carry forwards will be subject to IRC 382 limitations.

11.    Commitments and Contingencies

Indemnification Agreements

The Company enters into indemnification provisions under its agreements with other entities in its ordinary course of business, typically with business partners, customers, landlords, lenders and lessors. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities or, in some cases, as a result of the indemnified party’s activities under the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2020 and 2019.

Digital Securities

In 2018, the Company commenced the LDC Offering involving the sale, offering and issuance of up to 285 million of Digital Securities. The Digital Securities do not have any voting rights, redemption rights, or liquidation rights, nor are they tied in any way to other equity securities of LDC or the Company nor do they otherwise hold any rights that a holder of equity securities of LDC or the Company may have or that a traditional holder of equity securities may have, and the Company may repurchase the Digital Securities at a future date. Rather, each of the holders of the Digital Securities has a pro rata right to receive 7% of the Net Raffle Revenue of LDC. If the Net Raffle Revenue is zero for a given period, holders of the Digital Securities are not eligible to receive any cash distributions from any raffle sweepstakes of LDC for such period. For the years ended December 31, 2020, the Company incurred an obligation and satisfied its obligation to pay and distribute an aggregate amount of approximately $19,000 to holders of the outstanding Digital Securities, and for the year ended December 31, 2020, no Net Raffle Revenue was generated and, therefore, there was no obligation of the Company to make any distributions to holders of outstanding Digital Securities.

Leases

The Company leases office space in Spicewood, Texas which expires January 21, 2022. For the years ended December 31, 2020 and 2019, the Company’s rent expense was $49,202 and $283,003, respectively.

As of December 31, 2020, the scheduled future minimum lease payments are as follows:

Amount
Years ending December 31,
2021	32,533
2022	22,898
2023	3,450
$55,431

Litigation and Other Loss Contingencies

As of December 31, 2020, there were no pending proceedings that are deemed to be materially detrimental. The Company is a party to legal proceedings in the ordinary course of its business. The Company believes that the nature of these proceedings is typical for a company of its size and scope.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

12.    Related Party Transactions

The Company has entered into transactions with related parties. The Company regularly reviews these transactions; however, the Company’s results of operations may have been different if these transactions were conducted with nonrelated parties.

During the year ended December 31, 2020, the Company entered into borrowing arrangements with the individual founders to provide operating cash flow for the Company. As of December 31, 2020, the Company recorded payables associated with these borrowings in the amount of $13,000.

During the year ended December 31, 2020, the Company entered into a services agreement with Master Goblin Games, LLC (“Master Goblin”), an entity wholly owned by Ryan Dickinson, an officer of the Company (the “Service Agreement”). Master Goblin is or will be a sales agent or retailer licensed by state lottery authorities to sell lottery games to the general public within each U.S. jurisdiction in which it operates. Pursuant to the Services Agreement, the Company acquires lottery games as requested by users in certain jurisdictions from Master Goblin in such jurisdiction. The Service Agreement is non-exclusive and is a convenience to the Company’s operations. The Company does and may use any number of retail partners to facilitate such acquisitions. In consideration of Master Goblin’s services under the Service Agreement, the Company has agreed to payment, reimbursement and indemnity of certain initial and as-incurred expenses to a contractually capped limit, subject to offset by any of Master Goblin’s positive net income attributable on a per location basis, and otherwise purchases lottery games from Master Goblin without mark-up or administrative fee. As of March 31, 2021, the Company recorded payables associated with these borrowings in the amount of $4,699.

Pursuant to the Service Agreement, Master Goblin is authorized and approved by the Company to incur up to $100,000 in initial expenses per location for the commencement of operations at each location, including, without limitation, tenant improvements, furniture, inventory, fixtures and equipment, security and lease deposits, and licensing and filing fees. Similarly, pursuant to the Service Agreement, during each month of operation, Master Goblin is authorized to submit to the Company for reimbursement on-going expenses of up to $5,000 per location for actually incurred lease expenses. The initial expenses are submitted by Master Goblin to the Company upon Master Goblin securing a lease and leases are only secured by Master Goblin in any location upon request of the Company. Such initial expenses are recorded by the Company as lease obligations. On-going expenses are submitted by Master Goblin to the Company on a monthly basis, subject to offset, and are recorded by the Company as an expense. To the extent Master Goblin has a positive net income in any month, exclusive of the sale of lottery games, such net income reduces or eliminates such reimbursable expenses for that month.

13.    Subsequent Events

Management has evaluated subsequent events through September 17, 2021, which is the date the financial statements were available to be issued.

On February 22, 2021, the Company entered into a definitive agreement and plan of merger for a business combination with Trident Acquisitions Corp (Trident) . Prior to the execution of the definitive agreement, in February 2021, the Series B Convertible Debt conversion agreements were revised to include restructuring of Series B Convertible Debt conversion actions to be in effect immediately prior to the consummation of a transaction with Trident Acquisitions Corp. Immediately prior to the consummation of the transaction and without any further action by the noteholder, the outstanding principal amount of the notes and any unpaid accrued interest will automatically convert in whole into shares of common stock of the Company.

In February 2021, the Company terminated an agreement with Playsino Inc. to pursue a business combination with Trident. The terminated agreement had a surviving software agreement for which the Company issued Series B notes to Playsino Inc. amounting to $12.45 million in connection with the surviving software agreement. The cost of these software agreement will be amortized on the straight-line method over its estimated useful life of five years.

AutoLotto, Inc. Notes to the Consolidated Financial Statements December 31, 2020 and 2019

13.    Subsequent Events (cont.)

On February 20, 2021, the Company purchased the domain name sports.com. The total purchase price for the unlimited use of the domain name was $6,000,000 which was partially paid in cash of $3,000,000 and the balance was paid by issuing Series B convertible debt of $3,000,000.

From February to August, 2021, the Company issued additional Series B Convertible Notes in the amount of $23,428,733 with an interest rate of 8% and due upon maturity date of no later than May, 2023. All additional terms are consistent with the current Series B Convertible Notes outstanding.

In June, 2021, the Company acquired 100% of the equity of Global Gaming Enterprises, Inc., a Delaware corporation, which holds 80% of the equity of Medios Electronicos Y de Comunicacion, S.A.P.I de C.V. (“Aganar”) and JuegaLotto, S. de C.V. (“JuegaLotto”). Aganar operates in the licensed iLottery market in Mexico and is licensed to sell Mexican National Lottery draw games, instant win tickets, and other games of chance online with access to a federally approved online casino and sportsbook gaming license. JeugaLotto is federally licensed by the Mexico authorities to sell international lottery games in Mexico through an authorized federal gaming portal and is licensed for games of chance in other countries throughout Latin America.

On August 24, 2021, the PPP Loan, in the amount of $493,225 was forgiven by the SBA. The Company will record the full amount as other income related to the forgiveness of the PPP Loan.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.

Securities and Exchange Commission registration fee		$59,252.51
Accounting fees and expenses		*
Legal fees and expenses		*
Financial printing and miscellaneous expenses		*
Total	$	*

____________

*        Estimates not currently known

Item 14. Indemnification of Directors and Officers.

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, Lottery.com’s charter provides that a director will not be personally liable to Lottery.com or Lottery.com’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Lottery.com or Lottery.com’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Lottery.com’s bylaws provides that it will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

Lottery.com has entered into indemnification agreements with each of its current directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require Lottery.com, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Lottery.com’s charter provides for indemnification of Lottery.com’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and Lottery.com’s bylaws provide for indemnification of Lottery.com’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statements.

(a) Exhibits

Exhibit No.	Description
2.1

Business Combination Agreement, dated as of February 21, 2021, by and among Trident Acquisitions Corp., Trident Merger Sub II Corp., and AutoLotto, Inc. (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K, filed by Lottery.com with the SEC on February 23, 2021).

3.1

Second Amended and Restated Certificate of Incorporation of Lottery.com Inc. (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by Lottery.com with the SEC on November 4, 2021).

3.2	Amended and Restated Bylaws of Lottery.com Inc. (incorporated by reference to Exhibit 3.2 of the Current Report on Form 8-K filed by Lottery.com with the SEC on November 4, 2021).
4.1

Warrant Agreement, dated as of May 29, 2018, between TDAC and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K, filed by Lottery.com with the SEC on June 4, 2018).

5.1*	Opinion of White & Case LLP as to the validity of the shares of Common Stock to be registered.
10.1

Letter Agreement among Trident Acquisitions Corp., Trident Acquisitions Corp.’s officers, directors and stockholders (incorporated by reference to Exhibit 10.2 to Amendment No. 2 to the Registration Statement on Form S-1/A (File No. 333-223655) filed by Lottery.com with the SEC on May 21, 2018).

10.2

Stock Escrow Agreement between Trident Acquisitions Corp., Continental Stock Transfer & Trust Company and the initial stockholders of Trident Acquisitions Corp (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K, filed by Lottery.com with the SEC on June 4, 2018).

10.3

Employment Agreement, dated as of February 21, 2021, by and between Lawrence Anthony DiMatteo III and AutoLotto, Inc. (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed by Lottery.com with the SEC on November 4, 2021).

10.4

Employment Agreement, dated as of February 21, 2021, by and between Matthew Clemenson and AutoLotto, Inc. (incorporated by reference to Exhibit 10.4 of the Current Report on Form 8-K filed by Lottery.com with the SEC on November 4, 2021).

10.5

Employment Agreement, dated as of February 21, 2021, by and between Ryan Dickinson and AutoLotto, Inc. (incorporated by reference to Exhibit 10.5 of the Current Report on Form 8-K filed by Lottery.com with the SEC on November 4, 2021).

10.6	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.6 of the Current Report on Form 8-K filed by Lottery.com with the SEC on November 4, 2021).
10.7	Lottery.com 2021 Incentive Plan (incorporated by reference to Exhibit 10.7 of the Registration Statement on Form S-4 (Reg. No. 333-257734), filed by Lottery.com with the SEC on October 5, 2021).
10.8	AutoLotto, Inc. 2015 Stock Option/Stock Issuance Plan (incorporated by reference to Exhibit 10.8 of the Current Report on Form 8-K filed by Lottery.com with the SEC on November 4, 2021).
10.9

Form of Restricted Stock Award Agreement under the AutoLotto, Inc. 2015 Stock Option/Stock Issuance Plan (incorporated by reference to Exhibit 10.9 of the Current Report on Form 8-K filed by Lottery.com with the SEC on November 4, 2021).

10.10

Services Agreement, dated as of March 10, 2020, by and between AutoLotto, Inc. and Master Goblin Games LLC (incorporated by reference to Exhibit 10.8 of the Registration Statement on Form S-4 (Reg. No. 333-257734), filed by Lottery.com with the SEC on October 5, 2021).

10.11

Amendment No. 1 to Services Agreement, dated as of June 28, 2021, by and between AutoLotto, Inc. and Master Goblin Games LLC (incorporated by reference to Exhibit 10.9 of the Registration Statement on Form S-4 (Reg. No. 333-257734), filed by Lottery.com with the SEC on October 5, 2021).

Exhibit No.	Description
10.12

Investor Rights Agreement, dated as of October 29, 2021, by and among Lottery.com Inc., AutoLotto, Inc. and the security holders party thereto (incorporated by reference to Exhibit 10.12 of the Current Report on Form 8-K filed by Lottery.com with the SEC on November 4, 2021).

10.13

Initial Stockholder Forfeiture Agreement, dated as of October 29, 2021, by and among Lottery.com Inc., AutoLotto, Inc. and the security holders party thereto (incorporated by reference to Exhibit 10.13 of the Current Report on Form 8-K filed by Lottery.com with the SEC on November 4, 2021).

21.1	List of Subsidiaries of Lottery.com Inc. (incorporated by reference to Exhibit 21.1 of the Current Report on Form 8-K filed by Lottery.com with the SEC on November 4, 2021).
23.1*	Consent of Armanino LLP, independent registered public accounting firm of AutoLotto, Inc.
23.2*	Consent of White & Case LLP (included in Exhibit 5.1 hereto).
24.1*	Power of Attorney (included on signature page to the registration statement).
101.INS*	Inline XBRL Instance Document.
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

____________

*        Filed herewith.

†        Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

Item 17. Undertakings.

The undersigned registrant, hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on November 18, 2021.

LOTTERY.COM INC.
By:	/s/ Lawrence Anthony DiMatteo III
Name:	Lawrence Anthony DiMatteo III
Title:	Chairperson and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Ryan Dickinson and Kathryn Lever, and each of them, their true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for and in their name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Lawrence Anthony DiMatteo III	Chairperson and Chief Executive Officer	November 18, 2021
Lawrence Anthony DiMatteo III	(Principal Executive Officer)
/s/ Matthew Clemenson	Chief Commercial Officer and Director	November 18, 2021
Matthew Clemenson
/s/ Ryan Dickinson	Acting Chief Financial Officer, Chief Operating Officer, President and Treasurer	November 18, 2021
Ryan Dickinson	(Principal Financial Officer)
/s/ Lisa Borders	Director	November 18, 2021
Lisa Borders
/s/ Steven Cohen	Director	November 18, 2021
Steven Cohen
/s/ Joseph Kaminkow	Director	November 18, 2021
Joseph Kaminkow
/s/ Richard Kivel	Director	November 18, 2021
Richard Kivel